As filed with the U.S. Securities and Exchange Commission on June 3, 2025.
Registration No. 333-286059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ategrity Specialty Holdings LLC*
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	82-4925734 (I.R.S. Employer Identification Number)
9 West 57th Street, 33rd Floor, New York, NY 10019
Telephone: (212) 509-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Justin Cohen
Chief Executive Officer
9 West 57th Street, 33rd Floor, New York, NY 10019
Telephone: (212) 509-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc D. Jaffe Erika L. Weinberg Gary D. Boss Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200	Eric Crespolini Ategrity Specialty Holdings LLC 9 West 57th Street, 33rd Floor, New York, NY 10019 Telephone: (212) 509-1600	Dwight S. Yoo Elena M. Coyle Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000

Approximate date of commencement of proposed sale to the public:   As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

* Ategrity Specialty Holdings LLC will be converted to a Nevada corporation named Ategrity Specialty Insurance Company Holdings prior to the consummation of this offering.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted
Subject to completion, dated June 3, 2025
Preliminary prospectus
6,666,667 shares
Common stock
This is the initial public offering of shares of common stock of Ategrity Specialty Insurance Company Holdings. We are offering 6,666,667 shares of common stock in this offering.
Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is estimated to be between $14.00 and $16.00 per share. We have applied to list our common stock on the New York Stock Exchange (the “NYSE”) under the symbol “ASIC.” The listing will be subject to the approval of our application.
We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012, and, as such, have elected to comply with certain reduced public company reporting requirements for this registration statement and may do so in future filings. See “Prospectus summary—Implications of being an emerging growth company.”
Upon completion of this offering, Zimmer Financial Services Group LLC (“ZFSG”) will continue to own more than a majority of the voting power of our shares of common stock eligible to vote in the election of our directors. As a result, we will be a “controlled company” as defined under the corporate governance rules of NYSE and will be exempt from certain corporate governance requirements of such rules. See “Management—Director independence and controlled company exemption.”
Investing in our common stock involves risks. See “Risk factors” beginning on page 19 to read about factors you should consider before purchasing shares of our common stock.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$
(1) See “Underwriting” for a description of compensation to be paid to the underwriters.
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 7% of the shares offered by this prospectus, excluding the additional shares that the underwriters have an option to purchase, for sale to certain of our employees, certain of our directors and certain other parties. See “Underwriting—Directed Share Program.”
We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional 1,000,000 shares of our common stock from us at the initial public offering price less the underwriting discounts and commissions to cover over-allotments.
The underwriters expect to deliver the shares of common stock through the book-entry facilities of the Depository Trust Company on or about       , 2025.
J.P. Morgan		Barclays
Citigroup	TD Securities	Wells Fargo Securities
                 , 2025

About this prospectus
Market and industry data
In this prospectus, we present certain market and industry data. This information is based on third-party sources which we believe to be reliable. We have not independently verified any third-party information. Forecasts and projections are based on historical market data, other publicly available information, our knowledge of our industry, and assumptions based on such information and knowledge. These forecasts and projections have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Forward-looking statements.”
Trademarks and service marks
Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks, service marks, and trade names are referred to in this prospectus without the SM and ® symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to their trademarks, service marks, and trade names.
Non-GAAP financial measures
This prospectus contains certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Under U.S. securities laws, these measures are called “non-GAAP financial measures.” We believe that certain non-GAAP financial measures provide investors in our common stock with additional useful information in evaluating our performance. Management believes that excluding certain items that are not indicative of core performance assists in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are limitations related to the use of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures.
We use the following non-GAAP financial measures throughout this prospectus as defined below:
•
Underwriting income is defined as income before income taxes excluding the impact of net investment income, net realized and unrealized gains (losses) on investments, other income, interest expense, and other expenses (which include expenses related to corporate activities and expenses recorded by us in anticipation of this offering).

•
Adjusted net income attributable to members is defined as net income attributable to members excluding certain non-operating expenses, which include expenses recorded by us in anticipation of this offering.

•
Adjusted return on members’ equity is defined as adjusted net income attributable to members expressed as a percentage of average beginning and ending members’ equity during the period.

For a reconciliation of such measures to their most directly comparable GAAP financial measures, see “Management’s discussion and analysis of financial condition and results of operations—Reconciliation of non-GAAP financial measures.”

i

Glossary
The following are abbreviations and definitions of certain insurance, reinsurance, financial, and other terms used in this prospectus.
Absolute Return MidCap Fund—ZP Master MidCap Fund, Ltd., a Cayman Islands exempted company.
Absolute Return Utility & Infrastructure Fund—ZP Master Utility Fund, Ltd., a Cayman Islands exempted company.
Admitted insurer—An insurer that has received a license or certificate of authority from a state regulatory authority to sell insurance in that state. Admitted insurers are subject to various state laws that govern organization, capitalization, policy forms, premium rate approvals, and claims handling.
A.M. Best—A.M. Best Company, Inc., a rating agency and publisher for the insurance industry.
Ategrity Ltd—Our Bermuda-regulated reinsurance subsidiary, Ategrity Specialty Insurance Limited, a Bermuda exempted company (formerly known as Sequentis Reinsurance Company Limited) and wholly-owned indirect subsidiary of the Company.
Ategrity Specialty—Our Delaware-regulated insurance subsidiary, Ategrity Specialty Insurance Company, a Delaware corporation and wholly-owned direct subsidiary of the Company. Ategrity Specialty is licensed in the State of Delaware to transact certain lines of property and casualty insurance and is eligible or approved to write surplus lines in 48 states and the District of Columbia.
BMA—Bermuda Monetary Authority.
Combined ratio—The sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.
Commission—The fee paid to an agent or a broker for placing insurance or reinsurance, generally determined as a percentage of the written premium.
Distribution partners—Intermediaries with whom we have strategic partnerships, such as agents, brokers, or digital platforms, that help us reach and serve consumers more effectively. We count our distribution partners as our individual commercial relationships based on the unique producer code assigned to such distribution partner.
ES Requirements—The Economic Substance Act 2018 and the Economic Substance Regulations 2018.
Excess and surplus lines (“E&S”)—Lines of insurance which are generally unavailable from admitted insurers due to perceived risk related to the insured’s business and which, consequently, are placed by surplus lines agents or brokers with insurers that are not admitted in the subject jurisdiction. E&S insurance policies generally are not subject to regulations governing premium rates or policy language.
Excess of loss—A type of reinsurance that indemnifies the reinsured against all, or a specified portion of, losses on underlying insurance policies in excess of a specified amount, which is called an “attachment level” or “retention.” Excess of loss reinsurance may be written in multiple layers, in which, on any given layer, a reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears credit risk to the reinsurers.
Expense ratio—The ratio, expressed as a percentage, of underwriting, acquisition, and insurance expenses less fee income to net premiums earned.
Facultative reinsurance—Facultative reinsurance is a specific reinsurance policy for which terms can be negotiated by the insurer and reinsurer on a risk-by-risk basis, rather than as to a group or class of business.

Feeder Fund—ZP Utility Fund, LP, a Delaware limited partnership. The Feeder Fund operates as a feeder fund in a “master-feeder” structure, in which the Feeder Fund invests substantially all of its assets in the Absolute Return Utility & Infrastructure Fund.
Financial strength rating—The opinion of rating agencies regarding the financial ability of an insurance or reinsurance company to meet its financial obligations under its policies.
GAAP—Generally accepted accounting principles in the United States.
General Partners—The MidCap General Partner and the Utility General Partner.
Gross written premiums—Total premiums recorded on the books of an insurer at the time an insurance policy is issued, before deductions for premiums on ceded reinsurance.
Hard market—An insurance market generally driven by a shortage of underwriting capacity whereby coverage is harder to place, resulting in elevated rates and premiums.
Incurred but not yet reported (“IBNR”) reserves—Loss reserves for estimated losses which have been incurred but not yet reported to the insurer.
Incurred losses—The total losses sustained by an insurance company under a policy or policies, whether paid or unpaid. Incurred losses include a provision for claims that have occurred but have not yet been reported to the insurer.
Investment Manager—Zimmer Partners, LP, a Delaware limited partnership and the investment manager of the Absolute Return Utility & Infrastructure Fund, the Absolute Return MidCap Fund, and our fixed income portfolios. The Investment Manager is registered with the SEC as a registered investment advisor under the Investment Advisors Act of 1940. The Investment Manager is an entity affiliated with and controlled by ZFSG.
IRIS—NAIC Insurance Regulatory Information System, which is a collection of analytical tools designed to provide state insurance regulators with an integrated approach to screening and analyzing the financial condition of insurance companies operating in their respective states.
Limited Partnership Agreements—The MidCap Limited Partnership Agreement and the Utility Limited Partnership Agreement.
Limited Partnerships—The MidCap Limited Partnership and the Utility Limited Partnership.
Long-tail—Losses that usually have a longer delay between the occurrence of a loss and the time the loss is reported. Casualty losses are generally longer tailed.
Loss ratio—The ratio, expressed as a percentage, of losses and loss adjustment expenses to net premiums earned.
Loss adjustment expenses—The expenses of settling claims, including legal and other fees, and the portion of general expenses allocated to claim resolution.
Losses and loss adjustment expenses—Liabilities established by insurers to reflect the estimated cost of claims payments that the insurer will ultimately be required to pay with respect to insurance it has written. Reserves are established for losses and for loss adjustment expenses and consist of case reserves and IBNR reserves.
MidCap General Partner—ZP MidCap GP, LLC, a Delaware limited liability company and the general partner of the MidCap Limited Partnership. The MidCap General Partner is an entity affiliated with and controlled by ZFSG.
MidCap Limited Partnership—ZP MidCap Fund, L.P., a Delaware limited partnership. The MidCap Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the MidCap Limited Partnership invests substantially all of its assets in the Absolute Return MidCap Fund. As of January 1, 2025, the Company and its subsidiaries own 17.1% of the limited partnership interest in the MidCap Limited Partnership.

MidCap Limited Partnership Agreement—The Amended and Restated Limited Partnership Agreement dated July 1, 2020, among the MidCap General Partner, as general partner, and the other limited partners thereof, to which we and Ategrity Ltd acceded by way of a subscription agreement on January 1, 2025.
National Association of Insurance Commissioners (“NAIC”)—A voluntary organization of state insurance officials that promulgates model laws regulating the insurance industry, values securities owned by insurers, develops and modifies insurer financial reporting statements and insurer performance criteria, and performs other services with respect to the insurance industry.
Net premiums earned—The portion of net written premiums that is recognized for accounting purposes as income during a period.
Net written premiums—Gross written premiums for a given period less premiums ceded to reinsurers during such period.
Non-admitted market—The insurance market of companies not licensed to transact the business of insurance in a particular U.S. jurisdiction. A non-admitted company is permitted to issue insurance policies only in accordance with an exemption from the jurisdiction’s insurance licensing laws, for example, through an E&S lines broker licensed in that jurisdiction, or to issue policies “self-procured” by the insured or its broker from the insurer outside the jurisdiction of the insured.
Probable maximum loss (“PML”)—The maximum amount of loss that we would expect to incur on a policy or collection of policies under ordinary circumstances, based on computer modeling and actuarial techniques.
Productionized Underwriting—Our term for the technology-driven method of standardizing, simplifying, and automating our transaction process.
Reinsurance—The practice whereby one party, called the reinsurer, in consideration of a premium paid to it, agrees to indemnify another party, called the reinsured, for part or all of the liability assumed by the reinsured under a policy or policies of insurance which it has issued. The reinsured may be referred to as the original or primary insurer, the direct writing company or the ceding company.
Reinsurer—An insurer that agrees to indemnify another insurer against all or part of a loss which the latter may incur under a policy or policies it has issued.
Retention—The amount or portion of risk which an insurer or reinsurer retains or assumes for its own account. Losses, or a portion thereof, in excess of the retention level are paid by the reinsurer or a retrocessionaire. In proportional treaties, the retention may be a percentage of the original policy’s limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio, or a percentage.
Return on members’ equity—Net income attributable to members expressed as a percentage of average beginning and ending members’ equity during the period.
SAP—Those statutory accounting principles and practices which provide the framework for the preparation of insurance company financial statements and the recording of transactions, in accordance with the rules and procedures adopted by regulatory authorities, generally emphasizing solvency considerations rather than a going-concern concept of accounting.
Short-tail—Losses that are usually known and reported within a relatively short period of time after the underlying loss event has occurred. Property losses are generally short tailed.
Soft market—Insurance markets characterized by a stable or excessive supply of underwriting capacity, resulting in flat or declining rates or premiums.
Specialty P&C market—Although no standard definition for the specialty market exists, Standard & Poor’s Ratings Services indicates that the following lines of business or exposure profiles exemplify the space: high-hazard or nonstandard insurance, niche market segments, tailored underwriting, and both admitted and E&S lines.

Many specialty insurers offer both admitted and E&S products, depending on the market conditions and regulatory requirements. Admitted product rates and policy forms are highly regulated and coverage tends to be standardized, while E&S products and policies have freedom of rate and form and can be highly customized.
Statutory surplus—Total admitted assets less total liabilities, as determined in accordance with SAP.
Submission—An application for insurance coverage received by a direct insurer from a prospective policyholder or its broker acting for consideration in connection with possible issuance of an insurance policy by that insurer.
Underwriting—The insurer’s process of reviewing applications submitted for the insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.
Underwriting expenses—The aggregate of policy acquisition costs, including commissions, and the portion of administrative, general, and other expenses attributable to underwriting operations.
Unearned premiums—The portion of a premium representing the unexpired portion of the contract term as of a certain date.
Utility & Infrastructure Investments—Our managed investments in yield-oriented securities in lower-volatility sectors such as utilities, pipelines, infrastructure, and real estate. These investments currently consist of an allocation to each of the Absolute Return Utility & Infrastructure Fund and the Absolute Return MidCap Fund.
Utility General Partner—ZP Utility Insurance GP, LLC, a Delaware limited liability company and the general partner of the Utility Limited Partnership. The Utility General Partner is an entity affiliated with and controlled by ZFSG.
Utility Limited Partnership—ZP Utility Insurance Fund, L.P., a Delaware limited partnership. The Utility Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the Utility Limited Partnership invests substantially all of its assets in the Absolute Return Utility & Infrastructure Fund. The Company and its subsidiaries owned 100% of the limited partnership interest in the Utility Limited Partnership.
Utility Limited Partnership Agreement—The Amended and Restated Limited Partnership Agreement dated April 1, 2018, among us, Ategrity Specialty and Ategrity Ltd, as limited partners, and the Utility General Partner.
Wholesale agent—An intermediary who negotiates contracts of insurance between retail agents and insurance companies, receiving a commission for placement and other services rendered.
Wholesale broker—An intermediary who negotiate contracts of insurance between retail agents and brokers and insurance companies, receiving a commission for placement and other services rendered.
ZFSG—Zimmer Financial Services Group LLC, a Delaware limited liability company.
ZIS—Zimmer Insurance Services LLC, a Delaware limited liability company.
ZTG—Zimmer Technology Group LLC, a Delaware limited liability company.
Other considerations
You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. Our business, financial condition, results of operations, and prospects may have changed since that date. Information contained on our website is not part of this prospectus.

v

No action is being taken in any jurisdiction outside the United States to permit a public offering of shares of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Prospectus summary
This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read this entire prospectus carefully, including the sections entitled “Risk factors,” “Forward-looking statements,” “Management’s discussion and analysis of financial condition and results of operations,” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. References in this prospectus to the “Company,” “Ategrity,” “we,” “us,” and “our” are to Ategrity Specialty Holdings LLC (which will be converted to a Nevada corporation named Ategrity Specialty Insurance Company Holdings prior to the consummation of this offering) and its subsidiaries, unless the context otherwise requires.
Our company
Who we are
We are a profitable and growing specialty insurance company dedicated to providing excess and surplus (“E&S”) products to small to medium-sized businesses (“SMBs”) across the United States. We have built a proprietary underwriting platform that combines sophisticated data analytics with automated and streamlined processes to efficiently serve our clients and deliver long-term value to our stockholders. The SMB market is characterized by large volumes of small-sized policies, and we believe our competitive edge lies in our ability to offer consistent, high-speed, and low-touch interactions that our distribution partners value. This advantage stems from our technology-driven method of standardizing, simplifying, and automating our transaction process, which we call productionized underwriting.
We target industry verticals where we have deep expertise and develop data-driven insights to gain a competitive advantage. We leverage our expertise and our efficient underwriting platform to deliver tailored insurance products and customized services that meet the needs of our distribution partners. We believe the universe of distributors in the SMB segment of the E&S market is rapidly shifting toward agents and brokers who were raised in the digital age. These digital-native and tech-savvy distribution partners expect real-time, frictionless insurance transactions that mirror the seamless experiences they encounter in their daily lives. In an industry where insurance applications are often submitted via email with slow response times, we have designed a technology-driven underwriting process that addresses our distribution partners’ demands for rapid, high-quality interactions. Our strong value proposition has contributed to a growing network of 512 distribution partners as of March 31, 2025, which provides us with increased transaction opportunities and diversified sources of business. Our fully integrated claims management function is designed to enable us to resolve claims efficiently and effectively. We take an active approach to risk management through real-time performance analytics, rigorous risk aggregation monitoring, and robust reinsurance protection aimed at minimizing volatility and generating consistent underwriting results.
We have grown our business substantially while generating attractive underwriting results. For the three months ended March 31, 2025, we wrote $116.1 million in gross written premiums, an increase of $34.5 million, or 42.3% compared to the three months ended March 31, 2024. Our combined ratio for the three months ended March 31, 2025, was 90.9%, a decrease of 3.3% from the three months ended March 31, 2024. Our members’ equity at March 31, 2025, was $426.8 million, an increase of $28.5 million (7.2%) from December 31, 2024. For the twelve months ended March 31, 2025, our return on members’ equity was 12.6%. For the year ended December 31, 2024, we wrote $437.0 million in gross written premiums, representing a compound annual growth rate of 28.4% over the last two years. Our combined ratio for the year ended December 31, 2024, was 93.9%, a decrease of 3.6% from the year ended December 31, 2023. Our members’ equity at December 31, 2024, was $398.3 million, an increase of $76.6 million (23.8%) from December 31, 2023. We believe that our productionized underwriting capabilities will continue to drive enhanced profitability as we continue to scale our business.

Productionized underwriting
Our company’s mission is to transform the E&S marketplace for SMBs through the power of productionized underwriting with precision, simplicity, and efficiency. When we entered the E&S industry, we found what we believe to be an under-served and inefficient marketplace that was hindered by inconsistent and antiquated processes of legacy insurance carriers. We also believe that many distribution partners and their end-clients were struggling with slow response times, unpredictable underwriting capacity, and subpar pricing, which we believe make the market ripe for technology and efficiency-driven disruption.
To address these challenges, we developed a technology-enabled underwriting process that we believe sets us apart in the E&S market. Our productionized underwriting approach combines rigorous technical underwriting with a highly efficient and centralized operating platform powered by advanced technology. This process begins with a deep understanding of our end-clients, the insurance policyholders. We intensely study the industry and geographical micro-segments in which our end-clients operate using sophisticated data analytics. We leverage these analytics to build quantitative risk models that shape our risk appetite and client targeting.
Furthermore, we aim to eliminate unnecessary complexity by standardizing our processes and automating key underwriting tasks, such as submission intake, risk classification, pricing, and documentation. This allows our underwriters to focus on high-value underwriting tasks and make timely and accurate decisions in a uniform manner. For each individual transaction opportunity, our underwriting models efficiently determine which components of the process can be automated. For simpler products with clearly identified risk characteristics, we can execute the entire underwriting process without human intervention. We believe our productionized underwriting approach generates consistent, efficient, and scalable processes that allow us to deliver differentiated value to our distribution partners without compromising accuracy and profitability.
How We Achieve Productionized Underwriting

Technical Underwriting

- Data-driven Risk Segmentation
- Clearly Defined Risk Appetite
- Intelligently Designed Products
- Uniform Underwriting Guidelines

Operating Platform

- Highly Efficient
- Centralized
- Powered by Advanced Technology

Enabling a Broad Market Reach

- Broad network of national, regional and independent relationships
- Digital-savvy brokers and agents
- Ease-of-use; quality, low-touch interactions

Our business
We offer property and casualty insurance solutions tailored to meet the needs of SMBs. Currently, the verticals that we focus on are Retail, Real Estate, Hospitality, and Construction. By leveraging deep fundamental research and advanced data analytics, we meticulously analyze the universe of potential insureds, stratify their risk characteristics by micro-segments, and quantify the perils they face. Once we have acquired a deep understanding of a specific market, we define target business profiles that match our risk appetite and design products that meet our end-clients’ needs.
For example, in our Hospitality vertical, one area of focus is the hotel and motel industry. We segment this industry into three primary subgroups: luxury hotels, mid-tier hotels, and budget motels. We then identify micro-segments such as boutique hotels, beachfront resorts, economy roadside motels, and extended-stay hotels. Each of these micro-segments presents a distinct risk profile, such as higher exposure to natural disasters for beachfront resorts or increased liability concerns for extended-stay hotels with more prolonged guest interactions. Another example of micro-segmentation in our Hospitality vertical is restaurants, where we classify businesses into casual dining, family restaurants, fine dining, diners, and buffet restaurants, among others. In our Real Estate, Construction and Retail verticals, we also categorize micro-segments based on applicable risk characteristics. We price and design products that are specifically tailored to cover the unique risks associated with each micro-segment. We believe our enhanced micro-segmentation of traditional industry classifications allows us to accurately identify and address homogeneous groups of risk, which provides us with a competitive underwriting advantage.
We offer commercial property, low-limit general liability, and management & professional liability products on both a primary basis and an excess basis. By targeting SMBs, we have built a portfolio of small premium size policies. Furthermore, we deliberately focus on underwriting risks with shorter loss-reporting tails and limited catastrophe risk. This reduces the volatility of our results and strengthens our ability to actively manage business risks. The following charts reflect the percentage of our gross written premiums by duration of risk, products, policy size, and vertical for twelve months ended March 31, 2025(1).
Premium by Risk Duration(1)	Premium by Product(1)

Premium by Policy Size(1)	Premium by Vertical(1)

(1) Based on policies written in twelve months ended March 31, 2025 derived from our internal systems.
We operate on a surplus lines basis in 48 states and the District of Columbia. For the year ended December 31, 2024, there were four states in which 5.0% or more of our gross written premiums were concentrated: California (21.0%), Florida (16.2%), Texas (12.8%), and New York (6.4%).
Our diversified and expansive distribution strategy centers around the principle of giving our distribution partners an efficient, consistent, and simplified way of doing business with us. The key to this is our single appointment contract, which gives our distribution partners access to all our channels, resulting in a greater flow of business per partner. We categorize our products as either Brokerage or Small Business. Brokerage is comprised of medium-sized accounts with limited-to-moderate complexity; Small Business is comprised of more standardized risks with smaller premium amounts and lower policy limits than Brokerage. Although wholesale brokers tend to focus on our Brokerage channel and wholesale agents on our Small Business channel, through our unified contract we can provide distribution partners with access to both, which increases our revenue opportunities. Another pillar of our distribution strategy is our rapid response times, enabled in part by our digital platform. For instance, in our Brokerage channel we use automation and risk-scoring models to accelerate the intake process and route transactions to the most efficient and optimal underwriting method. For our Small Business channel, our distribution partners use our cloud-based underwriting engine that automatically defines and manages data requirements, forms, pricing, and risk appetite.
We partner with technology-forward and innovative distribution partners who are leaders in their respective markets and choose us as their partner in this process. We have significantly invested in gaining access to a broader distribution network, increasing the number of agents and brokerage teams with whom we work from 180 distribution partners as of December 31, 2021 to 512 distribution partners as of March 31, 2025. Our in-house distribution team, which is focused on developing and maintaining our distributor relationships, diligently expands our network by onboarding new distribution partners who have books of business that match our risk appetite. We believe our distribution relationships are highly diversified and less concentrated than our E&S competitors, with the three largest wholesale distribution corporations in the United States representing 48% of our gross written premiums written for the year ended December 31, 2024. The following charts reflect the growth of our distribution partners as of March 31, 2025 and as of December 31 over the last three years, as well as our premiums by distribution channel for twelve months ended March 31, 2025:

Number of Distribution Partners	Premium by Channel(1)

(1) Based on policies written in twelve months ended March 31, 2025 derived from our internal systems.
We have a fully integrated internal claims management system that employs proactive strategies to manage claims thoughtfully and efficiently. Our internal claims team consists of specialized and experienced claims professionals, including lawyers, managers, and adjusters. Our claims team leverages our effective technology to process, analyze, and research incoming claims to rapidly determine each claim’s value and resolution path. We seek to settle valid claims expeditiously, but if we believe a claim may be frivolous, we thoroughly investigate it and, if needed, we challenge or litigate it. We use claims roundtables, a curated panel of third-party law firms, expense benchmarking systems, auditing procedures, and precise life-of-claim tracking to optimize outcomes for our insureds and stakeholders. We believe that our holistic and proactive approach, grounded in analytical conviction, allows us to act decisively and protect against inflationary pressures on losses.
We believe having a strong balance sheet is critical for our long-term success and enhancing our partners’ confidence in our business. As such, we have deliberately maintained a conservatively capitalized balance sheet with zero financial leverage, which supports the “A-” (Excellent) financial strength rating from A.M. Best assigned to both Ategrity Specialty and to Ategrity Ltd. Our well-capitalized balance sheet is complemented by rigorous reserve practices. For example, we have minimal exposure to pre-2020 reserves and frequently and proactively review the adequacy of our reserves using various methodologies: daily tracking of claims volumes relative to underlying reserving assumptions, monthly claim-by-claim reserving evaluations, quarterly and year-end studies, quarterly designated committee reviews of actual versus expected losses, and quarterly frequency and severity loss analyses. We also use independent actuaries to assess the strength of our reserves. Given our focus on shorter-tail lines, we believe we have more visibility into claims patterns and the strength of our underlying reserves compared to other specialty peers that have longer tails and less visibility into losses and future claims.
Our business commenced operations in 2018 and we have a limited operating history as a result. See “Risk factors—Risks related to our growth—Our limited operating history makes it difficult to evaluate our current business performance, implementation of our business model and our future prospects.”
Our competitive strengths
Exclusive focus on E&S market, targeting smaller accounts. We operate exclusively in the E&S market, a specialty segment of insurance that has outpaced the growth in the admitted lines market over the last ten years. The E&S market involves lines of insurance which are generally unavailable from admitted insurers due to perceived risk related to the insured’s business and which, consequently, are placed by surplus lines agents or brokers with insurers that are not admitted in the subject jurisdiction. This non-admitted market comprises companies not licensed to transact the business of insurance in a particular U.S. jurisdiction but that are permitted to issue insurance policies only in accordance with an exemption from insurance licensing laws, for example, through an E&S lines broker licensed in that jurisdiction. In contrast to the admitted market, the E&S market provides insurers regulatory flexibility with regard to underwriting standards, forms, and pricing, which we use to design optimized product offerings and underwriting strategies. While E&S insurers are often subject to special licensing, surplus lines tax, and/or due diligence requirements by the home state of the insured, they may rely on third-party surplus lines brokers to facilitate compliance with such laws and regulations.
Within the E&S market, we specialize in solving the needs of SMBs in targeted segments or verticals. We believe the SMB segment tends to attract less competition than other segments due to the operational complexities required to efficiently serve this low-premium and high-volume market niche. Brokers and agents operating in this segment demand ease of use, rapid execution, and consistent underwriting capacity from insurers, and we believe we are poised to deliver these on a consistent basis.
Productionized underwriting supported by efficient operating platform. We purposefully built our platform with the holistic goal of productionizing underwriting to efficiently address the unique needs of smaller accounts within the E&S market. We combine deep technical underwriting with a highly efficient operating platform, supported by technology, to make timely, consistent, and precision-oriented underwriting decisions. We achieve this through sophisticated and data-driven risk segmentation and by utilizing meticulously crafted pricing models, thoughtfully designed products, and uniform underwriting guidelines. We aim to accurately and efficiently price risks that are within our risk appetite, rather than customize coverage for risks outside of our segmentation or other risk criteria. We designed and built our operating platform to be highly efficient and scalable. We automate repeatable underwriting tasks, such as submission processing, risk grading, and document generation, so our underwriters can focus on rapidly analyzing individual risks and delivering accurate and timely quotes. For example, our service delivery platform is capable of parsing unstandardized policy submissions by assembling data and applicant information into digital files which are analyzed by our underwriters. We believe our productionized approach to underwriting provides us with a strong competitive advantage to efficiently serve smaller E&S accounts.
Growing and diversified distribution relationships driven by speed, consistency, and ease-of-use. We currently maintain relationships with 512 distribution partners as of March 31, 2025. We believe our distribution relationships are highly diverse and less concentrated than our E&S competitors, with the three largest wholesale distribution corporations in the United States representing 48% of our gross written premiums written for the year ended December 31, 2024. We have significantly grown the number of our distribution relationships from 180 distribution partners as of December 31, 2021 to 512 distribution partners as of March 31, 2025. We can intake a high volume of submissions from our expansive distribution network, evaluate them quickly, and generate bindable quotes on the basis of our consistently defined risk appetite. We believe that our technology-driven approach to distribution is especially attractive to the next generation of innovative and digital-native brokers and agents, who we believe will have a growing presence in the SMB segment of the E&S market.
Fully integrated claims management. We believe that disciplined and efficient claims management is key in maintaining lower loss and loss adjustment ratios. We have built an in-house team of specialized and experienced claims professionals including lawyers, managers, and adjusters. We have built effective processes to identify optimal outcomes as efficiently as possible. Our in-house claims management team enables us to maintain full control over the claims adjustment process from the initial notice of claim to its resolution, allowing us to promptly evaluate incoming claims and swiftly determine the appropriate resolution path. If the claim is valid, we seek to settle it expeditiously. However, if we believe a claim may be frivolous, we thoroughly investigate and, if needed, will challenge or litigate.
Active risk management approach. We believe that active risk management is key to our long-term profitability and success given our focus on underwriting diversified specialized risks. We continuously monitor our aggregate exposures using sophisticated data analytics tools to ensure we are building an appropriately balanced and diversified book of business that is within our risk appetite. Our risk auditing capabilities ensure that we rapidly incorporate any deviations from our loss expectations in our prospective underwriting. We have limited net catastrophe exposure as we actively seek reinsurance protection from highly rated counterparties to manage our aggregated risk exposures and to protect our earnings and balance sheet from potential volatility.
Well-capitalized balance sheet with minimal pre-2020 reserves. We have a conservatively capitalized balance sheet and zero financial leverage which supports the “A-” (Excellent) financial strength rating from A.M. Best assigned to both Ategrity Specialty and to Ategrity Ltd. In addition, we have minimal exposure to pre-2020 reserves and have benefited from the current favorable pricing environment. Furthermore, our underwriting strategy focuses on shorter-tail and frequency-driven exposures where claims are reported quickly and are subject to conservative policy limits. Our reserving process is rigorous and has regular reviews of our actuarial estimates in consultation with independent experts. We believe our focus on smaller-account and shorter-tail products helps give us high visibility into, and confidence in, our reserves.
Our strategy
Develop distinguished expertise in our core focus areas. Our strategy begins with developing strong expertise in our targeted classes and geographies within the E&S market. We thoroughly assess and evaluate the unique characteristics and prospective loss costs of each vertical we serve, which enables us to clearly define our risk appetite. We believe our ability to micro-segment our targeted lines of business through data-driven risk modeling allows us to achieve higher-precision underwriting and find attractive opportunities that fit our return expectations and appetite. By gaining deep and data-driven insights, we are able to design tailored insurance solutions that we believe position us as the preferred insurer among our distribution partners in our core focus areas.
Deliver a consistent value proposition to our clients. We attract and retain distribution partners by providing them with a compelling and consistent value proposition. We have designed an intelligent underwriting framework built around a pre-defined client profile and standardized products. By having clearly specified rules and criteria for pre-qualifying risks as well as defined information requirements, we can move swiftly without burdening our clients with excessive information requirements. In addition, our service delivery platform simplifies, streamlines, and automates easily executable underwriting tasks, which contributes to providing a seamless experience for our distribution partners. Moreover, our multi-faceted distribution strategy, which is enabled by a single appointment contract, provides our distribution partners with potential access to all our distribution channels. Our focus on providing broad access with a consistent and high-quality level of service is a key driver of long-lasting relationships with our clients.
Pursue targeted growth initiatives with product, industry, and distribution expansion. We believe we are well-positioned to continue our profitable growth and expand our share of the E&S market through methodical expansion into new products and industry verticals. When we approach a new industry vertical, we typically begin with selective underwriting in the small business market, where we aim to collect a robust dataset that provides us with unique insights on products, pricing, and risk attributes. We follow this by expanding more broadly and repeating the process in the mid-sized business market. In addition to introducing new products and industry verticals, we seek to establish new distribution partnerships with firms that are aligned with our innovative vision and recognize the value of our data-driven and productionized underwriting approach. This will further broaden our market reach and diversify our business sources without compromising profitability.
Continued investment in enhancing our technology to drive innovation and efficiency. We are continuously investing in technology to enhance our underwriting capabilities and interactions with our distribution partners. Innovations in automation, data analytics, and products are directly linked to our mission of delivering high-quality and scalable underwriting and offering unparalleled ease of use. Ategrity Select is our proprietary solution through which we pre-underwrite specific classes of business, enabling our distribution partners to bind quotes in as little as a few minutes. We plan to leverage Ategrity Select to grow into new verticals. Another example is our administration system, AtegrityOne, which is designed to swiftly adapt to change, such as the introduction of new products and pricing, thereby enabling us to provide cost-effective support for new targeted classes with agility and scalability.
Achieve strong returns on capital for our stockholders. Our principal goal is to achieve strong risk-adjusted returns for our stockholders by delivering attractive underwriting results through the cycle. By targeting smaller-account business and leveraging our productionized underwriting approach, we believe we can generate superior underwriting results through market cycles. We use deep data insights to form our own view of risks and execute promptly when opportunities arise. We only pursue opportunities that align with our risk appetite and where we expect underwriting profitability to meet or exceed our internal return thresholds.
Investments
We seek to maintain a balanced investment portfolio that produces stable and attractive risk-adjusted returns. We generally aim to match the duration of our fixed income investment portfolio to the duration of our insurance liabilities, with a large portion of the portfolio allocated to maintaining sufficient readily available funds to pay claims and expenses.
Our portfolio is primarily composed of cash and cash equivalents and investment-grade fixed income securities, supplemented by our Utility & Infrastructure Investments. These investments currently consist of an allocation to the Absolute Return Utility & Infrastructure Fund, which is managed by our affiliate, the Investment Manager, and which employs a long/short strategy that seeks to deliver uncorrelated, absolute returns in all market conditions, primarily through investments in yield-oriented securities in lower-volatility sectors such as utilities, pipelines, infrastructure, and real estate. We believe that by allocating a portion of our assets to Utility & Infrastructure Investments, we can achieve more consistent total returns in our aggregate portfolio, particularly in a market environment characterized by increasing volatility in interest rates and security prices, as seen in recent years. For example, as a result of its focus on lower-volatility sectors and disciplined risk management, the Absolute Return Utility & Infrastructure Fund has not experienced an annual loss in over 25 years. Nonetheless, the Utility & Infrastructure Investments are speculative, entail substantial risks, and are subject to various conflicts of interest. For example, the Utility & Infrastructure Investments are made through various commingled investment vehicles that are managed on behalf of multiple clients of the Investment Manager, and while we think the strategy is well matched for our investment objectives, it was not specifically designed for our financial objectives or anticipated insurance and reinsurance liabilities. See “Risk Factors—Risks related to our investment strategy”.
On March 31, 2025, Ategrity Specialty Holdings LLC and Ategrity Ltd redeemed an aggregate of $94 million from the Absolute Return Utility & Infrastructure Fund and on March 31, 2025, Ategrity Specialty Holdings LLC and Ategrity Ltd, as lenders, executed a Loan Agreement that was amended and restated on April 5, 2025 (the “ZIS Loan”) with ZIS, an employee benefits company that is wholly owned by ZFSG, as the borrower and a Guarantee and Pledge Agreement with ZFSG (the “Guaranty”). The ZIS Loan is guaranteed by ZFSG and secured by the shares ZFSG holds in ZIS and 1,500,588 shares of our common stock held by ZFSG. See “Certain relationships and related party transactions—Related Party Loan.” The ZIS Loan provides for a fixed interest rate of 5.5%, payable annually in cash. As of March 31, 2025, after giving effect to the ZIS Loan and the AtegrityOne Transaction, and assuming the proceeds from this offering are invested in fixed income securities (using an assumed initial public offering price of $15.00 per share, which is the midpoint of the range we show on the cover of this prospectus), approximately 19.1% of our portfolio assets will be allocated to the Utility & Infrastructure Investments and the remainder will be invested in fixed-rate investments, including the ZIS Loan, or cash and cash equivalents. The purpose of our entry into the ZIS Loan is to replace the variable income from the Absolute Return Utility & Infrastructure Investments Fund with fixed income in the form of the ZIS Loan. For a description of the risks associated with the ZIS Loan, see “Risk Factors—Risks related to our investment strategy—The ZIS Loan is a Related Party Transaction and is subject to the credit risk of an investment in ZIS and ZFSG.”
Summary of risk factors
Investing in our common stock involves substantial risk. The risks described under the heading “Risk factors” immediately following this summary may cause us to not realize the benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant risks include:
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If we are unable to underwrite risks accurately and charge competitive yet profitable rates to our policyholders, our business, financial condition, and results of operations will be adversely affected.

•
Competition for business in our industry is intense.

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We may be unable to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us.

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We are subject to reinsurance counterparty credit risk.

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Our loss reserves may be inadequate to cover our actual losses, which could have an adverse effect on our financial condition, results of operations, and cash flows.

•
Given the inherent uncertainty of models, the usefulness of such models as a tool to evaluate risk is subject to a high degree of uncertainty that could result in actual losses that are materially different than our estimates. A deviation from our loss estimates may adversely impact, perhaps significantly, our financial results.

•
A decline in the financial strength rating or financial size category assigned to Ategrity Specialty or to Ategrity Ltd may adversely affect the amount of business we write and thus our business, financial condition, and results of operation.

•
We rely on a select group of brokers, and such relationships may not continue.

•
Because our business depends on wholesale agents and brokers, we are exposed to certain risks arising out of our reliance on these distribution channels that could adversely affect our results.

•
Unexpected changes in the interpretation of our coverage or provisions, including loss limitations and exclusions, in our policies could have an adverse effect on our business, financial condition, and results of operations.

•
Our failure to accurately pay claims in a timely manner and to monitor and detect fraud could adversely affect our business, financial condition, results of operations, and prospects.

•
Adverse economic factors, including recession, inflation, periods of high unemployment, or lower economic activity could result in the sale of fewer policies than expected or an increase in frequency or severity of claims and premium defaults, and even the falsification of claims, or a combination of these effects, which, in turn, could affect our growth and profitability.

•
The insurance business is historically cyclical in nature, and we believe we are currently experiencing a relatively hard market cycle, which may affect our financial performance and cause our results of operation to vary from quarter to quarter and may not be indicative of future performance.

•
We are subject to extensive regulation, which may adversely affect our ability to achieve our business objectives. In addition, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.

•
Our business, prospects, financial condition, or results of operations may be adversely affected by the performance of our investment portfolio or reductions in the aggregate value of our investment portfolio.

•
Our investment portfolios and their performance substantially depend on the ability the Investment Manager to select and manage appropriate investments.

•
We have identified a material weakness in our internal control over financial reporting. We may be unable to remediate this material weakness, identify additional material weaknesses or fail to achieve and maintain effective internal control over financial reporting as a public company.

Our structure
We are the 100% owner of Ategrity Specialty, which is a Delaware-domiciled insurance company that writes excess and surplus lines insurance in the United States. We are also the 100% owner of our direct subsidiary, Ategrity Specialty Holdings Limited, which is the 100% owner of Ategrity Ltd, a provider of specialty property and casualty reinsurance products to Ategrity Specialty.
The chart below displays our simplified corporate structure, after giving effect to this offering:

Corporate information
Our address is 9 West 57th Street, 33rd Floor, New York NY 10019 and our telephone number is (212) 509-1600. Our website is https://ategrity.com. The information on our website is not part of this prospectus.
Implications of being an emerging growth company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•
being permitted to present only two years of audited financial statements and only two years of related disclosure in our “Management’s discussion and analysis of financial condition and results of operations” in our periodic reports and registration statements, including this prospectus;

•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•
reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements, including this prospectus; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. Such fifth anniversary will occur in 2030. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our gross revenues for any fiscal year equal or exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.
We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.
For additional information, see “Risk factors—Risks related to this offering and ownership of our common stock—We qualify as an emerging growth company, and any decision on our part to comply with reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.”

The offering
Common stock offered by us in this offering
6,666,667 shares (or 7,666,667 shares if the underwriters exercise their option to purchase additional shares in full).
Common stock to be outstanding immediately after this offering
47,066,674 shares (or 48,066,674 shares if the underwriters exercise their option to purchase additional shares in full).
Underwriters’ option to purchase additional shares
The underwriters have an option for a period of 30 days from the date of this prospectus to purchase up to an additional 1,000,000 shares of our common stock to cover over-allotments.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $86.2 million (or approximately $100.1 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
The principal purposes of this offering are to increase our capitalization and financial flexibility and to create a public market for our common stock. We intend to use the net proceeds from this offering as capital to grow our business and for other general corporate purposes. We initially intend to invest such net proceeds in fixed income securities. See “Use of proceeds.”
Controlled Company
Upon completion of this offering, ZFSG will continue to own more than a majority of the voting power of our shares of common stock entitled to vote in the election of our directors. As a result, we will be a “controlled company” as defined under the corporate governance rules of the NYSE and will be exempt from certain corporate governance requirements of such rules. ZFSG and its affiliates will also be able to exert significant influence over the vote in any election of directors and any amendment of our charter. See “Risk factors—Risks related to this offering and ownership of our common stock—We will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements”, “Risk factors—Risks related to this offering and ownership of our common stock—ZFSG and its affiliates will be able to exert significant influence over us and our corporate decisions”, and “Management—Director independence and controlled company exemption.”

Dividend policy
We do not anticipate paying any dividends in the foreseeable future. Any determination to pay dividends or other distributions in the future will be at the discretion of our board of directors, subject to applicable laws. The ability of our insurance or reinsurance subsidiaries to pay dividends to us is subject to limits under insurance laws of the state or foreign jurisdiction in which Ategrity Specialty or Ategrity Ltd is domiciled. See “Dividend policy.”
Listing
We have applied to list our common stock on the NYSE, under the symbol “ASIC.”
Risk factors
You should read the “Risk factors” section beginning on page 19 of this prospectus for a discussion of factors to carefully consider before deciding to invest in shares of our common stock.
Directed share program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 7% of the shares offered by this prospectus, excluding the additional shares that the underwriters have an option to purchase, for sale to certain of our employees, certain of our directors and certain other parties. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. J.P. Morgan Securities LLC will administer our directed share program. See “Underwriting—Directed Share Program.”
Unless otherwise indicated and except for our historical consolidated financial information and our historical consolidated financial statements and related notes included elsewhere in this prospectus, the information in this prospectus:

•
reflects a 0.0937868-for-1 conversion of each of the outstanding units of Ategrity Specialty Holdings LLC in connection with the Corporate Conversion (as defined herein) on the date of this prospectus following the effectiveness of the registration statement;

•
assumes the effectiveness of (or the effective time of) the filing of our articles of conversion containing our articles of incorporation with the Nevada Secretary of State and the adoption of our bylaws in connection with the consummation of the offering;

•
assumes that the initial public offering price of the common stock will be $15.00 per share, which is the midpoint of the range we show on the cover of this prospectus; and

•
assumes no exercise by the underwriters of their option to purchase up to an additional 1,000,000 shares.

In addition, except as otherwise indicated, all information contained in this prospectus relating to the number of shares of common stock to be outstanding reflects 47,066,674 shares outstanding immediately after this offering, after giving effect to the sale of 6,666,667 shares in this offering, and excludes:

•
an aggregate of 1,079,605 shares of common stock issuable upon the exercise of Tranche 1 warrants held by ZFSG with an exercise price of approximately $31.99 per share;

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An aggregate of 375,147 shares of common stock issuable upon the exercise of Tranche 2 warrants held by ZFSG with an exercise price of approximately $21.32 per share;

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an aggregate of 4,339,808 shares of common stock issuable upon the exercise of options outstanding under our Equity Incentive Plan, effective as of February 5, 2019 and amended as of January 1, 2024 (the “2019 Plan”) with a weighted average exercise price of $11.94 per share, as of March 31, 2025;

•
an aggregate of 268,292 shares of common stock reserved for issuance under the 2025 Incentive Plan (the “2025 Plan”), that will become effective in connection with this offering;

•
an aggregate of 10,000 shares of common stock (based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus) issuable upon vesting of restricted stock units expected to be granted to certain of our directors in connection with this offering under the 2025 Plan; and

•
the 2025 Plan also provides for automatic annual increases in the number of shares reserved thereunder.

See “Executive and director compensation—Equity incentive plans” for more information.

Summary consolidated financial and other data
The following tables present our summary consolidated financial and other data, at the dates and for the periods indicated. The summary condensed consolidated financial and other data for the three months ended March 31, 2025 and 2024, and the condensed consolidated balance sheet data as of March 31, 2025, have been derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus. The summary consolidated financial and other data set forth below as of and for the years ended December 31, 2024 and 2023 have been derived from our consolidated financial statements, included elsewhere in this prospectus.
These historical results are not necessarily indicative of the results that may be expected for any future period. The following information is only a summary and should be read in conjunction with the section entitled “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.
Unless specified otherwise, all shares of common stock, equity awards and per-share data included in this prospectus give effect to the Corporate Conversion and have been adjusted retroactively for all periods presented and may be rounded to the closest share for presentation purposes. The financial statements and the related notes thereto included elsewhere in this prospectus, including the unit and per unit information, are presented only on a historical basis and therefore do not reflect the Corporate Conversion or any of the other transactions described herein.
	Three months ended March 31,		Year ended December 31,
($ in thousands, except percentages)	2025	2024	2024	2023
Revenues:
Gross written premiums	$116,143	$81,605	$437,036	$352,591
Ceded written premiums	(26,272)	(19,349)	(137,830)	(84,375)
Net written premiums	89,871	62,256	299,206	268,216
Net premiums earned	78,301	68,278	290,635	231,464
Fee income	560	125	918	660
Net investment income	7,895	5,253	24,046	11,366
Net realized and unrealized gains (losses) on investments	(4,599)	2,388	28,140	(2,269)
Other income	965	24	95	95
Total revenues	83,122	76,068	343,834	241,316
Expenses:
Losses and loss adjustment expenses	$46,862	$41,047	$175,234	$154,107
Underwriting, acquisition and insurance expenses	24,885	23,389	98,567	72,155
Interest expense(1)	447	550	2,042	2,237
Other expenses	238	54	1,727	196
Total expenses	72,432	65,040	277,570	228,695
Income before income taxes	10,690	11,028	66,264	12,621
Income tax expense	2,240	2,070	12,316	2,518
Net income	8,450	8,958	53,948	10,103
Less: Net income (loss) attributable to non-controlling interest–General Partner	(11)	1,202	6,858	55
Net income attributable to members	$8,461	$7,756	$47,090	$10,048

(1) Consists of fees on our letter of credit agreements. See “Management’s discussion and analysis of financial condition and results of operations— Liquidity and capital resources.”

Selected balance sheet data:
	As of March 31,	As of December 31,
($ in thousands, except percentages)	2025	2024	2023
Investments, cash and cash equivalents	$739,314	$788,459	$617,585
Premiums receivable, net	54,991	53,500	49,103
Deferred policy acquisition costs, net	24,684	21,552	23,245
Reinsurance recoverable, net	135,239	133,616	125,671
Ceded unearned premiums	60,628	68,205	37,852
Total assets	1,148,042	1,123,438	$882,042
Reserves for unpaid losses and loss adjustment expenses	$421,478	$403,576	$320,936
Unearned premiums	216,821	212,828	173,905
Payable to reinsurers	19,553	27,160	15,669
Total liabilities	$720,736	$724,631	$559,845
Total members’ equity	$426,817	$398,307	$321,697
Key Operating and Financial Metrics:
	Three months ended March 31,		Year ended December 31,
($ in thousands, except percentages)	2025	2024	2024	2023
Loss ratio(1)	59.8%	60.1%	60.3%	66.6%
Expense ratio(2)	31.1%	34.1%	33.6%	30.9%
Combined ratio(3)	90.9%	94.2%	93.9%	97.5%
Return on members’ equity(4)	8.2%	9.5%	13.1%	3.4%
Other Data/Non-GAAP Metrics:
Underwriting income(5)	$7,114	$3,967	$17,752	$5,862
Adjusted net income attributable to members(6)	$8,542	$7,756	$48,266	$10,048
Adjusted return on members’ equity(4)(7)	8.3%	9.5%	13.4%	3.4%
(1) The loss ratio is the ratio, expressed as a percentage, of losses and loss adjustment expenses to net premiums earned.
(2) The expense ratio is the ratio, expressed as a percentage, of underwriting, acquisition, and insurance expenses less fee income to net premiums earned.
(3) The combined ratio is the sum of the loss ratio and the expense ratio.
(4) For the three months ended March 31, 2025 and 2024, net income attributable to members and adjusted net income attributable to members are annualized to arrive at return on members’ equity and adjusted return on members’ equity.
(5) Underwriting income is a non-GAAP financial measure. See “Management’s discussion and analysis of financial condition and results of operations—Reconciliation of non-GAAP financial measures” for a reconciliation of underwriting income to income before income taxes.
(6) Adjusted net income attributable to members is a non-GAAP financial measure. See “Management’s discussion and analysis of financial condition and results of operations—Reconciliation of non-GAAP financial measures” for a reconciliation of adjusted net income attributable to members to net income attributable to members.
(7) Adjusted return on members’ equity is a non-GAAP financial measure. See “Management’s discussion and analysis of financial condition and results of operations—Reconciliation of non-GAAP financial measures” for a reconciliation of adjusted return on members’ equity to return on members’ equity.

	Three months ended March 31,		Year ended December 31,
($ in thousands, except percentages and share or unit counts)	2025	2024	2024	2023
Per Unit Information:
Net income attributable to members’ units	$8,166	$7,756	$46,730	$10,048
Earnings per unit: Basic	0.02	0.02	0.12	0.03
Diluted	0.02	0.02	0.12	0.03
Weighted average units used in computing earnings per unit:
Basic	429,573,467	386,397,466	390,738,224	349,938,678
Diluted	436,085,672	386,400,736	390,756,416	349,948,799
As adjusted net income attributable to common stockholders(1)	8,166
As adjusted earnings per share attributable to common stock:(1)
Basic	0.20
Diluted	0.20
As adjusted weighted average shares used in computing earnings per share:(1)
Basic	40,288,309
Diluted	40,899,068
Pro forma net income attributable to common stockholders(2)	8,106
Pro forma earnings per share attributable to common stock:(2)
Basic	0.17
Diluted	0.17
Pro forma weighted average shares used in computing earnings per share:(2)
Basic	46,954,976
Diluted	48,157,634
(1) As adjusted net income attributable to stockholders, as adjusted earnings per share attributable to common stock and as adjusted weighted average shares used in computing earnings per share each give effect to (a) the 0.0937868-for-1 conversion of each of the outstanding units of Ategrity Specialty Holdings LLC in connection with the Corporate Conversion, (b) the filing of our articles of conversion containing our articles of incorporation with the Nevada Secretary of State and the adoption of our bylaws in connection with the consummation of the offering, each of which will occur following the effectiveness of the registration statement and prior to the completion of this offering, as if each had occurred on January 1, 2025.
(2) Pro forma net income attributable to stockholders, pro forma earnings per share attributable to common stock and pro forma weighted average shares used in computing earnings per share each give effect to the issuance of 6,666,667 shares in this offering at an initial public offering price of $15.00 per share, which is the midpoint of the range set forth on the cover of this prospectus and the application of the net proceeds therefrom, as if each had occurred on January 1, 2025. See “Capitalization” and “Use of proceeds.”

The following is a reconciliation of historical net income attributable to members to pro forma net income attributable to stockholders for the three months ended March 31, 2025:
($ in thousands, except per share data)	Three months ended March 31, 2025
Net income attributable to members’ units as reported	$8,166
Increase in share-based payments to stockholders(a)	60
Pro forma net income attributable to stockholders(b)	8,106
Pro forma weighted average shares used in computing earnings per share:(c)
Basic	46,954,976
Diluted	48,157,634
Pro forma earnings per share attributable to common stock:
Basic	0.17
Diluted	0.17
(a) Reflects an increase in expenses related to share-based payments as options granted under our equity compensation plans vest upon the occurrence of an exit event, such as an initial public offering, as if such condition had occurred on January 1, 2025.
(b) Pro forma net income does not reflect any portion of offering expenses to be incurred that may not be capitalized subsequent to the period presented.
(c) Reflects 6,666,667 additional shares to be issued by us in this offering.

Risk factors
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before deciding to invest in our common stock. The risks and uncertainties described below are not the only ones facing us. There may be additional risks and uncertainties of which we currently are unaware or currently believe to be immaterial. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations, or prospects. In that event, the market price of our common stock could decline, and you could lose all or part of your investment.
Risks related to our business and industry
If we are unable to underwrite risks accurately and charge competitive yet profitable rates to our policyholders, our business, financial condition, and results of operations will be adversely affected.
In general, the premiums for our insurance policies are established at the time a policy is issued and, therefore, before all of our underlying costs are known. Like other insurance companies, we rely on estimates and assumptions in setting our premium rates. Establishing adequate premium rates is necessary, together with investment income, to generate sufficient revenue to offset losses, loss adjustment expenses, and other underwriting costs and to earn a profit. If we do not accurately assess the risks that we assume, we may not charge adequate premiums to cover our losses and expenses, which would adversely affect our results of operations and our profitability. Alternatively, we could set our premiums too high, which could reduce our competitiveness and lead to lower revenues.
Pricing involves the acquisition and analysis of historical loss data and the projection of future trends, loss costs and expenses, and inflation trends, among other factors, for each of our products in multiple risk tiers and many different markets. In order to accurately price our policies, we must:
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collect and properly analyze a substantial volume of data from our insureds;

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develop, test, and apply appropriate actuarial projections and ratings formulas;

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closely monitor and timely recognize changes in trends; and

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project both frequency and severity of our insureds’ losses with reasonable accuracy.

We seek to implement our pricing accurately in accordance with our assumptions. Our ability to undertake these efforts successfully and, as a result, accurately price our policies, is subject to a number of risks and uncertainties, including:
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insufficient or unreliable data;

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incorrect or incomplete analysis of available data;

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uncertainties generally inherent in estimates and assumptions;

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our failure to implement appropriate actuarial projections and ratings formulas or other pricing methodologies;

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regulatory constraints on rate increases;

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our failure to accurately estimate investment yields and the duration of our liability for loss and loss adjustment expenses; and

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unanticipated court decisions, legislation, or regulatory action.

Competition for business in our industry is intense.
We face competition from other specialty insurance companies, standard insurance companies, and underwriting agencies, as well as from diversified financial services companies that are larger than we are and that have greater financial, marketing, and other resources than we do. Some of these competitors also have longer experience and more market recognition than we do in certain lines of business. In addition, it may be difficult or prohibitively expensive for us to implement technology systems and processes that are competitive with the systems and processes of these larger companies.
In particular, competition in the insurance industry is based on many factors, including price of coverage, the general reputation and perceived financial strength of the company, relationships with brokers, terms and conditions of products offered, ratings assigned by independent rating agencies, including any downgrades, withdrawal of ratings, or negative watch/outlooks, speed of claims payment and reputation, and the experience and reputation of the members of our underwriting team in the particular lines of insurance and reinsurance we seek to underwrite. See “Business—Competition.” In recent years, the insurance industry has undergone increasing consolidation, which may further increase competition. In particular, private equity sponsors have invested significantly into the insurance sector, and such investments may provide additional capital to our competitors. New competitors, whether newly formed insurers or competitors resulting from alliances or mergers among existing competitors, could emerge and gain significant market share, and some of our competitors may have or may develop a lower cost structure, adopt more aggressive pricing policies or provide services that gain greater market acceptance than the services that we offer or develop. Competitors may be able to respond to the need for technological changes and innovate faster, or price their services more aggressively. They may also compete for skilled professionals, finance acquisitions, fund internal growth, and compete for market share more effectively than we do.
A number of new, proposed, or potential legislative or industry developments could further increase competition in our industry. For example, there has been an increase in capital-raising by companies with whom we compete, which could result in new entrants to our markets and an excess of capital in the industry. Additionally, the possibility of federal regulatory reform of the insurance industry could increase competition from standard carriers.
We may not be able to continue to compete successfully in the insurance markets. Increased competition in these markets could result in a change in the supply and demand for insurance, affect our ability to price our products at risk-adequate rates, and retain existing business, or underwrite new business on favorable terms. If this increased competition so limits our ability to transact business, our business, financial condition, and our results of operation could be adversely affected.
We may be unable to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us.
We use reinsurance to help manage our exposure to insurance risks. Reinsurance is a practice whereby one insurer, called the reinsurer, agrees to indemnify another insurer, called the ceding insurer, for all or part of the potential liability arising from one or more insurance policies issued by the ceding insurer. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect our business volume and profitability. In addition, reinsurance programs are generally subject to renewal on an annual basis. We may not be able to obtain reinsurance on acceptable terms or from entities with satisfactory creditworthiness. In addition to using external reinsurers, we primarily use Ategrity Ltd, to reinsure our products. As of March 31, 2025, 80% of Ategrity Specialty’s net written premium was ceded via a quota share arrangement to Ategrity Ltd. If we are unable to obtain new reinsurance facilities or to renew expiring facilities, our net exposures would increase. In such event, if we are unwilling to bear an increase in our net exposure, we would have to reduce the level of our underwriting commitments, which would reduce our revenues.
Many reinsurance companies have begun to exclude certain coverages from, or alter terms in, the reinsurance contracts we enter into with them. Some exclusions are with respect to risks that we cannot exclude in policies we write due to business or regulatory constraints. In addition, reinsurers are imposing terms, such as lower per occurrence and aggregate limits, on direct insurers that do not wholly cover the risks written by these direct insurers. As a result, we, like other direct insurance companies, write insurance policies which to some extent do not have the benefit of reinsurance protection. These gaps in reinsurance protection expose us to greater risk and greater potential losses. We may also write risks that do not fall within the coverage provided by our reinsurance contracts, or we may purchase types of reinsurance that inadequately cover our risks, and in such an event, we may be exposed to greater risk and greater potential losses. See also “Business—Reinsurance.”

We are subject to reinsurance counterparty credit risk.
The reinsurance contracts that we enter into to help manage our risks require us to pay premiums to the reinsurance carriers who will in turn reimburse us for a portion of covered policy claims. In many cases, a reinsurer will be called upon to reimburse us for policy claims many years after we paid insurance premiums to the insurer. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us (the ceding insurer) of our primary liability to our policyholders. Our current reinsurance program is designed to limit our financial risk. Our reinsurers may not pay claims made by us on a timely basis, or they may not pay some or all of these claims. For example, reinsurers may default in their financial obligations to us as the result of insolvency, lack of liquidity, operational failure, fraud, asserted defenses based on agreement wordings or the principle of utmost good faith, asserted deficiencies in the documentation of agreements, or other reasons. Any disputes with reinsurers regarding coverage under reinsurance contracts could be time-consuming, costly, and uncertain of success. We evaluate each reinsurance claim based on the facts of the case, historical experience with the reinsurer on similar claims and existing case law and include any amounts deemed uncollectible from the reinsurer in our reserve for uncollectible reinsurance. As of March 31, 2025, we had $135.2 million of reinsurance recoverable, net of allowance for credit losses of $0. These risks could cause us to incur increased net losses, and, therefore, adversely affect our business and financial condition.
Our loss reserves may be inadequate to cover our actual losses, which could have an adverse effect on our financial condition, results of operations, and cash flows.
Our success depends on our ability to accurately assess the risks related to the businesses and people that we insure. We establish reserves for losses and loss adjustment expenses for the best estimate of the ultimate payment of all claims that have been incurred, or could be incurred in the future, and the related costs of adjusting those claims, as of the date of our consolidated financial statements. Reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what we expect the ultimate settlement and administration of claims will cost us, and our ultimate liability may be greater or less than our estimate.
As part of the reserving process, we review historical data and consider the impact of such factors as:
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claims inflation, which is the sustained increase in cost of raw materials, labor, medical services, and other components of claims cost;

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claims development patterns by line of business and by “claims made” versus “occurrence” policies;

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pricing for our products;

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legislative activity;

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social and economic patterns; and

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litigation, judicial, and regulatory trends.

These variables are affected by both internal and external events that could increase our exposure to losses, and we continually monitor our reserves using new information on reported claims and a variety of statistical techniques and modeling simulations. This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is, however, no precise method for evaluating the impact of any specific factor on the adequacy of reserves, and actual results may deviate, perhaps substantially, from our reserve estimates. Furthermore, our business has been and will continue to be subject to change as we grow and introduce new product lines. If our overall product mix changes significantly from what it has been in the past, the historical information and data we rely on for purposes of making decisions with respect to our reserve practices may not represent our current product mix or claims environment, and such information may cause our reserves to be inadequate as a result.
The following uncertainties may also have an impact on the adequacy of our resources:

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When we write “occurrence” policies, we are obligated to pay covered claims, up to the contractually agreed amount, for any covered loss that occurs while the policy is in force even if such claims are only brought after the policy has lapsed. Accordingly, claims may arise many years after a policy has lapsed. Nearly all of our net casualty loss reserves were associated with “occurrence” policies as of March 31, 2025.
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When a claim is received (irrespective of whether the policy is a “claims made” or “occurrence” basis form), it may take considerable time to fully appreciate the extent of the covered loss suffered by the insured and, consequently, estimates of loss associated with specific claims can increase over time.

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New theories of liability are enforced retroactively from time to time by courts.

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Volatility in the financial markets, economic events, and other external factors may result in an increase in the number of claims and severity of the claims reported. In addition, elevated inflationary conditions would, among other things, cause loss costs to increase. See also “—Adverse economic factors, including recession, inflation, periods of high unemployment, or lower economic activity could result in the sale of fewer policies than expected or an increase in frequency or severity of claims and premium defaults, and even the falsification of claims, or a combination of these effects, which, in turn, could affect our growth and profitability.”

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If claims were to become more frequent, even if we had no liability for those claims, the cost of evaluating such potential claims could escalate beyond the amount of the reserves we have established. As we enter new lines of business, or as a result of new theories of claims, we may encounter an increase in claims frequency and greater claims handling costs than we had anticipated.

In addition, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to us and additional lags between the time of reporting and final settlement of any claims. Consequently, estimates of loss associated with specified claims can increase as new information emerges, which could cause the reserves for the claim to become inadequate.
If any of our reserves should prove to be inadequate, we will be required to increase our reserves resulting in a reduction in our net income and stockholders’ equity in the period in which the deficiency is identified. Future loss experience substantially in excess of established reserves could also have an adverse effect on our future earnings and liquidity and our financial rating. See “Management’s discussion and analysis of financial condition and results of operations—Critical accounting policies and estimates—Reserves for unpaid losses and loss adjustment expenses.”
Given the inherent uncertainty of models, the usefulness of such models as a tool to evaluate risk is subject to a high degree of uncertainty that could result in actual losses that are materially different than our estimates. A deviation from our loss estimates may adversely impact, perhaps significantly, our financial results.
Our approach to risk management relies on subjective variables that entail significant uncertainties. In addition, we and the Investment Manager rely on historical data and scenarios in managing credit and interest rate risks in our investment portfolio. Estimates, models, data, and scenarios that are utilized may not produce accurate predictions and consequently, we could incur losses both in the risks we underwrite and to the value of our investment portfolio.
We use analytics and models to provide us with objective risk assessment relating to our portfolio of insurance risks, some of which relies on third-party vendor’s capabilities. We use these models to help us measure and control risk accumulation, to inform management and other stakeholders of capital requirements, to improve the risk/return profile of our insurance portfolio, and to design our reinsurance structure and assess the optimal amount of reinsurance to purchase. Given the inherent uncertainty of modeling techniques and the application of such techniques, however, these models and databases may not accurately address a variety of matters which might impact certain of our coverages.
Small changes in assumptions, which depend heavily on our judgment and foresight, can have a significant impact on the modeled outputs. These assumptions address a number of factors that impact loss potential and these factors vary considerably across lines of business. Examples include, but are not limited to business class, industry classifications, or areas of practice or operations; company financial condition; stock price volatility; insured investment strategies; company policies and procedures; distribution and volatility of expected claim amounts; future trends in claim severity and frequency; expected development of historical paid and reported claims; and regulatory and judicial environment associated with insured location or venue. Furthermore, there are risks which are either poorly represented or not represented at all by our models. Each modeling assumption or un-modeled risk introduces uncertainty into our estimates that management must consider. These uncertainties can include, but are not limited to, the following:
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the models do not address all the possible hazard characteristics;

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the models may not accurately represent loss potential to insurance or reinsurance contract coverage limits, terms, and conditions; and

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the models may not accurately reflect the impact on the economy of the area affected or the financial, judicial, political or regulatory impact on insurance claim payments.

The outputs from the models and other tools we use, together with other qualitative and quantitative assessments, are used in our underwriting process to evaluate risk. Our methodology for estimating losses may differ from methods used by other companies and external parties given the various assumptions and judgments required.
As a result of these factors and contingencies, our reliance on assumptions, tools, and data we use is subject to a high degree of uncertainty that could result in actual losses that are materially different from our estimates and our financial results could be adversely affected.
A decline in the financial strength rating or financial size category assigned to Ategrity Specialty or to Ategrity Ltd may adversely affect the amount of business we write and thus our business, financial condition, and results of operation.
Participants in the insurance industry use ratings from independent ratings agencies, such as A.M. Best, as an important means of assessing the financial strength and quality of insurers. In setting its ratings, A.M. Best uses a quantitative and qualitative analysis of a company’s balance sheet strength, operating performance and business profile. This analysis includes comparisons to peers and industry standards as well as assessments of operating plans, philosophy, and management. A.M. Best financial strength ratings range from “A++” (Superior) to “F” for insurance companies that have been publicly placed in liquidation. As of March 31, 2025, A.M. Best has assigned a financial strength rating of “A-” (Excellent) to both Ategrity Specialty and to Ategrity Ltd. A.M. Best assigns ratings that are intended to provide an independent opinion of an insurance company’s ability to meet its obligations to policyholders and such ratings are not evaluations directed to investors and are not a recommendation to buy, sell, or hold our common stock or any other securities we may issue. A.M. Best periodically reviews the financial strength ratings assigned to Ategrity Specialty and to Ategrity Ltd and may revise downward or revoke such ratings at its sole discretion based primarily on its analysis of our balance sheet strength (including capital adequacy and loss adjustment expense reserve adequacy), operating performance, and business profile. Factors that could affect such analysis include, but are not limited to:
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if we change our business practices from our organizational business plan in a manner that no longer supports A.M. Best’s rating;

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if unfavorable financial, regulatory, or market trends affect us, including excess market capacity;

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if our losses exceed our loss reserves;

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if we experience worse-than-expected underwriting results or increased volatility in those results;

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if we have unresolved issues with government regulators;

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if we are unable to retain our senior management or other key personnel;

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if our investment portfolio incurs significant losses or our liquidity is limited; or

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if A.M. Best alters its capital adequacy assessment methodology in a manner that would adversely affect our rating.

These and other factors could result in a downgrade of the financial strength rating assigned to Ategrity Specialty or to Ategrity Ltd or may result in A.M. Best placing such financial strength rating outlook on a negative watch. A downgrade or withdrawal of the ratings assigned to Ategrity Specialty or to Ategrity Ltd could result in any of the following consequences, among others:
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causing our current and future brokers and insureds to choose other, more highly-rated competitors;

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increasing the cost or reducing the availability of reinsurance to us;

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severely limiting or preventing us from writing new and renewal insurance contracts; or

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making it more difficult for us to incur indebtedness if we are required to do so.

In 2021, A.M. Best issued a negative outlook to Ategrity Specialty and Ategrity Ltd which reflected A.M. Best’s concern over then-recent underwriting volatility, which resulted in pressure on our results of operations and enterprise risk management fundamentals. Although the outlook was subsequently changed to stable in 2023 after a change in management team and improvements in results of operations and enterprise risk management, the financial strength rating assigned to Ategrity Specialty and to Ategrity Ltd may be impacted in the future by volatility and other factors. In addition, in light of the earnings and capital pressures recently experienced by many financial institutions, including insurance companies, it is possible that rating organizations will heighten the level of scrutiny that they apply to such institutions, increase the frequency and scope of their credit reviews, request additional information from the companies that they rate, or increase the capital and other requirements employed in the rating organizations’ models for maintenance of certain ratings levels. We can offer no assurance that our rating will remain at its current level. It is possible that such reviews of us may result in adverse ratings consequences, which could have an adverse effect on our business, financial condition, and results of operations.
We rely on a select group of brokers, and such relationships may not continue.
We distribute the majority of our products through a select group of brokers. For the year ended December 31, 2024, 48% of our gross written premiums were distributed through three of our approximately 460 brokers as of December 31, 2024.
Our relationship with any of these brokers may be discontinued at any time. Even if the relationships do continue, they may not be on terms that are profitable for us. The termination of a relationship with one or more significant brokers could result in lower gross written premiums and could have an adverse effect on our business, financial condition, results of operations, and prospects.
Because our business depends on wholesale agents and brokers, we are exposed to certain risks arising out of our reliance on these distribution channels that could adversely affect our results.
Substantially all of our products are ultimately distributed through wholesale agents and brokers who have the principal relationships with retail agents and brokers who themselves have the relationships with our end-client policyholders. Wholesale agents and brokers generally own the “renewal rights,” and thus our business model is dependent on our relationships with, and the success of, the wholesale agents and brokers with whom we do business. Further, we are also dependent on the relationships our wholesale agents and brokers maintain with the retail agents and brokers from whom they source their business.
Our relationship with our wholesale agents and brokers may be discontinued at any time. Even if the relationships do continue, they may not be on terms that are profitable for us. For example, as insurance distribution firms continue to consolidate, their ability to influence commission rates may increase as may the concentration of business we have with a particular broker. Further, certain premiums from policyholders, where the business is produced by brokers, are collected directly by the brokers and remitted to us. In certain jurisdictions, when the insured pays its policy premium to its broker for payment on behalf of Ategrity Specialty, the premium might be considered to have been paid under applicable insurance laws and regulations. Accordingly, the insured would no longer be liable to us for those amounts, whether or not we have actually received the premium from that broker. Consequently, we assume a degree of credit risk associated with the agents and brokers with which we work. Although the failure by any of our brokers to remit premiums to us has not been material to date, there may be instances where our brokers collect premiums but do not remit them to us and we may be required under applicable law to provide the coverage set forth in the policy despite no related premiums being paid to us. Similarly, if we are limited in our ability to cancel policies for non-payment, our underwriting profits may decline and our business, financial condition, and results of operations could be adversely affected.
We review the financial condition of potential new brokers before we agree to transact business with them, and we periodically review the agencies and brokers with whom we do business to identify those that are not aligned with our business objectives. Following these periodic reviews, we may restrict such distributors’ access to certain types of products or terminate our relationship with them, subject to applicable contractual and regulatory requirements that limit our ability to terminate agents or require us to renew policies. Even through the utilization of these measures, we may not achieve the desired results. We also periodically conduct audits of our policyholders to ensure that their revenues and other exposure metrics are in-line with our underwriting decision at the time of binding the policy. If we find that exposure metrics are higher than originally estimated, we bill the policyholder for additional premiums. Because audits are often performed after the expiration of a policy, we are exposed to uncollectability of those premiums if a policyholder has failed or refuses to pay its additional premiums.
Because we rely on these distributors as our sales channel, any deterioration in the relationships with our distributors or failure to provide competitive compensation could lead our distributors to place more premium with other carriers and less premium with us. In addition, we could be adversely affected if the distributors with whom we do business exceed their granted authority, fail to transfer collected premium to us or breach the obligations that they owe to us. Although we routinely monitor our distribution relationships, such actions could expose us to liability.
Also, if insurance distribution firm consolidation continues at its current pace or increases in the future, our sales channels could be affected in a number of ways, including loss of market access or market share in certain geographic areas. Specifically, we could be negatively affected due to loss of talent as the people or individual brokers most knowledgeable about our products and with whom we have developed strong working relationships, or that represent a larger portion of our business, exit the business following an acquisition, or increases in our commission costs as larger distributors acquire more negotiating leverage over their fees. Any such disruption that materially affects our sales channel could have a negative impact on our business, financial condition, and results of operations.
As the speed of digitization accelerates, we are subject to risks associated with both our distributors and their ability to keep pace. In an increasingly digital world, distributors who cannot provide a digital or technology-driven experience risk losing customers who demand such an experience, and such customers may choose to utilize more technology-driven distributors.
Unexpected changes in the interpretation of our coverage or provisions, including loss limitations and exclusions in our policies, could have an adverse effect on our business, financial condition, and results of operations.
It is possible that loss limitations or exclusions in our policies will not be enforceable in the manner we intend. As industry practices and legal, judicial, social, and other conditions change, unexpected and unintended issues related to claims and coverage may emerge. For example, some of our policies may limit the period during which a policyholder may bring a claim, which may be shorter than the statutory period under which such claims can be brought against our policyholders. While these limitations and exclusions help us assess and mitigate our loss exposure, it is possible that a court or regulatory authority could nullify or void a limitation or exclusion or legislation could be enacted modifying or barring the use of such limitations or exclusions. These types of governmental actions could result in higher than anticipated losses and loss adjustment expenses, which could have an adverse effect on our business, financial condition, and results of operations. In addition, court decisions could read policy exclusions narrowly so as to expand coverage, thereby requiring insurers to create and write new exclusions.
These issues may adversely affect our business by either broadening coverage beyond our underwriting intent or by increasing the frequency or severity of claims. In some instances, these changes may not become apparent until sometime after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued. We may also become subject to disputes relating to bad faith allegations which could result in us incurring losses in excess of policy limits.
Our failure to accurately pay claims in a timely manner and to monitor and detect fraud could adversely affect our business, financial condition, results of operations, and prospects.
We must accurately and promptly evaluate and pay claims that are made under our policies. Many factors affect our ability to accurately pay claims in a timely manner, including the training and experience of our claims representatives, the effectiveness of our claims representatives and management, our ability to develop or select and implement appropriate procedures and systems to support our claims functions, and other factors. Our failure to accurately pay claims in a timely manner could lead to regulatory and administrative actions or material litigation, including bad faith claims, undermine our reputation in the marketplace, and adversely affect our business, financial condition, results of operations, and prospects.
We may be unable to prevent, monitor, or detect fraudulent activity, including policy acquisitions or payments of claims that are fraudulent in nature.
If we fail to maintain adequate systems and processes to prevent, monitor, and detect fraud, including fraudulent policy acquisitions or claims activity, or if inadvertent errors occur with such prevention, monitoring, and detection systems due to human or computer error, our business could be adversely impacted. While we believe past incidents of fraudulent activity have been relatively isolated, we cannot be certain that our systems and processes will always be adequate in the face of increasingly sophisticated and ever-changing fraud schemes. We use a variety of tools to protect against fraud, but these tools may not always be successful at preventing such fraud.
Instances of fraud may result in increased costs, including possible settlement and litigation expenses, and could have an adverse effect on our business and reputation. In addition, failure to monitor and detect fraud can result in regulatory fines or penalties.
Severe weather conditions and other catastrophes may result in an increase in the number and amount of claims filed against us.
Our business is exposed to the risk of severe weather conditions, earthquakes, and man-made catastrophes. In particular, the risks of these events may be heightened in certain geographies where we provide insurance coverage, including the risk of hurricanes in Florida, Texas, the Gulf Coast states and certain East Coast states, the risk of fires, floods, and earthquakes in California, and the risk of severe convective storms in certain Midwest states. Catastrophes can be caused by various events, including natural events such as severe winter weather, tornadoes, windstorms, earthquakes, hailstorms, severe thunderstorms, and fires, or man-made events such as explosions, war, terrorist attacks, and riots. Over the past several years, changing weather patterns and climatic conditions, such as global warming, have added to the unpredictability and frequency of natural disasters in certain parts of the world, including the markets in which we operate. Climate change may increase the frequency and severity of extreme weather events. This effect has led to conditions in the ocean and atmosphere, including warmer-than-average sea-surface temperatures and low wind shear that increase hurricane activity. The occurrence of a natural disaster or other catastrophe loss could adversely affect our business, financial condition, and results of operations. Additionally, any increased frequency and severity of such weather events, including hurricanes, could have an adverse effect on our ability to predict, quantify, reinsure, and manage catastrophe risk and may materially increase our losses resulting from such catastrophe events.
The extent of losses from catastrophes is a function of both the frequency and severity of the insured events and the total amount of insured exposure in the areas affected. The incidence and severity of catastrophes and severe weather conditions are inherently unpredictable. We manage our exposure to losses by analyzing the probability and severity of the occurrence of loss events and the impact of such events on our overall underwriting and investment portfolio. In addition, our inability to obtain reinsurance coverage at reasonable rates and in amounts adequate to mitigate the risks associated with severe weather conditions and other catastrophes could have an adverse effect on business, financial condition, and results of operations.
Our business is also exposed to the risk of pandemics, outbreaks, public health crises, and geopolitical and social events, and their related effects. If pandemics, outbreaks, and other events occur or re-occur, our business, financial condition, results of operations, and cash flows may be adversely affected.
Because we provide our agents with the ability to bind smaller-sized policies directly in our cloud-based underwriting system, failures to comply with our underwriting guidelines may occur, which could adversely impact our business, financial condition, and results of operations.
We market and distribute our smaller-sized insurance products through agents that have limited quoting and binding authority through our cloud-based underwriting system. These agents can bind certain risks. If any of these agents fail to comply with our underwriting guidelines and the terms of their appointments, such as misclassifying certain risks, we could be bound on a particular risk or number of risks that were not anticipated when we developed the insurance products or estimated losses and loss adjustment expenses. Such actions could adversely affect our business, financial condition, and results of operations. We actively audit the business bound through our systems by agents, including digital monitoring, but we cannot ensure that all compliance failures are detected and resolved.
If actual renewals of our existing contracts do not meet expectations, our written premiums in future years and our future results of operations and prospects could be adversely affected.
Many of our contracts are written for a one-year term. In our financial forecasting process, we make assumptions about the rates of renewal of our prior year’s contracts. The insurance and reinsurance industries have historically been cyclical businesses with intense price competition due to excessive underwriting capacity, as well as periods when shortages of capacity permitted an increase in pricing and, thus, more favorable underwriting profits. An increase in premium levels is often offset over time by an increasing supply of insurance capacity in the form of capital provided by new entrants and existing insurers, which may cause prices to decrease. Additionally, during periods of intense competition, the E&S market may shrink as standard insurance carriers expand risk appetite and extend coverage to the E&S market. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms, and fewer opportunities to underwrite insurance risk. If we are unable to modify our pricing in response to such fluctuations to stay competitive and retain our customers, our business, financial condition, results of operations, and cash flows may be adversely affected. In addition, if actual renewals do not meet expectations or if we choose not to write a renewal because of pricing conditions, our written premiums in future years and our future operations and prospects would be adversely affected.
We may act based on inaccurate or incomplete information regarding the accounts we underwrite.
We rely on information provided by insureds or their representatives when underwriting insurance policies. While we may make inquiries to validate or supplement the information provided, we may make underwriting decisions based on incorrect or incomplete information. It is possible that we will misunderstand the nature or extent of the activities or facilities and the corresponding extent of the risks that we insure because of our reliance on inadequate or inaccurate information.
Our employees could take excessive risks, which could negatively affect our financial condition and business.
As an insurance enterprise, we are in the business of binding certain risks. The employees who conduct our business, including executive officers and other members of management, underwriters, product managers, and other employees, do so in part by making decisions and choices that involve exposing us to risk. These include decisions such as setting underwriting guidelines and standards, product design and pricing, determining which business opportunities to pursue, and other decisions. We endeavor, in the design and implementation of our compensation programs and practices, to avoid giving our employees incentives to take excessive risks. Employees may, however, take such risks regardless of the structure of our compensation programs and practices. Similarly, although we employ controls and procedures designed to monitor employees’ business decisions and prevent them from taking excessive risks, these controls and procedures may not be effective. If our employees take excessive risks, the impact of those risks could have an adverse effect on our financial condition and business operations.
Changes in accounting practices and future pronouncements may materially affect our reported financial results.
Developments in accounting practices may require us to incur considerable additional expenses to comply, particularly if we are required to prepare information relating to prior periods for comparative purposes or to apply the new requirements retroactively. The impact of changes in current accounting practices and future pronouncements cannot be predicted but may affect the calculation of net income, stockholders’ equity, and other relevant financial statement line items.
Ategrity Specialty is required to comply with SAP. SAP is subject to constant review by the NAIC and its task forces and committees, as well as state insurance departments, in an effort to address emerging issues and otherwise improve financial reporting. Various proposals are pending before committees and task forces of the NAIC, some of which, if enacted, could have negative effects on insurance industry participants. The NAIC continuously examines existing laws and regulations. We cannot predict whether or in what form such reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect us.
Public attention to environmental, social, and governance initiatives may expose us to negative public perception, cause reputational harm, impose additional costs on our business, or impact our stock price.
In the past, attention has been directed towards publicly traded companies regarding environmental, social, and governance (“ESG”) matters. A failure, or perceived failure, to respond to investor or customer expectations related to ESG concerns could cause harm to our business and reputation. More recently, public statements with respect to ESG matters, such as emissions reduction goals, other environmental targets, or other commitments addressing certain social issues, are becoming increasingly subject to heightened scrutiny from public and governmental authorities related to the risk of potential “greenwashing,” (i.e., misleading information or false claims overstating potential ESG benefits). Our insureds include a wide variety of industries, including potentially controversial industries. Damage to our reputation as a result of our provision of policies to certain insureds could result in decreased demand for our insurance products and could have an adverse effect on our business, operational results, and financial results, as well as require additional resources to rebuild our reputation, competitive position, and brand strength.
In addition, this emphasis on ESG matters has resulted and may result in the adoption of new laws and regulations, including new reporting requirements, including with respect to climate change. ESG and sustainability-related regulation and legislation, to the extent implemented, will require us to incur significant additional costs to comply, including the implementation of significant additional internal controls, processes, and procedures regarding matters that have not been subject to such controls in the past, and impose increased oversight obligations on our management and board of directors as well as impose additional disclosure obligations on us. Additionally, our customers or other business partners may require us to provide additional climate-related information if they are also subject to additional climate-related disclosure laws or regulations in other jurisdictions. If we fail to comply with new laws, regulations, or reporting requirements, or we fail to provide complete and accurate information to our customers or other business partners, our reputation and business could be adversely impacted.
Risks related to the market and economic conditions
Adverse economic factors, including recession, inflation, periods of high unemployment, or lower economic activity could result in the sale of fewer policies than expected or an increase in frequency or severity of claims and premium defaults, and even the falsification of claims, or a combination of these effects, which, in turn, could affect our growth and profitability.
Factors, such as business revenue, economic conditions, the volatility and strength of the capital markets and inflation can affect the business and economic environment. These same factors affect our ability to generate revenue and profits. In an economic downturn that is characterized by higher unemployment, declining spending and reduced corporate revenues, the demand for insurance products is generally adversely affected, which directly affects our premium levels and profitability. Negative economic factors may also affect our ability to receive the appropriate rate for the risk we insure with our policyholders and may adversely affect the number of policies we can write, including with respect to our opportunities to underwrite profitable business. In an economic downturn, our customers may have less need for insurance coverage, cancel existing insurance policies, modify their coverage, or not renew the policies they hold with us. Existing policyholders may exaggerate or even falsify claims to obtain higher claims payments. In addition, if certain segments of the economy, such as real estate, hospitality, construction, and retail (which would affect several of our underwriting divisions at one time), were to significantly change, it could adversely affect our results. These outcomes would reduce our underwriting profit to the extent these factors are not reflected in the rates we charge.
For the year ended December 31, 2024, there were four states in which 5.0% or more of our gross written premiums were concentrated: California (21.0%), Florida (16.2%), Texas (12.8%), and New York (6.4%). Any economic downturn in any such states could have an adverse effect on our business, financial condition, and results of operations.
The insurance business is historically cyclical in nature and we believe we are currently experiencing a relatively hard market cycle, which may affect our financial performance and cause our results of operations to vary from quarter to quarter and may not be indicative of future performance.
Historically, insurance carriers have experienced significant fluctuations in results of operations due to competition in our industry, frequency and severity of catastrophic events, fluctuating interest rates, claims exceeding loss reserves, levels of capacity, deviations from expected renewal rates of existing policies and contracts, adverse investment performance, cost of reinsurance coverage, adverse litigation trends, regulatory constraints, general economic conditions, and other factors. The supply of insurance is related to prevailing prices, the level of insured losses, and the level of capital available to the industry that, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance industry. As a result, the insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity (soft market cycle) as well as periods when shortages of capacity increased premium levels (hard market cycle). Demand for insurance depends on numerous factors, including the frequency and severity of catastrophic events, levels of capacity, the introduction of new capital providers, and general economic conditions. All of these factors fluctuate and may contribute to price declines generally in the insurance industry.
Although an individual insurance company’s financial performance depends on its own specific business characteristics, the profitability of most P&C insurance companies tends to follow this cyclical market with higher gross written premium growth and improved profitability during hard market cycles. Further, this cyclical market pattern can be more pronounced in the E&S market than in the standard insurance market. When the standard insurance market hardens, the E&S market typically hardens, and growth in the E&S market can be significantly more rapid than growth in the standard insurance market. Similarly, when conditions begin to soften, many customers that were previously driven into the E&S market may return to the admitted market, exacerbating the effects of rate decreases on our financial results. At present, we believe we are experiencing a relatively hard market cycle. However, we cannot predict the timing or duration of changes in the market cycle because the cyclicality is due in large part to the actions of our competitors and general economic factors. As a result, our results of operations are subject to fluctuation and have historically varied from quarter to quarter. We expect our quarterly results will continue to fluctuate in the future due to a number of factors, including the general economic conditions in the markets where we operate, the frequency of occurrence or severity of catastrophe or other insured events, fluctuating interest rates, claims exceeding our loss reserves, competition in our industry, deviations from expected premium retention rates of our existing policies and contracts, adverse investment performance, and the cost of reinsurance coverage.
Global climate change may have an adverse effect on our financial results.
Although uncertainty remains as to the nature and effect of future efforts to curb greenhouse gas emissions and thereby mitigate their potential long-term effects on the climate, a broad spectrum of scientific evidence suggests that manmade production of greenhouse gas has had an adverse effect on the global climate. Our insurance policies are generally written for one year and repriced annually to reflect changing exposures. However, assessing the risk of loss and damage associated with the adverse effects of climate change and the range of approaches to address loss and damage associated with the adverse effects of climate change, including impacts related to extreme weather events and slow onset events, remains a challenge and might adversely impact our business, financial condition, and results of operations.
Risks related to the regulatory environment
We are subject to extensive regulation, which may adversely affect our ability to achieve our business objectives. In addition, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.
Ategrity Specialty is subject to extensive regulation in Delaware, its state of domicile, and to a lesser degree, the other states in which it operates. Ategrity Ltd is subject to extensive regulation in Bermuda. Most insurance regulations are designed to protect the interests of insurance policyholders, as opposed to the interests of investors or stockholders. These regulations generally are administered by a department of insurance in each state and relate to, among other things, authorizations to write E&S lines of business, capital and surplus requirements, investment and underwriting limitations, affiliate transactions, dividend limitations, changes in control, solvency, and a variety of other financial and non-financial aspects of our business. Significant changes in these laws and regulations could further limit our discretion or make it more expensive to conduct our business. State insurance regulators and the BMA also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. In addition, state surplus lines laws, or laws pertaining to non-admitted insurance business, require that surplus lines brokers comply with diligent search/exempt commercial purchaser laws and affidavit/document filing requirements, as well as requiring the collection and paying of any taxes, stamping fees, assessment fees, and other applicable charges on such business. Excess and surplus lines businesses, such as Ategrity Specialty’s businesses, are often subject to special licensing, surplus lines tax, and/or due diligence requirements by the home state of the insured. We rely on third-party surplus lines brokers to comply with such laws and regulations. Fines for failing to comply with these surplus lines requirements, specifically for failing to comply with the surplus lines licensing or due diligence requirements, vary by state but can range to several million dollars. These regulatory requirements may impose timing and expense constraints that could adversely affect our ability to achieve some or all of our business objectives.
In addition, state insurance regulators have broad discretion to deny or revoke licenses for various reasons, including violation of regulations. In some instances, where there is uncertainty as to applicability, we follow practices based on our interpretations of regulations or practices that we believe generally to be followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, state insurance regulators could preclude or temporarily suspend us from carrying on some or all of our activities or could otherwise penalize us. This could adversely affect our ability to operate our business. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could interfere with our operations and require us to bear additional costs of compliance, which could adversely affect our ability to operate our business.
Failure to maintain our risk-based capital at the required levels could adversely affect our ability to maintain regulatory authority to conduct our business.
Ategrity Specialty is required to have sufficient capital and surplus in order to comply with insurance regulatory requirements, support its business operations and minimize its risk of insolvency. The NAIC has developed a system to test the adequacy of statutory capital and surplus of U.S.-based insurers, known as risk-based capital, that all states have adopted. This system establishes the minimum amount of capital and surplus necessary for an insurance company to support its overall business operations in consideration of its size and risk profile. It identifies insurers that may be inadequately capitalized by looking at certain risk factors, including asset risk, credit risk, and underwriting risk with respect to the insurer’s business in order to determine an insurer’s authorized control level risk-based capital. An insurer’s risk-based capital ratio measures the relationship between its total adjusted capital and its authorized control level risk-based capital.
Insurers with a ratio falling below certain calculated thresholds may be subject to varying degrees of regulatory action, including heightened supervision, examination, rehabilitation, or liquidation. An insurance company with total adjusted capital that is less than 200% of its authorized control level risk-based capital is at a company action level, which would require the insurance company to file a risk-based capital plan that, among other things, contains proposals of corrective actions the company intends to take that are reasonably expected to result in the elimination of the company action level event. Additional action level events occur when the insurer’s total adjusted capital falls below 150%, 100%, and 70% of its authorized control level risk-based capital. Lower percentages trigger increasingly severe regulatory responses. In the event of a mandatory control level event (triggered when an insurer’s total adjusted capital falls below 70% of its authorized control level risk-based capital), an insurer’s primary regulator is required to take steps to place the insurer into receivership.
In addition, the IRIS is a collection of analytical tools designed to provide state insurance regulators with an integrated approach to screening and analyzing the financial condition of insurance companies operating in their respective states. If our ratios fall outside of the usual range for one or more ratios set forth by the IRIS for any number of reasons, it could subject us to heightened regulatory scrutiny or measures or create investor uncertainty around the stability of our financial condition, which could harm our business.
Further, the NAIC has promulgated a Model Regulation to Define Standards and Commissioner’s Authority for Companies Deemed to be in Hazardous Financial Condition (the “Hazardous Financial Condition Standards”), which has been adopted by many states in whole or part. If our financial condition is deemed by state insurance regulators to meet the Hazardous Financial Conditions Standards, it could subject us to heightened regulatory scrutiny or measures or create uncertainty around the stability of our financial condition, which could harm our business.
As a relatively new entrant to the insurance industry, we may face additional capital and surplus requirements as compared to those of our larger and more established competitors. Failure to maintain adequate risk-based capital at the levels required by law and/or the Delaware Department of Insurance as described above could result in increasingly onerous reporting and examination requirements and could adversely affect our ability to maintain regulatory authority to conduct our business.
State insurance regulators impose additional reporting requirements regarding enterprise risk on insurance holding company systems, with which we must comply as an insurance holding company.
In the past decade, various state insurance regulators have increased their focus on risks within an insurer’s holding company system that may pose enterprise risk to the insurer. In 2012, the NAIC adopted significant amendments to the Insurance Holding Company Act and related regulations (the “NAIC Amendments”). The NAIC Amendments are designed to respond to perceived gaps in the regulation of insurance holding company systems in the United States. One of the major changes is a requirement that an insurance holding company system’s ultimate controlling person submit annually to its lead state insurance regulator an “enterprise risk report” that identifies activities, circumstances, or events involving one or more affiliates of an insurer that, if not remedied properly, are likely to have an adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole. Currently, as Mr. Zimmer, a revocable trust for Mr. Zimmer’s benefit, and an irrevocable trust for his immediate family are the ultimate controlling persons in our insurance holding company system, he and the trusts are required to file an annual enterprise risk report in Delaware. Other changes include the requirement that a controlling person submit prior notice to its domiciliary insurance regulator of a divestiture of control, having detailed minimum requirements for cost sharing and management agreements between an insurer and its affiliates and expanding of the agreements between an insurer and its affiliates to be filed with its domiciliary insurance regulator, including states in which the insurer is commercially domiciled. The NAIC Amendments must be adopted by the individual state legislatures and insurance regulators in order to be effective, and many states, including Delaware, have already done so.

The NAIC and international insurance regulators, including the International Association of Insurance Supervisors, are also working to develop group capital standards. In December 2020, the NAIC adopted a group capital calculation (“GCC”) tool using an RBC aggregation methodology for all entities within the insurance holding company system, including non-U.S. entities. The goal is to provide U.S. regulators with a method to aggregate the available capital and the minimum capital of each entity in a group in a way that applies to all groups regardless of their structure. The NAIC has stated that the calculation is a regulatory tool and does not constitute a capital requirement or standard, but there can be no guarantee that will remain the case. It is unclear how the GCC will interact with existing capital requirements for insurance companies in the United States and with international capital standards. It is possible that we may be required to hold additional capital as a result of future developments.
We may become subject to additional government or market regulations which may have an adverse impact on our business.
Our business could be adversely affected by changes in state laws, including those relating to asset and reserve valuation requirements, surplus requirements, limitations on investments and dividends, enterprise risk and risk-based capital requirements, and, at the federal level, by laws and regulations that may affect certain aspects of the insurance industry, including proposals for preemptive federal regulation. The U.S. federal government generally has not directly regulated the insurance industry except for certain areas of the market, such as insurance for flood, nuclear, and terrorism risks. However, the federal government has undertaken initiatives or considered legislation in several areas that may affect the insurance industry, including tort reform, corporate governance, and the taxation of reinsurance companies.
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also established the Federal Insurance Office (the “FIO”) and vested the FIO with the authority to monitor all aspects of the insurance sector and the ability to recommend to the Financial Stability Oversight Council the designation of an insurer as “systemically significant” and therefore subject to regulation by the Federal Reserve as a bank holding company. Legislation has been introduced from time to time in Congress that, if enacted, could result in the federal government assuming a more direct role in the regulation of the insurance industry, including federal licensing in addition to or in lieu of state licensing and requiring reinsurance for natural catastrophes. In addition, the Bermuda reinsurance regulatory framework has become subject to increased scrutiny in many jurisdictions. As a result, the BMA has implemented and imposed additional requirements on the companies it regulates, which requirements could adversely impact the operations of Ategrity Ltd. We are unable to predict whether any legislation will be enacted or any regulations will be adopted, or the effect any such developments could have on our business, financial condition, or results of operations.
Additionally, we currently derive revenues from customers in the cannabis industry. As such, any risks related to the cannabis industry, including but not limited to cannabis being deemed a controlled substance under federal laws, may adversely impact our clients and potential clients, which may in turn, impact our services. The legality of cannabis could be reversed in one or more states, which might force businesses, including our customers, to cease operations in one or more states entirely. A change in the legal status of, or the enforcement of federal laws related to, the cannabis industry could negatively impact us and lead to a decrease in our revenue through the loss of current and potential customers.
Increased regulation or scrutiny of alternative investment advisors and certain trading methods such as short selling could affect the Investment Manager’s ability to manage our investment portfolios or affect our business reputation.
A substantial portion of our portfolio assets are allocated to the Utility & Infrastructure Investments, which is comprised of investments in private investment funds managed by the Investment Manager. The legal, tax, and regulatory environment worldwide for private investment funds and their managers is evolving. New laws and regulations or actions taken by regulators that restrict the ability of the Investment Manager to pursue its investment program or employ brokers and other counterparties could have a material adverse effect on the Utility & Infrastructure Investments.

The Investment Manager is regularly involved in trading activities that involve a number of U.S. and foreign securities law regimes. Violations of any such law (or allegations of such violations) could directly or indirectly result in severe restrictions on the Investment Manager’s activities and, indirectly, do damage to our investment portfolio or the reputation of the Investment Manager and to us. In addition, the securities and futures markets are subject to comprehensive statutes, regulations, and margin requirements. The SEC, other regulators, and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies. The regulation of derivatives transactions and funds that engage in such transactions is an evolving area of law and is subject to modification by government and judicial action. Any future regulatory change could have a significant negative impact on our investment portfolio and, accordingly, our financial condition and results of operations.
For example, the Investment Manager routinely engages in short selling for the account of the funds underlying the Utility & Infrastructure Investments. Short sale transactions have been subject to increased regulatory scrutiny, including the imposition of restrictions on short selling certain securities and reporting requirements. The Investment Manager’s ability to execute a short selling strategy in managing the Utility & Infrastructure Investments may be adversely impacted by temporary or new permanent rules, interpretations, prohibitions, and restrictions adopted in response to these adverse market events. Temporary restrictions or prohibitions on short selling activity may be imposed by regulatory authorities with little or no advance notice and may impact prior and future trading activities of the Investment Manager. Additionally, the SEC, its non-U.S. counterparts, other governmental authorities, or self-regulatory organizations may at any time promulgate permanent rules or interpretations consistent with such temporary restrictions or that impose additional or different permanent or temporary limitations or prohibitions. The SEC might impose different limitations or prohibitions on short selling from those imposed by various non-U.S. regulatory authorities. These different regulations, rules, or interpretations might have different effective periods.
Regulatory authorities could, from time to time, impose restrictions that adversely affect the Investment Manager’s ability to borrow certain securities in connection with short sale transactions for the Utility & Infrastructure Investments. In addition, traditional lenders of securities are often less likely to lend securities under certain market conditions. As a result, the Investment Manager may not be able to effectively pursue a short selling strategy due to a limited supply of securities available for borrowing. We may also incur additional costs in connection with short sale transactions effected for the Utility & Infrastructure Investments, including in the event that the Investment Manager is required to enter into a borrowing arrangement with respect to the Utility & Infrastructure Investments in advance of any short sales. Moreover, the ability to continue to borrow a security is not guaranteed and our account will be subject to strict delivery requirements. The inability to deliver securities within the required time frame may subject us to mandatory close out by the executing broker-dealer. A mandatory close out may subject us to unintended costs and losses. Certain action or inaction by third parties, such as executing broker-dealers or clearing broker-dealers, may materially impact the Investment Manager’s ability to effect short sale transactions for the Utility & Infrastructure Investments.
Additionally, the NAIC may institute changes to the risk-based capital charges and capital requirements for invested assets held by insurers, including additional requirements that may apply in relation to alternative investments such as the Utility & Infrastructure Investments, requiring Ategrity Specialty to hold additional capital in order to support its investments and meet relevant state risk based capital requirements.
Risks related to our operations
We could be adversely affected by the loss of one or more key personnel or by an inability to attract and retain qualified personnel.
We depend on our ability to attract and retain experienced and seasoned personnel who are knowledgeable about our business. Our senior management team, including our Chief Executive Officer, Justin Cohen, and our President and Chief Underwriting Officer, Chris Schenk, plays an important role in our strategic direction, broker partnership, corporate culture, and our continued success as an organization. The loss of Mr. Cohen, Mr. Schenk, or other members of our senior management team could adversely impact our business.

We could be adversely affected if we fail to adequately plan for the succession of our senior leaders and key executives. Our current succession plans and employment arrangements with certain key executives do not guarantee their services will continue to be available to us.
The pool of talent from which we actively recruit is limited and may fluctuate based on market dynamics specific to our industry and independent of overall economic conditions. As such, higher demand for employees having the desired skills and expertise could lead to increased compensation expectations for existing and prospective personnel, making it difficult for us to retain and recruit key personnel and maintain labor costs at desired levels. Certain of our employees are subject to non-compete and non-solicitation provisions that generally apply during, and extend for six to twelve months following the termination of, their employment. Not all jurisdictions permit such non-compete agreements, and regardless of the jurisdiction, our key personnel could still pursue employment opportunities with other parties, including with any of our competitors and there are no assurances that our non-compete agreements with any such key personnel would be enforceable in a cost-effective manner, if at all. Should any of our key personnel terminate his or her employment with us, or if we are unable to retain and attract talented personnel, we may be unable to maintain our current competitive position in the specialized markets in which we operate, which could adversely affect our results of operations.
We could suffer security breaches, loss of data, cyberattacks, and other information technology failures, and are subject to laws and regulations concerning data privacy and security that are continually evolving. Actual or suspected information technology failures or failures to comply with applicable law could disrupt our operations, damage our reputation, and adversely affect our business, financial condition, or results of operations.
Our business is highly dependent on our information technology and telecommunications systems, including our underwriting systems. We rely on these systems to interact with brokers, agents, and insureds, to underwrite business, to prepare policies and process premiums, to perform actuarial and other modeling functions, to process claims and make claims payments, and to prepare internal and external financial statements. We also rely on our information and telecommunications systems for employees to interact with each other within the company, as most employees work on a remote basis a majority of their time as opposed to in physical offices. Some of these systems may include or rely on third-party systems provided by third-party service providers and/or not located on our premises or under our control.
We and our service providers face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity, and availability of systems and confidential information, including vulnerabilities in commercial software that is integrated into our (or our suppliers’ or service providers’) IT systems, products, or services. The risk of a data security breach or a disruption has generally increased in frequency, intensity, and sophistication. Techniques used to compromise or sabotage systems change frequently, may originate from less regulated and remote areas of the world and be difficult to detect and generally are not recognized until launched against a target. Events such as natural catastrophes, terrorist attacks, industrial accidents, computer viruses, ransomware, a security breach by an unauthorized person, employee error, malfeasance, faulty password management, or other irregularity, and other cyber-attacks may cause our systems to fail or be inaccessible for extended periods of time. We have implemented security measures designed to protect against breaches of security, such as business contingency plans and other reasonable plans to protect our systems, whether housed internally or through third-party cloud services. In addition, while we generally monitor vendor risk, including the security and stability of our critical vendors, we may fail to properly assess and understand the risks and costs involved in the third-party relationships. We cannot guarantee that these measures will be effective and sustained or repeated system failures or service denials could severely limit our ability to write and process new and renewal business, provide customer service, pay claims in a timely manner, or otherwise operate in the ordinary course of business. We may be unable to adequately investigate or remediate any vulnerabilities to our systems, even if identified, due to attackers using tools and techniques that are designed to circumvent controls, avoid detection, and remove or obfuscate forensic evidence.
Any such event may result in operational disruptions as well as unauthorized access to, the disclosure of, or loss of, our proprietary information or our customers’ data and information, which in turn may result in legal claims, regulatory scrutiny and liability, reputational damage, the incurrence of costs to eliminate or mitigate further exposure, the loss of customers or affiliated advisors, or other damage to our business. In addition, the trend toward general public notification of such incidents could exacerbate the harm to our business, financial condition, and results of operations. Even if we successfully protect our technology infrastructure and the confidentiality of sensitive data, we could suffer harm to our business and reputation if attempted security breaches are publicized. We cannot be certain that advances in criminal capabilities, discovery of new vulnerabilities, attempts to exploit vulnerabilities in our systems, data thefts, physical system or network break-ins, inappropriate access, or other developments will not compromise or breach the technology or other security measures protecting the networks and systems used in connection with our business.
In addition, as part of our normal business activities, we handle information related to individuals including, but not limited to, employees, claimants, individual third-party brokers or agents, and individual vendors. As such, we are subject to various federal, state, and local laws, regulations, and industry standards. The regulatory environment surrounding information security and privacy is increasingly demanding, with frequent imposition of new and changing requirements that are subject to differing interpretations. In the United States, there are numerous federal and state data privacy and security laws, rules, and regulations governing the collection, use, storage, sharing, transmission, and other processing of personal information, including federal and state data privacy laws, data breach notification laws, and consumer protection laws.
Any failure or perceived failure by us to comply with laws, regulations, policies, or regulatory guidance relating to privacy or data security may result in governmental investigations and enforcement actions, litigation, fines and penalties, or adverse publicity and could cause our customers and consumers to lose trust in us, which could have an adverse effect on our reputation and business.
The effects of litigation on our business are uncertain and could have an adverse effect on our business.
As is typical in our industry, we continually face risks associated with litigation of various types, including disputes relating to insurance claims under our policies as well as other general commercial and corporate litigation. Although we are not currently involved in any material litigation with our customers, other members of the insurance industry are the target of class action lawsuits and other types of litigation, some of which involve claims for substantial or indeterminate amounts, and the outcomes of which are unpredictable. This litigation is based on a variety of issues, including insurance and claim settlement practices. We cannot predict with any certainty whether we will be involved in such litigation in the future or what impact such litigation would have on our business.
Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology platform and brand, or we may be sued by third parties for alleged infringement of their proprietary rights.
Our success and ability to compete depend in part on our intellectual property, which includes our rights in our proprietary technology platform and our brand. We primarily rely on copyright, trade secret and trademark laws, and confidentiality or license agreements with our employees, customers, service providers, partners, and others to protect our intellectual property rights. The steps we take to protect our intellectual property, however, may be inadequate. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Additionally, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability and scope of our intellectual property rights. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and adversely impact our business.
Our success depends also in part on our not infringing on the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry or to our brand. In the future, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing on such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services or require that we comply with other unfavorable terms. Even if we were to prevail in such a dispute, any litigation could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.
We employ third-party and open-source licensed software for use in our business, and the inability to maintain these licenses, errors in the software we license or the terms of open- source licenses could result in increased costs or reduced service levels, which would adversely affect our business.
Our business relies on certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business.
Additionally, the software powering our technology systems incorporates software covered by open-source licenses. The terms of many open-source licenses have not been interpreted by U.S. courts and there is a risk that the licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our systems. If portions of our proprietary software are determined to be subject to an open-source license, we could be required to publicly release the affected portions of our source code or re-engineer all or a portion of our technology systems, each of which could reduce or eliminate the value of our technology systems. Such risk could be difficult or impossible to eliminate and could adversely affect our business, financial condition, and results of operations.
We may not be able to effectively implement or adapt to changes in technology, particularly with respect to artificial intelligence, which may result in interruptions to our business or even in a competitive disadvantage.
Developments in technology are affecting the insurance business. For example, insurance companies are beginning to use artificial intelligence in a number of applications, including risk assessment, claims processing, customer service, fraud detection, and predictive analytics and modeling. We believe that the development and implementation of new technologies will require additional investment of our capital resources in the future, and it is possible that we may not be able to effectively implement or adapt to new technologies. We have not determined the amount of resources and the time that this development and implementation may require, which may result in short-term, unexpected interruptions to our business, or may result in a competitive disadvantage in price and/or efficiency, as we endeavor to develop or implement new technologies. In addition, changes in technology typically outpace corresponding regulations, which may lead to periods of uncertainty in the permissible uses of certain technology and to differences or even inconsistencies in the regulatory approaches across jurisdictions. The absence of regulations or conflicts in regulations may further limit our ability to implement new technology in an effective and timely manner.
We are subject to stringent and changing privacy and data security laws, regulations, and standards related to data privacy and security. Our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability, or adversely affect our business.
We are subject to the privacy provisions of the federal Gramm-Leach-Bliley Act and the NAIC Insurance Information and Privacy Protection Model Act, to the extent adopted and implemented by various state legislatures and insurance regulators in states in which we conduct our business. The regulations implementing these laws require insurance companies to disclose their privacy practices to consumers, allow them to opt-in or opt-out, depending on the state, of the sharing of certain personal information with unaffiliated third parties, and maintain certain security controls to protect their information. Violators of these laws face regulatory enforcement action, substantial civil penalties, injunctions, and in some states, private lawsuits for damages.

Privacy and data security regulation in the United States is rapidly evolving. For example, California enacted the California Consumer Privacy Act (the “CCPA”), which became effective January 1, 2020. The CCPA and related regulations give California residents expanded rights to access and request deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches, which is expected to increase the volume and success of class action data breach litigation. In addition to increasing our compliance costs and potential liability, the CCPA’s restrictions on “sales” of personal information may restrict our use of cookies and similar technologies for advertising purposes. The CCPA excludes information covered by Gramm-Leach-Bliley Act, the Driver’s Privacy Protection Act, the Fair Credit Reporting Act from the CCPA’s scope, but the CCPA’s definition of “personal information” is broad and may encompass other information that we maintain. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., and multiple states have enacted or proposed similar laws. There is also discussion in Congress of new comprehensive federal data protection and privacy law to which we likely would be subject if it is enacted.
In addition, California voters approved the November 2020 ballot measure which enacted the California Privacy Rights Act (the “CPRA”), substantially expanding the requirements of the CCPA. As of January 1, 2023, the CPRA gave consumers the ability to limit use of precise geolocation information and other categories of information classified as “sensitive”; add e-mail addresses and passwords to the list of personal information that, if lost or breached, would give the affected consumers the right to bring private lawsuits; increase the maximum penalties threefold for violations concerning consumers under age 16; and establish the California Privacy Protection Agency to implement and enforce the new law, as well as impose administrative fines. The effects of the CCPA, CPRA and other similar state or federal laws are potentially significant and may require us to modify our data processing practices and policies, incur substantial compliance costs, and subject us to increased potential liability.
Additionally, we are subject to the terms of our privacy policies, privacy-related disclosures and contractual and other privacy-related obligations to our customers and other third parties. Any failure or perceived failure by us or third parties we work with to comply with these policies, disclosures, and obligations to customers or other third parties, or privacy or data security laws may result in governmental or regulatory investigations, enforcement actions, regulatory fines, criminal compliance orders, litigation, or public statements against us by consumer advocacy groups or others, and could cause customers to lose trust in us, all of which could be costly and have an adverse effect on our business.
Any future acquisitions, strategic investments, or new platforms could expose us to further risks or turn out to be unsuccessful.
From time to time, we may pursue growth through acquisitions and strategic investments in businesses or new underwriting or marketing platforms. The negotiation of potential acquisitions or strategic investments as well as the integration of an acquired business, personnel, or underwriting or marketing platforms could result in a substantial diversion of management resources and the emergence of other risks, such as potential losses from unanticipated litigation, a higher level of claims than is reflected in reserves, loss of key personnel in acquired businesses, or an inability to generate sufficient revenue to offset acquisition costs.
Our ability to manage our growth through acquisitions, strategic investments, or new or alternative platforms will depend, in part, on our success in addressing such risks. While we are not currently contemplating any such acquisitions or strategic investments, our nimble approach to capital management based on opportunities presented and sought out means that we may opportunistically from time to time pursue such acquisitions, new platforms, or strategic investment strategies. Any failure by us to implement our acquisitions, new platforms, or strategic investment strategies effectively could have an adverse effect on our business, financial condition, results of operations, and prospects.

Risks related to our growth
Our limited operating history makes it difficult to evaluate our current business performance, implementation of our business model and our future prospects.
Our business commenced operations in 2018. Our limited operating history may make it difficult to evaluate our current business and our future prospects. While our revenue has grown in recent periods, this growth rate may not be sustainable and should not be considered indicative of future performance, and we may not realize sufficient revenue to maintain profitability in the future. As we grow our business, we expect our revenue growth rates may slow in future periods due to several reasons, which may include slowing demand for our products, increasing competition, a decrease in the growth of our overall market, and our failure to capitalize on growth opportunities or the maturation of our business. In addition, we have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing and unforeseen expenses as we continue to grow our business. If we do not manage these risks successfully, our business may be harmed.
We may not be able to manage our growth effectively.
Our gross written premiums grew from $352.6 million for the year ended December 31, 2023, to $437.0 million for the year ended December 31, 2024. As of March 31, 2025, we had 175 total employees, up from 169 as of December 31, 2024. In addition, since our business commenced operations in 2018, we have expanded our geographic footprint, now offering insurance in 48 states. Our rapid growth has placed and may continue to place significant demands on our management and our operational and financial resources. We have hired and expect to continue hiring additional personnel to support our rapid growth. Our organizational structure is becoming more complex as we add staff, and we will need to enhance our operational, financial, and management controls as well as our reporting systems and procedures. In addition, our growth plan will require us to make significant investments in technology. Such investments will also require us to roll out and integrate new technology platforms and to migrate our products from our existing platforms. Such technology may not perform up to our specifications and we may be required to make additional expenditures to remediate any deficiencies. We may not achieve our desired returns on such investments in technology as a result. Additionally, we have experienced and may continue to experience periods of increased levels of demand that place strains on our existing resources. Our human resources, systems, and technology may not be adequate to sustain the level of customer service and quality control we strive to provide in such situations. Such demand may exceed the capacity of the infrastructure and systems we have in place to meet such demand. Any failure under such circumstances to address our clients’ needs on a timely and efficient basis could result in loss of business and damage to our reputation. Any of the foregoing could have an adverse effect on our customer satisfaction, reputation, competitive position, and our brand. Additionally, we intend to further grow our business in the future, which could require additional capital, systems development, and skilled personnel. However, we must be able to meet our capital needs, expand our systems and our internal controls effectively, allocate our human resources optimally, identify and hire qualified employees, or effectively incorporate the components of any businesses we may acquire in our effort to achieve growth. The failure to manage our growth effectively could have an adverse effect on our business, financial condition, and results of operations.
Risks related to our liquidity and access to capital
Because we are a holding company and substantially all of our operations are conducted by our insurance subsidiaries, our ability to pay dividends and service our debt obligations depends on our ability to obtain cash dividends or other permitted payments from our insurance subsidiaries.
The continued operation and growth of our business will require substantial capital. Accordingly, after the completion of this offering, we do not intend to declare and pay cash dividends or make other distributions on shares of our common stock in the foreseeable future. See “Dividend policy.” Because we are a holding company with no business operations of our own, our ability to pay dividends and other distributions to stockholders largely depends on dividends and other distributions from our primary insurance subsidiaries, Ategrity Specialty and Ategrity Ltd. State and foreign insurance laws, including the laws of Delaware and Bermuda, restrict the ability of Ategrity Specialty and Ategrity Ltd, respectively, to determine how we declare stockholder dividends and make other distributions. State and foreign insurance regulators require insurance companies to maintain specified levels of statutory capital and surplus. See “Management’s discussion and analysis of financial condition and results of operation—Liquidity and capital resources” and “Regulation—Restrictions on paying dividends.”
The payment of any extraordinary dividend by Ategrity Specialty requires the prior approval (or no disapproval after thirty days’ notice) of the Commissioner of the Delaware Department of Insurance. “Extraordinary dividend” is defined under the Delaware Insurance Code as any dividend or distribution of cash or other property, whose fair market value together with that of other dividends or distributions made within the preceding twelve months, exceeds the greater of (a) ten percent of Ategrity Specialty’s surplus as of December 31 of the preceding year, or (b) Ategrity Specialty’s net income for the twelve-month period ending December 31 of the preceding year, but does not include pro rata distributions of any class of the insurance company’s own securities. In addition, Ategrity Specialty’s may not declare or pay a dividend or other distribution from any source other than earned surplus without the Delaware Commissioner’s prior approval.
In addition, insurance regulators have broad powers to prevent a reduction of statutory surplus to inadequate levels, and there is no assurance that dividends of the maximum amount calculated under any applicable formula would be permitted. Delaware may in the future adopt statutory provisions more restrictive than those currently in effect.
Ategrity Ltd is highly regulated and is required to comply with various conditions before it can pay dividends or make distributions to us. Bermuda law, including the Insurance Act 1978, as amended, and related rules and regulations (the “Insurance Act”), and the Companies Act 1981, as amended (the “Companies Act”) impose restrictions on Ategrity Ltd’s ability to pay dividends to us based on solvency margins and surplus and capital requirements. These restrictions, and any other future restrictions adopted by the BMA, could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to us by Ategrity Ltd without affirmative approval of the BMA.
Any determination to pay dividends or other distributions in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions pursuant to our debt agreements, our indebtedness, restrictions imposed by applicable law, and other factors our Board of Directors deems relevant. Consequently, investors may need to sell all or part of their holdings of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking immediate cash dividends should not purchase our common stock.
The maximum amount of dividends that our subsidiaries can pay us during 2025 without regulatory approval is $37.4 million.
Our ability to incur a substantial level of indebtedness may reduce our financial flexibility, affect our ability to operate our business and divert cash flow from operations for debt service.
As of March 31, 2025, we had no outstanding indebtedness, and no amounts drawn on our letter of credit agreements. See “Management’s discussion and analysis of financial condition and results of operation—Liquidity and capital resources.”
We may incur substantial indebtedness in the future, and, if we do so, the risks related to our level of indebtedness could increase.
If we were to incur indebtedness in the future, it could affect our operations in several ways, including but not limited to the following:
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increase our vulnerability to changes in general economic, industry, and competitive conditions;

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require us to dedicate a portion of our cash flow to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund other corporate purposes;

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place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore potentially more able to take advantage of opportunities that our level of indebtedness would prevent us from pursuing; and

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impair our ability to obtain additional financing in the future.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.
Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by this offering are insufficient to fund future operating requirements and cover claim losses, we may need to raise additional funds through financings or curtail our growth. Many factors will affect the amount and timing of our capital needs, including our growth rate and profitability, our claims experience, the availability of reinsurance, market disruptions, and other unforeseeable developments. If we need to raise additional capital, equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result. In the case of debt financings, we may be subject to covenants that restrict our ability to freely operate our business. In any case, such securities or other debt may have rights, preferences, and privileges that are senior to those of the shares of common stock offered hereby. If we cannot obtain adequate capital on favorable terms or at all, we may not have sufficient funds to implement our operating plans and our business, financial condition, or results of operations could be adversely affected.
Risks related to our investment strategy
Our business, prospects, financial condition, or results of operations may be adversely affected by the performance of our investment portfolios or reductions in the aggregate value of our investment portfolios.
Our results of operations depend in part on the performance of our investment portfolio, including our Utility & Infrastructure Investments and our fixed income portfolios which are managed by us or the Investment Manager. We derive a significant portion of our income or loss from our investment in the Absolute Return Utility & Infrastructure Fund. As of March 31, 2025, consolidated investments in the Absolute Return Utility & Infrastructure Fund through the Utility Limited Partnership, reflected on a net asset basis, totaled $165.9 million, representing approximately 99.7% of the net assets of the Utility Limited Partnership. As of March 31, 2025, the Utility Limited Partnership had gross assets of $263.4 million and gross liabilities of $97.3 million. As a result, we have significant exposure to the investments in the Absolute Return Utility & Infrastructure Fund, as well as to our other investment assets. Our investments held through the Utility Limited Partnership are carried on the balance sheet of the Absolute Return Utility & Infrastructure Fund at fair market value and are subject to potential losses and declines in market value. In turn, we value our investment in the Utility Limited Partnership at fair value, which is estimated based on our share of the net asset value (“NAV”) of the Absolute Return Utility & Infrastructure Fund as provided by the Investment Manager. For more information about the risks of this investment, see “—Risks associated with the Investment Manager’s strategy in managing the Utility & Infrastructure Investments could be greater than the investment risks faced by some of the other insurers with whom we compete.”
Our investment portfolio that is not invested in the Utility & Infrastructure Investments consists almost entirely of cash, cash equivalents, treasuries, and predominantly investment-grade fixed income securities, which are held in accounts managed internally or by the Investment Manager. Our fixed income security invested assets totaled $457.4 million as of March 31, 2025. This fixed investment portfolio is subject to risks associated with potential declines in credit quality related to specific issuers or specific industries and a general weakening of the economy, which are typically reflected through credit spreads. Credit spread is the additional yield on fixed income securities and loans above the risk-free rate, typically referenced as the yield on U.S. treasury securities, that market participants require to compensate them for assuming credit, liquidity, and/or prepayment risks. Credit spreads vary in response to the market’s perception of risk and liquidity in a specific issuer or specific sector.

Additionally, credit spreads are influenced by the credit ratings, and the reliability of those ratings, published by external rating agencies. Our fixed income portfolio includes investments in U.S. Treasury bonds. In May 2025, Moody’s downgraded the U.S. long-term issuer and senior unsecured ratings to Aa1 from Aaa and changed its outlook to stable from negative in response to the increase in government debt and interest payment ratios to levels that are significantly higher than similarly rated sovereigns. This and any further downgrades could negatively impact our investment portfolio. Although we have the ability to use derivative financial instruments to manage these risks, the effectiveness of such instruments varies with liquidity and other conditions that may impact derivative and bond markets.
The U.S. inflation rate began increasing in 2021, peaked in the middle of 2022 and began to gradually decline in the second half of 2022. Sustained levels of high inflation generally cause the U.S. Federal Reserve (the “Fed”) and other central banks to increase interest rates. The Fed raised its benchmark interest rate 11 times between March 2022 and July 2023 to curb inflation. The Fed wants inflation to return to its 2% goal over time and it is still high in absolute terms. The Fed has lowered its benchmark interest rate three times since September 2024 by an aggregate 100 basis points to a new range of 4.25% to 4.50% from its 23-year high of 5.25% to 5.50%. Should interest rates continue to decline, including as a result of steps taken by the federal government to slow inflation, such as the passage of the Inflation Reduction Act of 2022, a low interest rate environment would place pressure on our net investment income, particularly as it relates to these securities and short-term investments, which, in turn, may adversely affect our results of operations. Conversely, future increases in interest rates could cause the values of our fixed income securities portfolios to decline, with the magnitude of the decline depending on the duration of securities included in our portfolio and the amount by which interest rates increase. Some fixed income securities have call or prepayment options, which create possible reinvestment risk in declining rate environments. Other fixed income securities, such as mortgage-backed and asset-backed securities, carry prepayment risk or, in a rising interest rate environment, may not prepay as quickly as expected.
Alternatively, a decline in market interest rates could have an adverse effect on investment income as we invest cash in new investments that may earn less than our portfolio’s average yield. In a low interest rate environment, borrowers may prepay or redeem securities more quickly than expected as they seek to refinance at lower rates. Sustained low interest rates could also lead to purchases of longer-term or riskier assets in order to obtain adequate investment yields, which could also result in a duration gap when compared to the duration of liabilities. Although we attempt to take measures to manage the risks of investing in changing interest rate environments, we may not be able to mitigate interest rate or credit spread sensitivity effectively.
Our investments are subject to general economic conditions and market risks as well as risks inherent to particular securities. The success of our investments will be affected by, among other things, interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation of our investments), market structure, trade barriers, currency exchange controls, national and international political circumstances (including wars, terrorist acts, or security operations), and the occurrence of various events (including hurricanes, earthquakes, and other natural disasters). For example, the increasing use of tariffs, economic sanctions and export controls may impact the success of our investments. The current U.S. presidential administration has recently imposed broad-based tariffs on imported goods, which could increase the cost of production and impact the success of our investments. This may also provoke responses from foreign governments that negatively impact supply chains and increase the costs for affected imported goods, which could also affect the success of our investments. As a result, U.S. markets have recently experienced significant volatility in reaction to recently announced tariffs and potential trade wars. See “Management’s discussion and analysis of financial condition and results of operation—Quantitative and qualitative disclosures about market risk.” In addition, the Utility & Infrastructure Investments portfolio is broadly concentrated in utility and infrastructure-related industries, thus exposing our investments to energy and commodity price fluctuations.
Adverse economic conditions or other factors could cause declines in the quality and valuation of our investment portfolios that would result in realized and unrealized losses. The concentration of our investment portfolios in any particular issuer, industry, collateral type, group of related industries, geographic sector, or risk type could have an adverse effect on our investment portfolios and consequently on our results of operations and financial condition. Prolonged and severe disruptions in the public debt and equity markets, including, among other things, volatility of interest rates, widening of credit spreads, bankruptcies, defaults, significant ratings downgrades, geopolitical instability, and a decline in equity or commodity markets, may cause significant losses in our investment portfolio. Market volatility can make it difficult to value certain securities if their trading becomes infrequent. Depending on market conditions, we could incur substantial additional realized and unrealized investment losses in future periods. This could have a material effect on certain of our investments. Further, extreme market volatility may leave us unable to react to market events in a prudent manner consistent with our historical practices in dealing with more orderly markets.
Separately, the occurrence of large claims may force us to liquidate securities at an inopportune time, which may cause us to realize capital losses. Large investment losses could decrease our asset base and thereby affect our ability to underwrite new business. Additionally, such losses could have an adverse impact on our stockholders’ equity, business and financial strength, and debt ratings.
The aggregate performance of our investment portfolio also depends to a significant extent on the ability of us and the Investment Manager, in the management of our portfolios, to select and manage appropriate investments. As a result, we are also exposed to operational risks which may include, but are not limited to, a failure of the Investment Manager to perform its services in a manner consistent with product mandates or our investment guidelines.
The market and credit risks described above could reduce our net investment income and result in realized or unrealized investment losses. Our investment portfolio is subject to increased valuation uncertainties when investment markets are illiquid. The valuation of investments is more subjective when markets are illiquid, thereby increasing the risk that the estimated fair value (i.e., the carrying amount) of the securities we hold in our portfolio do not reflect prices at which actual transactions would occur. In addition, although we seek to employ investment strategies that are not correlated with our insurance and reinsurance exposures, losses in our investment portfolio may occur at the same time as underwriting losses and, therefore, exacerbate the adverse effect of the losses on us.
We could be forced to sell investments to meet our liquidity requirements.
We invest the premiums we receive from our insureds until they are needed to pay policyholder claims. Consequently, we seek to manage the duration of our investment portfolio based on the duration of our loss and loss adjustment expense reserves to ensure sufficient liquidity and avoid having to liquidate investments to fund claims. Risks such as inadequate loss and loss adjustment reserves, unexpected sudden large losses, such as catastrophes, or unfavorable trends in litigation could potentially result in the need to sell investments to fund these liabilities. We may not be able to sell our investments at favorable prices or at all. Sales could result in significant realized losses depending on the conditions of the general market, interest rates, and credit issues with individual securities. See “—Risks related to our investment strategy—We have a limited ability to withdraw our capital from the Utility & Infrastructure Investments.”
We face risks associated with our reliance on the Investment Manager and its employees.
The performance of our investments is dependent on the ability of the Investment Manager, and more specifically, the portfolio managers of the Investment Manager, to develop and implement investment strategies that achieve the investment objectives of the accounts that they manage. If Stuart J. Zimmer ceases to be involved in the management of the Investment Manager or our other portfolios managed by the Investment Manager, the Utility Limited Partnership could be adversely affected. Mr. Zimmer is not prohibited from resigning. In addition, Mr. Zimmer has material responsibilities within the Investment Manager that are completely separate from his duties to our accounts and the Utility & Infrastructure Investments. There is no prohibition on an expansion or change to such other responsibilities. We have no special withdrawal rights if Mr. Zimmer were to cease to be involved in the management of the Investment Manager, or materially reduce his duties with respect to the Utility & Infrastructure Investments or our other portfolios managed by the Investment Manager; rather we would have the right to withdraw only in accordance with the withdrawal provisions detailed in the Utility Limited Partnership Agreement. See “Certain relationships and related party transactions—Investment management.”
The Utility & Infrastructure Investments and our other portfolio investments managed by the Investment Manager face operational risks from the Investment Manager’s’ management of the Utility & Infrastructure Investments and our other portfolio investments, including from misconduct by employees or service providers of the Investment Manager, which could result in material losses to our investment portfolio and, by extension, to us.
Our investment portfolio is exposed to operational risks from the Investment Manager and its employees and service providers, including from potential non-compliance with policies and regulations, employee misconduct, negligence, and fraud, each of which could result in material losses to the investment portfolio. In recent years, a number of investment managers and other financial institutions have suffered material losses due to, for example, the actions of traders executing unauthorized trades or other employee misconduct.
It is not always possible to deter or fully prevent employee misconduct and the precautions the Investment Advisers take to prevent and detect this activity may not always be effective. Any impact from the incident described above or other similar operational risks may result in material losses to our investment portfolio and, by extension, the Company.
Our investment portfolios and their performance substantially depend upon the ability of the Investment Manager to select and manage appropriate investments.
Pursuant to the investment management agreements for the fixed income accounts and the Utility & Infrastructure Investments, the Investment Manager has discretion and authority to make all investment decisions on behalf of our accounts, including the power to purchase, acquire, hold, invest, reinvest, sell, or otherwise dispose of the underlying assets or securities.
The trading strategies that the Investment Manager utilizes with respect to the Utility & Infrastructure Investments at any time may encompass a variety of techniques, both directly and derivatively, all of which may be based on any combination of systematic and discretionary analysis as determined by the Investment Manager in its sole discretion. The Utility & Infrastructure Investments are subject to all of the risks associated with the purchase and sale of complex leveraged instruments, including without limitation, the difficulty of accurately predicting price movements in particular investment positions and the difficulty of assessing the impact that an unpredictable multitude of economic and other events may have on prices or the value of investments. The Investment Manager utilizes a variety of speculative trading strategies which, if unsuccessful, could result in a complete loss of our investments. The trading and investment activities employed by the Investment Manager with respect to the Utility & Infrastructure Investments are not limited to these strategies and techniques and the Investment Manager is permitted to pursue any investment strategy and/or technique that the Investment Manager determines in its sole discretion to be appropriate for the Utility & Infrastructure Investments from time to time. We cannot assure stockholders as to how assets will be allocated to different investment opportunities, including long and short positions and derivatives trading, which could increase the level of risk associated with the Utility & Infrastructure Investments. The performance of the Utility & Infrastructure Investments depends fundamentally on the ability of the Investment Manager to select and manage appropriate investments for the Utility & Infrastructure Investments.
The Utility & Infrastructure Investments are speculative, entail substantial risks, and are subject to various conflicts of interest. There is no guarantee, assurance, or representation that the investment objectives of the Utility & Infrastructure Investments will be achieved or that the Utility & Infrastructure Investments will not result in significant losses, which consequently could significantly and negatively affect our business, results of operations, and financial condition.
In addition, under each of the Limited Partnership Agreements, each General Partner has the authority to dismiss from employment any and all agents, managers, consultants, advisors, and other persons, and has general management discretion and authority regarding the applicable Limited Partnership. Because each General Partner is an affiliate of the Investment Manager, it may have conflicts of interest with respect to decisions relating to such matters.

Each Limited Partnership is required to indemnify and hold harmless such Limited Partnership’s General Partner and under certain circumstances, the Investment Manager pursuant to the applicable Limited Partnership Agreement. As a result, in general, we do not expect to have recourse to the Investment Manager for our losses in the event that the Investment Manager (or its affiliates) incur losses, all of which could have an adverse impact on our financial conditions and results of operations.
We have a limited ability to withdraw our capital from the Utility & Infrastructure Investments.
Because the Utility Limited Partnership Agreement limits our ability to withdraw our capital from the Utility Limited Partnership to certain specified uses without the Utility General Partner’s consent, including without limitation, to pay insurance claims, operating expenses, in each case at the end of the quarter upon 45 days written notice, and because there is no secondary market for interests in the Utility Limited Partnership, an investment in the Utility Limited Partnership has limited liquidity.
Under the MidCap Limited Partnership Agreement, we are permitted to redeem 25% of our capital in the MidCap Limited Partnership at the end of a quarter upon 75 days’ notice. After such redemption, we may withdraw the remainder of our capital in equal installments for successive calendar quarters upon at least 75 days’ notice. A withdrawal made prior to the last business day of the third full calendar quarter occurring on or after the day immediately preceding the date on which our capital contribution was made will be subject to a withdrawal reduction of 3.75% of the gross withdrawal proceeds attributable to such capital. There is no secondary market for interests in the MidCap Limited Partnership. In light of the above restrictions, an investment in the MidCap Limited Partnership has limited liquidity.
Should the Limited Partnerships be terminated by the General Partners (as applicable), all assets will be liquidated in accordance with the terms set out in the applicable Limited Partnership Agreements and we will no longer receive returns in connection with this investment. If any of the Limited Partnerships is terminated, there can be no assurance that we will be able to replace the Investment Manager as our investment manager or achieve investment results comparable or better than those achieved by such Limited Partnership.
The General Partners, the Investment Manager, and their respective affiliates have potential conflicts of interest that could adversely affect us.
The structure and operations of the Investment Manager and its affiliates (and, by extension, how the Utility & Infrastructure Investments and the fixed income accounts managed by the Investment Manager are constructed, managed, and advised) give rise to a number of actual and potential conflicts of interest which may adversely affect us.
The Investment Manager and the General Partners are both controlled by ZFSG, which is also our controlling stockholder. The Investment Manager and its affiliates currently manage, and expect to continue to manage, third-party client and proprietary accounts, some of which have objectives that overlap with the investment objectives of the Utility & Infrastructure Investments and our fixed income portfolios managed by the Investment Manager. The Investment Manager’s interests will at times conflict with our interests, which may potentially adversely affect our and the Limited Partnerships’ investment opportunities and returns. Additionally, we pay management fees to the Investment Manager pursuant to the agreements we have entered into with the Investment Manager which may be different from the fees paid by other accounts managed by the Investment Manager. See “Certain relationships and related party transactions” for more details relating to such fee arrangements.
ZFSG and its affiliates, including the Investment Manager, engage in other business ventures and investment opportunities that will not be allocated equitably among us and such other business ventures.
ZFSG and its affiliates, including the Investment Manager, participate in various financial activities and have created multiple products that employ overlapping or substantially similar strategies and/or compete for limited trading and investment opportunities but are designed to achieve materially different expected risk-reward profiles. ZFSG and its affiliates, including the Investment Manager, engage in a wide-range of investment and other financial activities, many of which are not offered to us or to our accounts that are managed by the Investment Manager.

The Investment Manager also serves as investment manager of other investment vehicles. The Investment Manager, its principal, and its affiliates conduct investment activities for their own accounts and may serve as investment adviser, investment manager, or in a similar capacity to various other entities, co-investors, and managed accounts in the future. Situations may occur where our accounts that are managed by the Investment Manager could be disadvantaged because of the investment activities conducted by the Investment Manager for other clients due to, among other things, the limited availability of an opportunity or the market impact of orders for multiple accounts.
Additionally, decisions made by the Investment Manager on behalf of our accounts have the potential to vary materially from the decisions made by the Investment Manager and its affiliates on behalf of other clients (including its principal and its affiliates), including during times of market stress and during liquidation events. Because the Investment Manager employs the same or substantially similar strategies on behalf of many of its clients (including ZFSG and its affiliates) and because such clients often trade the same or similar instruments, the decisions made by the Investment Manager, on behalf of any individual client are likely to have a material impact on other clients. This impact is likely to be exacerbated during times of market stress and/or during liquidation events. For example, to the extent that the Investment Manager decides to liquidate or “de-lever” all or any portion of another client’s portfolio for any reason, the market’s reaction to such liquidation or deleveraging is likely to adversely affect the Utility & Infrastructure Investments or the Investment Manager’s ability to liquidate or de-lever the same or similar positions, whether or not the Investment Manager has made the independent decision to liquidate or de-lever the Utility & Infrastructure Investments.
The historical performance of the Investment Manager (including the performance of the Utility & Infrastructure Investments) should not be considered as indicative of our or the Utility & Infrastructure Investments’ future results.
The historical returns of the funds managed by the Investment Manager (including the performance of the Utility & Infrastructure Investments) are not necessarily indicative of future results. Results for the Utility & Infrastructure Investments could differ materially from the results of other funds managed by the Investment Manager. In addition, even if the Utility & Infrastructure Investments generate investment income in a given period, our overall performance could be adversely affected by losses generated by our insurance and reinsurance operations or other market dynamics. Poor performance of the Utility & Infrastructure Investments would cause a decline in our revenue and would therefore have a negative effect on our financial performance.
The ZIS Loan is a Related Party Transaction and is subject to the credit risk of an investment in ZIS and ZFSG, our parent company.
The ZIS Loan is a related party transaction. See “Certain relationships and related party transactions—Related Party Loan.” ZIS, which is a wholly-owned subsidiary of ZFSG, is the borrower under the ZIS Loan. Pursuant to the ZIS Loan, Ategrity Specialty Holdings LLC and Ategrity Ltd have provided a loan with a principal amount of $94 million to ZIS. The ZIS Loan is guaranteed by ZFSG. ZFSG is also a guarantor under the Investment Manager’s credit facility and ZFSG’s guarantee of the ZIS Loan is expressly subordinated to any and all debts, liabilities and other obligations owing to the lenders to the Investment Manager’s credit facility by its terms. The ZIS Loan is secured by the shares ZFSG holds in ZIS and certain of our shares of common stock that are held by ZFSG.
ZIS is an employee benefits business with a very limited operating history. ZIS was formed in 2023 for the purpose of providing certain business services to affiliates of ZFSG, including Ategrity. ZIS also sponsors self-insurance healthcare plans on behalf of employers, with equity capital provided by ZFSG. On October 1, 2024, ZIS commenced providing insurance and other ancillary benefits to our employees and employees of other ZFSG affiliates pursuant to such plans. In connection with its self-insurance business, ZIS collects premiums and is responsible for the payment of claims pursuant to such plans. There are certain risks associated with the self-insurance model, including the risk that claims are reported in excess of ZIS’s available reserves. ZIS’s current customers are ZFSG affiliates, including Ategrity; however, ZIS intends to expand its offerings to other employers. Our investment in the ZIS Loan is dependent on cash from operating activities of ZIS in order to service the interest and principal payments on the ZIS Loan. If ZIS were not able to service its indebtedness on the ZIS Loan, or if there were a default on such loan, the value of the collateral underlying the ZIS Loan may not be sufficient to cover the amount we have invested in the ZIS Loan. In the event of bankruptcy proceedings relating to ZFSG, if a bankruptcy court were to substantively consolidate ZIS obligations with such proceedings, the recovery of our security interest could be subject to court approval and the timing of such recovery may be impeded as a result. In the event we were not able to recover the full value of our investment in the ZIS Loan, it could have a material adverse effect on our financial condition or results of operations.
Risks associated with the ZIS Loan and the Investment Manager’s strategy in managing the Utility & Infrastructure Investments could be greater than the investment risks faced by some of the other insurers with whom we compete.
We have a significant amount of financial exposure to the Utility & Infrastructure Investments and the ZIS Loan. As a result, our results of operations depend materially on the performance of the Utility & Infrastructure Investments and the ZIS Loan. The ZIS Loan is concentrated exposure to the credit of ZFSG and ZIS. The ZIS Loan is secured only by the shares of ZIS held by ZFSG as well as certain of our shares owned by ZFSG. This investment may present more concentrated risk exposure than the fixed income investments of other insurers with which we compete.
The Utility & Infrastructure Investments are inherently speculative and involve certain risks. The Utility & Infrastructure Investments are made through various commingled investment vehicles that are managed on behalf of multiple clients of the Investment Manager, and not structured in relation to our specific financial objectives or anticipated insurance and reinsurance liabilities. To the extent we are required to fund these or other liabilities in meaningful amounts and/or unexpectedly, we could be forced to liquidate investments at a significant loss or at prices that are not optimal, which could significantly and adversely affect our financial results.
The risks associated with the ZIS Loan and the Investment Manager’s investment strategy could be greater than the risks associated with traditional investment strategies employed by some of the insurers with whom we compete. For example, the Absolute Return Utility & Infrastructure Fund currently employs a utility and infrastructure-focused, long/ short strategy, investing primarily in equities. Because the Absolute Return Utility & Infrastructure Fund’s investment portfolio is concentrated in utilities and infrastructure, our investment therein may be subject to more rapid change in value, including as a result of energy and commodity price fluctuations, than would be the case if the Absolute Return Utility & Infrastructure Fund were to maintain a wide diversification among securities or industry sectors. Furthermore, even within utilities and infrastructure, the investment portfolio may be relatively concentrated. This lack of diversification may subject the investments of the Absolute Return Utility & Infrastructure Fund to more rapid change in value than would be the case if the assets of the Absolute Return Utility & Infrastructure Fund were more widely diversified.
Fees to the Investment Manager are paid not only in the form of a management fee based on the amount invested in the Utility & Infrastructure Investments, but also are paid as a 20% annual incentive fee on the profits of the relevant fund at the end of each performance period. In the case of the Absolute Return MidCap Fund, such incentive fee increases to 30% above a 15% annualized return hurdle. The Investment Manager generally will not be penalized for losses or decreases in the value of the Utility & Infrastructure Investments. Therefore, the Investment Manager could be incentivized to pursue strategies that are speculative or expose us to more risk in order to focus on near-term gains rather than long-term growth, which may have an adverse impact on our financial condition, results of operations, and cash flows. Additionally, such fees may reduce the returns to our portfolio versus other possible strategies that have different fee structures or no fees at all.
The Investment Manager employs hedging for Utility & Infrastructure Investments by taking long and short positions in related instruments. Hedging against a decline in the value of a portfolio position does not eliminate fluctuations in the values of such portfolio positions or prevent losses if the values of such positions decline, but establishes other positions designed to gain from those same developments, thus seeking to moderate the decline in the value of such portfolio position. Such hedging transactions also limit the opportunity for gain if the value of the portfolio position should increase. In the event of an imperfect correlation between a position in a hedging instrument and the portfolio position that it is intended to protect, the desired protection may not be obtained, and the Utility & Infrastructure Investments may be exposed to risk of loss. In addition, it is not possible to hedge fully or perfectly against any risk, and hedging entails its own costs. Positions which would typically serve as hedges could actually move in the same direction as the instruments they were initially attempting to hedge, adding further risk (and losses). The Investment Manager may determine not to hedge against certain risks, and certain risks exist that cannot be hedged.
Moreover, there are likely to be an increasing number of market participants who rely on strategies and techniques that are similar to those used by the Investment Manager, which may result in a substantial number of market participants taking the same action with respect to an investment and some of these market participants may be substantially larger than our positions in the Utility & Infrastructure Investments.
In managing the Utility & Infrastructure Investments, the Investment Manager will trade on margin and use other forms of financial leverage, which could potentially adversely affect our results.
The Investment Manager employs substantial leverage with respect to the Utility & Infrastructure Investments. Such leverage is achieved by borrowing funds from U.S. and non-U.S. brokers, banks, dealers, and other lenders, purchasing or selling instruments on margin or with collateral and using options, futures, forward contracts, swaps and various other forms of derivatives, and other instruments which have substantial embedded leverage.
If any fund underlying the Utility & Infrastructure Investments can no longer utilize margin or post collateral under such lending arrangements, it could be required to liquidate a significant portion of its portfolio, and trading would be constrained, adversely affecting such fund’s performance.
Trading on leverage may result in greater risks, exposures, interest charges, and costs, which may be explicit (e.g., in the case of loans) or implicit (e.g., in the case of many derivative instruments) and such charges or costs could be substantial. The use of leverage, both through direct borrowing and through the investment in various types of instruments across a wide variety of asset classes, can substantially increase the market exposure (and market risk) to which the Utility & Infrastructure Investments are subject. Specifically, if the value of the portfolio of any fund underlying the Utility & Infrastructure Investments fell below the margin or collateral level required by a prime broker or dealer, the prime broker or dealer would require additional margin deposits or collateral amounts. If such fund were unable to satisfy such a margin or collateral call by a prime broker or dealer, the prime broker or dealer could liquidate the fund’s positions in its account with the prime broker or for which the dealer is the counterparty and cause such fund to incur significant losses. The failure to satisfy a margin or collateral call, or the occurrence of other material defaults under margin, collateral, or other financing agreements, could trigger cross-defaults under such fund’s agreements with other brokers, dealers, lenders, clearing firms, or other counterparties, multiplying the adverse impact to the fund. In addition, because the use of leverage will allow such fund control of or exposure to positions worth significantly more than the margin or collateral posted for such positions, the amount that such fund may lose in the event of adverse price movements will be high in relation to the amount of this margin or collateral amount and could exceed the value of the assets of such fund. Trading of futures, forward contracts, equity swaps, and other derivatives, for example, generally involves little or no margin deposit or collateral requirement and therefore provides substantial implicit leverage. Accordingly, relatively small price movements in these instruments (and others) can result in immediate and substantial losses.
In the event of a sudden decrease in the value of any fund underlying the Utility & Infrastructure Investments, such fund might not be able to liquidate assets quickly enough to satisfy its margin or collateral requirements. In that event, such fund would become subject to claims of financial intermediaries that extended “margin” loans or counterparty credit. Such claims could exceed the value of the assets of the fund. Trading of futures generally involves little or no margin deposit requirement and therefore provides substantial leverage. Accordingly, relatively small price movements in these instruments (and others) can result in immediate and substantial losses.
The banks, dealers, and counterparties (including prime brokers, futures commission merchants, and central clearing houses) that provide financing to the funds underlying the Utility & Infrastructure Investments can apply essentially discretionary margin, haircut, financing, and collateral valuation policies. Changes by banks, dealers, and counterparties in any of the foregoing may result in large margin calls, loss of financing, and forced liquidations of positions at disadvantageous times or prices. There can be no assurance that the Utility & Infrastructure Investments will be able to secure or maintain adequate financing.
We and the Investment Manager engage in short selling, which could expose us to the potential for large losses.
The investment program for the Utility & Infrastructure Investments includes a significant amount of short selling. We also engage in certain short selling of treasury securities at the holding company level. Short selling transactions expose us and the Utility & Infrastructure Investments to the risk of loss in an amount greater than the initial investment, and such losses can increase rapidly and without effective limit. Short sales can, in certain circumstances, substantially increase the impact of adverse price movements in the Utility & Infrastructure Investments. A short sale of an instrument involves the risk of a theoretically unlimited loss from a theoretically unlimited increase in the market price of the instrument, which could result in an inability to cover the short position. In addition, there can be no assurance that securities or other instruments necessary to cover a short position will be available for purchase. There is the risk that the instruments borrowed in connection with a short sale would need to be returned to the lender on short notice. If such request for return of instruments occurs at a time when other short sellers of the subject instrument are receiving similar requests, a “short squeeze” can occur, wherein the holder of the short position might be compelled, at the most disadvantageous time, to replace the borrowed instruments previously sold short with purchases on the open market, possibly at prices significantly in excess of the proceeds received earlier in originally selling the instruments short. Purchasing instruments to close out the short position can itself cause the price of the instruments to rise further, thereby exacerbating any loss. There can be no assurance that securities necessary to cover a short position will be available for purchase.
Risks related to this offering and ownership of our common stock
There is no public market for our common stock and a market may never develop.
Before this offering, there has not been a public trading market for our common stock. We have applied to list our common stock on the NYSE under the symbol “ASIC.” However, an active and liquid trading market for our common stock may not develop or be sustained after this offering. If an active and liquid trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The initial public offering price for our common stock sold in this offering has been determined by negotiations among us and the representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering. The market price of our common stock may decline below the initial public offering price, and you may not be able to sell your common stock at or above the price you paid in this offering, or at all.
Our stock price may be volatile, or may decline regardless of our operating performance, and you could lose all or part of your investment.
Our quarterly results of operations are likely to fluctuate in the future as a publicly-traded company. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market, or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuation in the market value of your investment. The market price of our common stock could be subject to significant fluctuations after this offering in response to the factors described in this “Risk factors” section and other factors, many of which are beyond our control. Among the factors that could affect our stock price are:
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market conditions in the broader stock market;

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actual or anticipated variations in our quarterly and annual results of operations or those of other companies in our industry;

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changes in market valuations of companies perceived to be similar to us;

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introduction of new products or services by us or our competitors;

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publication of research reports or news stories about us, our competitors, or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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results of operations or balance sheet items, such as reserves, that vary from expectations of securities analysts and investors;

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guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

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the public’s response to our or our competitors’ filings with the SEC, press releases, or other announcements regarding acquisitions, restructurings, litigation, regulation, or other strategic actions and significant matters;

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changes in our Board of Directors, senior management, or other key personnel;

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sales of our common stock, including by our directors, executive officers, and principal stockholders;

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short sales, hedging, and other derivative transactions in our common stock;

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any indebtedness we may incur or securities we may issue in the future;

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actions by stockholders;

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changes in accounting principles;

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the occurrence of severe weather conditions and other catastrophes that affect or are perceived by investors as affecting us or our industry;

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exposure to capital and credit market risks that adversely affect our investment portfolio or our capital resources;

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investment performance;

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changes in our credit ratings; and

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the actual or anticipated passage of legislation or other regulatory developments affecting us or our industry.

The securities markets have from time to time experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general market, economic, and political conditions, such as recessions, loss of investor confidence, or interest rate changes, may negatively affect the market price of our common stock.
In addition, the stock markets, including the NYSE, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to securities class action litigation that, even if unsuccessful, could be costly to defend, divert management’s attention and resources or harm our business.
If securities analysts do not publish research or reports about our business or our industry or if they issue unfavorable commentary or issue negative recommendations with respect to our common stock, the price of our common stock could decline.
The trading market for our common stock will be influenced by the research and reports that equity research and other securities analysts publish about us, our business, and our industry. We do not have control over these analysts and we may be unable or slow to attract research coverage. One or more analysts could issue negative recommendations with respect to our common stock or publish other unfavorable commentary or cease publishing reports about us, our business, or our industry. If one or more of these analysts cease coverage of us, we could lose visibility in the market. As a result of one or more of these factors, the market price of our common stock price could decline rapidly and our common stock trading volume could be adversely affected.

Our articles of incorporation and bylaws will provide that the Eighth Judicial District Court of the State of Nevada (or if such court does not have jurisdiction, another state or the federal courts (as appropriate) located within the State of Nevada) will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or stockholders or make the litigation of such disputes more costly for stockholders.
Our articles of incorporation and bylaws will provide that, unless we consent to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada, sitting in Clark County (or if such court does not have jurisdiction, another state or the federal courts (as appropriate) located within the State of Nevada) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any actions, suits, or proceedings, whether civil, administrative, or investigative (i) brought in our name or right or on our behalf, (ii) asserting a claim for breach of any fiduciary duty owed by any of our current or former directors, officers, employees, or agents to us or our stockholders, (iii) that is an internal action (as defined in Nevada Revised Statutes (“NRS”) 78.046), including any action or claim arising under or pursuant to NRS Chapters 78 or 92A or any provision of our articles of incorporation or our bylaws, or as to which the NRS confers jurisdiction on the District Court of the State of Nevada, (iv) to interpret, apply, enforce, or determine the validity of our articles of incorporation and bylaws or any agreement entered into pursuant to NRS 78.365 to which we are a party or a stated beneficiary or (v) asserting a claim governed by the internal affairs doctrine. Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in our articles of incorporation and bylaws will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our articles of incorporation and bylaws will further provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and, accordingly, we cannot be certain that a court would enforce such provision. See “Description of capital stock—Exclusive forum.”
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our articles of incorporation, except our stockholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws and the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former directors, officers, other employees, or stockholders which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders. Alternatively, if a court were to find the choice of forum provision contained in our articles of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and results of operations.
Provisions in our articles of incorporation and bylaws and Nevada law could discourage, delay, or prevent a change in control of our company and may adversely affect the trading price of our common stock.
Provisions of our articles of incorporation and bylaws and Nevada law may discourage, delay, or prevent a merger, acquisition, or other change in control that stockholders may consider advantageous, including transactions in which you would otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions will provide for, among other things:
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there is no cumulative voting in the election of our directors, which prevents the minority stockholders from electing director candidates;

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from and after such time as ZFSG and its affiliates no longer beneficially own more than 50% of the voting power of our capital stock, our board of directors will have an the exclusive right to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
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from and after such time as ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, actions to be taken by our stockholders may only be effected at an annual or special meeting of our stockholders and not by written consent;

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special meetings of our stockholders can be called only by the Chair of the board of directors, by our corporate secretary at the direction of our board of directors, or, until such time as ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, the majority of the holders of our common stock;

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advance notice procedures that stockholders, other than ZFSG, must comply with in order to nominate candidates to our board of directors and propose matters to be brought before an annual meeting of our stockholders may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company;

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pursuant to Nevada law, a 66 2∕3% stockholder vote is required for removal of a director (with or without cause);

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from and after such time as ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, a 66 2∕3% stockholder vote is required for the amendment, repeal, or modification of certain provisions of our articles of incorporation and any provisions of our bylaws; and

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our board of directors may, without stockholder approval, issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of our common stock or could also be used as a method of discouraging, delaying, or preventing a change of control.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.
Certain anti-takeover provisions under Nevada law also apply to our company. We may be subject to Nevada’s statutes governing “combinations with interested stockholders” (NRS 78.411-78.444), which could prohibit us from entering into a “combination” with an “interested stockholder” for up to four years after the person first became an interested stockholder, unless certain conditions are met (for example in some circumstances, approval by our board of directors before such person became an interested stockholder, or approval by both our board of directors and a supermajority of the disinterested stockholders). Under these statutes, an interested stockholder is a person who beneficially owns (or is one of our affiliates or associates and, within the immediately prior two years, beneficially owned) stock with 10% or more of the corporation’s voting power. The inability of an interested stockholder to pursue the types of combinations restricted by these statutes could discourage, delay or prevent a merger, acquisition, or other change in control of our company. Our articles of incorporation will not opt out of NRS 78.411 through 78.444.
Further, if Nevada’s “acquisition of controlling interest” statutes (NRS 78.378-78.3793) are applicable to us, a person acquiring a significant proportion of our voting stock could be precluded from voting all or a portion of such shares under these statutes, which prohibit an acquirer of stock, under certain circumstances, from voting its “control shares” (meaning shares of outstanding voting stock that put the acquirer above certain specified ownership thresholds) acquired within 90 days immediately prior to crossing those ownership threshold percentages, unless the acquirer obtains approval of the disinterested stockholders or unless the articles of incorporation or bylaws of the issuing corporation in effect on the tenth day following the acquisition of the controlling interest provide that these statutes do not apply. If the voting rights are not approved, these statutes would allow us to call all of such control shares for redemption at the average price paid for such shares. We intend to opt out of these statutes in our bylaws with respect to acquisitions of shares by ZFSG and its affiliates.
These anti-takeover provisions could make it more difficult for a third party to acquire us even if many of our stockholders are in favor of the third party’s offer. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. As a result, our stockholders may be limited in their ability to obtain a premium for their shares or control our management or board.
Applicable insurance laws may make it difficult to effect a change of control.
Under applicable Delaware insurance laws and regulations, no person may acquire control of a domestic insurer until written approval is obtained from the state insurance commissioner following a public hearing on the proposed acquisition. Such approval would be contingent upon the state insurance commissioner’s consideration of a number of factors including, among others, the financial strength of the proposed acquiror, the acquiror’s plans for the future operations of the domestic insurer, and any anti-competitive results that may arise from the consummation of the acquisition of control. Delaware insurance laws and regulations pertaining to changes of control apply to both the direct and indirect acquisition of ten percent or more of the voting stock of a Delaware-domiciled insurer. Accordingly, the acquisition of ten percent or more of our common stock would be considered an indirect change of control of Ategrity Specialty and would trigger the applicable change of control filing requirements under Delaware insurance laws and regulations, absent a disclaimer of control filing and its acceptance by the Delaware Insurance Department. These requirements may discourage potential acquisition proposals and may delay, deter, or prevent a change of control of Ategrity, including through transactions that some or all of the stockholders of Ategrity might consider to be desirable. See also “Regulation—Changes of control.”
Future sales, or the perception of future sales, of our common stock may depress the market price of our common stock.
Upon completion of this offering, we will have outstanding an aggregate of 47,066,674 shares of our common stock. Of these shares, 6,666,667 shares to be sold in this offering (or 7,666,667 shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without restriction or further registration under the Securities Act, unless such shares are held by our directors, executive officers, or any of our affiliates, as that term is defined in Rule 144 under the Securities Act (“Rule 144”). All remaining shares of common stock outstanding following this offering will be “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. The Stockholders’ Agreement (as defined below) we enter into with ZFSG will grant certain registration rights to ZFSG and certain of its affiliates with respect to shares of our common stock. Any shares registered pursuant to such registration rights described in “Certain relationships and related party transactions” will be freely tradable in the public market following a 180-day lock-up period as described below. Sales of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline and may make it more difficult for us to sell equity or equity-linked securities in the future at a time and at a price that we deem necessary or appropriate.
In connection with this offering, our directors, executive officers, and holders of substantially all of our outstanding capital stock have each agreed to enter into “lock-up” agreements with the underwriters and thereby be subject to a lock-up period, meaning that they and their permitted transferees will not be permitted to sell any shares of our common stock for 180 days after the date of this prospectus, subject to certain exceptions without the prior consent of the representatives of the underwriters. Although we have been advised that there is no present intention to do so, the representatives may, in their sole discretion, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. See “Underwriting.” Possible sales of these shares in the market following the waiver or expiration of such agreements could exert significant downward pressure on our stock price.
We expect that upon the consummation of this offering, our Board of Directors and our stockholders will have approved the 2025 Incentive Plan which will permit us to issue, among other things, stock options, restricted stock units, and restricted stock to eligible employees (including our named executive officers), directors, and advisors, as determined by the compensation committee of the Board of Directors. We intend to file a registration statement under the Securities Act, as soon as practicable after the consummation of this offering, to cover the issuance of shares upon the exercise of awards granted, and of shares granted, under the 2025 Incentive Plan. As a result, any shares issued under the 2025 Incentive Plan after the consummation of this offering also will be freely tradable in the public market. If equity securities are granted under the 2025 Incentive Plan and it is perceived that they will be sold in the public market, then the price of our common stock could decline.
Also, in the future, we may issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of our common stock.
ZFSG and its affiliates’ interests may conflict with our interests and the interests of our other stockholders. Conflicts of interest between ZFSG and its affiliates and us could be resolved in a manner unfavorable to us and our other stockholders.
Various conflicts of interest could arise between ZFSG and its affiliates and us. Ownership interests of directors or officers of ZFSG and its affiliates in our common stock and ownership interests of our directors and officers in the units of ZFSG and its affiliates, or a person’s service either as an employee, consultant, board observer, director, or officer of both companies, could create or appear to create potential conflicts of interest when those directors and officers are faced with decisions relating to us. These conflicts of interest could relate to:
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corporate opportunities;

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the impact that operating decisions for our business may have on ZFSG and its affiliates’ consolidated financial statements;

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differences in tax positions between ZFSG and its affiliates and us and allocations of tax benefits under a Tax Allocation Agreement between us, Ategrity Specialty, Ategrity Ltd, and ZFSG, dated April 1, 2018 (the “Tax Agreement”);

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future, potential commercial arrangements between ZFSG and its affiliates and us or between ZFSG and its affiliates and third parties;

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the fact that some of our management and other employees are also employed by, are consultants to, or serve as a board observer or director of ZFSG or its affiliates and may have conflicts of interest as a result of such dual roles;

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business combinations involving us;

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our dividend policy;

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certain board nomination and other rights granted to ZFSG and its affiliates under the Stockholders’ Agreement;

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management stock ownership; and

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the intercompany agreements between ZFSG and its affiliates and us.

Furthermore, disputes may arise between ZFSG and its affiliates and us relating to our past and ongoing relationship and these potential conflicts of interest may make it more difficult for us to favorably resolve such disputes, including those related to:
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tax, employee benefits, indemnification, and other matters;

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the nature, quality, and pricing of services ZFSG and its affiliates agree to provide to us;

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sales or other disposals by ZFSG and its affiliates of all or a portion of its ownership interest in us; and

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business combinations involving us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.
We have various contracts and other arrangements in place with ZFSG and its affiliates. Certain related party transactions with ZFSG and its affiliates will also be pre-approved by our audit committee in accordance with our policy concerning related party transactions to be entered into in connection with this offering. You should read “Certain relationships and related party transactions” carefully for more detail on the nature and terms of the arrangements between us and ZFSG and its affiliates. While we are controlled by ZFSG and its affiliates, we may not have the leverage to negotiate amendments to our agreements with ZFSG and its affiliates, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.
We will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Following the completion of this offering, ZFSG and its affiliates will continue to hold more than 50.0% of the voting power of our shares eligible to vote. As a result, we will be a “controlled company” under the rules of the NYSE. Under these rules, a company of which more than 50.0% of the voting power in the election of directors is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the board of directors consist of independent directors and (ii) the board of directors have compensation and nominating and corporate governance committees composed entirely of independent directors.
Following the completion of this offering, we intend to utilize these exemptions. As a result, following the completion of this offering, we do not intend to have a majority of independent directors on our board of directors and do not intend to have a compensation, nominating, and corporate governance committee composed entirely of independent directors. Accordingly, although we may transition to a board with a majority of independent directors prior to the time we cease to be a “controlled company,” for such period of time you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements set by the NYSE. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods. These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the SEC and the NYSE with respect to our audit committee.
ZFSG and its affiliates will be able to exert significant influence over us and our corporate decisions.
Immediately following the completion of this offering, ZFSG and its affiliates are expected to own, in the aggregate, approximately 85.4% of our outstanding common stock (or approximately 83.6% if the underwriters exercise their option to purchase additional shares in full). So long as ZFSG and its affiliates owns a significant amount of our outstanding common stock, ZFSG will be able to exert significant voting influence over us and our corporate decisions, including any matter requiring stockholder approval regardless of whether others believe that the matter is in our best interests. For example, ZFSG and its affiliates will be able to exert significant influence over the vote in any election of directors and any amendment of our articles of incorporation. ZFSG and its affiliates may act in a manner that advances their best interests and not necessarily those of other stockholders, including investors in this offering, by, among other things:
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delaying, preventing, or deterring a change in control of us;

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delaying, preventing, or deterring a change in the composition of our management or our Board of Directors;

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approval of the termination of the agreements described in “Certain relationships and related party transactions”; or

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attempting to influence us to enter into transactions or agreements, including with related parties, that may not be in the best interests of all stockholders.

Substantially all of our net invested assets are managed by ZFSG through the Investment Manager. Accordingly, ZFSG and its affiliates may have a conflict of interest in managing our investments, which could increase amounts payable by us for asset management services or cause us to receive a lower return on our investments than if our investment portfolio was managed by another party. The investment strategies employed by the Investment Manager may expose us to more volatility and risk than more traditional insurance industry investment strategies might.
In connection with this offering, we will enter into a Stockholders’ Agreement that will grant ZFSG the right to nominate individuals to our Board of Directors (including the Chair and Vice Chair of the Board of Directors) and its committees, provided certain ownership requirements are met. See “Certain relationships and related party transactions—Stockholders’ Agreement.”
The concentration of our ownership could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, reduce liquidity in our common stock to the extent it reduces our public float, and may ultimately affect the market price of our common stock. Additionally, ZFSG currently consolidates the Company in the preparation of its financial statements and in order to continue to consolidate, ZFSG may be incentivized to maintain an ownership percentage in us above 80% for an indefinite period of time.
Our articles of incorporation will provide that ZFSG has no obligation to offer us corporate opportunities.
ZFSG and the members of our board of directors who are affiliated with ZFSG, by the terms of our articles of incorporation to be in effect upon consummation of this offering, will not be required to offer us any corporate opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is expressly offered to them solely in their capacity as our directors. We, by the terms of our articles of incorporation, expressly renounce any interest in any such corporate opportunity to the extent permitted under applicable law, even if the opportunity is one that we would reasonably be deemed to have pursued if given the opportunity to do so. Our articles of incorporation cannot be amended to eliminate our renunciation of any such corporate opportunity arising prior to the date of any such amendment. ZFSG is in the business of making investments in portfolio companies and may from time to time acquire and hold interests in businesses that compete with us, and ZFSG has no obligation to refrain from acquiring competing businesses. Any competition could intensify if an affiliate or subsidiary of ZFSG were to enter into or acquire a business similar to ours. These potential conflicts of interest could have an adverse effect on our business, financial condition, results of operations, or prospects if attractive corporate opportunities are allocated by ZFSG to itself, its portfolio companies, or its other affiliates instead of to us.
We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. After completion of this offering, we will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly, and current reports with respect to our business and financial condition and therefore we will need to have the ability to prepare financial statements that comply with all SEC reporting requirements on a timely basis. In addition, we will be subject to other reporting and corporate governance requirements, including certain requirements of and certain provisions of the Sarbanes-Oxley Act and the regulations promulgated thereunder, which will impose significant compliance obligations upon us.
The Sarbanes-Oxley Act and the Dodd-Frank Act, as well as new rules subsequently implemented by the SEC and the NYSE, have increased regulation of, and imposed enhanced disclosure and corporate governance requirements on, public companies. Our efforts to comply with these evolving laws, regulations, and standards will increase our operating costs and divert management’s time and attention from revenue-generating activities.
These changes will also place significant additional demands on our finance and accounting staff and on our financial accounting and information systems. We may in the future hire additional accounting and financial staff with appropriate public company reporting experience and technical accounting knowledge. Other expenses associated with being a public company include increases in auditing, accounting, and legal fees and expenses, investor relations expenses, increased directors’ fees, and director and officer liability insurance costs, registrar and transfer agent fees, and listing fees, as well as other expenses. As a public company, we will be required, among other things, to:

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prepare and file periodic reports and distribute other stockholder communications, in compliance with the federal securities laws and requirements of the NYSE;

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define and expand the roles and the duties of our Board of Directors and its committees;

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institute more comprehensive compliance and investor relations functions; and

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evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

We may not be successful in implementing these requirements and implementing them could adversely affect our business. The increased costs will decrease our net income and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees, or as executive officers.
In addition, if we fail to implement the required controls with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired. If we do not implement the required controls in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NYSE. Any such action could harm our reputation and the confidence of investors in, and clients of, our company and could negatively affect our business and cause the price of our shares of common stock to decline.
You will incur immediate dilution as a result of this offering.
The initial public offering price is substantially higher than the net stockholders’ tangible equity per share of our common stock based on the total value of our tangible assets less our total liabilities divided by our shares of common stock outstanding immediately following this offering. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution in net tangible stockholders’ equity per share value after consummation of this offering. You may experience additional dilution upon future equity issuances. See “Dilution.”
We have identified a material weakness in our internal control over financial reporting. We may be unable to remediate this material weakness, identify additional material weaknesses or fail to achieve and maintain effective internal control over financial reporting as a public company.
We identified a material weakness in our internal control over financial reporting. We did not design an effective control over the preparation and review of the financial supplemental schedules required by Regulation S-X that accompany the consolidated financial statements that operated with sufficient precision to detect misstatements in the schedules. While we have begun to remediate the material weakness and strengthen our internal control over financial reporting processes—including that we introduced additional level reviewers, intend to add additional accounting and finance personnel in the near term to support our accounting and financial reporting function, and are implementing additional process level and management review of policies, processes and documentation procedures in anticipation of our becoming a public company—these measures may not be sufficient to remediate the material weakness. See Note 1 to the financial supplemental schedule I and Note 1 to the financial supplemental schedule II to our financial statements included elsewhere in this prospectus for additional information related to the misstatements that occurred as a result of the material weakness.
As a public company with SEC reporting obligations, we will be required to document and test our internal control procedures to satisfy the requirements of Section 404(a) of the Sarbanes-Oxley Act, which will require annual assessments by management of the effectiveness of our internal control over financial reporting. We are an emerging growth company, and thus we are exempt from the auditor attestation requirement of Section 404(b)

of Sarbanes-Oxley until such time as we no longer qualify as an emerging growth company. See “—We qualify as an emerging growth company, and any decision on our part to comply with reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.” Regardless of whether we qualify as an emerging growth company, we will still need to implement substantial internal control systems and procedures to satisfy the reporting requirements under the Exchange Act and applicable requirements. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. As a result, to comply with the requirements of being a reporting company under the Exchange Act, we may need to upgrade our information technology systems; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting and finance staff.
Testing and maintaining our internal control over financial reporting may divert management’s attention from other matters that are important to the operation of our business. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404(a) of the Sarbanes-Oxley Act or our auditors may not be able to provide the attestation, when required, over management’s assessment of the effectiveness of our internal control over financial reporting.
If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing, and remediation actions or their effect on our operations. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements or schedules that could result in a restatement of our consolidated financial statements or schedules or could cause us to fail to timely meet our reporting obligations, any of which could cause investors to lose confidence in us and cause the price of our common stock to decline.
We qualify as an emerging growth company, and any decision on our part to comply with reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.
We are an “emerging growth company,” and, for as long as we continue to be an emerging growth company, we currently intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our registration statements, periodic reports, and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will cease to be an emerging growth company upon the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
We cannot predict whether investors will find our common stock less attractive if we choose to rely on these exemptions while we are an emerging growth company. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.
We have broad discretion in the use of the net proceeds from the sale of shares by us in this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from the sale of shares by us in this offering, including for any of the purposes described in the section entitled “Use of proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from the sale of shares by us in this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our net proceeds in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. If we do not invest or apply the net proceeds from the sale of shares by us in this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Forward-looking statements
This prospectus contains forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. You can identify forward-looking statements in this prospectus by the use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” and “believes,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could.” These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks, and changes in circumstances that are difficult to predict.
Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements included in this prospectus as a result of various factors, including, among others:
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the intense competition for business in our industry;

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the inability to obtain reinsurance coverage at reasonable prices and on terms that adequately protect us;

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the possibility that our loss reserves may be inadequate to cover our actual losses, which could have an adverse effect on our financial condition, results of operations, and cash flows;

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the inherent uncertainty of models resulting in actual losses that are materially different than our estimates;

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a decline in the financial strength rating assigned to Ategrity Specialty or to Ategrity Ltd adversely affecting the amount of business we write;

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our reliance on a select group of brokers;

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unexpected changes in the interpretation of our coverage or provisions;

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adverse economic factors, including recession, inflation, periods of high unemployment. or lower economic activity resulting in the sale of fewer policies than expected, or an increase in frequency or severity of claims and premium defaults, or both, affecting our growth and profitability;

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the performance of our investment portfolio adversely affecting our financial results;

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the potential loss of one or more key executives or an inability to attract and retain qualified personnel adversely affecting our results of operations;

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the failure of any of the loss limitations or exclusions we employ, or change in other claims or coverage issues, having a material adverse effect on our financial condition or results of operations;

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extensive regulation adversely affecting our ability to achieve our business objectives or the failure to comply with these regulations adversely affecting our financial condition and results of operations;

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the effects of litigation having an adverse effect on our business;

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the inability to manage our growth effectively;

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the ability to pay dividends and other distributions and service our debt obligations being dependent on our ability to obtain cash dividends or other permitted payments from Ategrity Specialty;

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being forced to sell investments to meet our liquidity requirements;

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our underwriters and other associates taking excessive risks;

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the possibility that severe weather conditions and other catastrophes may result in an increase in the number and amount of claims filed against us;

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the ability of ZFSG and its affiliates to exert significant influence over us and our corporate decisions;

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the failure to remediate and maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and

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other risks and uncertainties discussed in “Risk factors” and elsewhere in this prospectus.

Accordingly, you should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.
Forward-looking statements speak only as of the date of this prospectus. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not have any obligation, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information, future events, or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Use of proceeds
We estimate the net proceeds from the sale of shares by us in this offering will be approximately $86.2 million, based on an assumed initial public offering price of $15.00 per share of common stock, which is the midpoint of the range we show on the cover of this prospectus, and after deducting the underwriting discounts and commissions and our estimated offering expenses of $6.8 million.
A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $6.2 million, assuming the number of shares offered by us, which we show on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, a 1.0 million increase (decrease) in the number of shares of our common stock sold in this offering by us, which we show on the cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $13.95 million, assuming an initial public offering price of $15.00 per share, the midpoint of the price range which we show on the cover of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.
The principal purposes of this offering are to increase our capitalization and financial flexibility and to create a public market for our common stock. We intend to use the net proceeds from this offering as capital to grow our business and for other general corporate purposes. We initially intend to invest such net proceeds in fixed income securities. We periodically evaluate strategic opportunities; however, we have no current commitments for any material acquisitions or investments at this time.
This expected use of net proceeds from this offering represents our intentions based on our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As a result, our management will retain broad discretion over the use of the net proceeds from the sale of shares by us in this offering and our existing cash and cash equivalents.

Dividend policy
We do not currently intend to pay cash dividends on our shares of common stock in the foreseeable future. However, in the future, subject to the factors described below and our future liquidity and capitalization, we may change this policy and choose to pay dividends or other distributions. Any determination to pay dividends or other distributions in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws, and other factors that our Board of Directors may deem relevant.
Our status as a holding company and a legal entity separate and distinct from our subsidiaries affects our ability to pay dividends and make other payments. As a holding company without significant operations of our own, the principal sources of our funds are dividends and other payments from our subsidiaries. The ability of our insurance or reinsurance subsidiaries to pay dividends to us is subject to limits under insurance laws of the state or foreign jurisdiction in which Ategrity Specialty or Ategrity Ltd is domiciled. See “Risk factors—Risks related to our business and industry—Because we are a holding company and substantially all of our operations are conducted by our insurance subsidiaries, our ability to pay dividends and make other distributions and service our debt obligations depends on our ability to obtain cash dividends or other permitted payments from our insurance subsidiaries” and “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources” and “Regulation.”
Our future ability to pay cash dividends and other distributions may also be limited by the terms of any future debt or preferred securities or future credit facility.

Capitalization
The following table summarizes our consolidated capitalization as of March 31, 2025:

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on an actual basis; and

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on an as adjusted basis to give effect to the Corporate Conversion and our sale of 6,666,667 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the range we show on the cover of this prospectus, after the deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with the section of this prospectus entitled “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and accompanying notes included elsewhere in this prospectus.
(Dollars in thousands)	Actual	As adjusted(1)(2)
Cash and cash equivalents	$38,924	$125,097
Members’ Equity:
LLC units (430,764,369 issued units, actual)	380,904	—
Stockholders’ Equity:
Common stock–par value $0.001 per share (500,000,000 authorized shares, as adjusted; 47,066,674 issued shares, as adjusted)	—	47
Preferred stock–par value $0.001 per share (100,000,000 authorized shares, as adjusted; zero issued shares, as adjusted)	—	—
Additional paid-in capital	—	467,030
Retained earnings	43,030	43,030
Accumulated other comprehensive income	2,883	2,883
Total members’/stockholders’ equity	426,817	512,990
Non-controlling interest	489	489
Total capitalization	$427,306	$513,479
(1) Does not reflect the repurchase on April 4, 2025, of 65,641 of our shares from certain shareholders for an aggregate purchase price of $0.7 million and the contribution by ZFSG on April 9, 2025, of $0.7 million in cash in exchange for the receipt of 65,641 of our shares or the repurchase on May 27, 2025, of 191,447 shares from a shareholder for an aggregate purchase price of $2.0 million and the contribution by ZFSG on May 29, 2025, of $2.0 million in cash in exchange for the receipt of 191,447 shares (in each case, which resulted in the purchase by ZFSG of the same number of shares as we repurchased from shareholders and does not have a material impact to our consolidated capitalization as a result).
(2) Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity, and total capitalization by approximately $6.2 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of million shares in the number of shares of common stock offered by us would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity, and total capitalization by approximately $13.95 million, assuming the shares of our common stock offered by this prospectus are sold at the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The number of shares of common stock in the table above excludes:

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an aggregate of 1,079,605 shares of common stock issuable upon the exercise of Tranche 1 warrants held by ZFSG with an exercise price of approximately $31.99 per share;

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an aggregate of 375,147 shares of common stock issuable upon the exercise of Tranche 2 warrants held by ZFSG with an exercise price of approximately $21.32 per share;

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an aggregate of 4,339,808 shares of common stock issuable upon the exercise of options outstanding under the 2019 Plan as of March 31, 2025, with a weighted average exercise price of $11.94 per share;

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an aggregate of 10,000 shares of common stock (based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus) issuable upon vesting of restricted stock units expected to be granted to certain of our directors in connection with this offering under the 2025 Plan; and

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an aggregate of 268,292 shares of common stock reserved for issuance under the 2025 Plan, that will become effective in connection with this offering.

Dilution
If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the as adjusted net tangible book value per share of our common stock immediately after this offering.
Net tangible book value represents the book value of our total tangible assets less the book value of our total liabilities. As of March 31, 2025, our historical net tangible book value was $426.8 million, or $0.99 per unit. The historical net tangible book value per unit as of March 31, 2025, would have been $10.56 per share after giving effect to the conversion of our units to shares of common stock, as described herein. As adjusted net tangible book value is our net tangible book value, plus the effect of the sale by us of 6,666,667 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the range we show on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our as adjusted net tangible book value as of March 31, 2025 was $513.0 million, or $10.90 per share. This amount represents an immediate increase in as adjusted net tangible book value of $0.33 per share to our existing securityholders, and an immediate dilution of $4.10 per share to new investors participating in this offering. We determine dilution per share to new investors by subtracting as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors.
The following table illustrates the per share dilution that a purchaser of our common stock in this offering will incur given the assumptions above:
Assumed initial public offering price per share		$15.00
Net tangible book value per share as of March 31, 2025	$10.56
Increase in as adjusted net tangible book value per share attributable to new investors in this offering	$0.33
As adjusted net tangible book value per share immediately after this offering		$10.90
Dilution in as adjusted net tangible book value per share to new investors		$4.10

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the range we show on the cover of this prospectus, would increase (decrease) the as adjusted net tangible book value per share immediately after this offering by approximately $0.13, and dilution in as adjusted net tangible book value per share to new investors by approximately $0.87, assuming that the number of shares offered by us, which we show on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their option to purchase additional shares of our common stock from us to cover over-allotments, the as adjusted net tangible book value per share of our common stock would be $10.96, and the dilution in as adjusted net tangible book value per share of our common stock to new investors participating in this offering would be $4.04.
The following table summarizes, as of March 31, 2025, on an as adjusted basis as described above, the differences between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing securityholders and by investors purchasing shares of common stock in this offering calculated after giving effect to the conversion of our units to shares of common stock, as described herein. The calculation below is based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the range we show on the cover of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Dollars (in millions)	Percent
Existing securityholders	40,400,007	85.8%	$376.8	79.0%	$9.33
New investors	6,666,667	14.2%	$100.0	21.0%	$15.00
Total	47,066,674	100.0%	$476.8	100.0%
If the underwriters exercise their option to purchase additional shares in full, the number of shares held by new investors will increase to 7,666,667, or 16.0% of the total number of shares of common stock outstanding after this offering and the number of shares held by existing securityholders will decrease to 84.0% of the total number of shares of common stock outstanding after this offering.
To the extent that any options or other equity incentive grants are issued in the future with an exercise price or purchase price below the initial public offering price, new investors will experience further dilution.
The number of shares of common stock to be outstanding following this offer reflects 47,066,674 shares outstanding immediately after this offering, after giving effect to the sale of 6,666,667 shares in this offering, and excludes:

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an aggregate of 1,079,605 shares of common stock issuable upon the exercise of Tranche 1 warrants held by ZFSG with an exercise price of approximately $31.99 per share;

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an aggregate of 375,147 shares of common stock issuable upon the exercise of Tranche 2 warrants held by ZFSG with an exercise price of approximately $21.32 per share;

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an aggregate of 4,339,808 shares of common stock issuable upon the exercise of options outstanding under the 2019 Plan as of March 31, 2025, with a weighted average exercise price of $11.94 per share;

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an aggregate of 10,000 shares of common stock (based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus) issuable upon vesting of restricted stock units expected to be granted to certain of our directors in connection with this offering under the 2025 Plan; and

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an aggregate of 268,292 shares of common stock reserved for issuance under the 2025 Plan, that will become effective in connection with this offering.

Management’s discussion and analysis of financial condition and results of operations
The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See “Risk factors” and “Forward-looking statements” herein. Our actual results could differ materially from the forward-looking statements included herein. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk factors” and elsewhere in this prospectus.
Overview
We are a profitable and growing specialty insurance company dedicated to providing excess and surplus (“E&S”) products to small to medium-sized businesses (“SMBs”) across the United States. We have built a proprietary underwriting platform that combines sophisticated data analytics with automated and streamlined processes to efficiently serve our clients and deliver long-term value to our stockholders. The SMB market is characterized by large volumes of small-sized policies, and we believe our competitive edge lies in our ability to offer consistent, high-speed, and low-touch interactions that our distribution partners value. This advantage stems from our technology-driven method of standardizing, simplifying, and automating our transaction process, which we call productionized underwriting.
We target industry verticals where we have deep expertise and develop data-driven insights to gain a competitive advantage. We leverage our expertise and our efficient underwriting platform to deliver tailored insurance products and customized services that meet the needs of our distribution partners. We believe the universe of distributors in the SMB segment of the E&S market is rapidly shifting toward agents and brokers who were raised in the digital age. These digital-native and tech-savvy distribution partners expect real-time, frictionless insurance transactions that mirror the seamless experiences they encounter in their daily lives. In an industry where insurance applications are often submitted via email with slow response times, we have designed a technology-driven underwriting process that addresses our distribution partners’ demands for rapid, high-quality interactions. Our strong value proposition has contributed to a growing network of 512 distribution partners as of March 31, 2025, which provides us with increased transaction opportunities and diversified sources of business. Our fully integrated claims management function is designed to enable us to resolve claims efficiently and effectively. We take an active approach to risk management through real-time performance analytics, rigorous risk aggregation monitoring, and robust reinsurance protection aimed at minimizing volatility and generating consistent underwriting results.
We have grown our business substantially while generating attractive underwriting results. For the three months ended March 31, 2025, we wrote $116.1 million in gross written premiums, an increase of $34.5 million, or 42.3% compared to the three months ended March 31, 2024. Our combined ratio for the three months ended March 31, 2025, was 90.9%, a decrease of 3.3% from the three months ended March 31, 2024. Our members’ equity at March 31, 2025, was $426.8 million, an increase of $28.5 million (7.2%) from December 31, 2024. For the twelve months ended March 31, 2025, our return on members’ equity was 12.6%. For the year ended December 31, 2024, we wrote $437.0 million in gross written premiums, representing a compound annual growth rate of 28.4% over the last two years. Our combined ratio for the year ended December 31, 2024, was 93.9%, a decrease of 3.6% from the year ended December 31, 2023. Our members’ equity at December 31, 2024, was $398.3 million, an increase of $76.6 million (23.8%) from December 31, 2023. We believe that our productionized underwriting capabilities will continue to drive enhanced profitability as we continue to scale our business.
We operate on a surplus lines basis in 48 states and the District of Columbia. For the year ended December 31, 2024, there were four states in which 5.0% or more of our gross written premiums were concentrated: California (21.0%), Florida (16.2%), Texas (12.8%), and New York (6.4%).
We operate our business in a single segment and as one reporting unit for purposes of assessing performance, making operating decisions and allocating decisions.

Components of results of operations
Gross written premiums
Gross written premiums are the amount received or to be received for insurance policies written or assumed by us during a specific period of time without reduction for policy acquisition costs, reinsurance costs, or other deductions. The volume of our gross written premiums in any given period is generally influenced by:
•
New business submissions;

•
Binding of new business submissions into policies;

•
Renewals of existing policies; and

•
Average size and premium rate of new and existing policies.

Ceded written premiums
Certain premiums and losses are ceded to other insurance and reinsurance companies under various excess of loss and quota-share reinsurance contracts. Ceded written premiums are the amount of gross written premiums ceded to reinsurers. We enter into reinsurance contracts to limit our exposure to potential large losses as well as to provide additional capacity for growth. Ceded written premiums are earned over the reinsurance contract period in proportion to the period of risk covered. The volume of our ceded written premiums is impacted by the level of our gross written premiums and any decision we make to increase or decrease retention levels.
Net premiums earned
Net premiums earned represent the earned portion of our net written premiums. Written premiums are earned on a pro rata basis over the terms of the policies, which are generally 12 months. The portion of premiums written applicable to the terms of the policies that have already elapsed is recorded as earned premiums.
Fee income
Fee income includes policy fees charged to insureds and is recognized in earnings when the related premiums are written. Policy fees are a flat charge and are primarily impacted by the volume of our written policies.
Losses and loss adjustment expenses
Losses and loss adjustment expenses are a function of the amount and type of insurance contracts we write and the loss experience associated with the underlying coverage. In general, our losses and loss adjustment expenses are affected by:
•
frequency of claims associated with the particular types of insurance contracts that we write;

•
trends in the average size of losses incurred on a particular type of business;

•
mix of business written by us;

•
reinsurance agreements we have in place at the time of loss;

•
changes in the legal or regulatory environment related to the business we write;

•
trends in legal defense costs;

•
wage inflation; and

•
inflation in medical costs.

Losses and loss adjustment expenses are based on actual paid losses and an actuarial analysis of the estimated losses, including losses incurred during the period and changes in estimates from prior periods. Losses and loss adjustment expenses may be paid out over a period of years.
Underwriting, acquisition, and insurance expenses
Underwriting, acquisition, and insurance expenses include policy acquisition costs and other underwriting expenses. Policy acquisition costs are principally comprised of the commissions we pay our brokers, net of ceding commissions we receive on business ceded under certain reinsurance contracts. Policy acquisition costs also include deferred underwriting expenses that are directly related to the successful acquisition of those policies. Other underwriting expenses represent general and administrative expenses related to our insurance business, including employee compensation, software and technology costs, travel, marketing, and professional fees.
Net investment income
We earn investment income on our portfolio of cash and invested assets. Our cash and invested assets are primarily comprised of fixed maturity securities, the Utility & Infrastructure Investments, and cash and cash equivalents. We also earn investment income on our short-term investments, equity securities, note receivable from affiliate, and securities sold not-yet purchased. Net investment income related to the Utility & Infrastructure Investments includes our proportionate share of the rebate, dividend, interest and other income, net of investment expenses, and investment management fees for the funds underlying the Utility & Infrastructure Investments. The principal factors that influence net investment income are the size of our investment portfolio and the yield on that portfolio as measured by amortized cost (which excludes changes in fair market value, such as from changes in interest rates) and investment management expenses. The size of our investment portfolio is mainly a function of our invested equity capital along with premiums we receive from our insureds less payments on policyholder claims. For the years ended December 31, 2024 and 2023 the Utility & Infrastructure Investments consisted of our investment in the Absolute Return Utility & Infrastructure Fund via the Utility Limited Partnership. To optimize our Utility & Infrastructure Investments, we re-allocated a $10 million portion of our portfolio to the Absolute Return MidCap Fund on January 1, 2025. On March 31, 2025, Ategrity Specialty Holdings LLC and Ategrity Ltd redeemed an aggregate of $94 million from the Absolute Return Utility & Infrastructure Fund and on March 31, 2025, Ategrity Specialty Holdings LLC and Ategrity Ltd, as lenders, executed the ZIS Loan. See “Certain relationships and related party transactions—Related Party Loan.”
Net realized and unrealized gains (losses) on investments
Net realized and unrealized gains (losses) on investments include realized gains and losses which are a function of the difference between the amount received by us on the sale of a security and the security’s amortized cost, as well as the change in unrealized gains (losses) on equity securities and unrealized appreciation (depreciation) on securities sold not yet purchased. Net realized and unrealized gains (losses) on investments also includes appreciation on securities, derivative contracts, and foreign currency transactions allocated from the funds underlying the Utility & Infrastructure Investments. Such allocation represents our proportionate share of the Utility & Infrastructure Investments’ net realized gains (losses) of the funds underlying the Utility & Infrastructure Investments which are a function of the difference between the amount received on the sale of a security and the security’s amortized cost as well as change in unrealized appreciation (depreciation) on securities, derivative contracts, and foreign currency transactions. For the years ended December 31, 2023 and 2024, the Utility & Infrastructure Investments consisted of our investment in the Absolute Return Utility & Infrastructure Fund via the Utility Limited Partnership. To optimize our Utility & Infrastructure Investments, we re-allocated a $10 million portion of our portfolio to the Absolute Return MidCap Fund on January 1, 2025. On March 31, 2025, Ategrity Specialty Holdings LLC and Ategrity Ltd redeemed an aggregate of $94 million from the Absolute Return Utility & Infrastructure Fund and on March 31, 2025, Ategrity Specialty Holdings LLC and Ategrity Ltd, as lenders, executed the ZIS Loan. See “Certain relationships and related party transactions—Related Party Loan.”
Interest expense
Interest expense primarily consists of fees incurred during the period related to our letters of credit issued for the benefit of Ategrity Specialty on behalf of Ategrity Ltd. As of March 31, 2025, December 31, 2024 and December 31, 2023, there was no amount drawn on our letters of credit.
Other income
Other income includes income related to corporate activities that are not allocated to our insurance operations.

Other expenses
Other expenses includes expenses related to corporate activities that are not allocated to our insurance operations, including expenses related to our initial public offering (which includes expenses related to corporate activities and expenses recorded by us in anticipation of this offering). Other expenses includes compensation and share-based compensation expenses associated with share-based awards granted in anticipation of our initial public offering.
Income tax expense (benefit)
Currently our income tax expense (benefit) consists mainly of federal income taxes imposed on our operations. Our effective tax rates are dependent upon the components of pretax earnings and the related tax effects. The amount of income tax expense (benefit) recorded in future periods will depend on the jurisdictions in which we operate and the tax laws and regulations in effect.
Key metrics
We discuss certain key metrics, described below, which provide useful information about our business and the operational factors underlying our financial performance.
Underwriting income is a non-GAAP financial measure. We define underwriting income as income before income taxes excluding the impact of net investment income, net realized and unrealized gains (losses) on investments, other income, interest expense, and other expenses (which include expenses relating to corporate activities and expenses recorded by us in anticipation of this offering). For a reconciliation of underwriting income to the most directly comparable GAAP financial measure, information about why we consider underwriting income useful and a discussion of the material risks and limitations of underwriting income, see “—Reconciliation of non- GAAP financial measures”.
Adjusted net income attributable to members is a non-GAAP financial measure. We define adjusted net income attributable to members as net income attributable to members, excluding certain non-operating expenses, which include expenses recorded by us in anticipation of this offering. For a reconciliation of adjusted net income attributable to members to the most directly comparable GAAP financial measure, information about why we consider adjusted net income attributable to members useful and a discussion of the material risks and limitations of adjusted net income, see “—Reconciliation of non-GAAP financial measures”.
Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to net premiums earned.
Expense ratio, expressed as a percentage, is the ratio of underwriting, acquisition, and insurance expenses less fee income to net premiums earned.
Combined ratio is the sum of loss ratio and expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.
Return on members’ equity is net income attributable to members expressed as a percentage of average beginning and ending members’ equity during the period.
Adjusted return on members’ equity is a non-GAAP financial measure. We define adjusted return on members’ equity as adjusted net income attributable to members, expressed as a percentage of average beginning and ending members’ equity during the period. For a reconciliation of adjusted return on members’ equity to the most directly comparable GAAP financial measure, information about why we consider adjusted return on members’ equity useful and a discussion of the material risks and limitations of adjusted net income, see “—Reconciliation of non-GAAP financial measures”.
Corporate conversion
In connection with our initial public offering, Ategrity Specialty Holdings LLC will be converted from a Delaware limited liability company to a Nevada corporation and each of the units representing a limited liability interest in

Ategrity Specialty Holdings LLC will be converted into 0.0937868 shares of common stock of the resulting corporation (the “Corporate Conversion”). Thereafter, references to “members’ equity” herein will become references to “stockholders’ equity”.
Results of operations
Three months ended March 31, 2025, compared to three months ended March 31, 2024
The following table sets forth a summary of our condensed consolidated results of operations for the periods indicated. This information should be read together with our condensed consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.
	Three months ended March 31,
($ in thousands, except percentages)	2025	2024	$ Change	% Change
Gross written premiums	$116,143	$81,605	$34,538	42.3%
Ceded written premiums	(26,272)	(19,349)	(6,923)	35.8%
Net written premiums	89,871	62,256	27,615	44.4%
Net premiums earned	78,301	68,278	10,023	14.7%
Fee income	560	125	435	348.0%
Losses and loss adjustment expenses	46,862	41,047	5,815	14.2%
Underwriting, acquisition and insurance expenses	24,885	23,389	1,496	6.4%
Underwriting income(1)	7,114	3,967	3,147	79.3%
Net investment income	7,895	5,253	2,642	50.3%
Net realized and unrealized gains (losses) on investments	(4,599)	2,388	(6,987)	(292.6)%
Interest expense	(447)	(550)	103	(18.7)%
Other income	965	24	941	NM
Other expenses	(238)	(54)	(184)	340.7%
Income before income taxes	10,690	11,028	(338)	(3.1)%
Income tax expense	2,240	2,070	170	8.2%
Net income	$8,450	$8,958	$(508)	(5.7)%
Less: Net income attributable to non-controlling interest-General Partner	(11)	1,202	(1,213)	(100.9)%
Net income attributable to members	$8,461	$7,756	$705	9.1%
Key Metrics
Adjusted net income attributable to members(1)	$8,542	$7,756
Loss ratio	59.8%	60.1%
Expense ratio	31.1%	34.1%
Combined ratio	90.9%	94.2%
Return on members’ equity(2)	8.2%	9.5%
Adjusted return on members’ equity(1)(2)	8.3%	9.5%
NM = Percentage change is not meaningful.
(1) Each of these metrics is a non-GAAP financial measure. See “—Reconciliation of non-GAAP financial measures” for a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP measure.
(2) For the three months ended March 31, 2025 and 2024, net income attributable to members and adjusted net income attributable to members are annualized to arrive at return on members’ equity and adjusted return on members’ equity.

Premiums
The following table presents gross written premiums by product for the three months ended March 31, 2025 and 2024:
	Three months ended March 31,
($ in thousands, except percentages)	2025	% of total	2024	% of total
Casualty	$82,140	70.7%	$50,506	61.9
Property	34,003	29.3%	31,099	38.1
Gross written premiums	$116,143	100.0%	$81,605	100.0%

Our gross written premiums were $116.1 million for the three months ended March 31, 2025 compared to $81.6 million for the three months ended March 31, 2024, an increase of approximately $34.5 million, or 42.3%. The increase was primarily driven by growth in our distribution network and increased wallet share with our existing distribution partners.
Net written premiums were $89.9 million for the three months ended March 31, 2025, compared to $62.3 million for the three months ended March 31, 2024, an increase of approximately $27.6 million, or 44.4%. The increase was primarily attributable to higher gross written premiums as well as a reduction in ceded written premiums due to a decrease in quota share reinsurance within our casualty lines.
Net premiums earned were $78.3 million for the three months ended March 31, 2025, compared to $68.3 million for the three months ended March 31, 2024, an increase of approximately $10.0 million, or 14.7%. The increase was primarily due to increased gross written premiums, offset by the effect of ceded earned premiums related to a new ceded quota share reinsurance treaty that was placed in the beginning of 2024.
With respect to breakdown by vertical, we wrote premiums in our Retail, Real Estate, Hospitality and Construction verticals of $35.5 million, $23.8 million, $21.0 million and $13.1 million, respectively, for the three months ended March 31, 2025 as compared to $27.8 million, $21.2 million, $15.3 million, and $9.7 million, respectively, for the three months ended March 31, 2024, in each case on a gross basis. Premiums grew across all our verticals primarily due to our expanded distribution network. Our premiums by vertical are presented giving effect to any subsequent changes that affect the amount of such premium in the year in which the policy was initially written. If a policy is later modified (e.g. by audit premium, endorsement, cancellation, etc.), we treat such premium amount as having been modified in the period in which such policy was initially written. Our metrics for premiums by vertical are not directly comparable to our gross written premiums in our financial statements which have been prepared in accordance with GAAP.
Fee income
Fee income was $0.6 million for the three months ended March 31, 2025 compared to $0.1 million for the three months ended March 31, 2024, an increase of approximately $0.5 million. The increase was driven by increased policy-related fees.
Loss Ratio
Our loss ratio was 59.8% for the three months ended March 31, 2025 compared to 60.1% for the three months ended March 31, 2024. The decrease was primarily driven by lower attritional losses in our property book and the lack of prior year development, offset by higher catastrophe-related losses, as compared to the three months ended March 31, 2024. We had limited exposure to the California Wildfires that occurred in January 2025, with an expected loss of less than $4 million related to such events.
Our losses paid in the three months ended March 31, 2025 and 2024 were $32.1 million and $23.9 million, respectively. During the three months ended March 31, 2025, there was no development on our net incurred losses for prior periods. For the three months ended March 31, 2024, we incurred net losses of prior accident years of

$2.3 million. This amount was primarily due to enhancements to our claims reserving approach with respect to loss adjustment expenses in its casualty lines.
Expense ratio
The following table summarizes the components of the expense ratio for the three months ended March 31, 2025 and 2024:
	Three months ended March 31,
($ in thousands, except percentages)	2025	% of net earned premiums	2024	% of net earned premiums
Policy acquisition costs	$14,598	18.6%	14,961	21.9%
Other operating and general expenses, net of fee income(1)	9,727	12.4%	8,303	12.2%
Underwriting, acquisition and insurance expenses, net of fee income	$24,325	31.1%	$23,264	34.1%

(1) Net of fee income of $560 thousand and $125 thousand for the three months ended March 31, 2025 and 2024, respectively.
Our expense ratio was 31.1% for the three months ended March 31, 2025 compared to 34.1% for the three months ended March 31, 2024. The improvement was driven by a lower policy acquisition ratio.
The decrease in policy acquisition ratio was primarily attributable to the earned impact of ceding commissions under a quota share contract placed in the beginning of 2024, and changes in our business mix.
The increase in other operating and general expenses was primarily due to an increase in compensation and employee-related expenses, as we have grown our headcount over the past twelve months to support our continued growth, drive innovation, and to strengthen our operating capabilities in anticipation of a potential initial public offering.
Investing Results
	Three months ended March 31,
($ in thousands, except percentages)	2025	2024	$ Change	% Change
Investment income
Fixed maturity securities	$6,264	$887	$5,377	606.2%
Short-term investments	570	1,514	(944)	(62.4)%
Cash equivalents	436	1,992	(1,556)	(78.1)%
Equity securities	—	22	(22)	(100.0)%
Note receivable from affiliate	250	250	—	0.0%
Securities sold, not yet purchased	—	(132)	132	100.0%
Total fixed income	7,520	4,533	2,987	65.9%
Utility & Infrastructure Investments	511	726	(215)	(29.6)%
Other expenses	(136)	(6)	(130)	NM
Net investment income	$7,895	$5,253	$2,642	50.3%
Net realized and unrealized gains (losses) on investments	$(4,599)	$2,388	$(6,987)	(292.6)%

NM = Percentage change is not meaningful.
Net investment income was $7.9 million for the three months ended March 31, 2025, compared to $5.3 million for the three months ended March 31, 2024, an increase of $2.6 million, or 50.3%. This increase was driven by additional investments in fixed maturity securities. Included in net investment income were $0.5 million and $0.7 million attributable to Utility & Infrastructure Investments, net of investment management fees for the three months ended March 31, 2025 and 2024, respectively.
Net realized and unrealized loss on investments was $4.6 million for the three months ended March 31, 2025, compared to a net realized and unrealized gain of $2.4 million for the three months ended March 31, 2024, a decrease of $7.0 million. This decrease was primarily driven by a net realized and unrealized loss related to Utility

& Infrastructure Investments of $7.4 million compared to a net realized and unrealized gain of $5.2 million for the three months ended March 31, 2025 and 2024, respectively.
The Utility & Infrastructure Investments produced returns, net of investment management fees, of (2.5)% and 2.4% for the three months ended March 31, 2025 and 2024, respectively.
For additional information on investment management fees related to the Utility & Infrastructure Investments see “Certain relationships and related party transactions—Investment Management—Utility & Infrastructure Investments.”
Interest expense
Interest expense was $0.4 million for the three months ended March 31, 2025 compared to $0.6 million for the three months ended March 31, 2024, a decrease of approximately $0.2 million, or 33.3% related to a decreased cost of our letters of credit.
Other income
Other income was $1.0 million for the three months ended March 31, 2025 compared to $24 thousand for the three months ended March 31, 2024, an increase of $1.0 million related to the advisory fee received from ZFSG.
Other expenses
Other expenses were $0.2 million for the three months ended March 31, 2025 compared to $0.1 million for the three months ended March 31, 2024, an increase of approximately $0.1 million primarily due to stock-based compensation expenses related to the anticipated initial public offering.
Income tax expense (benefit)
Income tax expense was $2.2 million for the three months ended March 31, 2025 compared to $2.1 million for the three months ended March 31, 2024, an increase of approximately $0.1 million. Our effective tax rate was 20.9% for the three months ended March 31, 2025 compared to 18.8% for the three months ended March 31, 2024. The increase in our effective tax rate was driven by a decrease in non-taxable pass-through income.
Year ended December 31, 2024, compared to year ended December 31, 2023
The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.
	Year ended December 31,
($ in thousands, except percentages)	2024	2023	$ Change	% Change
Gross written premiums	$437,036	$352,591	$84,445	23.9%
Ceded written premiums	(137,830)	(84,375)	(53,455)	(63.4)%
Net written premiums	299,206	268,216	30,990	11.6%
Net premiums earned	290,635	231,464	59,171	25.6%
Fee income	918	660	258	39.1%
Losses and loss adjustment expenses	175,234	154,107	21,127	13.7%
Underwriting, acquisition and insurance expenses	98,567	72,155	26,412	36.6%
Underwriting income(1)	17,752	5,862	11,890	202.8%
Net investment income	24,046	11,366	12,680	111.6%
Net realized and unrealized gains (losses) on investments	28,140	(2,269)	30,409	NM

	Year ended December 31,
($ in thousands, except percentages)	2024	2023	$ Change	% Change
Interest expense	2,042	2,237	(195)	(8.7)%
Other income	95	95	—	0.0%
Other expenses	1,727	196	1,531	781.1%
Income before income taxes	66,264	12,621	53,643	425.0%
Income tax expense	12,316	2,518	9,798	389.1%
Net income	$53,948	$10,103	$43,845	434.0%
Less: Net income attributable to non-controlling interest-General Partner	6,858	55	6,803	NM
Net income attributable to members	$47,090	$10,048	$37,042	368.7%
Key Metrics
Adjusted net income attributable to members(1)	$48,266	$10,048
Loss ratio	60.3%	66.6%
Expense ratio	33.6%	30.9%
Combined ratio	93.9%	97.5%
Return on members’ equity	13.1%	3.4%
Adjusted return on members’ equity(1)	13.4%	3.4%
NM = Percentage change is not meaningful.
(1) Each of these metrics is a non-GAAP financial measure. See “—Reconciliation of non-GAAP financial measures” for a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP measure.
Premiums
The following table presents gross written premiums by product for the years ended December 31, 2024 and 2023:
	Year ended December 31,
($ in thousands, except percentages)	2024	% of total	2023	% of total
Casualty	$263,328	60.3%	$203,916	57.8%
Property	173,708	39.7%	148,675	42.2%
Gross written premiums	$437,036	100.0%	$352,591	100.0%

Our gross written premiums were $437.0 million for the year ended December 31, 2024 compared to $352.6 million for the year ended December 31, 2023, an increase of approximately $84.4 million, or 23.9%. The increase was a result of continued growth in business across our casualty and property lines.
Net written premiums were $299.2 million for the year ended December 31, 2024, compared to $268.2 million for the year ended December 31, 2023, an increase of approximately $31.0 million, or 11.6%. The increase was primarily driven by the growth in our gross written premiums partially offset by the increase in ceded written premiums primarily due to the volume of written premiums subject to ceded quota share reinsurance treaties within our casualty business.
Net premiums earned were $290.6 million for the year ended December 31, 2024, compared to $231.5 million for the year ended December 31, 2023, an increase of approximately $59.2 million, or 25.6%. The increase was primarily due to the increased gross written premiums offset by the increase of ceded written premiums under our ceded quota share reinsurance treaties.
With respect to breakdown by vertical, we wrote premiums in our Retail, Real Estate, Hospitality and Construction verticals of $129.7 million, $111.0 million, $76.2 million and $38.8 million, respectively, in 2024 as compared to $78.1 million, $107.9 million, $62.9 million, and $58.9 million, respectively, in 2023, in each case on a gross basis. Premiums written in our Retail and Real Estate verticals grew 66.0% and 2.9%, respectively, in 2024 as compared to 2023, with the outsized growth in Retail partially due to our focus in 2024 on capitalizing on opportunities in mixed-use real estate buildings that are included in our Retail vertical due to their retail storefronts and because 2024 was the first full year of Retail operations in our brokerage channel. Furthermore, in Real Estate, we pursued a slower growth strategy in 2024 to achieve targeted portfolio diversification. Premiums written in our Hospitality vertical grew 21.1% in 2024 as compared to 2023, which was generally in-line with our overall growth rate across verticals. Finally, premiums written in our Construction vertical declined 34.2% in 2024 as compared to 2023 due to the discontinuation of a specialized distribution relationship. Our premiums by vertical are presented giving effect to any subsequent changes that affect the amount of such premium in the year in which the policy was initially written. If a policy is later modified (e.g. by audit premium, endorsement, cancellation, etc.), we treat such premium amount as having been modified in the period in which such policy was initially written. Our metrics for premiums by vertical are not directly comparable to our gross written premiums in our financial statements which have been prepared in accordance with U.S. GAAP.
Fee income
Fee income was $0.9 million for the year ended December 31, 2024 compared to $0.7 million for the year ended December 31, 2023, an increase of approximately $0.3 million, or 39.1%. The increase was primarily driven by growth in our gross written premiums and policy count subject to fees.
Loss ratio
Our loss ratio was 60.3% for the year ended December 31, 2024 compared to 66.6% for the year ended December 31, 2023. The decrease was driven by improved results on our property lines.
Our losses paid in the years ended December 31, 2024 and 2023 were $109.5 million and $104.8 million, respectively. During the year ended December 31, 2024, our net incurred losses for prior periods increased by $5.4 million, consisting of a decrease in property reserves of $0.1 million and increase in casualty reserves of $5.5 million. The decrease in prior periods’ property reserves in 2024 was due to better-than-expected loss performance. The increase in prior periods’ casualty reserves in 2024 was comprised of favorable development for indemnity losses, which was more than offset by an increase in loss adjustment expenses due to enhancements in our claims reserving approach for legal-related expenses.
During the year ended December 31, 2023, our net incurred losses for prior periods increased by $17.2 million, consisting of an increase in property reserves of $12.5 million and an increase in casualty reserves of $4.7 million. The increase in prior periods’ property reserves was due to higher-than-expected emergence in property lines driven by catastrophes in the 2022 accident year. Specifically, Winter Storm Elliott was a freeze-event in the southeast United States on December 26, 2022 that resulted in higher severity losses from widespread water damage than originally estimated at year-end 2022, and Hurricane Ian was a catastrophic event in Florida on September 28, 2022 that resulted in higher losses than originally estimated due to re-opened and litigated claims. In 2023, we undertook a variety of risk management actions to limit the late emergence of claims from these types of events going forward. The increase in prior periods’ casualty reserves in 2023 was driven by decreases in ceded reserves due to lower expected severity on individual claims.

Expense ratio
The following table summarizes the components of the expense ratio for the years ended December 31, 2024 and 2023:
	Year ended December 31,
($ in thousands, except percentages)	2024	% of net earned premiums	2023	% of net earned premiums
Policy acquisition costs	$60,692	20.9%	46,201	20.0%
Other operating and general expenses, net of fee income(1)	36,957	12.7%	25,294	10.9%
Underwriting, acquisition and insurance expenses, net of fee income . . . . . . . .	$97,649	33.6%	$71,495	30.9%

(1) Net of fee income of $918 and $660 for the years ended December 31, 2024 and 2023, respectively.
Our expense ratio was 33.6% for the year ended December 31, 2024 compared to 30.9% for the year ended December 31, 2023. The increase was driven by 0.9% higher net policy acquisition ratio and 1.8% higher operating and general expense ratio.
The increase in policy acquisition ratio was primarily attributable to higher premium volume in our small business channel, which carries a higher acquisition cost relative to our brokerage channel. This increase was partially offset by higher ceding commissions earned under our primary quota share reinsurance treaty that was entered into on January 1, 2024.
The increase in other operating and general expenses was primarily due to higher compensation and employee-related expense, as well as professional services expenses. Compensation and employee-related expense accounted for 67% of the increase, as we grew our headcount from 111 in 2023 to 169 in 2024 to support our continued growth, drive innovation, and to strengthen our operating capabilities in anticipation of a potential initial public offering. Professional accounting and auditing service expenses accounted for 14% of the increase, driven largely by higher public accounting and consulting expenses related to preparation for a potential initial public offering.
Investing results
	Year ended December 31,
($ in thousands, except percentages)	2024	2023	$ Change	% Change
Investment income
Fixed maturity securities	$14,296	$1,974	$12,322	624.2%
Short-term investments	2,703	—	2,703	NM
Cash equivalents	5,122	6,368	(1,246)	(19.6)%
Equity securities	44	—	44	NM
Note receivable from affiliate	1,002	1,002	—	0.0%
Securities sold, not yet purchased	(569)	(795)	226	28.4%
Total fixed income	22,598	8,549	14,049	164.3%
Utility & Infrastructure Investments	1,669	3,030	(1,361)	(44.9)%
Other expenses	(221)	(213)	(8)	(3.8)%
Net investment income	$24,046	$11,366	$12,680	111.6%
Net realized and unrealized gains (losses) on investments	$28,140	$(2,269)	$30,409	NM

NM = Percentage change is not meaningful.
Net investment income was $24.0 million for the year ended December 31, 2024, compared to $11.4 million for the year ended December 31, 2023, an increase of $12.7 million, or 111.6%. This increase was driven by the growth in our investment portfolio primarily generated from strong operating cash flows and deployment of cash equivalents that were held at the beginning of the year at higher interest rates relative to the prior year period. Included in net investment income were $1.7 million and $3.0 million attributable to Utility & Infrastructure Investments, net of investment management fees for the years ended December 31, 2024 and 2023, respectively.

Net realized and unrealized gains on investments was $28.1 million for the year ended December 31, 2024, compared to a loss of $2.3 million for the year ended December 31, 2023, an increase of $30.4 million. This increase was primarily driven by the strong performance of our Utility & Infrastructure Investments. The income related to Utility & Infrastructure Investments was $32.4 million and $(2.6) million for the years ended December 31, 2024 and 2023, respectively.
The Utility & Infrastructure Investments produced returns, net of investment management fees, of 13.0% and 0.16% for the years ended December 31, 2024 and 2023, respectively.
For additional information on investment management fees related to the Utility & Infrastructure Investments see “Certain relationships and related party transactions—Investment Management—Utility & Infrastructure Investments.”
Interest expense
Interest expense was $2.0 million for the year ended December 31, 2024 compared to $2.2 million for the year ended December 31, 2023, a decrease of approximately $0.2 million, or 8.7% related to the cost of our letters of credit.
Other income
Other income was $0.1 million for the year ended December 31, 2024 compared to $0.1 million for the year ended December 31, 2023, with no change year over year.
Other expenses
Other expenses was $1.7 million for the year ended December 31, 2024 compared to $0.2 million for the year ended December 31, 2023, an increase of approximately $1.5 million primarily due to additional stock-based compensation expenses related to the anticipated initial public offering.
Income tax expense (benefit)
Income tax expense was $12.3 million for the year ended December 31, 2024 compared to $2.5 million for the year ended December 31, 2023, an increase of approximately $9.8 million. Our effective tax rate was 18.6% for the year ended December 31, 2024 compared to 20.0% for the year ended December 31, 2023. The decrease in our effective tax rate was driven by permanent differences related to the non-controlling interest.
Reconciliation of non-GAAP financial measures
We report our financial results in accordance with GAAP. However, we believe that certain non-GAAP financial measures provide investors in our common stock with additional useful information in evaluating our performance. Management believes that excluding certain items that are not indicative of core performance assists in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are limitations related to the use of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures.
Underwriting income
We define underwriting income as income before income taxes excluding the impact of net investment income, net realized and unrealized gains (losses) on investments, other income, interest expense, and other expenses (which include expenses related to corporate activities and expenses recorded by us in anticipation of this offering). Underwriting income is a measure of the pre-tax profitability of our underwriting operations and allows us to evaluate our underwriting performance without regard to net investment income among other things. We use this metric as we believe it gives our management and other users of our financial information useful insight into our underlying business performance. Underwriting income should not be viewed as a substitute for income before income taxes calculated in accordance with GAAP and other companies may define underwriting income differently.
Underwriting income for the three months ended March 31, 2025 and 2024 and for the years ended December 31, 2024 and 2023 reconciles to income before income taxes as follows:
	Three months ended March 31,		Year ended December 31,
($ in thousands)	2025	2024	2024	2023
Income before income taxes	$10,690	$11,028	$66,264	$12,621
Less:
Net investment income	(7,895)	(5,253)	(24,046)	(11,366)
Net realized and unrealized (gains) losses on investments	4,599	(2,388)	(28,140)	2,269
Other income	(965)	(24)	(95)	(95)
Add:
Interest expense	447	550	2,042	2,237
Other expenses	238	54	1,727	196
Underwriting income	$7,114	$3,967	$17,752	$5,862

Adjusted net income attributable to members
We define adjusted net income attributable to members as net income attributable to members excluding certain other non-operating expenses, which include expenses recorded by us in anticipation of this offering. Adjusted net income attributable to members excludes the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We use adjusted net income attributable to members as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net income attributable to members should not be viewed as a substitute for net income attributable to members calculated in accordance with GAAP, and other companies may define adjusted net income differently.
Adjusted net income attributable to members for the three months ended March 31, 2025 and 2024 and for the years ended December 31, 2024 and 2023 reconciles to net income attributable to members as follows:
	Three months ended March 31,		Year ended December 31,
($ in thousands)	2025	2024	2024	2023
Net income attributable to members	$8,461	$7,756	$47,090	$10,048
Adjustments: Other non-operating expenses(1)	103	0	1,489	—
Tax impact	(22)	0	(313)	—
Adjusted net income attributable to members	$8,542	$7,756	$48,266	$10,048

(1) In the three months ended March 31, 2025 and the year ended December 31, 2024, other non-operating expenses includes share-based compensation expenses recorded by us related to our anticipated initial public offering.
Adjusted return on members’ equity
We define adjusted return on members’ equity as adjusted net income attributable to members, expressed as a percentage of average beginning and ending members’ equity during the period. Adjusted net income attributable to members excludes the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We use adjusted return on members’ equity as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted return on members’ equity should not be viewed as a substitute for return on members’ equity calculated in accordance with GAAP, and other companies may define adjusted return on members’ equity and adjusted net income attributable to members differently.
Adjusted return on members’ equity for the three months ended March 31, 2025 and 2024 and for the years ended December 31, 2024 and 2023 reconciles to return on members’ equity as follows:
	Three months ended March 31,(1)		Year ended December 31,
($ in thousands)	2025	2024	2024	2023
Numerator: Adjusted net income attributable to members (annualized)	$34,168	$31,024	$48,266	$10,048
Denominator: Average members’ equity	$412,562	$326,871	$360,002	$297,415
Adjusted return on members’ equity	8.3%	9.5%	13.4%	3.4%

(1) For the three months ended March 31, 2025 and 2024, net income and adjusted net income are annualized to arrive at return on members’ equity and adjusted return on members’ equity.
Liquidity and capital resources
We are organized as a holding company with our operations primarily conducted by Ategrity Specialty, which is domiciled in Delaware. We may receive cash through (1) loans from banks, (2) issuance of equity and debt securities, (3) corporate service fees from Ategrity Specialty, (4) payments from our subsidiaries pursuant to the Tax Agreement (as defined herein) and other transactions, and (5) dividends from Ategrity Specialty and Ategrity Ltd. We have historically financed our operations primarily through cash from operations and contributions of capital from ZFSG. We may use the proceeds from these sources to contribute funds to Ategrity Specialty in order to support premium growth, reduce our reliance on reinsurance, to pay dividends and/or taxes, and for other business purposes. Our primary uses of cash are payments of losses and loss adjustment expenses and operating expenses.
We have two letter of credit agreements, each in the amount of $35.0 million. These letters of credit were issued to the benefit of Ategrity Specialty on behalf of Ategrity Ltd as collateral for its liabilities under the quota- share reinsurance agreement. As of March 31, 2025, no amounts were drawn on the letters of credit.
We believe that our sources of liquidity and capital, including proceeds from this offering, will be sufficient to finance our growth strategy and resulting operations, planned capital expenditures, and the additional expenses we expect to incur as a public company for at least the next twelve months. However, we cannot assure you that cash provided by operating activities or cash and cash equivalents will be sufficient to meet our future needs. If we are unable to generate sufficient cash flows from operations in the future, we may have to obtain additional financing. We may also seek additional financing to pursue acquisitions or other strategic initiatives, or in light of favorable market conditions. If we obtain additional capital by issuing equity, the interests of our existing stockholders will be diluted. If we incur additional indebtedness, that indebtedness may contain significant financial and other covenants that may significantly restrict our operations. We cannot assure you that we could obtain additional financing on favorable terms or at all. See “Risk factors—Risks related to our liquidity and access to capital—We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.”
As of March 31, 2025, we held $38.9 million in cash and cash equivalents compared to $149.3 million as of March 31, 2024. As of December 31, 2024, we held $26.6 million in cash and cash equivalents compared to $264.6 million as of December 31, 2023. As of March 31, 2025, we held $739.3 million in cash and investments compared to $650.7 million as of March 31, 2024. As of December 31, 2024, we held $802.0 million in cash and investments compared to $631.1 million as of December 31, 2023. The maximum amount of dividends that our subsidiaries can pay us during 2025 without regulatory approval is $37.4 million. We believe the dividend distribution capacity of our subsidiaries without regulatory approval, which was estimated at $37.4 million at December 31, 2024, will provide us with sufficient liquidity for the foreseeable future.
State insurance laws restrict the ability of Ategrity Specialty to declare stockholder dividends without prior regulatory approval or non-disapproval. State insurance regulators require insurance companies to maintain specified levels of statutory capital and surplus. The maximum dividend distribution Ategrity Specialty may make absent the approval or non-disapproval of the insurance regulatory authority in Delaware is limited by Delaware law to the greater of (1) 10% of policyholder surplus as of December 31 of the previous year, or (2) net income, not including realized capital gains or pro rata distributions of any class of Ategrity Specialty’s own securities, for the previous calendar year. The Delaware statute also requires that dividends and other distributions be paid out of positive unassigned surplus without prior approval. Insurance regulators have broad powers to ensure that statutory surplus remains at adequate levels, and there is no assurance that dividends of the maximum amount calculated under any applicable formula would be permitted. In the future, state insurance regulatory authorities that have jurisdiction over the payment of dividends by Ategrity Specialty may adopt statutory provisions more restrictive than those currently in effect.
Under the Insurance Act and related regulations, Ategrity Ltd is required to maintain certain solvency and liquidity levels, which it maintained as of March 31, 2025. Bermuda regulations limit the amount of dividends and return of capital paid by a regulated entity. Furthermore, the Insurance Act limits the ability of Ategrity Ltd to pay dividends or make capital distributions by stipulating certain margin and solvency requirements and by requiring approval from the BMA prior to a reduction of 15% or more of a Class 3A insurer’s total statutory capital as reported on its prior year statutory balance sheet. Further, under the Companies Act, as amended (the “Companies Act”), Ategrity Ltd may only declare or pay a dividend, or make a distribution out of contributed surplus, if it has no reasonable grounds for believing that: (1) it is, or would after the payment be, unable to pay its liabilities as they become due, or (2) the realizable value of its assets would be less than its liabilities.
See “Regulation” contained elsewhere herein for additional details on such restrictions.
Cash flows
Our most significant source of cash is from premiums received from our insureds, which, for most policies, we receive at the beginning of the coverage period. Our most significant cash outflow is for claims that arise when a policyholder incurs an insured loss. Because the payment of claims occurs after the receipt of the premium, often years later, we invest the cash in various investment securities that earn interest and dividends. We also use cash to pay commissions to brokers, as well as to pay for ongoing operating expenses such as salaries, rent, taxes, and interest expense. We use reinsurance to manage the risk that we take on our policies. We cede, or pay out, part of the premiums we receive to our reinsurers and collect cash back when losses subject to our reinsurance coverage are paid.
The timing of our cash flows from operating activities can vary among periods due to the timing by which payments are made or received. Some of our payments and receipts, including loss settlements and subsequent reinsurance receipts, can be significant, so their timing can influence cash flows from operating activities in any given period. Management believes that cash receipts from premiums, proceeds from investment sales and redemptions, and investment income are sufficient to cover cash outflows in the foreseeable future.

The following table set forth a summary of our cash flows for the periods indicated:
	Three months ended March 31,		Year ended December 31,
($ in thousands)	2025	2024	2024	2023
Net cash provided by operating activities	$20,955	$34,931	$125,611	$85,707
Net cash (used in) provided by investing activities	(21,747)	(149,852)	(363,270)	14,512
Net cash (used in) provided by financing activities	13,143	(414)	(414)	32,275
Net increase (decrease) in cash, cash equivalents, and restricted cash	$12,351	$(115,335)	$(238,073)	132,494

Operating activities
Our net cash provided by operating activities was approximately $21.0 million for the three months ended March 31, 2025, compared to $34.9 million for the three months ended March 31, 2024. The decrease was primarily due to a larger settlement of reinsurance payable related to increased quota share reinsurance.
Our net cash provided by operating activities was approximately $125.6 million for the year ended December 31, 2024, compared to $85.7 million for the year ended December 31, 2023. The increase was primarily due to growth in our gross premiums written.
Investing activities
Net cash used in investing activities was approximately $21.7 million for the three months ended March 31, 2025, compared to net cash used in investing activities of approximately $149.9 million for the three months ended March 31, 2024. The decrease in cash used in investing activities was primarily driven by a significant deployment of excess cash balances into short term investments during the three months ended March 31, 2024.
Net cash used in investing activities was approximately $363.3 million for the year ended December 31, 2024, compared to net cash provided by investing activities of approximately $14.5 million for the year ended December 31, 2023. The increase in cash used by investing activities was primarily driven by increased cash flows from operations which were used to purchase fixed maturity securities and short-term investments as well as deployment of the cash equivalents that were held at the beginning of the year, offset by proceeds from sales, maturities and redemptions of fixed maturity securities.
Financing activities
Net cash provided by financing activities was approximately $13.1 million for the three months ended March 31, 2025, compared to cash used in financing activities of $0.4 million for the three months ended March 31, 2024, which consisted primarily of a capital contribution from ZFSG, partially offset by the payment of accrued carried interest to the Utility General Partner.
Net cash used in financing activities was approximately $0.4 million for the year ended December 31, 2024, compared to $32.3 million for the year ended December 31, 2023, which consisted primarily of a capital contribution from ZFSG.
Reinsurance
We enter into reinsurance contracts to limit our exposure to potential large losses and to provide additional capacity for growth. Our reinsurance is primarily contracted under quota-share reinsurance treaties and excess of loss treaties. In quota-share reinsurance, the reinsurer agrees to assume a specified percentage of the ceding company’s losses arising out of a defined class of business in exchange for a corresponding percentage of premiums, net of a ceding commission. In excess of loss reinsurance, the reinsurer agrees to assume all or a portion of the ceding company’s losses, in excess of a specified amount. In excess of loss reinsurance, the premium payable to the reinsurer is negotiated by the parties based on their assessment of the amount of risk being ceded to the reinsurer because the reinsurer does not share proportionately in the ceding company’s losses.
For the three months ended March 31, 2025 and for the year ended December 31, 2024, property insurance represented 29.3% and 39.7%, respectively, of our gross written premiums. When we write property insurance, we buy reinsurance to significantly mitigate our risk to large losses. We use sophisticated computer models to analyze the risk of severe losses from weather-related events and earthquakes. We measure exposure to these catastrophe losses in terms of PML, which is an estimate of what level of loss we would expect to experience in a windstorm or earthquake event occurring once in every 100 or 250 years. We manage this PML by purchasing catastrophe reinsurance coverage. Effective July 1, 2024, we purchased catastrophe reinsurance coverage of $48 million per event in excess of our $12 million per event retention. Our property catastrophe reinsurance includes a reinstatement provision which requires us to pay reinstatement premiums after a loss has occurred in order to preserve coverage. Including the reinstatement provision, the maximum aggregate loss recovery limit is $96 million and is in addition to the coverage provided by our other property reinsurance.
Reinsurance contracts do not relieve us from our obligations to policyholders. Failure of the reinsurer to honor its obligation could result in losses to us, and therefore, we established an allowance for credit risk based on historical analysis of credit losses for highly rated companies in the insurance industry. The Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from its exposure to individual reinsurers. As of December 31, 2024, Ategrity Specialty has only contracted with reinsurers with A.M. Best financial strength ratings of “A-” (Excellent) or better. At December 31, 2024, the net reinsurance receivable, defined as the sum of paid and unpaid reinsurance recoverables, ceded unearned premiums less reinsurance payables, from five reinsurers represented 58.4% of the total balance. At each of March 31, 2025 and December 31, 2024, we recorded an allowance for credit losses of $0 related to our reinsurance balances.
Ratings
Ategrity Specialty and Ategrity Ltd both have a financial strength rating of “A-” (Excellent) from A.M. Best. A.M. Best assigns 16 ratings to insurance companies, which currently range from “A++” (Superior) to “F” (In Liquidation). “A-” (Excellent) is the fourth highest rating issued by A.M. Best. The “A-” (Excellent) rating is assigned to insurers that have, in A.M. Best’s opinion, an excellent ability to meet their ongoing obligations to policyholders. This rating is intended to provide an independent opinion of an insurer’s ability to meet its obligation to policyholders and is not an evaluation directed at investors. See also “Risk factors—Risks related to our business and industry—A decline in the financial strength rating or financial size category assigned to Ategrity Specialty or to Ategrity Ltd may adversely affect the amount of business we write and thus our business, financial condition, and results of operation.”
The financial strength ratings assigned by A.M. Best have an impact on the ability of the insurance companies to attract and retain agents and brokers and on the risk profiles of the submissions for insurance that the insurance companies receive. The “A-” (Excellent) rating obtained by Ategrity Specialty is consistent with our business plan and allows us to actively pursue relationships with the agents and brokers identified in our marketing plan.
Contractual obligations and commitments
Our gross reserves for losses and loss adjustment expenses at March 31, 2025 were $421.5 million, of which $146.0 million of payments are expected to be paid in less than one year and $275.5 million of payments are expected to be paid in one year or more. Reserves for losses and loss adjustment expenses represent our best estimate of the ultimate cost of settling reported and unreported claims and related expenses. The estimation of loss and loss expense reserves requires a high degree of judgment and is subject to a number of variables. Ultimate settlement of losses and related loss adjustment expenses may vary significantly from the estimates reflected in our consolidated financial statements. See Note 10 of the notes to the consolidated financial statements and “—Critical accounting policies and estimates” for a discussion of estimates and assumptions related to the reserves for unpaid losses and loss adjustment expenses.

Our leases consist of one operating lease on our office space that expires in 2028 and is subject to a renewal option at market rates prevailing at the time of renewal. We became a sublessor of the same office space when it entered into a sublease agreement effective July 1, 2022 with ZFSG. Our obligations under such lease will require us to pay approximately $0.8 million per year for the life of the lease. We do not have any other contractual obligations and commitments.
Financial condition
Members’ equity
As of March 31, 2025, total members’ equity was $426.8 million compared to $398.3 million total members’ equity as of December 31, 2024. The $28.5 million increase in total members’ equity over the prior year end balance was primarily driven by net profits generated during the period and a $20.0 million contribution by ZFSG.
As of December 31, 2024, total members’ equity was $398.3 million compared to $321.7 million total members’ equity as of December 31, 2023. The $76.6 million increase in total members’ equity over the prior year end balance was primarily driven by net profits generated during the period and a $20.1 million contribution by ZFSG.
Declaration of Dividends or Other Distributions
We did not declare any dividends or other distributions during the three months ended March 31, 2025 and 2024 or the years ended December 31, 2024 and 2023. We do not anticipate paying any dividends or other distributions in the foreseeable future. Any determination to pay dividends or other distributions in the future will be at the discretion of our board of directors, subject to applicable laws. See “Dividend Policy” contained elsewhere herein.
Investment portfolio
Our cash and invested assets consist of fixed maturity securities, cash and cash equivalents, short-term investments, equity securities, note receivable from affiliate, and the Utility & Infrastructure Investments.
The table below presents our cash and invested assets as of March 31, 2025 and December 31, 2024 and 2023:
	March 31,		December 31,
	2025		2024		2023
($ in thousands, except percentages)	Fair value	% of total	Fair value	% of total	Fair value	% of total
Cash and cash equivalents	$38,924	5.3%	$26,573	3.3%	$264,646	41.9%
Fixed maturity securities	457,416	61.9%	438,752	54.7%	98,200	15.6%
Short-term investments	53,154	7.2%	52,612	6.6%	—	0.0%
Utility & Infrastructure Investments	176,039	23.8%	270,242	33.7%	253,045	40.1%
Equities	—	0.0%	—	0.0%	1,000	0.2%
Note receivable from affiliate	13,501	1.8%	13,501	1.7%	13,501	2.1%
Other Invested assets	280	NM	280	NM	694	0.1%
Total cash and invested assets	$739,314	100.0%	$801,960	100.0%	$631,086	100.0%

NM = Percentage not meaningful.
At March 31, 2025, December 31, 2024 and December 31, 2023, $38.9 million, $26.6 million and $264.6 million, respectively, represented the cash and cash equivalents portion of our total cash and invested assets of $739.3 million, $802.0 million and $631.1 million, respectively. As of April 1, 2025, the $94 million ZIS Loan is recorded as an invested asset and was included in receivable from affiliate as of March 31, 2025. See “Certain relationships and related party transactions—Related Party Loan.”
At March 31, 2025, December 31, 2024 and December 31, 2023, $457.4 million, $438.8 million, and $98.2 million, respectively, of our total cash and invested assets was comprised of fixed maturity securities that are classified as available-for-sale and carried at fair value with unrealized gains and losses on these securities, net of any deferred taxes, reported as a separate component of accumulated other comprehensive income. Also included in our investment portfolio at March 31, 2025 and December 31, 2024, were $53.2 million and $52.6 million of short-term investments. Our fixed maturity and short-term securities had a weighted average duration of 3.5 years, 3.8 years and 3.0 years, respectively, and an average rating of “A-”, “A-” and “A”, respectively, at March 31, 2025, December 31, 2024 and 2023, respectively. Our fixed maturity and short-term securities portfolio had a book yield of 5.7% at March 31, 2025 and 5.7% at December 31, 2024, compared to 2.9% at December 31, 2023.
At March 31, 2025, the amortized cost and fair value of our fixed maturity securities and short-term investments were as follows:
	As of March 31, 2025
($ in thousands, except percentages)	Amortized cost	Estimated fair value	% of total fair value
Fixed maturity securities:
U.S. Treasury securities and obligations guaranteed by the U.S. government	$84,034	$84,313	16.5%
Corporate	368,935	372,360	72.9%
Commercial mortgage and asset-backed securities	789	743	0.1%
Total fixed maturity securities	$453,758	$457,416	89.6%
Short-term investments	53,154	53,154	10.4%
Total	$506,912	$510,570	100.0%

At December 31, 2024, the amortized cost and fair value of our fixed maturity securities and short-term investments were as follows:
	As of December 31, 2024
($ in thousands, except percentages)	Amortized cost	Estimated fair value	% of total fair value
Fixed maturity securities:
U.S. Treasury securities and obligations guaranteed by the U.S. government	$84,456	$84,195	17.1%
Corporate	349,693	353,805	72.0%
Commercial mortgage and asset-backed securities	816	752	0.2%
Total fixed maturity securities	$434,965	$438,752	89.3%
Short-term investments	52,612	52,612	10.7%
Total	$487,577	$491,364	100.0%

At December 31, 2023, the amortized cost and fair value of our fixed maturity securities and short-term investments were as follows:
	As of December 31, 2023
($ in thousands, except percentages)	Amortized cost	Estimated fair value	% of total fair value
Fixed maturity securities:
U.S. Treasury securities and obligations guaranteed by the U.S. government	$68,583	$66,985	68.2%
Corporate	12,331	11,294	11.5%
Commercial mortgage and asset-backed securities	22,875	19,921	20.3%
Total fixed maturity securities	$103,789	$98,200	100.0%
Short-term investments	—	—	0.0%
Total	$103,789	$98,200	100.0%

The amortized cost and fair value of our available-for-sale investments in fixed maturity securities summarized by contractual maturity as of March 31, 2025, were as follows:
	March 31, 2025
($ in thousands, except percentages)	Amortized cost	Estimated fair value	% of Fair value
One year or less	$15,694	$15,857	3.5%
After one year through five years	255,388	257,716	56.3%
After five years through ten years	163,402	164,908	36.1%
After ten years	18,485	18,192	4.0%
Commercial and residential mortgage-backed and other asset-backed	789	743	0.2%
Total fixed maturity securities	$453,758	$457,416	100.0%

Actual maturities may differ from contractual maturities because some borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
At March 31, 2025, December 31, 2024 and December 31, 2023, $165.9 million, $270.4 million and $253.0 million, respectively represented the investments in the Absolute Return Utility & Infrastructure Fund with fair values measured using our interest in the unadjusted net asset value (“NAV”) as reported by the Investment Manager in the audited financial statements of the Absolute Return Utility & Infrastructure Fund. The Utility Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the Utility Limited Partnership invests substantially all of its assets in the Absolute Return Utility & Infrastructure Fund. At March 31, 2025, December 31, 2024 and December 31, 2023, we invested 22%, 34% and 40%, respectively, of our total cash and invested assets in the Absolute Return Utility & Infrastructure Fund through the Utility Limited Partnership.
The Absolute Return Utility & Infrastructure Fund investment objective is to employ an energy and infrastructure- focused long/short strategy which seeks to deliver absolute returns in all market conditions with minimal correlation to energy sector indices and broader market indices. The Absolute Return Utility & Infrastructure Fund invests primarily in the equities of electric and gas utilities, integrated utilities, water utilities, telecommunication companies, independent power producers and pipelines, exploration and production companies, oilfield service companies, and more broadly in energy and infrastructure-related industries (such as chemicals, materials, transportation infrastructure, and real estate equities). We value our investment in the Absolute Return Utility & Infrastructure Fund at fair value, which is estimated based on our share of the NAV of the Absolute Return Utility & Infrastructure Fund, as provided by the Investment Manager. See Note 2 to our consolidated financial statements appearing elsewhere in this prospectus.

The Absolute Return Utility & Infrastructure Fund invests in equity securities and related instruments and derivatives, and fixed income, comprising 95.6% and 4.4%, and 94.4% and 5.6% of gross investments, respectively, as of March 31, 2025, and December 31, 2024. As of March 31, 2025, December 31, 2024 and December 31, 2023, the following table summarizes the sectors of the Absolute Return Utility & Infrastructure Fund’s gross assets:
	As of March 31,	As of December 31,
	2025	2024	2023
($ in thousands, except percentages)	% of total(1)	% of total(1)	% of total(1)
Utilities	59.1%	60.6%	65.3%
Pipelines	24.0%	20.0%	17.6%
Real Estate	7.4%	10.1%	8.9%
Other Sectors	9.5%	9.3%	8.2%
Total	100.0%	100.0%	100.0%

(1) Amounts presented are subject to rounding adjustments and, as a result, the totals may not sum.
Off-balance sheet arrangements
We invest in certain financial instruments with off-balance sheet risk. These financial instruments include securities sold, not yet purchased. Generally, these financial instruments represent future commitments to purchase other financial instruments at specific terms at specified future dates. These financial instruments contain varying degrees of off-balance sheet risk whereby changes in the market values of the securities underlying the financial instruments or index values may exceed the amounts recognized in the balance sheet.
From time to time we enter into short sales as a hedge against certain risks within our investment strategy. A short sale is a transaction in which we sell securities we do not own in anticipation of a decline in the market price of the securities and our clearing broker executes a borrow transaction to deliver the securities resulting from our short sale. We are obligated to replace the securities borrowed in connection with a short sale.
Securities sold, not yet purchased represent our obligations to make future delivery of specific securities and, to the extent that we do not already have the securities in its possession, correspondingly create an obligation to purchase the securities at prevailing market prices. Accordingly, these transactions result in off-balance sheet risk as our satisfaction of the obligations may exceed the amount recognized in the balance sheet. As of March 31, 2025 and December 31, 2024, our obligations relating to short sales were $0 and $0.9 million, respectively. Cash related to short sales is restricted until the securities are purchased. The ultimate gain or loss depends upon the prices at which the securities are purchased to settle our obligations.
See Note 6 of our annual consolidated financial statements included elsewhere in this prospectus for additional details. As of March 31, 2025 and December 31, 2024, we did not have any other off-balance sheet arrangements.
Share-Based Compensation
Share-based compensation represents the cost of the estimated grant date fair value of option awards amortized over the requisite service period of the awards on a straight-line basis for awards that are subject to a service condition and using a graded vesting attribution method for awards that are subject to a service condition and a performance condition. We estimate the fair value of all option award grants using the Black- Scholes option pricing model and recognize forfeitures as they occur.
Estimating the fair value of equity awards at the grant date using valuation models, such as the Black-Scholes option pricing model, is affected by assumptions regarding a number of complex variables, including:
•
Fair value of unit. See the subsection titled “—Determination of Fair Value of Our Units” below

•
Expected term. The expected term represents the period that our option awards granted are expected to be outstanding and is determined as the period from the valuation date to the expected exit or liquidity event date.

•
Expected volatility. Because we do not have any trading history for our units, the expected volatility is estimated using averages of the historical volatility of our peer group of companies for a period equal to the expected term of the option awards granted. Our peer group of companies was selected based on operational and economic similarities to us and factors included, but were not limited to, industry, business model, operations, geographic presence, products, financial size and performance, share liquidity and management recommendations regarding the most similar companies.

•
Risk-free interest rate. The risk-free interest rate is based on the interest rates paid on securities issued by the U.S. Treasury with a term approximating the expected term of option awards granted.

•
Expected dividend. We have never paid cash dividends and have no present intention of doing so in the foreseeable future. Therefore, the expected dividend yield was assumed to be zero.

Changes in the foregoing assumptions can materially affect the estimate of fair value and ultimately how much share-based compensation cost is recognized; and the resulting change in fair value, if any, is recognized in our statements of operations during the period the related services are rendered. These inputs are subjective and generally require significant analysis and judgment to develop.
See Notes 2 and 16 to our annual audited financial statements included elsewhere in this prospectus for information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our option awards.
The intrinsic value of each incentive option is determined based on the difference between the fair value of the underlying unit and the exercise price of the underlying incentive option. The aggregate intrinsic value of options outstanding and exercisable was $0 as of each of March 31, 2025, December 31, 2024 and December 31, 2023. Assuming an initial public offering price of $15.00 per share, which is the midpoint of the range we show on the cover of this prospectus, the intrinsic value of such options as of March 31, 2025, would have been $19.5 million, of which approximately $10.4  million relates to vested options and approximately $9.1  million relates to unvested options.
Determination of Fair Value of Our Units
Share-based compensation related to share-based awards is recognized based on the fair value of the awards granted. As there has been no public market for our units to date, the estimated fair value of our units underlying such awards has been determined by our board of managers as of each grant date, with input from management, consideration of independent third-party valuations of our units and the board of managers’ assessment of additional objective and subjective factors that it believed were relevant at that time, including, as applicable:
•
Our actual and forecasted operating and financial performance based on management’s estimates;

•
lack of marketability of our units;

•
the hiring and retention of key personnel;

•
industry trends and competitive environment;

•
the likelihood of achieving a liquidity event, such as an initial public offering or the sale of the Company given prevailing market conditions;

•
overall economic indicators; and

•
the general economic outlook.

The amount of shares underlying options herein have been presented giving effect to the 0.0937868-for-1 conversion of each of the outstanding units of Ategrity Specialty Holdings LLC in connection with the Corporate Conversion. The following table summarizes share-based compensation awards granted since January 1, 2024:

Grant Date	Type of Award	Number of Shares Underlying Equity Awards Granted	Exercise Price per Share	Per Share Fair Value of Shares on Grant Date	Estimated Fair Value Per Option
January 1, 2024	Options	386,870	$10.66	$5.86	$0.53
January 1, 2024	Options	281,360	$21.32	$5.86	$0.11
January 1, 2024	Options	281,360	$31.99	$5.86	$0.11
December 8, 2024	Options	2,541,407	$9.38	$7.89	$2.35
December 8, 2024	Options	14,068	$10.66	$7.89	$2.13
December 8, 2024	Options	77,960	$10.66	$7.89	$2.13
December 8, 2024	Options	93,787	$10.66	$7.89	$2.13
December 20, 2024	Options	400,875	$10.66	$7.89	$1.71
December 20, 2024	Options	178,298	$10.66	$7.89	$2.13
Third-party valuations indicated a valuation of our shares of $7.89 and $5.86 as of December 8, 2024 (the “December 2024 Valuation”) as a basis for our option grants in December 2024 and January 1, 2024 (the “January 2024 Valuation”) as a basis for our grants in January 2024, respectively. Independent third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation (the “Practice Guide”). The Practice Guide prescribes several valuation approaches for determining the value of an enterprise and various methodologies for allocating the value of an enterprise to its capital structure and, specifically, its common equity. The December 2024 Valuation and the January 2024 Valuation used the guideline public company method (“GPC method”) to estimate the total equity value and the Hybrid Method (as defined below) to allocate the total equity value between the units. Within the Hybrid Method, we considered scenarios using the Probability-Weighted Expected Return Method (“PWERM”), with the Option Pricing Method (the “OPM”) within each scenario.
The GPC method estimates enterprise value based on a comparison of the Company to comparable public companies in a similar line of business and generally applies representative valuation ratios, which relate market prices to selected financial statistics derived from the comparable companies, to the subject company after consideration of adjustments for financial position, growth, markets, profitability, reinvestment needs, risk and other factors.
The PWERM is a scenario-based methodology that estimates the fair value of the units based upon an analysis of future values for the company, assuming various outcomes. The unit value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of capital stock. The future value of the units under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the units.
The OPM involves estimating the fair value by considering various call options, each valued using the Black-Scholes option pricing model at a series of exercise prices that coincide with the liquidation preferences and conversion features of units of members’ equity. Within the OPM, our total equity value was determined using the market approach, based on the GPC method, weighted at 100%, with input from management, and applying the valuation multiples derived from the GPC method to our forecasted book value and earnings.
The Hybrid Method is a hybrid between the PWERM and OPM (the “Hybrid Method”), estimating the probability-weighted value across multiple scenarios, using the OPM to estimate the allocation of value within those scenarios. When using the hybrid method, the third party valuations considered two future-event scenarios: (i) an initial public offering scenario and (ii) a private sale scenario. The initial public offering scenario and private sale scenario used a GPC method approach to estimate the fair value of our equity and allocated to each share class using an OPM based on the time to liquidity in the respective scenario. The resulting share values under each scenario are weighted by their respective probabilities. This hybrid method was determined to be the most appropriate valuation methodology based on the Company’s stage of development and other relevant factors.
Lastly, a discount for lack of marketability (“DLOM”) was applied in each case in order to reflect the lack of a recognized market for our units and the fact that a non-controlling equity interest may not be readily transferable. The DLOM was estimated based on, among other factors, put option models, the nature of our operations and related risks, and the severity of the restrictions on liquidity of our units.
The range we show on the cover of this prospectus was derived by a quantitative and qualitative analysis that differed from the methodology used by the Company and its independent valuation specialist in determining grant date fair value as described above. We believe that the primary factors that account for the difference between the fair value of our units determined as of December 2024 and the range we show on the cover of this prospectus are:
•
the range we show on the cover of this prospectus is based only upon a scenario in which we complete the initial public offering and is not probability-weighted, in contrast to the December 2024 Valuation, which reflects the potential for alternative future events, which inherently decreases the estimated fair value per share due to the combination of (i) events other than the initial public offering scenario, (ii) the discount to present value for each of the future business values at the future event and (iii) the application of a DLOM;

•
the quantitative methodologies used for the valuations obtained by management to determine the estimated fair value of our units may differ from the methodologies used by public market investors, which may also employ more qualitative and subjective methodologies to determine the price that they are willing to pay in the initial public offering, such as the valuations of other recently completed public offerings and recent market conditions;

•
our continued progression toward a potential initial public offering, including the occurrence of the public filing of the registration statement of which this prospectus forms a part;

•
input received from the underwriters and further feedback from qualified potential investors after “testing-the-waters” meeting from January 2025 through April 2025, which suggested that there was market demand for our securities at a step-up in valuation;

•
valuations based on forward-looking valuation methodologies, including a discounted cash flow analysis, as well as factors likely to affect our revenues and profitability, and relevant trading multiples;

•
the valuations of comparable companies that recently completed initial public offerings, as well as such companies’ performance in the months following their initial public offerings; and

•
changes to the set of comparable companies used to evaluate us as between the January 2024 Valuation and the December 2024 Valuation as a result of our improved business and operating performance that justified the inclusion in our peer group of companies that exhibit generally higher trading multiples than the prior peer group, and the continued trading performance of such peer group companies in the public trading markets following the December 2024 Valuation.

Critical accounting policies and estimates
We believe that the following accounting policies and estimates involve a high degree of judgment and complexity. Accordingly, these are the policies and estimates we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of our operations. We use significant judgment concerning future results and developments in applying these critical accounting policies and estimates and in preparing our consolidated financial statements. These judgments and estimates affect our reported amounts of assets, liabilities, revenues and expenses, and the disclosure of our material contingent assets and liabilities. See Note 2 to our consolidated financial statements appearing elsewhere in this prospectus for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. We evaluate our estimates regularly using information that we believe to be relevant.
Reserves for unpaid losses and loss adjustment expenses
The reserves for unpaid losses and loss adjustment expenses represent our best estimate of the ultimate cost of settling reported and unreported claims and related expenses. See Note 10 to our consolidated financial statements appearing elsewhere in this prospectus for a discussion of estimates and assumptions related to the reserves for unpaid losses and loss adjustment expenses.
As a relatively new company, our historical loss experience is limited. We estimate the reserves using individual case-basis valuations of reported claims and statistical analyses. Those estimates are based on our historical information, industry information, and our estimates of future trends in variable factors such as loss severity, loss frequency, and other factors such as inflation. We regularly review our estimates and adjust them as necessary as experience develops or as new information becomes known to us. Such adjustments are included in current operations. Additionally, during the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates. Accordingly, the ultimate settlement of losses and the related loss adjustment expenses may vary significantly from the estimate included in our financial statements.
We categorize our reserves for unpaid losses and loss adjustment expenses into two types: case reserves and reserves for incurred but not yet reported losses (“IBNR”). Our gross reserves for losses and loss adjustment expenses at March 31, 2025 were $421.5 million. Of this amount, 71.3% related to IBNR. Our net reserves for losses and loss adjustment expenses at March 31, 2025 were $298.7 million. Of this amount, 68.6% related to IBNR. A 5% change in net IBNR reserves at March 31, 2025 would equate to a $10.2 million change in the net reserve for losses and loss adjustment expenses at such date, as well as a $8.1 million change in net income, a 1.9% change in members’ equity, at or for the three months ended March 31, 2025. Our gross reserves for losses and loss adjustment expenses at December 31, 2024 were $403.6 million. Of this amount, 70.2% related to IBNR. Our net reserves for losses and loss adjustment expenses at December 31, 2024 were $284.0 million. Of this amount, 68% related to IBNR. A 5% change in net IBNR reserves at December 31, 2024 would equate to a $9.7 million change in the net reserve for losses and loss adjustment expenses at such date, as well as a $7.7 million change in net income, a 1.9% change in members’ equity, at or for the year ended December 31, 2024.
The following table summarizes our gross and net reserves for unpaid losses and loss adjustment expenses at March 31, 2025:
	March 31, 2025
($ in thousands, except percentages)	Gross	% of total	Net	% of total
Case reserves	$120,848	28.7%	$93,938	31.4%
IBNR	300,630	71.3%	204,794	68.6%
Total	$421,478	100.0%	298,732	100.0%

The following table summarizes our gross and net reserves for unpaid losses and loss adjustment expenses at December 31, 2024:
	December 31, 2024
($ in thousands, except percentages)	Gross	% of total	Net	% of total
Case reserves	$120,317	29.8%	$90,036	31.7%
IBNR	283,259	70.2%	193,944	68.3%
Total	$403,576	100.0%	283,980	100.0%

Case reserves are established for individual claims that have been reported to us. We are notified of losses by our insureds or their brokers. Based on the information provided, we establish case reserves by estimating the ultimate losses from the claim, including defense costs associated with the ultimate settlement of the claim. Our claims department personnel use their knowledge of the specific claim along with advice from internal and external experts, including underwriters and legal counsel, to estimate the expected ultimate losses.
In addition, we conduct a full spectrum study of reserves annually to analyze reserving adequacy. Reserve analyses are conducted using a multi-method process which includes a full suite of traditional methodologies (such as Chain-Ladder, Bornhuetter-Ferguson, Cape Cod, and Frequency and Severity methods), individual open claim analyses, as well as a sensitivity analysis to provide a range of reasonable estimates.
Our Reserve Committee consists of our Head of Reserving and other select members of senior management. The Reserve Committee meets quarterly to review the actuarial recommendations made by the Head of Reserving. In establishing the quarterly actuarial recommendation for the reserves for losses and loss adjustment expenses, our actuary estimates an initial expected ultimate loss ratio for each of our lines of business by accident year. Input from our underwriting and claims departments, including premium pricing assumptions and historical experience, is considered by our actuary in estimating the initial expected loss ratios. Our reserving methodology uses a loss reserving model that calculates a point estimate for our ultimate losses. Although we believe that our assumptions and methodology are reasonable, our ultimate payments may vary, potentially materially, from the estimates we have made.
In addition, we retain an independent external actuary to assist in determining if the reserve levels are reasonable. The independent actuary is not involved in the establishment and recording of our loss reserve. The actuarial consulting firm prepares its own estimate of our reserves for loss and loss adjustment expenses, and we compare their estimate to the reserves for losses and loss adjustment expenses reviewed and approved by the Reserve Committee in order to incorporate important changes and gain additional comfort on the adequacy of those reserves.
The table below quantifies the impact of potential reserve deviations from our carried reserve at March 31, 2025. We applied a sensitivity factor to net reserves for unpaid losses and loss adjustment expenses for our two lines of business. We believe that potential changes such as these would not have a material impact on our liquidity.
	Potential impact as of March 31, 2025
Line of business ($ in thousands)	Net reserves for unpaid losses and loss adjustment expenses	7.5% higher	Pre-tax income	Members’ equity	7.5% lower	Pre-tax income	Members’ equity
Casualty	$246,264	$264,734	$(18,470)	$(14,591)	$227,794	$18,470	$14,591
Property	$52,468	$56,403	$(3,935)	$(3,109)	$48,533	$3,935	$3,109
The table below quantifies the impact of potential reserve deviations from our carried reserve at December 31, 2024. We applied a sensitivity factor to net reserves for unpaid losses and loss adjustment expenses for our two lines of business. We believe that potential changes such as these would not have a material impact on our liquidity.
	Potential impact as of December 31, 2024
Line of business ($ in thousands)	Net reserves for unpaid losses and loss adjustment expenses	7.5% higher	Pre-tax income	Members’ equity	7.5% lower	Pre-tax income	Members’ equity
Casualty	$236,966	$254,738	$(17,772)	$(14,040)	$219,194	$17,772	$14,040
Property	$47,014	$50,540	$(3,526)	$(2,786)	$43,488	$3,526	$2,786

The amount by which estimated losses differ from those originally reported for a period is known as “development.” Development is unfavorable when the losses ultimately settle for more than the amount reserved or subsequent estimates indicate a basis for reserve increases on unresolved claims. Development is favorable when losses ultimately settle for less than the amount reserved, or subsequent estimates indicate a basis for reducing loss reserves on unresolved claims. We reflect favorable or unfavorable development of loss reserves in the results of operations in the period the estimates are changed.
During the three months ended March 31, 2025, there was no development on our net incurred losses for prior accident years.
During the year ended December 31, 2024, our net incurred losses for prior accident years increased by $5.4 million primarily due to enhancements to our claims reserving approach with respect to loss adjustment expenses in our casualty lines.
During the year ended December 31, 2023, our net incurred losses for prior accident years increased by $17.2 million primarily due to higher-than-expected emergence in property lines driven by catastrophes in the 2022 accident year. Specifically, Winter Storm Elliott was a freeze-event in the southeast United States on December 26, 2022 that resulted in higher severity losses from widespread water damage than originally booked at year-end, and Hurricane Ian was a catastrophic event in Florida on September 28, 2022 that resulted in higher losses than originally booked due to re-opened and litigated claims. In 2023, we undertook a variety of risk management actions to limit the late emergence of claims from these types of events going forward. Additionally, this prior year development included decreases in ceded reserves on prior year’s casualty lines.
Investment valuation and fair value
Like other accounting estimates, fair value measurements may be based on subjective information and generally involve uncertainty and judgment. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Three levels of inputs are used to measure fair value of financial instruments: (1) Level 1: quoted price (unadjusted) in active markets for identical assets, (2) Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument, and (3) Level 3: inputs to the valuation methodology are unobservable for the asset or liability.
To measure fair value, we obtain quoted market prices for its investment securities from its outside investment managers. If a quoted market price is not available, we use prices of similar securities. Values for U.S. Treasury and publicly traded equity securities are generally based on Level 1 inputs which use the market approach valuation technique. The values of our investments in all other fixed maturity securities generally incorporate significant Level 2 inputs, and in some cases, Level 3 inputs, using the market approach and income approach valuation techniques.
We value our investment in the Absolute Return Utility & Infrastructure Fund at fair value, which is estimated based on our share of the NAV of the Absolute Return Utility & Infrastructure Fund, as provided by the Investment Manager.
We review fair value prices provided by its outside investment managers for reasonableness by comparing the fair values provided by the managers to those provided by our investment custodian. We also review and monitor changes in unrealized gains and losses. We have not historically adjusted security prices. We obtain an understanding of the methods, models, and inputs used by the investment managers and independent pricing services and controls are in place to validate that prices provided represent fair values. Our control process includes, but is not limited to, initial and ongoing evaluation of the methodologies used, a review of specific securities and an assessment for proper classification within the fair value hierarchy, and obtaining and reviewing internal control reports for our investment manager that obtains fair values from independent pricing services.

We periodically review our available-for-sale fixed maturities securities to determine whether any unrealized losses exist that are due to credit-related factors. An allowance for credit losses is established for any credit- related impairments, limited to the amount by which fair value is below amortized cost. Changes in the allowance for credit losses are recognized in earnings and included in net investment income. Unrealized losses that are not credit are recognized in other comprehensive income.
We consider the extent to which fair value is below amortized cost in determining whether a credit-related loss exists. We also consider the credit quality rating of the security, with a special emphasis on securities downgraded below investment grade. A comparison is made between the present value of expected future cash flows for a security and its amortized cost. If the present value of future expected cash flows is less than its amortized cost, a credit loss is presumed to exist and an allowance for credit losses is established. Management may conclude that a qualitative analysis is sufficient to support its conclusion that the present value of the expected cash flows equals or exceeds a security’s amortized cost. We also consider whether we intend to sell the security or if it is more likely than not that it will be required to sell the security before recovery of its amortized cost.
When assessing whether we intend to sell a fixed maturity security or if it is likely to be required to sell a fixed- maturity security before recovery of its amortized cost, we evaluate facts and circumstances including, but not limited to, decisions to reposition the investment portfolio, potential sales of investments to meet cash flow needs and potential sales of investments to capitalize on favorable pricing.
Reinsurance recoverable
We enter into reinsurance contracts to limit our exposure to potential large losses and to provide additional capacity for growth. Reinsurance refers to an arrangement in which a company called a reinsurer agrees in a contract (often referred to as a treaty) to assume specified risks written by an insurance company (known as a ceding company) by paying the insurance company all or a portion of the insurance company’s losses arising under specified classes of insurance policies in return for a share in premiums.
Reinsurance recoverables recorded on insurance losses ceded under reinsurance contracts are subject to judgments and uncertainties similar to those involved in estimating gross loss reserves. In addition to these uncertainties, our reinsurance recoverables may prove uncollectible if the reinsurers are unable or unwilling to perform under the reinsurance contracts. In establishing our reinsurance allowance for amounts deemed uncollectible, we evaluate the financial condition of our reinsurers and monitor concentration of credit risk arising from our exposure to individual reinsurers. To determine if an allowance is necessary, we consider, among other factors, published financial information, reports from rating agencies, payment history, collateral held, and our legal right to offset balances recoverable against balances we may owe. The allowance for uncollectible reinsurance recoverables is subject to uncertainty and volatility due to the time lag involved in collecting amounts recoverable from reinsurers. Over the period of time that losses occur, reinsurers are billed and amounts are ultimately collected, economic conditions, as well as the operational and financial performance of particular reinsurers may change and these changes may affect the reinsurers’ willingness and ability to meet their contractual obligations to us. It is difficult to fully evaluate the impact of major catastrophic events on the financial stability of reinsurers, as well as the access to capital that reinsurers may have when such events occur. The ceding of insurance does not legally discharge us from our primary liability for the full amount of the policies, and we will be required to pay the loss and bear the collection risk if any reinsurer fails to meet its obligations under the reinsurance contracts. We target reinsurers with A.M. Best financial strength ratings of “A-” (Excellent) or better. Based on our evaluation of the factors discussed above, we believe all of our recoverables are collectible and, therefore, no allowance for uncollectible reinsurance was provided for at March 31, 2025 and December 31, 2024.
Accounting pronouncements
Refer to Note 2, “Significant Accounting Policies,” in our consolidated financial statements in this prospectus for further discussion regarding our recent accounting pronouncements.

Quantitative and qualitative disclosures about market risk
We are exposed to market risks in the ordinary course of our business. Market risk is the risk of economic losses due to adverse changes in the estimated fair value of a financial instrument as the result of changes in interest rates, equity prices, foreign currency exchange rates, and commodity prices. The primary components of market risk affecting us are credit risk, interest rate risk, and equity rate risk.
Credit risk
Credit risk is the potential loss resulting from adverse changes in an issuer’s ability to repay its debt obligations. We have exposure to credit risk as a holder of fixed maturity investments. Our risk management strategy and investment policy is to primarily invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. At March 31, 2025 and December 31, 2024, our fixed maturity and short-term securities portfolio had an average rating of “A-” with approximately 30% and 33%, respectively, of securities in that portfolio rated “A” or better by at least one nationally recognized rating organization. Our policy is to invest predominantly in investment grade securities, while making strategic, risk-adjusted allocations to targeted investment opportunities across the credit spectrum. We monitor the financial condition of all of the issuers of fixed maturity securities in our portfolio. The credit profile of our fixed-maturity and short-term securities portfolio was comprised of 27% AAA, 2.8% A, 50.6% BBB, 16.7% BB and 3% below BB or unrated securities at March 31, 2025 and 27.9% AAA, 4.9% A, 52.3% BBB, 11.8% BB and 3.1% below BB or unrated securities at December 31, 2024.
We are exposed to credit losses from reinsurers being unable to meet their obligations. We evaluate the financial condition of potential reinsurers and reinsure our business with highly rated reinsurers with a rating of “A-” (Excellent) or better from A.M. Best. We have not experienced any credit losses from reinsurance recoverables and did not record an allowance for uncollectible reinsurance recoverables as of March 31, 2025 and December 31, 2024. See Note 2 of our consolidated financial statements included elsewhere in this prospectus for additional details.
Interest rate risk
The market risk inherent in our financial instruments and in our financial position represents the potential loss arising from adverse changes in interest rates or exchange rates. As of March 31, 2025 and December 31, 2024, we had cash, cash equivalents and short-term investments of $92.1 million and $79.2 million, respectively, consisting of interest-bearing money market accounts and investments in government agency securities, for which the fair market value would be affected by changes in the general level of United States interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our cash and investments.
Equity risk
Our Utility & Infrastructure Investments have equity risk due to the equity strategy, and therefore, we have indirect equity risk through our Utility & Infrastructure Investments. Equity risk represents the potential economic losses due to adverse changes in equity security prices. As of March 31, 2025 and December 31, 2024, we had no direct holdings of equity securities.
Emerging growth company status
In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (1) are no longer an emerging growth company, or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Business
Who we are
We are a profitable and growing specialty insurance company dedicated to providing excess and surplus (“E&S”) products to small to medium-sized businesses (“SMBs”) across the United States. We have built a proprietary underwriting platform that combines sophisticated data analytics with automated and streamlined processes to efficiently serve our clients and deliver long-term value to our stockholders. The SMB market is characterized by large volumes of small-sized policies, and we believe our competitive edge lies in our ability to offer consistent, high-speed and low-touch interactions that our distribution partners value. This advantage stems from our technology-driven method of standardizing, simplifying, and automating our transaction process, which we call productionized underwriting.
We target industry verticals where we have deep expertise and develop data-driven insights to gain a competitive advantage. We leverage our expertise and our efficient underwriting platform to deliver tailored insurance products and customized services that meet the needs of our distribution partners. We believe the universe of distributors in the SMB segment of the E&S market is rapidly shifting toward agents and brokers who were raised in the digital age. These digital-native and tech-savvy distribution partners expect real-time, frictionless insurance transactions that mirror the seamless experiences they encounter in their daily lives. In an industry where insurance applications are often submitted via email with slow response times, we have designed a technology-driven underwriting process that addresses our distribution partners’ demands for rapid, high-quality interactions. Our strong value proposition has contributed to a growing network of 512 distribution partners as of March 31, 2025, which provides us with increased transaction opportunities and diversified sources of business. Our fully integrated claims management function is designed to enable us to resolve claims efficiently and effectively. We take an active approach to risk management through real-time performance analytics, rigorous risk aggregation monitoring, and robust reinsurance protection aimed at minimizing volatility and generating consistent underwriting results.
We have grown our business substantially while generating attractive underwriting results. For the three months ended March 31, 2025, we wrote $116.1 million in gross written premiums, an increase of $34.5 million, or 42.3% compared to the three months ended March 31, 2024. Our combined ratio for the three months ended March 31, 2025, was 90.9%, a decrease of 3.3% from the three months ended March 31, 2024. Our members’ equity at March 31, 2025, was $426.8 million, an increase of $28.5 million (7.2%) from December 31, 2024. For the twelve months ended March 31, 2025, our return on members’ equity was 12.6%. For the year ended December 31, 2024, we wrote $437.0 million in gross written premiums, representing a compound annual growth rate of 28.4% over the last two years. Our combined ratio for the year ended December 31, 2024, was 93.9%, a decrease of 3.6% from the year ended December 31, 2023. Our members’ equity at December 31, 2024, was $398.3 million, an increase of $76.6 million(23.8%) from December 31, 2023. We believe that our productionized underwriting capabilities will continue to drive enhanced profitability as we continue to scale our business.
Productionized underwriting
Our company’s mission is to transform the E&S marketplace for SMBs through the power of productionized underwriting with precision, simplicity, and efficiency. When we entered the E&S industry, we found what we believe to be an under-served and inefficient marketplace that was hindered by inconsistent and antiquated processes of legacy insurance carriers. We also believe that many distribution partners and their end-clients were struggling with slow response times, unpredictable underwriting capacity, and subpar pricing, which we believe make the market ripe for technology and efficiency-driven disruption.
To address these challenges, we developed a technology-enabled underwriting process that we believe sets us apart in the E&S market. Our productionized underwriting approach combines rigorous technical underwriting with a highly efficient and centralized operating platform powered by advanced technology. This process begins with a deep understanding of our end-clients, the insurance policyholders. We intensely study the industry and geographical micro-segments in which our end-clients operate using sophisticated data analytics. We leverage these analytics to build quantitative risk models that shape our risk appetite and client targeting.
Furthermore, we aim to eliminate unnecessary complexity by standardizing our processes and automating key underwriting tasks, such as submission intake, risk classification, pricing, and documentation. This allows our underwriters to focus on high-value underwriting tasks and make timely and accurate decisions in a uniform manner. For each individual transaction opportunity, our underwriting models efficiently determine which components of the process can be automated. For simpler products with clearly identified risk characteristics, we can execute the entire underwriting process without human intervention. We believe our productionized underwriting approach generates consistent, efficient, and scalable processes that allow us to deliver differentiated value to our distribution partners without compromising accuracy and profitability.
How We Achieve Productionized Underwriting
Our business
We offer property and casualty insurance solutions tailored to meet the needs of SMBs. Currently, the verticals that we focus on are Retail, Real Estate, Hospitality, and Construction. By leveraging deep fundamental research and advanced data analytics, we meticulously analyze the universe of potential insureds, stratify their risk characteristics by micro-segments, and quantify the perils they face. Once we have acquired a deep understanding of a specific market, we define target business profiles that match our risk appetite and design products that meet our end-clients’ needs.
For example, in our Hospitality vertical, one area of focus is the hotel and motel industry. We segment this industry into three primary subgroups: luxury hotels, mid-tier hotels, and budget motels. We then identify micro-segments such as boutique hotels, beachfront resorts, economy roadside motels, and extended-stay hotels. Each of these micro-segments presents a distinct risk profile, such as higher exposure to natural disasters for beachfront resorts or increased liability concerns for extended-stay hotels with more prolonged guest interactions. Another example of micro-segmentation in our Hospitality vertical is restaurants, where we classify businesses into casual dining, family restaurants, fine dining, diners, and buffet restaurants, among others. In our Real Estate, Construction and Retail verticals, we also categorize micro-segments based on applicable risk characteristics. We price and design products that are specifically tailored to cover the unique risks associated with each micro-segment. We believe our enhanced micro-segmentation of traditional industry classifications allows us to accurately identify and address homogeneous groups of risk, which provides us with a competitive underwriting advantage.
We offer commercial property, low-limit general liability, and management & professional liability products on both a primary basis and an excess basis. By targeting SMBs, we have built a portfolio of small premium size policies. Furthermore, we deliberately focus on underwriting risks with shorter loss-reporting tails and limited catastrophe risk. This reduces the volatility of our results and strengthens our ability to actively manage business risks. The following charts reflect the percentage of our gross written premiums by duration of risk, products, policy size, and vertical for the twelve months ended March 31, 2025(1).
Premium by Risk Duration	Premium by Product

Premium by Policy Size	Premium by Vertical

(1) Based on policies written in the twelve months ended March 31, 2025 derived from our internal systems.
We operate on a surplus lines basis in 48 states and the District of Columbia. For the year ended December 31, 2024, there were four states in which 5.0% or more of our gross written premiums were concentrated: California (21.0%), Florida (16.2%), Texas (12.8%), and New York (6.4%).

Our diversified and expansive distribution strategy centers around the principle of giving our distribution partners an efficient, consistent, and simplified way of doing business with us. The key to this is our single appointment contract, which gives our distribution partners access to all our channels, resulting in a greater flow of business per partner. We categorize our products as either Brokerage or Small Business. Brokerage is comprised of medium-sized accounts with limited-to-moderate complexity; Small Business is comprised of more standardized risks with smaller premium amounts and lower policy limits than Brokerage. Although wholesale brokers tend to focus on our Brokerage channel and wholesale agents on our Small Business channel, through our unified contract we can provide distribution partners with access to both, which increases our revenue opportunities. Another pillar of our distribution strategy is our rapid response times, enabled in part by our digital platform. For instance, in our Brokerage channel we use automation and risk-scoring models to accelerate the intake process and route transactions to the most efficient and optimal underwriting method. For our Small Business channel, our distribution partners use our cloud-based underwriting engine that automatically defines and manages data requirements, forms, pricing, and risk appetite.
We partner with technology-forward and innovative distribution partners who are leaders in their respective markets and choose us as their partner in this process. We have significantly invested in gaining access to a broader distribution network, increasing the number of agents and brokerage teams with whom we work from 180 distribution partners as of December 31, 2021 to 512 distribution partners as of March 31, 2025. Our in-house distribution team, which is focused on developing and maintaining our distributor relationships, diligently expands our network by onboarding new distribution partners who have books of business that match our risk appetite. We believe our distribution relationships are highly diversified and less concentrated than our E&S competitors, with the three largest wholesale distribution corporations in the United States representing 48% of our gross written premiums written for the year ended December 31, 2024. The following charts reflect the growth of our distribution partners as of March 31, 2025 and as of December 31 over the last three years, as well as our premiums by distribution channel for the twelve months ended March 31, 2025:
Number of Distribution Partners	Premium by Channel(1)

(1) Based on policies written in the twelve months ended March 31, 2025 derived from our internal systems.
We have a fully integrated internal claims management system that employs proactive strategies to manage claims thoughtfully and efficiently. Our internal claims team consists of specialized and experienced claims professionals, including lawyers, managers, and adjusters. Our claims team leverages our effective technology to process, analyze, and research incoming claims to rapidly determine each claim’s value and resolution path. We seek to settle valid claims expeditiously, but if we believe a claim may be frivolous, we thoroughly investigate it and, if needed, we challenge or litigate it. We use claims roundtables, a curated panel of third-party law firms, expense benchmarking systems, auditing procedures, and precise life-of-claim tracking to optimize outcomes for our insureds and stakeholders. We believe that our holistic and proactive approach, grounded in analytical conviction, allows us to act decisively and protect against inflationary pressures on losses.
We believe having a strong balance sheet is critical for our long-term success and enhancing our partners’ confidence in our business. As such, we have deliberately maintained a conservatively capitalized balance sheet with zero financial leverage, which supports the “A-” (Excellent) financial strength rating from A.M. Best assigned to both Ategrity Specialty and to Ategrity Ltd. Our well-capitalized balance sheet is complemented by rigorous reserve practices. For example, we have minimal exposure to pre-2020 reserves and frequently and proactively review the adequacy of our reserves using various methodologies: daily tracking of claims volumes relative to underlying reserving assumptions, monthly claim-by-claim reserving evaluations, quarterly and year-end studies, quarterly designated committee reviews of actual versus expected losses, and quarterly frequency and severity loss analyses. We also use independent actuaries to assess the strength of our reserves. Given our focus on shorter-tail lines, we believe we have more visibility into claims patterns and the strength of our underlying reserves compared to other specialty peers that have longer tails and less visibility into losses and future claims.
Our business commenced operations in 2018 and we have a limited operating history as a result. See “Risk factors—Risks related to our growth—Our limited operating history makes it difficult to evaluate our current business performance, implementation of our business model and our future prospects.”
Our competitive strengths
Exclusive focus on E&S market, targeting smaller accounts. We operate exclusively in the E&S market, a specialty segment of insurance that has outpaced the growth in the admitted lines market over the last ten years. The E&S market involves lines of insurance which are generally unavailable from admitted insurers due to perceived risk related to the insured’s business and which, consequently, are placed by surplus lines agents or brokers with insurers that are not admitted in the subject jurisdiction. This non-admitted market comprises companies not licensed to transact the business of insurance in a particular U.S. jurisdiction but that are permitted to issue insurance policies only in accordance with an exemption from insurance licensing laws, for example, through an E&S lines broker licensed in that jurisdiction. In contrast to the admitted market, the E&S market provides insurers regulatory flexibility with regard to underwriting standards, forms, and pricing, which we use to design optimized product offerings and underwriting strategies. While E&S insurers are often subject to special licensing, surplus lines tax, and/or due diligence requirements by the home state of the insured, they may rely on third-party surplus lines brokers to facilitate compliance with such laws and regulations.
Within the E&S market, we specialize in solving the needs of SMBs in targeted segments or verticals. We believe the SMB segment tends to attract less competition than other segments due to the operational complexities required to efficiently serve this low-premium and high-volume market niche. Brokers and agents operating in this segment demand ease of use, rapid execution, and consistent underwriting capacity from insurers and we believe we are poised to deliver these on a consistent basis.
Productionized underwriting supported by efficient operating platform. We purposefully built our platform with the holistic goal of productionizing underwriting to efficiently address the unique needs of smaller accounts within the E&S market. We combine deep technical underwriting with a highly efficient operating platform, supported by technology, to make timely, consistent, and precision-oriented underwriting decisions. We achieve this through sophisticated and data-driven risk segmentation and by utilizing meticulously crafted pricing models, thoughtfully designed products, and uniform underwriting guidelines. We aim to accurately and efficiently price risks that are within our risk appetite, rather than customize coverage for risks outside of our segmentation or other risk criteria. We designed and built our operating platform to be highly efficient and scalable. We automate repeatable underwriting tasks, such as submission processing, risk grading, and document generation, so our underwriters can focus on rapidly analyzing individual risks and delivering accurate and timely quotes. For example, our service delivery platform is capable of parsing unstandardized policy submissions by assembling data and applicant information into digital files which are analyzed by our underwriters. We believe our productionized approach to underwriting provides us with a strong competitive advantage to efficiently serve smaller E&S accounts.
Growing and diversified distribution relationships driven by speed, consistency, and ease-of-use. We currently maintain relationships with 512 distribution partners as of March 31, 2025. We believe our distribution relationships are highly diverse and less concentrated than our E&S competitors, with the three largest wholesale distribution corporations in the United States representing 48% of our gross written premiums written for the year ended December 31, 2024. We have significantly grown the number of our distribution relationships from 180 distribution partners as of December 31, 2021 to 512 distribution partners as of March 31, 2025. We can intake a high volume of submissions from our expansive distribution network, evaluate them quickly, and generate bindable quotes on the basis of our consistently defined risk appetite. We believe that our technology-driven approach to distribution is especially attractive to the next generation of innovative and digital-native brokers and agents, who we believe will have a growing presence in the SMB segment of the E&S market.
Fully integrated claims management. We believe that disciplined and efficient claims management is key in maintaining lower loss and loss adjustment ratios. We have built an in-house team of specialized and experienced claims professionals including lawyers, managers, and adjusters. We have built effective processes to identify optimal outcomes as efficiently as possible. Our in-house claims management team enables us to maintain full control over the claims adjustment process from the initial notice of claim to its resolution, allowing us to promptly evaluate incoming claims and swiftly determine the appropriate resolution path. If the claim is valid, we seek to settle it expeditiously. However, if we believe a claim may be frivolous, we thoroughly investigate and, if needed, will challenge or litigate.
Active risk management approach. We believe that active risk management is key to our long-term profitability and success given our focus on underwriting diversified specialized risks. We continuously monitor our aggregate exposures using sophisticated data analytics tools to ensure we are building an appropriately balanced and diversified book of business that is within our risk appetite. Our risk auditing capabilities ensure that we rapidly incorporate any deviations from our loss expectations in our prospective underwriting. We have limited net catastrophe exposure as we actively seek reinsurance protection from highly rated counterparties to manage our aggregated risk exposures and to protect our earnings and balance sheet from potential volatility.
Well-capitalized balance sheet with minimal pre-2020 reserves. We have a conservatively capitalized balance sheet and zero financial leverage which supports the “A-” (Excellent) financial strength rating from A.M. Best assigned to both Ategrity Specialty and to Ategrity Ltd. In addition, we have minimal exposure to pre-2020 reserves and have benefited from the current favorable pricing environment. Furthermore, our underwriting strategy focuses on shorter-tail and frequency-driven exposures where claims are reported quickly and are subject to conservative policy limits. Our reserving process is rigorous and has regular reviews of our actuarial estimates in consultation with independent experts. We believe our focus on smaller-account and shorter-tail products helps give us high visibility into, and confidence in, our reserves.
Our strategy
Develop distinguished expertise in our core focus areas. Our strategy begins with developing strong expertise in our targeted classes and geographies within the E&S market. We thoroughly assess and evaluate the unique characteristics and prospective loss costs of each vertical we serve, which enables us to clearly define our risk appetite. We believe our ability to micro-segment our targeted lines of business through data-driven risk modeling allows us to achieve higher-precision underwriting and find attractive opportunities that fit our return expectations and appetite. By gaining deep and data-driven insights, we are able to design tailored insurance solutions that we believe position us as the preferred insurer among our distribution partners in our core focus areas.
Deliver a consistent value proposition to our clients. We attract and retain distribution partners by providing them with a compelling and consistent value proposition. We have designed an intelligent underwriting framework built around a pre-defined client profile and standardized products. By having clearly specified rules and criteria for pre-qualifying risks as well as defined information requirements, we can move swiftly without burdening our clients with excessive information requirements. In addition, our service delivery platform simplifies, streamlines, and automates easily executable underwriting tasks, which contributes to providing a seamless experience for our distribution partners. Moreover, our multi-faceted distribution strategy, which is enabled by a single appointment contract, provides our distribution partners with potential access to all our distribution channels. Our focus on providing broad access with a consistent and high-quality level of service is a key driver of long-lasting relationships with our clients.

Pursue targeted growth initiatives with product, industry, and distribution expansion. We believe we are well-positioned to continue our profitable growth and expand our share of the E&S market through methodical expansion into new products and industry verticals. When we approach a new industry vertical, we typically begin with selective underwriting in the small business market, where we aim to collect a robust dataset that provides us with unique insights on products, pricing, and risk attributes. We follow this by expanding more broadly and repeating the process in the mid-sized business market. In addition to introducing new products and industry verticals, we seek to establish new distribution partnerships with firms that are aligned with our innovative vision and recognize the value of our data-driven and productionized underwriting approach. This will further broaden our market reach and diversify our business sources without compromising profitability.
Continued investment in enhancing our technology to drive innovation and efficiency. We are continuously investing in technology to enhance our underwriting capabilities and interactions with our distribution partners. Innovations in automation, data analytics, and products are directly linked to our mission of delivering high-quality and scalable underwriting and offering unparalleled ease of use. Ategrity Select is our proprietary solution through which we pre-underwrite specific classes of business, enabling our distribution partners to bind quotes in as little as a few minutes. We plan to leverage Ategrity Select to grow into new verticals. Another example is our administration system, AtegrityOne, which is designed to swiftly adapt to change, such as the introduction of new products and pricing, thereby enabling us to provide cost-effective support for new targeted classes with agility and scalability.
Achieve strong returns on capital for our stockholders. Our principal goal is to achieve strong risk-adjusted returns for our stockholders by delivering attractive underwriting results through the cycle. By targeting smaller-account business and leveraging our productionized underwriting approach, we believe we can generate superior underwriting results through market cycles. We use deep data insights to form our own view of risks and execute promptly when opportunities arise. We only pursue opportunities that align with our risk appetite and where we expect underwriting profitability to meet or exceed our internal return thresholds.
Industry
P&C insurance companies provide insurance coverage under a policy in exchange for premiums paid by the customer. An insurance policy is a contract between the insurance company and the insured under which the insurance company agrees to pay for losses suffered by the insured, or a third-party claimant, that are covered under the policy. Generally speaking, property insurance provides protection against direct physical damage to property (such as from fire, theft, and weather), while casualty insurance provides coverage for reimbursement of expenses borne by the insured, or for third party loss such as bodily injury, financial loss, or in instances when an obligation is not fulfilled.
The type of coverage and source of premiums are often classified based on how long an insurer may have exposure to the risks covered by the policy. Losses that are generally short-tailed, are usually known, reported and paid within a relatively short period of time after the underlying loss event has occurred. Losses that are long-tailed, typically have a significant delay between the occurrence of a loss and the time the claim is settled. Property losses are generally short tailed, while casualty losses are generally longer tailed.
In addition to the property and casualty distinction, P&C insurance can broadly be classified into personal lines, or insurance provided to individuals, or commercial lines, insurance provided to businesses. According to S&P Global, the U.S. P&C insurance industry generated approximately $966.7 billion in premiums in 2023, with approximately $481.3 billion, 49.8% of total premiums, in commercial lines.

Commercial P&C

Commercial E&S loss ratio (%)
50.4%
49.0%
57.8%
70.9%
63.9%
60.5%
68.1%
62.7%
61.1%
50.8%
53.0%
Commercial P&C CAGR: 4.8%
E&S CAGR: 13.0%
Admitted
E&S
Commercial P&C DPW ($bn)
28
256
29
263
29
267
31
275
34
287
39
303
46
310
61
343
73
378
84
397
95
407
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024

Source: S&P Global; Note: E&S premiums sourced per S&P Global based on license types in Schedule T of statutory filings. Excludes accident & health.

Within commercial lines, we operate in the specialty P&C market. Although no standard definition for the specialty market exists, S&P Global indicates that the following lines of business or exposure profiles exemplify the space: high-hazard or nonstandard insurance, niche market segments, tailored underwriting and both admitted and E&S lines. Many specialty insurers offer both admitted and E&S products, depending on the market conditions and regulatory requirements. Admitted product rates and policy forms are highly regulated and coverage tends to be standardized, while E&S products and policies have freedom of rate and form and can be highly customized. For the three months ended March 31, 2025 and the year ended December 31, 2024, all of our gross written premiums were attributable to E&S products.
E&S coverage is generally placed only when determined to be unavailable in other markets. Because E&S markets typically require specialized knowledge, E&S policies tend to be priced higher and coverage more narrowly defined compared to standard policies in the admitted market. In addition to price, competition between insurance carriers in the E&S market also focuses on other value-based considerations, such as availability, service and expertise. According to S&P Global, the U.S. P&C industry generated approximately $84.0 billion in commercial E&S direct premiums, representing approximately 17% of the overall U.S. commercial P&C market. According to S&P Global, from 2018 to 2023, direct premiums written for the U.S. commercial E&S market generated a CAGR of 20% compared to a CAGR of 8% for the overall U.S. commercial P&C market over the same period.
P&C companies are exposed to pricing cycles that alternate between periods of “soft” and “hard” market conditions. A soft market is characterized by a stable or excessive supply of underwriting capacity, resulting in flat or declining rates or premiums. Meanwhile, a hard market is generally driven by a shortage of underwriting capacity whereby coverage is harder to place, resulting in elevated rates and premiums. We believe that over the last several years elevated attritional loss activity, increasing frequent natural catastrophic events and social inflation have driven pricing increases, resulting in an increased flow of P&C business into E&S markets.
Within the E&S market, we are focused on SMBs that we believe are often inefficiently served by larger competitors. Since the vast majority of E&S premium volume is comprised of larger-sized premium accounts, many of our competitors have not spent the resources to build the infrastructure required to manage the high-volume, low-touch SMB business. Furthermore, we believe the antiquated business processes of legacy E&S insurers have created transactional inefficiencies for their distribution partners with burdensome demands, slow response times, volatile capital, and inaccurate pricing.

Underwriting
Our underwriting strategy is centered on building an intellectual edge in key industry verticals, while applying consistent, efficient processes across our operations. This method, which we call productionized underwriting, allows us to generate underwriting profits while reducing friction for our distribution partners across the transaction process.
Underwriting an E&S account can be a complex and unstructured endeavor, involving numerous data points and risk factors related to a potential policyholder. At Ategrity, we simplify this process by focusing on the key risk factors that are demonstrably predictive of losses. Through comprehensive market research and data analysis, we identify risk factors that we believe have the most statistically significant impact on underwriting results. We break down our target verticals into micro-segments, studying loss exposures, risk characteristics, and coverage requirements to develop differentiated underwriting views. This in-depth understanding of our target markets, enables us to selectively underwrite micro-segments based on factors like volatility, predictability, and size of opportunity. With this focused strategy, we maintain conviction in our risk appetite, allowing us to offer sustainable underwriting capacity to our distribution partners.
With a deep understanding of our micro-segments and their most critical risk factors, we design tailored products that meet the specific needs of targeted end-clients, reduce the burden of information requests for our distribution partners and offer pricing that is sensible, transparent, and profitable. We further streamline processes to enhance speed, efficiency, and service for our distribution partners. This includes our Service Delivery Center that utilizes automation and cost-effective human resources to manage high-volume, low-value tasks.
Our organizational structure is designed for consistent, scalable, and efficient underwriting. Our centralized leadership team of Product Leaders, Technical Specialists, and Distribution/Marketing Professionals report to our Chief Underwriting Officer and collaborate to develop our underwriting framework and implement our productionized underwriting process.
Product Leaders across our different lines of business ensure our products are technically sound and commercially viable. Our Technical Specialists include the Head of Pricing and Underwriting Analytics (pricing), Head of Product Innovation (forms), Head of Exposure Management (risk), and Head of Underwriting Excellence (governance). Together, these specialists develop and manage our underwriting framework using data analytics and applied insights. Our Distribution/Marketing Professionals aim to ensure that our products align with market demands, all while upholding rigorous underwriting standards.
Our leadership team oversees transactions executed by either our trained Production Underwriters or our automated underwriting technology. Our Production Underwriters use our platform to assess and bind risk, ensuring compliance with our firmwide underwriting framework. Our automated underwriting technology includes our cloud-based underwriting engine in our Small Business channel where the submission-to-bind process is fully automated, as well as other applications dedicated to specific product offerings. To maintain high standards and risk controls, the Head of Underwriting Excellence oversees quality assurance and conducts audits across all areas of underwriting.
Our expertise and operating structure allow us to set annual growth targets for each vertical based on both emerging insights and performance. These targets help us maintain a balanced, long-term portfolio of risks, supported by detailed underwriting plans that align products, distribution channels, resources, and technology. We track progress towards these targets and refine our broader strategy through comprehensive, data-driven quarterly business reviews.
Methodical risk management is a critical component of our underwriting strategy. Our centralized leadership team actively manages our risk portfolio, adjusting our pricing, product design, marketing, and capital allocation to our changing view of the risk and competitive landscape. In addition, we enforce strong governance over case underwriting, ensuring that underwriters follow established guidelines on an account-by-account basis. This disciplined approach optimizes the quality of the underwriting decisions and leads to consistency in our product for our distribution partners. We believe this approach allows us to implement and execute on clear underwriting guidelines with the goal of consistently superior underwriting results through market cycles.
Marketing and distribution
Our approach to distribution is rooted in the principle of giving our distribution partners a rapid, consistent, and simplified way of doing business with us. A key driver of this approach is our single appointment contract, which gives our distribution partners access to all our channels and products. This combined with our use of advanced digital tools, automated underwriting processes and short response times make us partner of choice for distribution partners resulting in a greater flow of business.
We market and distribute our products through two main channels, Brokerage and Small Business.
Brokerage channel: comprised of mostly medium-sized accounts with limited-to-moderate complexity. In the Brokerage channel, our underwriters utilize our platform to directly assess and quote each application efficiently. We have streamlined processes to speed up decision-making, enhance accuracy, and consistency in underwriting.
Small Business channel: comprised of standardized risks with small-ticket policies. For our Small Business channel, our distribution partners benefit from our cloud-based underwriting engine that automatically defines and manages data requirements, forms, and pricing. This system simplifies the underwriting process, making it easier for our partners to submit applications and receive quotes quickly.
Although wholesale brokers tend to focus on our Brokerage channel and wholesale agents on our Small Business channel, our unified contract provides distribution partners with potential access to both, enhancing their ability to meet diverse needs of their clients. This integrated approach ensures that our distribution partners can leverage our full suite of products and services, thereby maximizing their business opportunities.
Our in-house distribution division plays a crucial role in expanding our network by diligently onboarding new distribution partners whose books of business align with our risk appetite. We strategically partner with tech-forward, innovative distribution partners who are leaders in their respective markets. We have established a highly diversified network of distribution partners with the three largest wholesale distribution corporations in the United States representing 48% of our gross written premiums for the twelve months ended March 31, 2025 and year ended December 31, 2024. We seek to establish new distribution partnerships with firms that are aligned with our innovative vision and recognize the value of our data-driven, productionized underwriting approach.
We believe our distribution strategy is beginning to show indicators of success. We continue to grow our market presence by expanding our network, providing access to distribution partners across multiple channels, and presenting a strong value proposition. For example, for the year ended December 31, 2024, we received approximately 180,000 submissions from our distribution partners. Additionally, our distribution partners are increasingly adopting our unified contract, with approximately 26.5% binding policies with us across multiple channels in 2024.
Claims
Our claims management team is deeply integrated across underwriting, actuarial, and legal departments, ensuring consistent and streamlined approach to all claims matters.
We manage our claims in-house to maintain full control of all aspects of the claims workflow and resolve claims fairly and effectively while delivering exceptional service to our clients in their time of need. We leverage the expertise of third-party partners including attorneys and field adjusters, if needed. These experienced partners are thoroughly vetted and approved by the claims leadership team. This helps us achieve optimal outcomes on each claims file, manage our losses and loss adjustment expenses, and preemptively identify possible legal issues.
When a claim arises, our approach is to quickly and promptly investigate the claim with our highly experienced and specialized claims adjusters, with the aim to minimize potential losses. Our average closed claim amount from

January 1, 2022 through December 31, 2024 was approximately $48,000, which we believe reflects the smaller nature of our accounts and the lesser potential impact of any individual claim.
As part of our productionized underwriting model, our claims system provides real-time feedback that can drive underwriting adjustments in each vertical. Claims examiners work closely with members of the underwriting staff to keep them apprised of claims trends, identify emerging areas of loss experience and address key issues. This company-wide collaboration helps drive underwriting success across our verticals. In addition, real-time sharing of information on open claims and regular reporting of detailed claims metrics are utilized by senior leadership to drive effective enterprise decision-making.
Technology
Our technology is at the core of our productionized underwriting model. Our centralized, cloud-based platform supports critical functions such as information intake, risk selection, pricing, policy administration, and claims management. It enhances automation, enables data-driven decision-making, and improves efficiency and scalability across our operations.
AtegrityOne is the next iteration of our core policy administration system that performs those functions, purpose-built for our specific needs. It was developed to efficiently handle product and pricing changes and support the launch of new targeted verticals. Its modular and largely no-code design allows us to continue to implement it across our business easily and cost-effectively as we continue to scale our business. We are actively migrating our products onto this system.
Our technology platform facilitates data collection and analysis across the organization, building a robust data repository that informs underwriting, reserving, and claims management. This cloud-based infrastructure helps us better understand risk patterns and align our underwriting approach with our risk appetite, enabling more precise and informed decision-making. As a result, we believe it provides us with agility in adapting to evolving market trends.
Innovation is a cornerstone of our strategy. We have built proprietary solutions using emerging technologies to accelerate our underwriting process, provide seamless interactions with our distribution partners and optimize our expense efficiency. For example, we built Ategrity Select, which pre-underwrites specific classes of business, enabling distribution partners to bind quotes within minutes. We also utilize artificial intelligence-enabled optical character recognition to automatically extract underwriting data from policy submissions that we receive in various forms and feed them into our risk scoring and pre-qualification algorithms. Additionally, we have implemented bots to provide automated responses to digital-savvy agents, streamlining their interactions with us. The use of these programs and processes streamlines the underwriting process and better empowers our distribution partners to serve their clients quicker, thereby, further strengthening our brand and relationships.
We remain committed to investing in technology, with an extensive development pipeline focused on driving automation, strengthening our underwriting capabilities and delivering value to the market.
Reinsurance
We proactively manage our loss exposure and protect our capital by strategically purchasing reinsurance from third parties. Our reinsurance program allows us to reduce volatility in our underwriting performance and protect our balance sheet from large losses by transferring a portion of our loss exposure to reinsurers that in turn receive a portion of our gross premiums (less a ceding commission paid to us).
We utilize a mix of quota share, excess of loss reinsurance and facultative reinsurance coverages. A quota share reinsurance program is an agreement in which the reinsurer(s) agrees to take on a fixed percentage of all policies written by us in exchange for an agreed-upon percentage of premium. An excess of loss reinsurance treaty is an agreement in which the reinsurer(s) covers losses that exceed a specified amount, known as the attachment point, up to a predetermined limit in return for a negotiated premium. For instance, we purchase catastrophe excess of loss reinsurance, which entails reinsurer(s) assuming all or a portion of our losses relating to a group of policies occurring in relation to specified events, subject to customary exclusions, in excess of a specified amount. Facultative coverage is a reinsurance agreement provided on a risk-by-risk basis, rather than a group or class of business. We purchase facultative reinsurance for our property and vertical-specific products. The mix of reinsurance purchased takes into consideration efficiency, cost, our risk appetite, and specific factors of the underlying risks we underwrite.
The following is a summary of our key excess of loss reinsurance programs as of January 1, 2025:
•
Catastrophe excess of loss treaty up to $48 million in losses in excess of $12 million

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Property per risk excess of loss treaty of 90.0% of $3 million in excess of $2 million in losses

Our focus on small-to-medium sized enterprises results in a large volume of policies that may be exposed to small losses due to catastrophe events. We actively manage and monitor our limited property catastrophe exposure through constant monitoring of exposure concentration, in-house catastrophe loss modeling, and aggregate limit caps for individual geographic zones. To further protect our balance sheet and limit earnings impact from severe events such as hurricanes, convective storms, and earthquakes, we strategically buy catastrophe reinsurance coverage. To inform our purchase of catastrophe reinsurance, we use third-party stochastic and our deterministic models to analyze the risk of aggregation of losses from such events. These models provide a quantitative view of PML events, which is an estimate of the amount of loss we would expect to meet or exceed once in a given number of years. Based on our modeling, effective March 31, 2025, our estimated net probable maximum loss, excluding reinstatement premiums, was $12.0 million for a 1-in-250 year event which represents 2.8% of our members’ equity as of March 31, 2025.
Our reinsurance treaties typically have a 12-month term, and during each renewal cycle, we may change our coverage terms or the composition of our reinsurance panel. Although precise cession percentages and limits as well as exact terms may vary at each renewal cycle, we aim to renew on similar terms so as to maintain a consistent and balanced level of net risk.
We seek to purchase reinsurance from high-quality carriers rated “A-” (Excellent) or better by A.M. Best. As of March 31, 2025 and December 31, 2024, 100% of our reinsurance recoverables were derived from reinsurers rated “A-” or better by A.M. Best, or managed on a funds withheld basis.
Reserves
We maintain loss and loss adjustment expense reserves to cover estimated liabilities for all claims reported and for IBNR claims. The reserves are estimated in accordance with industry practice and based on generally accepted actuarial reserving techniques that take into account actuarial projections and the expected ultimate cost to settle and administer each claim. Our reserves estimates are based upon past loss experience modified for current trends as well as prevailing economic, legal, and social conditions and facts and circumstances known at each point in time. We continually monitor and analyze reserves using new information on reported claims and a variety of statistical analyses and adjust the reserves if necessary. Anticipated inflation is reflected implicitly in the reserving process through analysis of cost trends and the review of historical development. We estimate our reserves on both a gross and net of reinsurance basis but present them net of reinsurance recoverables.
When a claim is reported, we establish a case reserve for the estimated amount of the ultimate payment after an appropriate assessment of coverage, damages, and other investigation has been made. The estimate is based on our reserving practices and on the claims adjuster’s knowledge of the nature and value of the specific type of claim. Claim volumes are tracked, monitored, and evaluated weekly relative to the underlying reserve assumptions. Each quarter, we analyze the actual versus expected losses for all prior accident years and utilize on-level trended loss ratios and a Frequency and Severity method to calculate the current accident year loss ratio. For older accident years and catastrophe claims, we select our best estimate using our expertise and team’s experience. For reinsurance netting analysis, estimates are tailored to each line of business and type of reinsurance. Results of this quarterly analysis are presented to the Quarterly Reserve Committee at the end of each fiscal quarter, which monitors the approach and claim developments compared to expected reserves.

In addition, we conduct a full spectrum study of reserves annually to analyze reserving adequacy. Reserve analyses are conducted using a multi-method process which includes a full suite of traditional methodologies (such as Chain-Ladder, Bornhuetter Ferguson, Cape Cod, and Frequency and Severity methods) individual open claim analyses, as well as a sensitivity analysis to provide a range of reasonable estimates. Every year, we prepare a reserve study for each product to evaluate the current reserve levels compared with claims and developments over the last year. We also conduct an external actuarial assessment and release annual statement reports and a Statement of Actuarial Opinion.
Given our focus on smaller accounts and shorter-tail products, minimal exposure to pre-2020 reserves and our rigorous reserving practices, we believe we have high visibility and confidence in the strength and reliability of our reserves.
Investments
We seek to maintain a balanced investment portfolio that produces stable and attractive risk-adjusted returns. We generally aim to match the duration of our fixed income investment portfolio to the duration of our insurance liabilities, with a large portion of the portfolio allocated to maintaining sufficient readily available funds to pay claims and expenses.
Our portfolio is primarily composed of cash and cash equivalents and investment-grade fixed income securities, supplemented by our Utility & Infrastructure Investments. These investments currently consist of an allocation to the Absolute Return Utility & Infrastructure Fund, which is managed by our affiliate, the Investment Manager, and which employs a long/short strategy that seeks to deliver uncorrelated, absolute returns in all market conditions, primarily through investments in yield-oriented securities in lower-volatility sectors such as utilities, pipelines, infrastructure, and real estate. We believe that by allocating a portion of our assets to Utility & Infrastructure Investments, we can achieve more consistent total returns in our aggregate portfolio, particularly in a market environment characterized by increasing volatility in interest rates and security prices, as seen in recent years. For example, as a result of its focus on lower-volatility sectors and disciplined risk management, the Absolute Return Utility & Infrastructure Fund has not experienced an annual loss in over 25 years. Nonetheless, the Utility & Infrastructure Investments are speculative, entail substantial risks, and are subject to various conflicts of interest. For example, the Utility & Infrastructure Investments are made through various commingled investment vehicles that are managed on behalf of multiple clients of the Investment Manager, and while we think the strategy is well matched for our investment objectives, it was not specifically designed for our financial objectives or anticipated insurance and reinsurance liabilities. See “Risk Factors—Risks related to our investment strategy”.
On March 31, 2025, Ategrity Specialty Holdings LLC and Ategrity Ltd redeemed an aggregate of $94 million from the Absolute Return Utility & Infrastructure Fund and on March 31, 2025, Ategrity Specialty Holdings LLC and Ategrity Ltd, as lenders, executed the ZIS Loan with ZIS, an employee benefits company that is wholly owned by ZFSG, as the borrower, and the Guaranty with ZSFG. The ZIS Loan is guaranteed by ZFSG and secured by the shares ZFSG holds in ZIS and 1,500,588 shares of our common stock held by ZFSG. See “Certain relationships and related party transactions—Related Party Loan.” The ZIS Loan provides for a fixed interest rate of 5.5%, payable annually in cash. As of March 31, 2025, after giving effect to the ZIS Loan and the AtegrityOne Transaction, and assuming the proceeds from this offering are invested in fixed income securities (using an assumed initial public offering price of $15.00 per share, which is the midpoint of the range we show on the cover of this prospectus), approximately 19.1% of our portfolio assets will be allocated to the Utility & Infrastructure Investments and the remainder will be invested in fixed-rate investments, including the ZIS Loan, or cash and cash equivalents. The purpose of our entry into the ZIS Loan is to replace the variable income from the Absolute Return Utility & Infrastructure Investments Fund with fixed income in the form of the ZIS Loan. For a description of the risks associated with the ZIS Loan, see “Risk Factors—Risks related to our investment strategy—The ZIS Loan is a Related Party Transaction and is subject to the credit risk of an investment in ZIS and ZFSG.”
Our portfolio is managed both internally and by the Investment Manager. We currently self-manage our investments in cash, cash equivalents, and treasuries. Outside of self-managed holdings, we also leverage the expertise of the Investment Manager for our fixed incomes portfolios.

We actively manage and monitor our investment risk to balance the goals of capital preservation and income generation with our need to comply with the insurance regulatory frameworks. The Investment Committee of our Board of Directors reviews and approves our investment policy and guidelines. The Investment Committee meets on a quarterly basis to review and monitor our investment results and performance against our investment objectives, guidelines, and risk appetite.
A summary of our investment portfolio at March 31, 2025 is as follows:
	As of March 31, 2025
($ in thousands, except percentages)	Fair Value	% of total
Cash and cash equivalents	$38,924	5.3%
Fixed maturity securities	457,416	61.9%
Short-term investments	53,154	7.2%
Utility & Infrastructure Investments	176,039	23.8%
Note receivable from affiliate	13,501	1.8%
Other Invested assets	280	NM
Total cash and invested assets	$739,314	100.0%

NM = Percentage not meaningful.
As of April 1, 2025, the $94 million ZIS Loan is recorded as an invested asset and was included in receivable from affiliate as of March 31, 2025. See “Certain relationships and related party transactions—Related Party Loan.”
As of March 31, 2025, our fixed income and short-term portfolio had a weighted average effective duration of 3.5 years and an average “A-” credit rating. It is currently split between corporate (73.0%) and government (26.8%) assets, and commercial mortgage and asset-backed (0.2%) assets, with an average yield of 5.9%.
A summary of our investment portfolio at December 31, 2024 is as follows:
	As of December 31, 2024
($ in thousands, except percentages)	Fair Value	% of total
Cash and cash equivalents	$26,573	3.3%
Fixed maturity securities	438,752	54.7%
Short-term investments	52,612	6.6%
Utility & Infrastructure Investments	270,242	33.7%
Note receivable from affiliate	13,501	1.7%
Other Invested assets	280	NM
Total cash and invested assets	$801,960	100.0%

NM = Percentage not meaningful.
As of December 31, 2024, our fixed income and short-term portfolio had a weighted average effective duration of 3.8 years and an average “A-” credit rating. It is currently split between corporate (72.1%) and government (27.7%) assets, and commercial mortgage and asset-backed (0.2%) assets, with an average yield of 5.7%.
Ratings
Ategrity Specialty and Ategrity Ltd both currently hold an “A-” (Excellent) (Outlook Stable) financial strength rating from A.M. Best, which rates insurance companies based on factors of concern to policyholders. A.M. Best currently assigns 16 ratings to insurance companies, which range from “A++” (Superior) to “S” (Rating Suspended). “A-“ (Excellent) is the fourth highest rating. When assessing a company’s financial and operational performance, A.M. Best examines several key factors, including profitability, leverage, and liquidity. Additionally, they review the company’s book of business, the adequacy and reliability of its reinsurance, the quality and estimated market value of its assets, the adequacy of its loss and loss expense reserves, the adequacy of its surplus, its capital structure, the experience and competence of its management, and its market presence. A.M. Best’s ratings represent its opinion on an insurance company’s financial strength, operational performance, and ability to fulfill its obligations to policyholders. These evaluations are not directed to purchasers of an insurance company’s securities.
Competition
The specialty property and casualty industry is highly competitive. We compete with domestic and international insurers, managing general agents and program administrators. We may also compete with new market entrants in the future. Additionally, we may begin to compete against new competitors as we explore new verticals and business lines. Competition is based on many factors, including the perceived financial strength of the insurer, pricing, other terms and conditions, services provided, the speed of claims payments, the reputation and experience of the insurer, reputation and experience of the members of the underwriting and claims teams, and the ratings assigned by independent rating organizations such as A.M. Best, among others. Given the focus on targeted areas and specialized underwriting, certain competitors may be specific to only one or two of our areas of focus.
Today our primary competition in the E&S sector includes Kinsale Capital Group, Inc., RLI Corp., Markel Corporation, and W.R. Berkley Corporation. In identifying the listed companies as some of our competitors, we considered factors such as the amount of premiums written by such companies, the business mix of such companies and such companies’ reputation within the E&S space.
Human capital management
As of March 31, 2025, we had 175 employees across a number of different functions including underwriting, claims, technology, finance, actuarial, and legal. Our success is deeply rooted in the experience, dedication, and innovation of our employees. We prioritize recruiting and retaining top talent through comprehensive benefits packages, attractive compensation, and a supportive work environment that fosters professional growth and development. We recognize that a diverse workplace enhances creativity and decision-making and embrace our employees’ differences in knowledge and life experience. We believe that our top-tier talent plays a significant role in our unique culture, reputation, and achievements. By investing in our people, we ensure that our teams remain agile and responsive to the evolving needs of our clients, thereby driving sustainable growth and long-term value for our stockholders.
We provide and maintain a comprehensive benefits package focused on preserving the well-being of our talent, which includes medical, dental, and vision insurance; a 401(k) plan; paid time off; family leave; and various other ancillary benefits. We have a performance review framework for our employees, allowing us to offer competitive compensation relative to performance.
Our compensation structure is designed to align our teams with the long-term success and goals of our organization. We are deeply committed to fostering long-term career paths to grow and develop our talent.
Facilities
We have office space located in New York, New York and Scottsdale, Arizona. We do not own any real estate property. We believe our existing facilities are sufficient for our current needs.
Legal proceedings
We are subject to routine legal proceedings in the normal course of operating our insurance business. We are not currently involved in any legal proceedings which reasonably could be expected to have a material adverse effect on our business, results of operations, or financial condition.

Regulation
Insurance regulation
Our insurance business is subject to regulation and supervision in each of the U.S. jurisdictions in which it conducts business as well as in Bermuda. U.S. state insurance laws and regulations generally are designed to protect the interests of policyholders, consumers, and claimants rather than stockholders or other investors. The nature and extent of state regulation varies by jurisdiction, and state insurance regulators generally have broad administrative power relating to, among other matters, setting capital and surplus requirements, licensing of insurers, insurance producers and adjusters, review and approval of product forms and rates, establishing standards for reserve adequacy, prescribing statutory accounting methods and the form and content of statutory financial reports, regulating certain transactions with affiliates, and prescribing types and amounts of investments.
Restrictions on cancellation, non-renewal, or withdrawal
Many U.S. states have laws and regulations that limit the ability of an insurance company licensed by that state to exit a market. Some states prohibit an insurer from withdrawing from one or more lines of business in the state except pursuant to a plan approved by the state insurance regulator, which may disapprove a plan that may lead to market disruption. Some state statutes may explicitly or by interpretation apply these restrictions to insurers operating on a surplus lines basis.
Licensing of our employees and adjustors
Licensing
Ategrity Specialty is organized and domiciled in the state of Delaware and is authorized (licensed) in the State of Delaware to transact certain lines of property and casualty insurance. This license is in good standing and, pursuant to applicable Delaware laws and regulations, will continue in force unless otherwise suspended, revoked, or otherwise terminated, subject to certain conditions, including the filing of an annual registration statement with the Delaware Department of Insurance (“Delaware DOI”).
Ategrity Specialty currently operates on a surplus lines basis in 48 states and the District of Columbia. While Ategrity Specialty is not required to apply for and maintain a license in those states (with the exception of Delaware, its domiciliary state), it is subject to maintaining suitability standards or approval under each particular state’s surplus lines laws to be included as an approved surplus lines carrier. In states in which it operates on a surplus lines basis, Ategrity Specialty has freedom of rate and form on the majority of its business. This means that Ategrity Specialty can implement a change in policy form, underwriting guidelines, or rates for a product on an immediate basis without regulatory approval.
All insurance is written through licensed agents and brokers. In states in which we operate on a non-admitted basis, general agents and their retail insurance brokers may be required to certify that a certain number of licensed admitted insurers had been offered and declined to write a particular risk prior to placing that risk with us.
Insurance holding company regulation
We are subject to the insurance holding company laws of Delaware, which require Ategrity Specialty to register with the Delaware DOI and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management, or financial condition of Ategrity Specialty. These statutes also provide that all transactions among members of a holding company system must be fair and reasonable and, if material or of specified types, such transactions require prior notice and approval or non-disapproval by the Delaware DOI.
Changes of control
Before a person can acquire control of a U.S. domestic insurer, prior written approval must be obtained from the insurance commissioner of the state where the insurer is domiciled, or the acquiror must request an exemption from the Form A filing and approval requirements or a determination of non-control (each, an “Exemption Request”) or file a Disclaimer with the insurance department of such state and obtain approval thereon. Since Ategrity Specialty is domiciled in the state of Delaware, the insurance laws and regulations of Delaware would be applicable to any proposed acquisition of control of Ategrity Specialty. Under applicable Delaware insurance laws and regulations, no person may acquire control of a domestic insurer until written approval is obtained from the state insurance commissioner following a public hearing on the proposed acquisition. Such approval would be contingent upon the state insurance commissioner’s consideration of a number of factors, including, among others, the financial strength of the proposed acquiror, the integrity and management of the acquiror’s board of directors and executive officers, the acquiror’s plans for the future operations of the domestic insurer, and any anti-competitive results that may arise from the consummation of the acquisition of control.
Delaware law provides that control over a Delaware domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten percent or more of the voting securities of the domestic insurer. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. The Delaware DOI, however, may find that “control” exists in circumstances in which a person owns or controls less than ten percent of the voting securities of the domestic insurer.
Delaware insurance laws and regulations pertaining to changes of control would apply to both the direct and indirect acquisition of ten percent or more of the voting stock of a Delaware-domiciled insurer (or potentially of less than ten percent of the voting stock if there is other indicia of control). Accordingly, the acquisition of ten percent or more of our common stock would be considered an indirect change of control of Ategrity Specialty and would trigger the applicable change of control filing requirements under Delaware insurance laws and regulations, absent the filing of an Exemption Request or Disclaimer and its acceptance by the Delaware DOI. These requirements may discourage potential acquisition proposals and may delay, deter, or prevent a change of control of us, including through transactions that some or all of our stockholders might consider to be desirable.
Restrictions on paying dividends
Substantially all of our operations are conducted through our wholly-owned insurance and service company subsidiaries. Consequently, our ability to pay dividends to stockholders and meet our debt payment obligations is largely dependent on dividends and other distributions from Ategrity Specialty and our other operating companies. Ategrity Specialty’s ability to pay dividends is restricted under the insurance laws and regulations of its domiciliary state and dividends from sources other than earned surplus may not be declared or paid from any source without the Delaware DOI’s prior approval. Earned surplus refers to an amount equal to the unassigned funds of Ategrity Specialty as set forth in its most recent annual statement submitted to the Delaware DOI, including all or part of the surplus arising from unrealized capital gains or revaluation of assets. Under the insurance laws of Delaware, an insurer may make an ordinary dividend if its surplus as regards policyholders is reasonable in relation to the insurer’s outstanding liabilities and is adequate to its financial needs. Dividends in larger amounts, or extraordinary dividends, are subject to approval by the Delaware DOI. An extraordinary dividend or distribution is defined as a dividend or distribution that, in the aggregate in any 12-month period, exceeds the greater of (i) 10% of surplus as regards policyholders as of the preceding December 31, or (ii) the insurer’s net income for such 12-month period, not including realized capital gains. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources”.
Insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels, and there is no assurance that dividends of the maximum amounts calculated under any applicable formula would be permitted. State insurance regulatory authorities that have jurisdiction over the payment of dividends by our insurance company subsidiary may in the future adopt statutory provisions, or impose additional constraints more restrictive than those currently in effect.
Investment regulation
Ategrity Specialty is subject to Delaware laws that require diversification of our investment portfolios and prescribe limits on the kind, quality, and concentration of investments. Surpassing the investment limitations set forth under Delaware law, Ategrity Specialty has received consent from the Delaware DOI to invest up to 15% of the assets of Ategrity Specialty in the Utility Limited Partnership. Failure to comply with these laws and regulations would cause nonconforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require us to sell those investments.
State legislative and regulatory activity
From time to time, increased scrutiny has been placed upon the insurance regulatory framework, including licensing of employees, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance companies. In addition to legislative initiatives of this type, insurance regulators, and the NAIC, a standard-setting association of state insurance regulators, are continuously involved in a process of reexamining existing laws and regulations and their application to insurance companies. The NAIC also establishes statutory accounting and reporting standards and drafts model insurance laws and regulations for adoption by the states.
As part of its solvency modernization efforts, the NAIC adopted the Risk Management and Own Risk and Solvency Assessment Model Act (the “ORSA Model Act”), which has been enacted in Delaware. The ORSA Model Act requires insurance companies to assess the adequacy of their and their group’s risk management and current and future solvency position. Under the ORSA Model Act, an insurer must undertake an internal risk management review no less often than annually (but also at any time when there are significant changes to the risk profile of the insurer or its insurance group), in accordance with the NAIC’s ORSA Guidance Manual, and prepare a confidential summary report (“ORSA Report”) assessing the adequacy of the insurer’s risk management and capital in light of its current and future business plans. The ORSA Report is filed with a company’s lead state regulator and is available to other domiciliary regulators within the holding company system.
Also, in furtherance of its solvency modernization efforts, the NAIC adopted the Corporate Governance Annual Disclosure Model Act and Model Regulation, which has been enacted in Delaware and requires an insurer to provide an annual disclosure regarding its corporate governance practices to its lead state and/or domestic regulator.
In addition, in December 2020, the NAIC adopted a group capital calculation tool (“GCC”) to provide U.S. regulators with a method to aggregate the available capital and the minimum capital of each entity in a group in a way that applies to all groups regardless of their structure. In connection with the GCC, the NAIC also adopted changes to the Insurance Holding Company System Regulatory Model Act and Regulation, which have been enacted in Delaware, to require, subject to certain exemptions, the ultimate controlling person of every insurer subject to the holding company registration requirement to file an annual GCC with its lead state. The GCC uses an RBC aggregation methodology for all entities within an insurance holding company system group, including non-U.S. entities.
Additionally, in response to the growing threat of cyber-attacks in the insurance industry, certain jurisdictions have begun to consider new cybersecurity measures, including the adoption of cybersecurity regulations which, among other things, would require insurance companies to establish and maintain a cybersecurity program and implement and maintain cybersecurity policies and procedures. On October 24, 2017, the NAIC adopted its Insurance Data Security Model Law, which has been enacted in Delaware, intended to serve as model legislation for states to enact in order to govern cybersecurity and data protection practices of insurers, insurance agents and other licensed entities registered under state insurance laws.
Federal regulation
Although the federal government generally has not directly regulated the business of insurance except for certain areas of the market, such as insurance for flood, nuclear, and terrorism risks, federal initiatives often affect the insurance industry in a variety of ways. The U.S. federal government’s oversight of the insurance industry was expanded under the Dodd-Frank Act, which, among other things, established the Federal Insurance Office (the “FIO”). The FIO performs various functions with respect to insurance, including the submission of reports to

Congress that could ultimately lead to changes in the regulation of insurers and reinsurers in the U.S., although the FIO has no express regulatory authority over insurance companies or other insurance industry participants.
The Dodd-Frank Act also incorporated the Nonadmitted and Reinsurance Reform Act of 2010 (“NRRA”), which became effective on July 21, 2011, and establishes national uniform standards on how states may regulate and tax surplus lines insurance. In particular, the NRRA gives regulators in the home state of an insured exclusive authority to regulate and tax surplus lines insurance transactions. In August 2023, the NAIC adopted revisions to its Nonadmitted Insurance Model Act intended to implement the changes to the regulation of surplus lines insurance resulting from the NRRA.
In addition, a number of federal laws affect and apply to the insurance industry, including various privacy laws and the economic and trade sanctions implemented by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury. OFAC maintains and enforces economic sanctions against certain foreign countries and groups and prohibits U.S. persons from engaging in certain transactions with certain persons or entities. OFAC has imposed civil penalties on persons, including insurance and reinsurance companies, arising from violations of its economic sanctions program.
Credit for reinsurance
State insurance laws permit U.S. insurance companies, as ceding insurers, to take financial statement credit for reinsurance that is ceded, so long as the assuming reinsurer satisfies the state’s credit for reinsurance laws. In general, credit for reinsurance is allowed if the assuming reinsurer is licensed or “accredited” in the state in which the ceding insurer is domiciled or maintains certain types of qualifying collateral.
The FIO and the Office of the U.S. Trade Representative exercised their authority under the Dodd-Frank Act and entered into a “covered agreement” with the European Union, as well as a similar “covered agreement” with the United Kingdom, which established standards on collateral requirements for reinsurance, insurance group supervision and confidentiality. In 2019, the NAIC adopted amendments to its Credit for Reinsurance Model Law to implement the reinsurance collateral provisions of the covered agreements, eliminating reinsurance collateral requirements for qualifying reinsurers domiciled in jurisdictions subject to an in-force covered agreement. The amended Credit for Reinsurance Model Law, which has been adopted in all U.S. states, including Delaware, also extends the zero reinsurance collateral provisions in the covered agreements to qualified reinsurers that have been approved as a “certified reinsurer” or “reciprocal jurisdiction reinsurer” and to qualified reinsurers that are domiciled in a U.S. jurisdiction that is accredited by the NAIC or in a non-U.S. jurisdiction that has not entered into a covered agreement with the U.S. but which is designated as a “reciprocal jurisdiction” by the NAIC. The NAIC list of reciprocal jurisdictions includes Bermuda, Japan, and Switzerland. Our Bermuda Subsidiary submitted an application with the Delaware Department to be approved as a “reciprocal jurisdiction reinsurer” in Delaware.
Periodic financial and market conduct examinations
The Delaware DOI, Ategrity Specialty’s domiciliary state insurance regulator, is authorized to conduct on-site visits and examinations of the affairs of Ategrity Specialty, including its financial condition, its relationships and transactions with affiliates and its dealings with policyholders, every three to five years, and may conduct special or targeted examinations to address particular concerns or issues at any time. Insurance regulators of other states in which we do business in the future also may conduct examinations. The results of these examinations can give rise to regulatory orders requiring remedial, injunctive, or other corrective action. Insurance regulatory authorities have broad administrative powers to restrict or revoke licenses to transact business and to levy fines and monetary penalties against insurers and insurance agents and brokers found to be in violation of applicable laws and regulations.
Trade practices
The manner in which insurance companies and insurance agents and brokers conduct the business of insurance is regulated by state statutes in an effort to prohibit practices that constitute unfair methods of competition or unfair or deceptive acts or practices. Prohibited practices include, but are not limited to, disseminating false information or advertising, unfair discrimination, rebating, and false statements. We set business conduct policies and provide training to make our employee-producers aware of these prohibitions, and we require them to conduct their activities in compliance with these statutes.
Unfair claims practices
Generally, insurance companies, adjusting companies, and individual claims adjusters are prohibited by state statutes from engaging in unfair claims practices on a flagrant basis or with such frequency to indicate a general business practice. Unfair claims practices include, but are not limited to, misrepresenting pertinent facts or insurance policy provisions; failing to acknowledge and act reasonably promptly upon communications with respect to claims arising under insurance policies; and attempting to settle a claim for less than the amount to which a reasonable person would have believed such person was entitled. We set business conduct policies and provide training to make our employee-producers aware of these prohibitions, and we require them to conduct their activities in compliance with these statutes.
Quarterly and annual financial reporting
Our insurance company subsidiary is required to file quarterly and annual financial reports with state insurance regulators using SAP rather than GAAP. In keeping with the intent to assure policyholder protection, SAP emphasizes solvency considerations. For a summary of the significant differences for our insurance company subsidiary between SAP and GAAP, see Note 19, “Statutory Matters,” to our consolidated financial statements included in this prospectus.
Risk-based capital
Risk-based capital (“RBC”) laws are designed to assess the minimum amount of capital that an insurance company needs to support its overall business operations and to ensure that it has an acceptably low expectation of becoming financially impaired. State insurance regulators use RBC to set capital requirements, considering the size and degree of risk taken by the insurer and taking into account various risk factors including asset risk, credit risk, underwriting risk and interest rate risk. As the ratio of an insurer’s total adjusted capital and surplus decreases relative to its risk-based capital, the RBC laws provide for increasing levels of regulatory intervention culminating with mandatory control of the operations of the insurer by the domiciliary insurance department at the so-called mandatory control level.
Delaware has largely adopted the model legislation promulgated by the NAIC pertaining to RBC and requires annual reporting by Delaware-domiciled insurers to confirm that the minimum amount of RBC necessary for an insurer to support its overall business operations has been met. Delaware-domiciled insurers falling below a calculated threshold may be subject to varying degrees of regulatory action, including supervision, rehabilitation, or liquidation by the Delaware DOI. Failure to maintain our risk-based capital at the required levels could adversely affect the ability of Ategrity Specialty to maintain the regulatory authority necessary to conduct our business. See “Risk factors—Risks related to the regulatory environment—We are subject to extensive regulation, which may adversely affect our ability to achieve our business objectives. In addition, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.”
IRIS ratios
The NAIC IRIS is part of a collection of analytical tools designed to provide state insurance regulators with an integrated approach to screening and analyzing the financial condition of insurance companies operating in their respective states. IRIS is intended to assist state insurance regulators in targeting resources to those insurers in greatest need of regulatory attention. IRIS consists of two phases: statistical and analytical. In the statistical phase, the NAIC database generates key financial ratio results based on financial information obtained from insurers’ annual statutory statements. The analytical phase is a review of the annual statements, financial ratios, and other automated solvency tools. The primary goal of the analytical phase is to identify companies that appear to require immediate regulatory attention. A ratio result falling outside the usual range of IRIS ratios is not considered a failing result; rather, unusual values are viewed as part of the regulatory early monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have several ratios with results outside the usual ranges. An insurance company may fall out of the usual range for one or more ratios because of specific transactions that are in themselves immaterial.
Bermuda insurance regulation
Insurance regulation generally
The Insurance Act 1978, as amended, and related rules and regulations (the “Insurance Act”), provides that no person shall carry on insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority (the “BMA”). The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise.
The continued registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the BMA may impose at any time. The Insurance Act also grants to the BMA powers to supervise, investigate, and intervene in the affairs of insurance companies.
The Insurance Act does not distinguish between insurers and reinsurers: companies are registered (licensed) under the Insurance Act as “insurers” (although in certain circumstances a condition to registration may be imposed to the effect that the company may carry on only reinsurance business). The Insurance Act uses the defined term “insurance business” to include reinsurance business. References herein to insurance companies include reinsurance companies.
Ategrity Ltd is registered as a Class 3A general business insurer.
The Insurance Act imposes on Bermuda insurance companies’ solvency and liquidity standards, as well as auditing and reporting requirements.
Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.
Classifications as a Class 3A insurer
A body corporate is registrable as a Class 3A insurer where (i) 50% or more of its net premiums written, or (ii) 50% or more of its net loss and loss expense provisions, represent unrelated business and its total net premiums written from unrelated business are less than $50,000,000.
Minimum paid-up share capital
As a Class 3A insurer, Ategrity Ltd is required to maintain fully paid-up share capital of at least $120,000.
Principal representative and principal office
As a Class 3A insurer, Ategrity Ltd is required to maintain a principal office and to appoint and maintain a principal representative in Bermuda. For the purposes of the Insurance Act, the principal office of Ategrity Ltd is located at Point House 6 Front Street Hamilton HM 11 Bermuda and Aon Insurance Managers (Bermuda) Ltd. serves as its principal representative.
It is the duty of the principal representative to forthwith notify the BMA where the principal representative reaches the view that there is a likelihood of the insurer (for which the principal representative acts) becoming insolvent, or on it coming to the knowledge of the principal representative, or the principal representative having reason to believing that a reportable “event” has occurred. Examples of a reportable “event” include a failure by the insurer to comply substantially with a condition imposed upon it by the BMA relating to a solvency margin or a liquidity or other ratio, a significant loss reasonably likely to cause the insurer to fail to comply with its enhanced capital requirement (discussed below) and the occurrence of a “material change” (as such term is defined under the Insurance Act) in its business operations. Within 14 days of such notification to the BMA, the principal representative must furnish the BMA with a written report setting out all the particulars of the case that are available to the principal representative.
Head office
A Class 3A insurer shall maintain its head office in Bermuda. In determining whether the insurer satisfies this requirement, the BMA shall consider, inter alia, the following factors: (i) where the underwriting, risk management, and operational decision-making of the insurer occurs; (ii) whether the presence of senior executives who are responsible for, and involved in, the decision-making related to the insurance business of the insurer are located in Bermuda; and (iii) where meetings of the board of directors of the insurer occur. In making its determination, the BMA may also have regard to (a) the location where management of the insurer meets to effect policy decisions of the insurer; (b) the residence of the officers, insurance managers, or employees of the insurer; and (c) the residence of one or more directors of the insurer in Bermuda.
Loss reserve specialist
As a Class 3A insurer, Ategrity Ltd is required to appoint an individual approved by the BMA to be its loss reserve specialist. In order to qualify as an approved loss reserve specialist, the applicant must be an individual qualified to provide an opinion in accordance with the requirements of the Insurance Act and the BMA must be satisfied that the individual is fit and proper to hold such an appointment.
As a Class 3A insurer, Ategrity Ltd is required to submit annually an opinion of its approved loss reserve specialist with its capital and solvency return with respect to its total general business insurance technical provisions (i.e. the aggregate of its net premium provisions, net loss and loss expense provisions, and risk margin, as each is reported in the insurer’s statutory economic balance sheet). The loss reserve specialist’s opinion must state, among other things, whether or not the aggregate amount of technical provisions shown in the statutory economic balance sheet as at the end of the relevant financial year (i) meets the requirements of the Insurance Act, and (ii) makes reasonable provision for the total technical provisions of the insurer under the terms of its insurance contracts and agreements.
Annual financial statements and returns
Ategrity Ltd must prepare and submit, on an annual basis, audited GAAP financial statements and audited statutory financial statements.
As a Class 3A insurer, Ategrity Ltd is also required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended with the approval of the BMA). The statutory financial return of a Class 3A insurer shall consist of (i) an insurer information sheet, (ii) an auditor’s report, (iii) the statutory financial statements, and (iv) notes to the statutory financial statements.
In addition, each year the insurer is required to file with the BMA a capital and solvency return along with its annual statutory financial return. The prescribed form of capital and solvency return comprises the insurer’s Bermuda Solvency Capital Requirement (“BSCR”) model or an approved internal capital model in lieu thereof, together with schedules as prescribed by the Insurance (Prudential Standards) (Class 3A Solvency Requirement) Rules 2011, as amended from time to time.
Neither the statutory financial return nor the capital and solvency return is available for public inspection.
Declaration of compliance
At the time of filing its statutory financial statements, a Class 3A insurer is also required to deliver to the BMA a declaration of compliance, in such form and with such content as may be prescribed by the BMA, declaring whether or not the Class 3A insurer has, with respect to the preceding financial year (i) complied with all requirements of the minimum criteria applicable to it; (ii) complied with the minimum margin of solvency as at its financial year end; (iii) complied with the applicable enhanced capital requirements as at its financial year end; and (iv) complied with applicable conditions, directions, and restrictions imposed on, or approvals granted to, the Class 3A insurer; and (v) complied with the minimum liquidity ratio for general business as at its financial year end.
Public disclosures
Pursuant to the Insurance Act, all commercial insurers and insurance groups are required to prepare and file with the BMA and also publish on their website, a financial condition report. The BMA has the discretion to approve modifications and exemptions to the public disclosure rules, on application by the insurer if, among other things, the BMA is satisfied that the disclosure of certain information will result in a competitive disadvantage or compromise confidentiality obligations of the insurer.
Independent approved auditor
Ategrity Ltd has appointed Ernst & Young Ltd.—Bermuda as its independent auditor. The independent auditor will audit and report on Ategrity Ltd’s GAAP financial statements and statutory financial statements, each of which are required to be filed annually with the BMA.
Non-insurance business
No Class 3A insurer may engage in non-insurance business unless that non-insurance business is ancillary to its core business. Non-insurance business means any business other than insurance business and includes carrying on investment business, managing an investment fund as an operator, carrying on business as a fund administrator, carrying on banking business, underwriting debt or securities, or otherwise engaging in investment banking, engaging in commercial or industrial activities, and carrying on the business of management, sales, or leasing of real property.
Minimum liquidity and solvency ratios
Ategrity Ltd is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable, funds held by ceding reinsurers, and any other assets which the BMA, on application in any particular case made to it with reasons, accepts in that case. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate, and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income taxes and letters of credit, guarantees, and other instruments.
In addition, Ategrity Ltd is also required to ensure that the value of its statutory assets exceed the value of its statutory liabilities by an amount greater than its prescribed minimum solvency margin (“MSM”) and to maintain available statutory economic capital and surplus at a level equal to or in excess of its enhanced capital requirement (“ECR”) which is established by reference to either the prescribed Bermuda model or an approved internal capital model.
Failure to meet any of these minimum requirements are reportable events.
Codes of conduct
The Insurance Code of Conduct (the “Code”) prescribes the duties, standards, procedures, and sound business principles with which all insurers registered under the Insurance Act must comply. The BMA will assess an insurer’s compliance with the Code in a proportional manner relative to the nature, scale, and complexity of its business. Failure to comply with the requirements of the Code will be taken into account by the BMA in determining whether an insurer is conducting its business in a sound and prudent manner as prescribed by the Insurance Act, may result in the BMA exercising its powers of intervention and investigation (see below) and will be a factor in calculating the operational risk charge under the insurer’s applicable capital model.
In addition to ensuring adherence to the Code, the BMA has recognized that cyber incidents can cause significant financial losses and/or reputational impacts across the insurance industry and has implemented the Insurance Sector Operational Cyber Risk Management Code of Conduct (the “Cyber Risk Code”) to ensure that those operating in the Bermuda insurance sector can mitigate such risks. All Bermuda insurers are now required to develop a cyber risk policy which is to be delivered pursuant to an operational cyber risk management programme and appoint an appropriately qualified member of staff or outsourced resource to the role of Chief Information Security Officer.
Restrictions on dividends and distributions
Ategrity Ltd is prohibited from declaring or paying a dividend if it is in breach of its MSM, ECR, or minimum liquidity ratio or if the declaration or payment of such dividend would cause such a breach. Where an insurer fails to meet its MSM or minimum liquidity ratio on the last day of any financial year, it will be prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.
In addition, a Ategrity Ltd is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the BMA an affidavit signed by at least two directors (one of whom must be a Bermuda resident director if any of the insurer’s directors are resident in Bermuda) and the principal representative stating that it will continue to meet its solvency margin and minimum liquidity ratio. Where such an affidavit is filed, it shall be available for public inspection at the offices of the BMA.
Reduction of capital
Ategrity Ltd may not reduce its total statutory capital by 15% or more, as set out in its previous year’s financial statements, unless it has received the prior approval of the BMA. Total statutory capital consists of the insurer’s paid-in share capital, its contributed surplus (sometimes called additional paid-in capital) and any other fixed capital designated by the BMA as statutory capital (such as letters of credit).
A Class 3A insurer seeking to reduce its statutory capital by 15% or more, as set out in its previous year’s financial statements, is also required to submit an affidavit signed by at least two directors (one of whom must be a Bermuda resident director if any of the insurer’s directors are resident in Bermuda) and the principal representative stating that the proposed reduction will not cause the insurer to fail its relevant margins and such other information as the BMA may require. Where such an affidavit is filed, it shall be available for public inspection at the offices of the BMA.
Policyholder priority
In the event of a liquidation or winding up of an insurer, policyholders’ liabilities receive prior payment ahead of general unsecured creditors. Subject to the prior payment of preferential debts under the Employment Act 2000 and the Companies Act, the insurance debts of an insurer must be paid in priority to all other unsecured debts of the insurer. “Insurance debt” is defined as a debt to which an insurer is or may become liable pursuant to an insurance contract, excluding debts owed to an insurer under an insurance contract where the insurer is the person insured. “Insurance contract” is defined as any contract of insurance, capital redemption contract, or a contract that has been recorded as insurance business in the financial statements of the insurer pursuant to the Insurance Accounts 1980 or the Insurance Account Rules 2016, as applicable.
Fit and proper controllers
The BMA maintains supervision over the controllers of all registered insurers in Bermuda.

A controller includes (i) the managing director of the registered insurer or its parent company; (ii) the chief executive of the registered insurer or of its parent company; (iii) a shareholder controller; and (iv) any person in accordance with whose directions or instructions the directors of the registered insurer or of its parent company are accustomed to act.
The definition of shareholder controller is set out in the Insurance Act but generally refers to (i) a person who holds 10% or more of the shares carrying rights to vote at a shareholders’ meeting of the registered insurer or its parent company, or (ii) a person who is entitled to exercise 10% or more of the voting power at any shareholders’ meeting of such registered insurer or its parent company, or (iii) a person who is able to exercise significant influence over the management of the registered insurer or its parent company by virtue of its shareholding or its entitlement to exercise, or control the exercise of, the voting power at any shareholders’ meeting.
All shareholder controllers are required to provide notice of becoming or ceasing to be such a controller to the BMA. Any person who contravenes the Insurance Act by failing to give notice or knowingly becoming a controller of any description before the required time period has elapsed is guilty of an offence and liable to a fine of $25,000 on summary conviction.
The BMA may file a notice of objection to any person who has become a controller of any description where it appears that such person is not, or is no longer, a fit and proper person to be a controller of the registered insurer. Before issuing a notice of objection, the BMA is required to serve upon the person concerned a preliminary written notice stating the BMA’s intention to issue a formal notice of objection. Upon receipt of the preliminary written notice, the person served may, within 28 days, file written representations with the BMA which shall be taken into account by the BMA in making its final determination. Any person who continues to be a controller of any description after having received a notice of objection shall be guilty of an offence and shall be liable on summary conviction to a fine of $25,000 (and a continuing fine of $500 per day for each day that the offence is continuing) or, if convicted on indictment, to a fine of $100,000 and/or 2 years in prison.
Notification by registered person of change of controllers and officers
All registered insurers are required to give written notice to the BMA of the fact that a person has become, or ceased to be, a controller or officer of the registered insurer within 45 days of becoming aware of such fact. An officer in relation to a registered insurer means a director, chief executive, or senior executive performing duties of underwriting, actuarial, risk management, compliance, internal audit, finance, or investment matters.
Certain other Bermuda law considerations
All Bermuda “exempted companies” are exempt from certain Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians. However, exempted companies may not participate in certain business transactions, including (1) the acquisition or holding of land in Bermuda except that required for their business and held by way of lease or tenancy for a term not exceeding more than 50 years or, with the consent of the Minister granted in his discretion, land to provide accommodation or recreational facilities for officers and employees of the company for a term not exceeding 21 years, (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister, (3) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or securities issued by Bermuda public authorities, or (4) the carrying on of business of any kind in Bermuda, except in furtherance of business carried on outside Bermuda or under license granted by the Minister. Generally, it is not permitted without a special license granted by the Minister to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.
All Bermuda companies must comply with the provisions of the Companies Act regulating the payment of dividends and the making of distributions from contributed surplus. A company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company’s assets would thereby be less than its liabilities.

Under the ES Requirements, each entity resident in Bermuda that carries on a “relevant activity” is required to comply with the economic substance requirements under the ES Requirements unless resident for tax purposes in a jurisdiction outside Bermuda that is not on the EU list of non-cooperative jurisdictions for tax purposes. Engaging in insurance business in accordance with the Insurance Act constitutes a “relevant activity”.
In relation to carrying on the relevant activity of insurance, compliance with the ES Requirements also requires compliance with requirements in the Companies Act relating to corporate governance and requirements of the Insurance Act and other instruments (including the Code) made thereunder. The Registrar of Companies will have regard to an insurer’s compliance with the Insurance Act and the Companies Act in his assessment of compliance with economic substance requirements and on the basis that an insurer complies with such requirements, the insurer will generally be considered to operate in Bermuda with adequate substance. An insurer will be required to complete and file a declaration form, and the Registrar of Companies will also have regard to the information provided in the declaration form in making his assessment of compliance with economic substance requirements.
Ategrity Ltd may also be subject to change in tax laws resulting from the Organisation of Economic Co-operation and Development (“OECD”) and/or European Union tax initiatives to the extent that such or similar tax legislation is enacted or otherwise adopted by Bermuda. For example, the OECD, together with the G20 countries, has committed to reduce perceived abusive global tax avoidance, referred to as base erosion and profit shifting (“BEPS”). As part of this commitment, in December 2021, the OECD issued model rules aimed at implementing a global minimum corporate tax rate of 15%. Bermuda has signed on to the BEPS inclusive framework. In response to the framework, Bermuda adopted the Corporate Income Tax Act 2023 (the “CIT Act”) on December 27, 2023.
Entities subject to tax under the CIT Act will be Bermuda constituent entities of multi-national groups with respect to fiscal years beginning on or after January 1, 2025, notwithstanding any assurances that may have been provided pursuant to the Exempted Undertakings Tax Protection Act 1966. A multi-national group is defined under the CIT Act as a group with entities in more than one jurisdiction with consolidated revenues of at least EUR 750 million for two of the four previous fiscal years. If Bermuda constituent entities of a multi-national group are subject to tax under the CIT Act, such tax is charged at a rate of 15% of the net income of such constituent entities (as determined in accordance with the CIT Act, including after adjusting for any relevant foreign tax credits applicable to the Bermuda constituent entities).
Ategrity is still evaluating whether the CIT Act will be applicable to Ategrity Ltd and, if applicable, the extent to which the impact of any Bermuda corporate income tax could be offset by any tax credits available under Part 4 of the CIT Act. The CIT Act could, if applicable to Ategrity Ltd or any subsidiary of Ategrity that is incorporated or has a permanent establishment in Bermuda, increase taxes payable by Ategrity and adversely affect Ategrity’s financial condition.
Additionally, in response to other European Union and OECD initiatives, the Economic Substance Act 2018 and the Economic Substance Regulations 2018 were adopted in Bermuda. As an insurance company, Ategrity Ltd conducts a relevant activity and will be subject to the ES Requirements. As a result, Ategrity Ltd may be required to change or increase our business operations in Bermuda in order to meet the new requirements, which may adversely affect Ategrity’s operations or financial condition.
Ategrity Ltd may also be subject to the Personal Information Protection Act 2016 (“PIPA”), which is the principal Bermuda legislation regulating the right to personal informational privacy, to the extent that it uses personal information in Bermuda. In December 2016, PIPA sections relating generally to the establishment, staffing, funding, and general powers of the Privacy Commissioner came into force and in January 2020, a Privacy Commissioner was appointed. On January 1, 2025, PIPA was fully implemented. PIPA applies to every organization (which includes any individual, entity or public authority) that uses personal information in Bermuda where that personal information is used by automated or other means which form, or are intended to form, part of a structured filing system. For the purposes of PIPA, “personal information” means any information about an identified or identifiable individual (meaning a natural person), and “use” or “using” are very broadly defined and effectively include possessing or carrying out any operation on personal information.

Management
Directors, director nominees, and executive officers
Set forth below are the names, ages, and positions of our directors, director nominees, and executive officers as of the date of this prospectus. The director nominees are expected to become members of our Board of Directors upon consummation of this offering.
Name	Age	Position
Justin Cohen	50	Chief Executive Officer, Director
Chris Schenk	43	President, Chief Underwriting Officer
Neelam Patel	47	Chief Financial Officer
Stuart J. Zimmer	56	Director, Chair
Tom Hulst	59	Director
William Mercer	56	Director Nominee
Robert C. Merton, Ph.D.	80	Director Nominee
Mitchell Pressman	60	Director Nominee
John (Jack) L. Sennott, Jr.	59	Director Nominee
Justin Cohen has served as our Chief Executive Officer since January 2023, and as one of our directors since December 2021, bringing over 25 years of experience in the insurance and financial services sectors. Before that, Mr. Cohen served as our Deputy Chief Executive Office since December 2021. He began his career at Donaldson, Lufkin & Jenrette as an investment banker focused on the insurance industry, specializing in mergers & acquisitions, public offerings, merchant banking, and insurance-linked securities. He later joined Capital Z Partners, where he worked on the demutualization and operational turnaround of British Marine Insurance, as well as other holdings in the insurance, banking, and financial technology sectors. Mr. Cohen subsequently joined Eton Park Capital Management, L.P., where he founded and operated Epoch Re, a reinsurer established after Hurricane Katrina, and where he was responsible for investments in insurance and financial services. He then founded Roundfield Financial, an investment management firm dedicated to the insurance and financial services sectors, where he served as Chief Executive Officer with backing from Steinhardt Management. Mr. Cohen has also served as a member of the Board of Managers of various operating subsidiaries of ZFSG. He was previously on the Board of Managers of Carrick Specialty Holdings LLC, for which he led the sale of the company in December 2023. Additionally, he has served as Head of Financials at the Investment Manager since 2020, during which time he has led the firm’s investments in the insurance and financial services sectors. He graduated summa cum laude from the University of Pennsylvania’s Management & Technology program in 1996, earning dual degrees in Insurance & Risk Management and Finance from The Wharton School and in Computer Science & Engineering. At the University of Pennsylvania, Mr. Cohen received an industry-sponsored scholarship award for innovation in insurance for developing web-based automated underwriting software as part of his engineering thesis.
We believe Mr. Cohen’s qualifications to serve on our Board of Directors include his over 25 years of experience in the insurance and financial services sectors.
Chris Schenk has served as our President since September 2024 and our Chief Underwriting Officer since December 2021, bringing 20 years of experience spanning public policy and insurance. Over the last 12 years, Mr. Schenk has held roles in underwriting management, data, and analytics and strategy. Prior to joining Ategrity in 2021, Mr. Schenk worked at Munich Re Specialty Insurance, where he was Head of Data and Analytics and led a team to deliver critical strategic and go-to-market capabilities for the launch of the new E&S insurance division of Munich Reinsurance. Before that, Chris held the position of Head of Pricing, Strategy, and Underwriting Analytics at Hiscox Insurance, where he led initiatives to modernize pricing capabilities, remediate underperforming lines and develop data-augmented underwriting models. Chris transitioned from an eight-year career in politics and public policy to pursue a Master’s in Finance and Economics at New York University in 2010 and changed sectors upon graduating.

Neelam Patel has served as our Chief Financial Officer since September 2024, bringing over 20 years of experience in financial leadership within the insurance industry. She joined Ategrity from W.R. Berkley, where she was Chief Financial Officer of Berkley One, contributing to significant growth and operational success over five years. Prior to that, Ms. Patel spent 18 years at Chubb Ltd., where she held various finance leadership positions across multiple divisions. Her expertise includes budgeting, forecasting, and financial reporting, with a strong focus on aligning strategic objectives with financial outcomes. Ms. Patel holds a Bachelor of Commerce in Accounting from Gujarat University and is a Certified Public Accountant in the state of Delaware.
Stuart J. Zimmer serves as Chair of our Board of Directors and has served as one of our directors since our founding in 2018. Mr. Zimmer has over 30 years of experience in the asset management industry. He is the Chief Executive Officer of ZFSG, an insurance and asset management firm. Mr. Zimmer is also the Portfolio Manager and Chief Executive Officer of the Investment Manager, ZFSG’s asset management subsidiary, which advises private funds and fixed income accounts. In the insurance space, in addition to Ategrity, ZFSG’s interests previously included Carrick Specialty Holdings LLC, a provider of reinsurance and run-off management solutions, which it sold in 2023. Mr. Zimmer started his career at Steinhardt Partners, known as one of the pioneer firms of the investment fund industry. At Steinhardt, Mr. Zimmer was a research analyst with a focus on energy investments, including electric and gas utilities. His experience at Steinhardt also included trading of equities, fixed income, currencies, and derivatives. In 1997, Mr. Zimmer launched the Absolute Return Utility & Infrastructure Fund and served as the Portfolio Manager to its predecessor investment manager. In 2013, Mr. Zimmer launched the Investment Manager, which continues to manage the Absolute Return Utility & Infrastructure Fund, and has over the years expanded its product offerings to include infrastructure, mid-cap, and real estate private funds as well as fixed income investment management services. Mr. Zimmer graduated Phi Beta Kappa from Harvard College with Honors in Mathematics in 1991, where he wrote his thesis under Robert C. Merton, the 1997 Nobel Laureate in Economics.
We believe Mr. Zimmer’s qualifications to serve on our Board of Directors include his over 30 years of experience in the asset management industry.
Tom Hulst has served as one of our directors since 2018. Mr. Hulst is the Chairman and CEO of the Ivy group of companies, a co-investment vehicle for Global Atlantic Financial Group which is focused on closed block life and pension risk transfer reinsurance. He is also the President and Founder of ReThink, a Bermuda based consulting firm, a non-executive director for several insurers, and a Vice Chairman of ABIC, the Association of Bermuda International Companies. From 2005 to 2015, Mr. Hulst was part of the founding management team of Ariel Reinsurance Company, serving as CEO from 2008−2015, through the sale of the business to Goldman Sachs in 2012 and subsequent spin-out of the Global Atlantic Financial Group. Prior to serving with Ariel Re, Mr. Hulst held progressively senior roles within the General Re Group from 1990−2005. Mr. Hulst graduated cum laude from the University of Michigan and received his M.B.A from the J.L Kellogg School of Management at Northwestern.
We believe Mr. Hulst’s qualifications to serve on our Board of Directors include his over 30 years of experience in the insurance and financial services sectors.
William Mercer is currently a director nominee and will become a member of our Board of Directors upon the completion of this offering. Mr. Mercer recently joined Stout Risius Ross, LLC (“Stout”), a global advisory firm, following the successful sale of DebtX Analytics, Inc. (“DebtX Analytics”) to Stout in November 2024. Prior to the sale, Mr. Mercer served as the Chief Executive Officer of DebtX Analytics, a financial advisory firm, from December 2022 to November 2024. From May 2007 to December 2022, Mr. Mercer served in a number of different capacities at The Debt Exchange, Inc., a technology-enabled loan sales and trading business, including initially as the Managing Director, Trading and then as Executive Vice President, Valuation and Analytics, where he was responsible for the strategic and operational oversight of the Loan Valuations and Analytics department. From December 2003 to April 2007, Mr. Mercer held positions of increasing responsibility at Sun Life Assurance Company of Canada (“Sun Life”), an insurance company in Canada. Mr. Mercer started his career at PaineWebber & Co. (now UBS) before transitioning into the insurance industry in April 1999 at Sun Life where he worked until February 2002. Prior to his return to Sun Life in December 2003, Mr. Mercer worked at John Hancock Life

Insurance Company (U.S.A.), an insurance company based in Boston, as an Investment Officer. Mr. Mercer graduated from Harvard University in 1991 and is a CFA Charterholder.
We believe Mr. Mercer’s qualifications to serve on our Board of Directors include his over 20 years of experience in the financial services industry.
Robert C. Merton, Ph.D. is currently a director nominee and will become a member of our Board of Directors upon the completion of this offering. Dr. Merton currently serves as the School of Management Distinguished Professor of Finance at MIT Sloan School of Management, a position he has held since 2010. He also currently serves as the John and Natty McArthur University Professor Emeritus at Harvard University, a position he has held since 2010. Dr. Merton is also currently a resident scientist at Dimensional Holdings, Inc., a position he has held since 2010, where he created Target Retirement Solution, a global integrated retirement-funding solution system. From 1998 to 2010, Dr. Merton was a Professor at Harvard Business School. Dr. Merton also served as the J.C. Penney Professor of Management at MIT’s Sloan School of Management from 1970 to 1988. Throughout his career, Dr. Merton has received numerous accolades, including the Alfred Nobel Memorial Prize in Economic Sciences in 1997 for a new method to determine the value of derivatives, the inaugural Financial Engineer of the Year Award from the International Association for Quantitative Finance, and the Nicholas Molodovsky Award from the CFA Institute. Dr. Merton received Risk Magazine’s Lifetime Achievement Award for contributions to the field of risk management and the 2014 Lifetime Achievement Award from the Financial Intermediation Research Society. Dr. Merton received a Bachelor of Science in engineering mathematics from Columbia University, a Master of Science in applied mathematics from California Institute of Technology, a Ph.D. in economics from MIT, and honorary degrees from 18 universities.
We believe Dr. Merton’s qualifications to serve on our Board of Directors include his extensive leadership experience in finance and academia.
Mitchell Pressman is currently a director nominee and will become a member of our Board of Directors upon the completion of this offering. Mr. Pressman currently serves as Chief Financial Officer of the Investment Manager, a position he has held since January 2013. From February 2006 to December 2012, he was the Chief Financial Officer, a position that he also held from 2001 to 2003, and a Partner at Ivory Investment Management, L.P. (“Ivory Investment”), a long-short equity firm. In 2003, he joined Triage Management, LP (“Triage”), a distressed and special situation hedge fund, where he served as the Chief Financial Officer until he re-joined Ivory Investment in February 2006. Prior to Triage, Mr. Pressman worked at GPU Inc. from 1996 to 2000, where he served in financial roles, including as a divisional Finance Director. From 1993 to 1996, he served as a financial consultant for Arthur Andersen LLP, an accounting firm. Mr. Pressman started his career as an auditor and consultant with PricewaterhouseCoopers. Mr. Pressman graduated magna cum laude from the University of Miami with a B.B.A in accounting and finance in 1988 and received a Master’s degree in accounting from the University of Texas at Austin in 1989.
We believe Mr. Pressman’s qualifications to serve on our Board of Directors include his over 30 years experience in the investment and financial services industry.
John (Jack) L. Sennott, Jr. is currently a director nominee and will become a member of our Board of Directors upon the completion of this offering. Mr. Sennott currently serves on the board of directors of ALPS Corporation, a lawyer’s professional liability insurance company, a position he has held since May 2013. From July 2019 to September 2022, Mr. Sennott served as the Chairman, Chief Executive Officer, and President of CapSpecialty, Inc. (“CapSpecialty”), a specialty insurance provider, and contributed to significant growth and operational success at CapSpecialty. Before joining CapSpecialty, from April 2013 to June 2019, Mr. Sennott was the Senior Vice President and Chief Financial Officer at Alleghany Corporation (“Alleghany”), the parent company of CapSpecialty and a Fortune 500 investment holding company with interests in insurance, reinsurance, and industrial businesses. From October 2008 to April 2012, Mr. Sennott served as the Executive Vice President and Chief Corporate Strategy Officer at Allied World Assurance Company Holdings, Ltd., a global specialty insurance and reinsurance firm. Mr. Sennott also currently serves on the boards of directors of Hartford Stage and the Simsbury

Meadows Performing Arts Center, Connecticut-based nonprofit organizations that focus on the performing arts in Connecticut. Mr. Sennott graduated from the University of Massachusetts, Amherst with a B.B.A. in Accounting in 1987.
We believe Mr. Sennott’s qualifications to serve on our Board of Directors include his extensive business and leadership experience in the insurance industry.
Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships between any of our executive officers or directors.
Board of directors
The Board of Directors is responsible for the oversight of management of the Company. Upon the consummation of this offering, our Board of Directors will consist of seven members.
Director independence and controlled company exemption
Following the completion of this offering, ZFSG will continue to beneficially own more than 50% of the voting power of our common stock. As a result, we will be considered a “controlled company” under the NYSE listing rules, which means that more than 50% of the power to vote our securities is held by an individual, a group, or another company. On this basis, we will be eligible to avail ourselves of the “controlled company” exemption under the corporate governance rules of the NYSE and therefore, we are not required to have a majority of “independent directors” on our board of directors or to have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. The “controlled company” exemption does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the NYSE, which require that our audit committee be composed of at least three members, at least one of whom will be independent upon the listing of our common stock, a majority of whom will be independent within 90 days of listing, and each of whom will be independent within one year of listing. Our Board of Directors has determined that Tom Hulst, Robert C. Merton, John (Jack) L. Sennott, Jr., and William Mercer are independent within the meaning of the NYSE listing rules.
Committees of the board of directors
Upon the consummation of this offering, we will have one standing committee of the Board of Directors: the Audit Committee.
Audit committee
Our Audit Committee will consist of Tom Hulst, who will serve as the Chair of the Audit Committee, Robert C. Merton, John (Jack) L. Sennott, Jr., and William Mercer. Our Board of Directors has determined that each of Tom Hulst, Robert C. Merton, John (Jack) L. Sennott, Jr., and William Mercer qualifies as an independent director under the NYSE listing rules and Rule 10A-3 under the Exchange Act. Our Board of Directors has determined that John (Jack) L. Sennott, Jr. qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K, and possesses financial sophistication as defined under the NYSE listing rules. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to, among other responsibilities:
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the quality and integrity of our financial statements and our financial reporting process;

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internal and external auditing and the independent registered public accounting firm’s qualifications and independence;

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the performance of our internal audit function after it has been established and independent registered public accounting firm;

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the integrity of our systems of internal accounting and financial controls; and

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establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

In so doing, the Audit Committee is responsible for maintaining free and open communication between the committee, our independent registered public accounting firm and our management. In this role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of our Company and has the power to retain outside counsel or other experts for this purpose.
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee meets in executive session with the independent registered public accounting firm at least quarterly.
Code of business conduct and ethics
Upon completion of this offering, we will have a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to our directors, officers, and employees that complies with the requirements of applicable rules and regulations of the SEC and the NYSE. This code is designed to deter wrongdoing and to promote, among other matters:
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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

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compliance with applicable governmental laws, rules, and regulations; and

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prompt internal reporting to an appropriate person or persons identified in the Code of Conduct of violations of the Code of Conduct and accountability for adherence to the Code of Conduct.

Upon completion of this offering, our Code of Conduct will be available on the investor relations portion of our website.
We intend to post on our website all disclosures that are required by law or the NYSE rules concerning any amendments to, or waivers from, any provision of the Code of Conduct.

Executive and director compensation
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2024 Summary Compensation Table” below. As an emerging growth company, we comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer, our two most highly compensated executive officers other than our principal executive officer. These officers are referred to as our “named executive officers.”
In 2024, our named executive officers and their positions were as follows:
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Justin Cohen, Chief Executive Officer;

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Chris Schenk, President and Chief Underwriting Officer; and

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Neelam Patel, Chief Financial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.
2024 Summary compensation table
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2024.
Name and principal position	Year	Salary ($)	Bonus(1) ($)	Option awards(2) ($)	All other compensation(3) ($)	Total ($)
Justin Cohen Chief Executive Officer	2024	64,904	—	3,400,408	—	3,465,312
Chris Schenk President and Chief Underwriting Officer	2024	470,000	282,000	266,250	17,250	1,035,500
Neelam Patel(4) Chief Financial Officer	2024	107,805	575,000	200,000	9,135	891,940
(1) Amounts shown represent each named executive officer’s annual bonus earned with respect to fiscal year 2024. Refer to “—2024 Annual Bonuses” below for additional information regarding the Company’s annual bonuses. In addition, for Ms. Patel, amount includes a signing bonus in the amount of $75,000 which was subject to repayment by Ms. Patel in the event of her voluntary departure during the first 180 days following her start date.
(2) Amounts reflect the full grant date fair value of option awards granted during 2024 computed in accordance with ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of option awards in Note 16 to the audited financial statements included in this prospectus.
(3) Amounts shown represent matching contributions under the Company’s 401(k) retirement plan.
(4) Ms. Patel’s employment with our company as Chief Financial Officer commenced on September 16, 2024.
Narrative to summary compensation table
2024 Annual base salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation and, except with respect to Mr. Cohen, was set at a level reflecting the executive’s skillset, experience, role, and responsibilities. The 2024 annual base salaries for our named executive officers were as follows:

Name	2024 Annual base salary ($)
Justin Cohen	$65,000
Chris Schenk	$470,000
Neelam Patel	$400,000
Mr. Cohen’s base salary for 2024 was set at a nominal level with the intent that his 2024 compensation would be primarily delivered in the form of equity incentive compensation (as discussed below).
2024 Annual bonuses
For the fiscal year ended December 31, 2024, Mr. Schenk and Ms. Patel were eligible for an annual cash bonus, as determined by the Board. Mr. Schenk’s target bonus opportunity was equal to 60% of his annual base salary and Ms. Patel’s target bonus opportunity was equal to $500,000. Mr. Cohen was not eligible for an annual cash bonus for the fiscal year ended 2024.
Equity compensation
Our equity-based incentive awards are designed to align our interests and those of our equityholders with those of our employees, including our executive officers. The board of directors or an authorized committee thereof is responsible for approving equity grants.
Prior to this offering, we have granted options and restricted stock units to our employees pursuant to our Equity Incentive Plan, effective as of February 5, 2019 and most recently amended and restated effective as of December 8, 2024 (the “2019 Plan”). Following this offering, we expect to grant equity awards under the terms of our 2025 Incentive Award Plan (the “2025 Plan”). The terms of our equity plans are described under the subsection titled “—Equity Incentive Plans” below.
The following table sets forth the options granted to our named executive officers during 2024 under our 2019 Plan. These options have exercise prices that are not less than the per unit fair market value of our units on the date of grant, as determined by the board of directors. These options vest as described in the Outstanding Equity Awards at 2024 Fiscal Year-End table. The amount of shares underlying options herein have been presented giving effect to the 0.0937868-for-1 conversion of each of the outstanding units of Ategrity Specialty Holdings LLC in connection with the Corporate Conversion.
Name	2024 Options granted (#)
Justin Cohen	2,541,407
Chris Schenk	949,591
Neelam Patel	93,787
The 2024 option award to Mr. Cohen represented approximately 6.62% of the company’s outstanding common units as of the date of grant and was granted to him as a one-time extraordinary award in respect of the services he has provided to our company since his commencement of employment. The 2024 option award formalizes and replaces ZFSG’s agreement to issue to Mr. Cohen stock-based awards in the form of 1,526,642 options to purchase Members’ units of the Company held by ZFSG subject to certain vesting conditions (as described below in the section entitled “—Certain relationships and related party transactions—CEO options”). The 2024 option award to Mr. Cohen contains certain restrictions on exercisability: no portion of the options may be exercised prior to the completion of this offering, and until the second anniversary of the completion of this offering, no portion of the options may be exercised unless the Board of Directors, in consultation with ZFSG, determines that such exercise would not cause ZFSG to cease to own at least 80% of the aggregate number of issued and outstanding shares of our company as of the proposed exercise date. Options granted under the 2019 plan generally have a 10-year term, subject to customary post-termination exercise provisions under which the option will expire three to twelve months after termination of employment (depending on the circumstances of such termination).

However, Mr. Cohen’s 2024 option award does not include such provisions for early expiration following termination of his employment, and, to the extent the option is vested as of the date of his termination (or vesting is accelerated upon certain qualifying terminations of employment, pursuant to the terms of the award agreement), it will remain exercisable until the expiration of the 10-year term.
Outstanding equity awards at 2024 fiscal year-end
The following table summarizes the number of outstanding option awards for each named executive officer as of December 31, 2024. None of our named executive officers held restricted stock units as of December 31, 2024.
		Option awards(1)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price per share ($)	Option expiration date
Justin Cohen	12/8/2024		2,541,407(2)		$9.38	12/8/2034
Chris Schenk	1/1/2022	5,862(3)	8,793(3)		$10.66	1/1/2032
	1/1/2022			43,963(4)	$10.66	1/1/2032
	1/1/2024		386,870(5)		$10.66	1/1/2034
	1/1/2024		281,360(6)		$21.32	1/1/2034
	1/1/2024		281,360(7)		$31.99	1/1/2034
Neelam Patel	12/8/2024		93,787(8)		$10.66	12/8/2034
(1) All awards were granted under our 2019 Plan.
(2) Represents an option to purchase 2,541,407 shares of our company. The option was vested as to 60% of the underlying shares upon grant. An additional 20% of the underlying shares will vest on the first anniversary of the completion of this offering (or, in the event this offering does not occur on or prior to December 31, 2025, on the second anniversary of the grant date), and the remaining 20% of the underlying shares will vest on the second anniversary of the completion of this offering (or, in the event this offering does not occur on or prior to December 31, 2025, on the third anniversary of the grant date), in each case, subject to Mr. Cohen’s continuous service through the applicable vesting date, provided that, any unvested portion of the option award shall accelerate if Mr. Cohen is terminated by the Company without “cause” or due to death or “disability” (each as defined in the option award agreement).
(3) Represents an option to purchase 14,654 shares of our company. The option vests in five equal annual installments beginning on January 1, 2023, subject to Mr. Schenk’s continuous service through the applicable vesting date.
(4) Represents an option to purchase 43,963 shares of our company. The option will become eligible to vest as to 50% of the underlying shares on January 1, 2026 based on the satisfaction of performance criteria, as determined by the board of directors. The remaining 50% of the underlying shares will become eligible to vest on January 1, 2027 based on the satisfaction of performance criteria, as determined by the board of directors. Vesting of the option is further subject to Mr. Schenk’s continuous service through the applicable vesting date.
(5) Represents an option to purchase 386,871 shares of our company. The option vests in five equal annual installments beginning on January 1, 2025, subject to Mr. Schenk’s continuous service through the applicable vesting date.
(6) Represents an option to purchase 281,360 shares of our company. The option vests in five equal annual installments beginning on January 1, 2025, subject to Mr. Schenk’s continuous service through the applicable vesting date.
(7) Represents an option to purchase 281,360 shares of our company. The option vests in five equal annual installments beginning on January 1, 2025, subject to Mr. Schenk’s continuous service through the applicable vesting date.
(8) Represents an option to purchase 93,787 shares of our company. The option vests in five equal annual installments beginning on December 8, 2025, subject to Ms. Patel’s continuous service through the applicable vesting date.
Executive compensation arrangements
The Company has entered into employment arrangements with each of Mr. Schenk and Ms. Patel, the material terms and conditions of which are described below. The Company is not currently a party to an employment agreement with Mr. Cohen. However, the Company intends to enter into an employment agreement with Mr. Cohen prior to the completion of this offering, and the employment agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Justin Cohen
We will enter into an employment agreement (the “Cohen Employment Agreement”) with Mr. Cohen to be effective upon the effectiveness of this registration statement of which this prospectus forms a part, pursuant to which he will continue to serve as our Chief Executive Officer. The Cohen Employment Agreement provides that Mr. Cohen will initially be entitled to an annual base salary of $70,000, increasing to $200,000 on the first anniversary of the effective date of the Cohen Employment Agreement, and a discretionary annual bonus.
If Mr. Cohen is terminated by us without “cause” (as defined in the Cohen Employment Agreement), then, subject to his continued compliance with restrictive covenants to which he is subject and his timely execution and non-revocation of a release of claims in our favor, he is entitled to receive severance equal to 12 months of base salary continuation.
The Cohen Employment Agreement also contains a non-competition restriction that lasts for 12 months post- termination; provided, that the Company may reduce the length of such non-competition restriction in connection with a corresponding reduction to the base salary continuation provided as severance (but may not reduce it below 3 months), a non-solicitation restriction that lasts for 24 months post-termination, and standard confidentiality restrictions and provisions related to intellectual property protection.
Chris Schenk
We have entered into a second amended and restated employment agreement (as amended and restated, the “Schenk Employment Agreement”) with Mr. Schenk pursuant to which he serves as our President and Chief Underwriting Officer. The Schenk Employment Agreement provides that, effective as of April 1, 2025, Mr. Schenk is entitled to an annual base salary of $550,000 and an annual target bonus opportunity of 100% of his annual base salary.
If Mr. Schenk is terminated by us without “cause” (as defined in the Schenk Employment Agreement), then, subject to his continued compliance with restrictive covenants to which he is subject and his timely execution and non-revocation of a release of claims in our favor, he is entitled to receive severance payments and benefits consisting of (i) 12 months of base salary continuation; (ii) any earned but unpaid bonus with respect to the calendar year prior to the year of termination; and (iii) a pro rata portion of his target bonus for the year of termination.
The Schenk Employment Agreement also contains a non-competition restriction that lasts for 12 months post-termination; provided, that the Company may reduce the length of such non-competition restriction in connection with a corresponding reduction to the base salary continuation provided as severance (but may not reduce it below 3 months), a non-solicitation restriction that lasts for 18 months post-termination, and standard confidentiality restrictions and provisions related to intellectual property protection.
Neelam Patel
We have entered into an employment agreement (the “Patel Employment Agreement”) with Ms. Patel pursuant to which she serves as our Chief Financial Officer. In addition to providing for an annual target bonus opportunity of $500,000, the Patel Employment Agreement provides for an option award with respect to 93,787 shares in the Company (which was granted to her in 2024) and a one-time signing bonus of $75,000, which was subject to repayment by Ms. Patel in the event of her voluntary departure during the first 180 days following her start date.
If Ms. Patel is terminated by us without “cause” (as defined in the Patel Employment Agreement), then, subject to her continued compliance with restrictive covenants to which she is subject and her timely execution and non-revocation of a release of claims in our favor, Ms. Patel is entitled to receive severance payments and benefits consisting of (i) 6 months of base salary continuation; (ii) any earned but unpaid bonus with respect to the calendar year prior to the year of termination; (iii) a pro rata portion of her target bonus for the year of termination; and (iv) 6 months of subsidized COBRA coverage. In the event of Ms. Patel’s death prior to the end of her employment term (which is automatically extended for successive one year periods following completion of the initial two-year term unless 60 days’ notice is given), Ms. Patel’s estate will receive the payments set forth in (ii) and (iii) above, subject to the estate’s execution and non-revocation of a release of claims in our favor.
The Patel Employment Agreement also contains a non-competition restriction that lasts for 6 months post-termination; provided, that the Company may reduce the length of such non-competition restriction in connection with a corresponding reduction to the base salary continuation provided as severance (but may not reduce it below 3 months), a non-solicitation restriction that lasts for 24 months post-termination, and standard confidentiality restrictions and provisions related to intellectual property protection.
Other elements of compensation
Retirement plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match 100% of contributions made by participants in the 401(k) plan up to 5% of eligible compensation. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee benefits
During their employment, our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.
Clawback policy
We will adopt a compensation recovery policy to be effective upon the closing of this offering that is compliant with the New York Stock Exchange, as required by the Dodd-Frank Act and applicable regulations thereunder.
Equity incentive plans
2025 Incentive award plan
In connection with this offering, we intend to adopt the 2025 Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate, and retain the talent for which we compete. The material terms of the 2025 Plan are summarized below.
Eligibility and administration. Our employees, consultants, and directors, and employees and consultants of our subsidiaries will be eligible to receive awards under the 2025 Plan. The 2025 Plan will be administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, stock exchange rules, and/or other applicable laws. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2025 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2025 Plan, including any vesting and vesting acceleration conditions.
Limitation on awards and shares available. An aggregate of 268,292 shares of our common stock will initially be available for issuance under the 2025 Plan. No more than 268,292 shares of common stock may be issued upon the exercise of incentive stock options. Shares issued under the 2025 Plan may be authorized but unissued shares, or shares purchased in the open market.
If an award under the 2025 Plan is forfeited, expires, lapses, or is terminated, exchanged, surrendered, repurchased, cancelled without having been fully exercised, or settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration, or cash settlement, be used again for new grants under the 2025 Plan. Awards granted under the 2025 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2025 Plan, but may count against the maximum number of shares that may be issued upon the exercise of incentive stock options, or ISOs.
Awards. The 2025 Plan provides for the grant of stock options, including ISOs and nonqualified stock options, or NSOs, stock appreciation rights, or SARs, restricted stock, dividend equivalents, restricted stock units, or RSUs, and other stock or cash based awards. Certain awards under the 2025 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code. All awards under the 2025 Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.
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Stock options and SARs. Stock options provide for the purchase of shares of our common stock in the future. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of a stock option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date, unless otherwise determined by the plan administrator and except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years. Notwithstanding the foregoing, ISOs granted to certain significant stockholders will have an exercise price no less than 110% of the fair market value of the underlying share on the grant date and a term no longer than five years.

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Restricted stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to restricted stock and RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2025 Plan.

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Other stock or cash based awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock or other property. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include any purchase price, performance goal, transfer restrictions, and vesting conditions.

Performance criteria. The plan administrator may select performance criteria for an award to establish performance goals for a performance period. Performance criteria under the 2025 Plan may include, but are not limited to, the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit, or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs, and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in, or maintenance of, such price or dividends); regulatory achievements or compliance; implementation, completion, or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group, or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability, or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the company’s performance or the performance of a subsidiary, division, business segment, or business unit of the company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events unrelated to the business or outside of the control of management, foreign exchange considerations, and legal, regulatory, tax, or accounting changes.
Certain transactions. In connection with certain corporate transactions and events affecting our common stock, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2025 Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2025 Plan, and replacing or terminating awards under the 2025 Plan. In addition, in the event of certain non-reciprocal transactions with our stockholders, the plan administrator will make equitable adjustments to awards outstanding under the 2025 Plan as it deems appropriate to reflect the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Provisions of the 2025 Plan relating to director compensation. The 2025 Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the 2025 Plan’s limitations. In connection with this offering, we intend to approve and implement a compensation program for our non-employee directors. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value of any equity awards granted under the 2025 Plan as compensation for services as a non-employee director during any fiscal year may not exceed $1,000,000 in the fiscal year of the non-employee director’s initial service and $750,000 in any other fiscal year. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, subject to the limitations in the 2025 Plan.
Foreign participants, claw-back provisions, transferability, and participant payments. The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations, or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2025 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2025 Plan and exercise price obligations arising in connection with the exercise of stock options under the 2025 Plan, the plan administrator may, in its discretion, accept cash, wire transfer, or check, shares of our common stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.
Plan amendment and termination. Our board of directors may amend or terminate the 2025 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2025 Plan, may materially and adversely affect an award outstanding under the 2025 Plan without the consent of the affected participant and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. Further, the plan administrator may, without the approval of our stockholders, amend any outstanding stock option or SAR to reduce its price per share. The 2025 Plan will remain in effect until the tenth anniversary of its effective date, unless earlier terminated by our board of directors. No awards may be granted under the 2025 Plan after its termination.
2019 Plan
Our board of managers has approved our 2019 Plan, under which we may grant options, restricted units, and other unit-based awards to employees, directors, and consultants of our company or its subsidiaries. We have reserved a total of 4,689,339 shares for issuance under the 2019 Plan.
Following the effectiveness of the 2025 Plan, we will not make any further grants under the 2019 Plan. However, the 2019 Plan will continue to govern the terms and conditions of the outstanding awards granted under it. Units subject to awards granted under the 2019 Plan that are forfeited, lapse unexercised, or are settled in cash and which following the effective date of the 2025 Plan are not issued under the 2019 Plan will be available for issuance under the 2025 Plan. As of December 31, 2024, a total of 4,354,931 shares were subject to outstanding options granted under the 2019 Plan and a total of 3,132 restricted units were outstanding under the 2019 Plan.
Eligibility and administration. Our employees, officers, and directors, along with consultants to the Company, are eligible to receive awards under the 2019 Plan. Our board of managers or a committee thereof is authorized to administer the 2019 Plan. Subject to the express terms and conditions of the 2019 Plan, the plan administrator has the authority to make all determinations and interpretations under the plan, prescribe all forms for use with the plan, and adopt, amend, and repeal rules, guidance, and practices for the administration of the 2019 Plan. Our board may delegate to one or more designated individuals or committees of our board. The plan administrator also sets the terms and conditions of all awards under the plan, including any vesting and vesting acceleration conditions.
Awards. The 2019 Plan provides for the grant of options, restricted units and other unit-based awards. Options granted under the 2019 Plan may only be exercised using a “net exercise” arrangement that reduces the number of units issued to the optionee by the largest whole number of units with fair market value equal to the aggregate exercise price and, unless otherwise determined by the plan administrator, the required tax withholding that arises on exercise.
Certain transactions. The plan administrator has broad discretion to adjust the provisions of the 2019 Plan and the terms and conditions of existing and future awards, including with respect to the aggregate number and kind of units or other equity securities subject to the 2019 Plan and awards granted pursuant to the 2019 Plan and the purchase or exercise price of awards granted pursuant to the 2019 Plan, in order to prevent substantial dilution or enlargement of the rights of participants under the 2019 Plan in the event of certain transactions and events affecting our equity securities, such as a reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange, or other disposition of assets of the Company, or sale or exchange of the Company’s units or other securities of the Company, issuance of warrants, or other rights to purchase units of the Company or other securities of the Company. The plan administrator may also provide for the assumption, substitution, acceleration, replacement, or cash-out of awards in the event of the transactions mentioned above.
Amendment and termination. Our board of managers may suspend or terminate the 2019 Plan at any time and from time to time. Furthermore, we must generally obtain member approval to the extent required by applicable law, rule, or regulation.
2024 Director compensation table
Mr. Zimmer did not receive any compensation from us for 2024 for his service as a director.
Mr. Hulst receives annual cash compensation in the amount of $65,000 (plus reimbursement of expenses) for his service on our Board of Directors.
The table below shows all compensation to our non-employee directors for the year ended December 31, 2024.
Name	Fees earned or paid in cash ($)	Option awards ($)(1)	All other compensation ($)(2)	Total ($)
Tom Hulst	65,000	30,000	5,362	100,362
(1) Amounts reflect the full grant date fair value of an option award granted during 2024 computed in accordance with ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of option awards in Note 16 to the audited financial statements included in this prospectus. As of December 31, 2024, Mr. Hulst held an option to purchase 14,068 shares of our company, which option vests in three equal annual installments beginning on December 8, 2025, subject to Mr. Hulst’s continuous service through the applicable vesting date. As of December 31, 2024, Mr. Hulst did not hold any stock awards.
(2) Consists of travel expenses paid by the Company.
Post-IPO director compensation program
In connection with this offering each of William Mercer, Robert C. Merton, and Jack L. Sennott will be granted a number of RSUs determined by dividing $50,000 by the initial public offering price per share of common stock sold in the IPO. The RSUs will vest in equal installments on each of the first three anniversaries of the date of grant, subject to the non-employee director’s continued service through each vesting date.
Effective upon the effectiveness of the registration statement of which this prospectus forms a part, we adopted and our members approved a compensation program for our non-employee directors under which each non-employee director will receive the following amounts for their services on our board of directors:
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An annual cash retainer fee of $100,000, and

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Upon the director’s initial election or appointment to our board of directors that occurs after our initial public offering, a number of restricted stock units determined by dividing $50,000 by the average closing price of our common stock over the 20 consecutive trading days ending on the date of such initial election or appointment (the “Initial Awards”).

Director fees under the program will be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter; provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board and no fee will be payable in respect of any period prior to the effective date of the registration statement of which this prospectus is a part.
The Initial Awards will vest in equal installments on each of the first three anniversaries of the date of grant, subject to the non-employee director’s continued service through each vesting date.

Certain relationships and related party transactions
In addition to the director and executive officer compensation arrangements discussed above under “Management” and “Executive and director compensation” the following is a description of transactions since January 1, 2022, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial owners of more than 5% of our common stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Relationship with ZFSG
As described in more detail below, we have a strategic relationship with ZFSG, which has control over our units of members’ equity and whose affiliate, the Investment Manager, acts as the investment manager for a number of our investment portfolios. In particular, Stuart J. Zimmer, the Chair of our Board of Directors, is the Chief Executive Officer and founder of ZFSG and the Investment Manager, and Mitchell Pressman, a member of our Board of Directors, is the Chief Financial Officer of ZFSG and the Investment Manager. On April 2, 2025, Mr. Pressman was granted a cash-settled share appreciation right award by ZFSG relating to 46,893 of our shares, which represents the right to a cash payment equal to the increase in the value of a share over the base price of $10.66 per share on the fifth anniversary of the grant date, subject to Mr. Pressman's continued employment at ZFSG or its affiliates through such date. In addition, Justin Cohen, our Chief Executive Officer and a member of our board of directors, is and will be an employee of the Investment Manager until a date on or prior to the date of the offering and serves as, or is expected to serve, a member of or observer on the boards of managers of certain ZFSG affiliates, including the board of directors of ZIS, and will receive customary compensation in connection therewith. Mr. Cohen previously served as a director of Carrick Specialty Holdings LLC, prior to its sale by ZFSG on December 27, 2023, as described further below.
Historical shared overhead
Employee services
From time to time, employees of ZFSG subsidiaries have provided services to us in connection with the development of our business and we have not historically had formal arrangements relating to such services outside of the Management & Cost Sharing Agreement, effective September 30, 2023, with ZIS, a wholly owned subsidiary of ZFSG (the “MCSA”). We intend to enter into a Shared Services Agreement with ZFSG prior to this offering relating to certain services and other matters as described below under “—Shared Services Agreement.”
Use of New York City office space
The Investment Manager has provided us and our employees with ad-hoc access to and use of its office spaces in New York City at no cost. Following this offering, use of such facilities will be subject to the terms of the Shared Services Agreement described below under “—Shared Services Agreement.”
Management & Cost Sharing Agreement
Pursuant to the MCSA, ZIS makes available to us certain personnel and services of ZIS. We agree in the MCSA to contribute to the operating costs and expenses of ZIS in proportion and to the extent to which we and our respective subsidiaries make use of the services therein, as invoiced to us by ZIS. We also agree that assets may be transferred between us and ZIS upon the payment of the fair market value for such assets, as determined by us. The MCSA can be terminated for any reason upon ninety days’ notice or, in the event of a breach of the MCSA, at the end of a written 30-day notice and cure period if the breach has not been cured. The MCSA can also be terminated immediately in the event of a regulatory requirement by the Delaware Insurance Commissioner. In the MCSA, ZIS provides certain indemnities to us and our employees and affiliates. In the three months ended March 31, 2025 and the year ended December 31, 2024, $0 and $0.8 million, respectively, was paid to ZIS pursuant to the MCSA. During 2024, certain corporate and shared service functions were provided by ZIS and the Investment Manager. These expenses were allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis based on measures considered to be a reasonable reflection of the historical utilization levels of these services. For the three months ended March 31, 2025 and each of the years ended December 31, 2024 and 2023, we recorded $0, $0.8 million and $0.5 million, respectively, of such allocated expense recognized in compensation and benefits expenses in the consolidated statements of operations.
Shared Services Agreement
Prior to this offering, we intend to enter into a Shared Services Agreement with ZFSG (the “Shared Services Agreement”) pursuant to which ZFSG will provide us with certain services, including but not limited to, human resources, tax, legal and corporate secretary, transaction advisory, information technology, internal audit, investment accounting, investor relations and actuarial services. The Shared Services Agreement will provide that ZFSG will be reimbursed on a quarterly basis for such services on a “cost plus” basis, including pursuant to allocation methodologies to be specified therein. We will also reimburse ZFSG for its allocable share of any reasonable, documented out-of-pocket expenses that are actually incurred by ZFSG in the course of performing the services under the Shared Services Agreement. The Shared Services Agreement will also permit us to make use from time to time of its office space and facilities at 9 West 57th Street, New York, New York. The term of this Services Agreement shall be for a period of five years, and will automatically renew for two-year periods thereafter unless either party provides the other party with 90 days’ written notice before expiration of its intention not to renew. If either party is in material breach of the Shared Services Agreement, the other party may terminate at the end of a written 30-day period if such breach has not been cured. Notwithstanding the foregoing, the Shared Services Agreement shall be automatically terminated if ZFSG ceases to be our affiliate unless ZFSG provides prior written notice waiving such automatic termination.
Employee matters
Dual employment arrangements
Certain of our employees are or were also employees of ZFSG affiliates. Although these individuals dedicate substantially all of their time to our business and activities, they are or were dual employees of both ZFSG affiliates and of ours, and as a result, may continue to engage in employment activities for ZFSG affiliates. Each of Justin Cohen, our Chief Executive Officer, and David Rosenzweig, our former Chief Financial Officer are or were also employees of the Investment Manager. Mr. Cohen entered into an employment agreement with the Investment Manager on February 4, 2020, which is expected to be terminated on or prior to the date of the offering. As a result of such termination and his termination of employment with the Investment Manager, and subject to his execution and non-revocation of a release of claims, Mr. Cohen will receive severance from the Investment Manager in accordance with the terms of his employment agreement with the Investment Manager, consisting of a lump sum cash payment equal to $690,411, plus a pro rata annual performance bonus for 2025, determined based on actual 2025 performance, which severance will be payable following the date of the offering. Mr. Cohen has received compensation from the Investment Manager in his role as an employee of the Investment Manager in accordance with the terms of such employment agreement with the Investment Manager. Such compensation was determined not to be allocable to services Mr. Cohen provided to Ategrity for the year ended December 31, 2024.
Consulting agreements
On December 28, 2022, ZFSG entered into a consulting agreement with our President, Chris Schenk, pursuant to which Mr. Schenk agreed to provide certain consulting services to ZFSG for matters unrelated to the Company. In the year ended December 31, 2023, ZFSG paid Mr. Schenk $519,000 in full and complete payment for such services.
On March 3, 2022, ZFSG entered into a consulting agreement with an entity owned by our former Chief Executive Officer, Michael Miller, pursuant to which such entity agreed to provide certain consulting services to ZFSG for matters unrelated to the Company. In the year ended December 31, 2022, ZFSG paid such entity $1,092,000 in full and complete payment for such services.

On May 16, 2025, ZFSG entered into a consulting agreement with our Chief Executive Officer, Justin Cohen, related to services Mr. Cohen has provided to a subsidiary of ZFSG unrelated to the Company. Pursuant to the consulting agreement, Mr. Cohen received $700,000 in consulting fees in connection with such services with the remaining $300,000 of consulting fees pursuant to such agreement to be paid in 2026.
CEO Options
As part of Mr. Cohen’s compensation as Chief Executive Officer, and solely for the services provided by him in such capacity, ZFSG agreed to issue to Mr. Cohen stock-based awards in the form of 1,526,642 options to purchase shares of the Company held by ZFSG subject to certain vesting conditions. The terms of the CEO Options were agreed in February 2022, which terms included a contractual term of 10 years and a four-year vesting period. On December 8, 2024, this agreement was replaced by the 2024 option awards described in the section entitled “ — Executive and director Compensation — Equity compensation.”
Health insurance
Starting on October 1, 2024, our employees participate in a self-insured healthcare plan sponsored by ZIS. ZIS provides insurance to our employees pursuant to such plan and other ancillary benefits. Ategrity Specialty made contributions of $0.5 million and $1.6 million, respectively, toward the employer portion of insurance premiums for the benefit of its employees in the three months ended March 31, 2025 and the year ended December 31, 2024.
Scottsdale, Arizona office sublease
We lease approximately 23,490 square feet of office space in Scottsdale, Arizona from an unrelated third party pursuant to a lease that expires in 2028. On July 1, 2022, we entered into a Sublease Agreement with ZFSG whereby ZFSG subleases such office space from us. Per the terms of the Sublease Agreement, we continue to utilize a portion of the leased premises. The base rent under the sublease is equal to the rent we pay under the headlease, and the sublease terminates on the same date as the headlease. We received and recorded sublease fees from ZFSG of $0.2 million, $0.7 million, $0.7 million, and $0.3 million in the three months ended March 31, 2025 and each of the years ended December 31, 2024, 2023, and 2022, respectively.
Capital structure
LLC Agreement
Our unitholders entered into the Amended and Restated Limited Liability Company Agreement, dated April 1, 2018 (the “LLC Agreement”), which governs our operations. The LLC Agreement will be terminated in connection with the Corporate Conversion. Only certain limited indemnification, exculpation, and confidentiality provisions of the LLC Agreement will survive such termination thereof. The LLC Agreement provides that our Board of Managers have the power and discretion to manage and control our business and affairs and contains certain customary indemnification provisions.
Capital contributions and withdrawals
In September 2022, ZFSG made a non-cash contribution to us of $75.0 million in the form of an in-kind contribution of an interest in the Utility Limited Partnership and received 95,724,314 of our units for such contribution.
In October 2023, ZFSG made a cash contribution of $35.0 million to us and received 44,164,038 of our units for such contribution.
In October 2024, ZFSG made an in-kind contribution of $22.2 million in principal amount of U.S. Treasury Notes with a fair market value of $20.1 million to us and received (i) 2,159,211 of our shares, (ii) 1,079,605 warrants to purchase our units with an exercise price of $31.99 per share (“Tranche 1 Warrants”), and (iii) 375,147 warrants to purchase our shares with an exercise price of $21.32 per share (“Tranche 2 Warrants” and, together with the Tranche 1 Warrants, the “Warrants”) for such contribution. Such underlying shares and exercise prices of the Warrants are subject to customary anti-dilution adjustments set forth in each warrant certificate relating thereto. ZFSG is entitled to exercise the Warrants for a term of ten years starting from October 2024 by paying the exercise price in cash or on a cashless basis.
In January 2025, ZFSG made an in-kind contribution of $20.0 million in principal amount of U.S. Treasury Notes with a fair market value of $20.0 million to us and received 2,010,435 shares.
In April 2025, ZFSG made a cash contribution of $0.7 million and received 65,641 of our shares in connection with the repurchase on April 4, 2025, of 65,641 shares from certain unitholders for an aggregate purchase price of $0.7 million.
In May 2025, ZFSG made a cash contribution of $2.0 million and received 191,447 of our shares in connection with the repurchase on May 27, 2025, of 191,447 shares from a shareholder for an aggregate purchase price of $2.0 million.
The Utility General Partner withdrew $0 in the three months ended March 31, 2025 and $6.9 million, $3.1 million, and $3.9 million from its capital account at the Utility Limited Partnership in each of the years ended December 31, 2024, 2023, and 2022, respectively. Such withdrawals were made out of the Utility General Partner’s earnings from the Utility Limited Partnership.
Tax Allocation Agreement
We have historically been included in the consolidated federal income tax return of ZFSG. On April 1, 2018, we, Ategrity Specialty and Ategrity Ltd entered into a Tax Allocation Agreement with ZFSG (the “Tax Agreement”) which governs the allocation of consolidated tax liability among the parties to the agreement, the reimbursement of ZFSG for payments of such liabilities, the compensation of affiliated companies of ZFSG for the use of its tax attributes and the allocation of refunds or subsequent adjustments to tax liabilities. We and our subsidiaries (paid) received a net amount of $(7.9) million for the three months ended March 31, 2025 and $0.9 million, $3.7 million, and $0.5 million in tax sharing payments in cash to ZFSG pursuant to the Tax Agreement, in the years ended December 31, 2024, 2023, and 2022, respectively. Amounts receivable from (payable to) ZFSG pursuant to the Tax Agreement were $(20.8) million for the three months ended March 31, 2025 and $(26.5) million, ($8.9 million), and $4.3 million in the years ended December 31, 2024, 2023, and 2022, respectively.
Investment management
Utility & Infrastructure Investments
Utility Limited Partnership Agreement
On April 1, 2018, we entered into the Amended and Restated Limited Partnership Agreement (the “Utility Limited Partnership Agreement”) of the Utility Limited Partnership. The Utility Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the Utility Limited Partnership invests substantially all of its assets in the Absolute Return Utility & Infrastructure Fund. The Utility General Partner is responsible for the investment decisions of the Utility Limited Partnership. The Investment Manager, an affiliate of ZFSG, is the investment manager of the Absolute Return Utility & Infrastructure Fund and the Utility Limited Partnership.
Utility General Partner, an affiliate of ZFSG, is the general partner of the Utility Limited Partnership and is responsible for the investment decisions of the Utility Limited Partnership, including the appointment of the investment manager of the Utility Limited Partnership. The Utility General Partner owned less than 0.3% of the Utility Limited Partnership as of March 31, 2025.
Under the terms of the Utility Limited Partnership Agreement, the Utility General Partner is entitled to an incentive fee allocation equal to 20% of the Utility Limited Partnership’s net profits (the “Incentive Fee”). Such

Incentive Fee is subject to a cap in any given year of the excess of 20% of the Utility Limited Partnership’s net profits less the sum of all of the Utility Limited Partnership’s prior year net losses that were not subsequently offset by prior net year profits, as adjusted for withdrawals. The Incentive Fee for the Utility Limited Partnership was $0 for the three months ended March 31, 2025 and $6.8 million, $0.1 million, and $2.8 million for the years ended December 31, 2024, 2023, and 2022, respectively.
Under the terms of the Utility Limited Partnership Agreement, the Utility Limited Partnership is responsible for paying certain fund expenses.
Pursuant to the Utility Limited Partnership Agreement, the Utility Limited Partnership has a quarterly liquidity option at the end of the quarter upon 45 days written notice:
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to the extent required to pay insurance claims, but only to the extent other funds are not available for such purpose;

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to the extent required to pay for reasonable operating expenses as may be determined by the board of directors but only to the extent other funds are not available for such purpose;

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in the event we receive a notification from A.M. Best that such withdrawal is required to maintain our financial strength rating of at least A-, or in the event we are required to diversify assets pursuant to a law, order, or regulation. The Utility General Partner may withdraw all or a portion of its capital account at any time.
Utility Limited Partnership IMA
The Utility Limited Partnership entered into an Investment Management Agreement, dated April 1, 2018 (the “Utility Limited Partnership IMA”) with the Investment Manager, pursuant to which the Utility General Partner appointed the Investment Manager to manage its assets and granted the Investment Manager the full and exclusive authority and discretion to effect investment transactions through the portfolio, subject to the Investment Guidelines set forth therein. The Investment Manager is paid a quarterly fixed fee of 50 basis points (i.e., 0.5%) per quarter of the balance of each limited partner’s capital account (the “Fixed Fee”). The Fixed Fee for the Utility Limited Partnership was $1.3 million for the three months ended March 31, 2025 and $5.2 million, $4.9 million, and $4.2 million for the years ended December 31, 2024, 2023, and 2022, respectively.
The Utility Limited Partnership IMA will remain in effect until April 1, 2026, subject to automatic renewal for additional successive three-year periods and may be terminated by any party thereto upon sixty (60) days’ prior written notice to the end of the initial term or the end of any automatic renewal date.
Pursuant to the Utility Limited Partnership IMA, the Utility Limited Partnership will exculpate, indemnify, and hold harmless the Investment Manager and certain of its affiliates, except to the extent arising from losses caused by such indemnified party’s gross negligence or willful malfeasance.
MidCap Limited Partnership Agreement
On January 1, 2025, we entered into the Amended and Restated Limited Partnership Agreement (the “MidCap Limited Partnership Agreement”) of the MidCap Limited Partnership. The MidCap Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the MidCap Limited Partnership invests substantially all of its assets in the Absolute Return MidCap Fund.
MidCap General Partner, an affiliate of ZFSG, is the general partner of the MidCap Limited Partnership and is responsible for the investment decisions of the MidCap Limited Partnership, including the appointment of the investment manager of the MidCap Limited Partnership. The Investment Manager, an affiliate of ZFSG, is the investment manager of the Absolute Return MidCap Fund and the MidCap Limited Partnership.
Under the terms of the MidCap Limited Partnership Agreement, the MidCap General Partner is entitled to an incentive fee allocation equal to 20% of the MidCap Limited Partnership’s net profits (the “Incentive Fee”). Such

Incentive Fee is subject to a cap in any given year of the excess of 20% of the MidCap Limited Partnership’s net profits less the sum of all of the MidCap Limited Partnership’s prior year net losses that were not subsequently offset by prior net year profits, as adjusted for withdrawals. Such Incentive Fee increases to 30% of the MidCap Limited Partnership’s net profits above a 15% annualized return hurdle.
Under the terms of the MidCap Limited Partnership Agreement, the MidCap Limited Partnership is responsible for paying certain fund expenses.
Pursuant to the MidCap Limited Partnership Agreement, we are permitted to redeem 25% of our capital in the MidCap Limited Partnership at the end of a quarter upon 75 days’ notice. After such redemption, we may withdraw the remainder of our capital in equal installments for successive calendar quarters upon at least 75 days’ notice. A withdrawal made prior to the last business day of the third full calendar quarter occurring on or after the day immediately preceding the date on which our capital contribution was made will be subject to a withdrawal reduction of 3.75% of the gross withdrawal proceeds attributable to such capital.
The MidCap General Partner may withdraw all or a portion of its capital account at any time.
MidCap Limited Partnership IMA
The MidCap Limited Partnership entered into an Investment Management Agreement, dated April 1, 2020 (the “MidCap Limited Partnership IMA”) with the Investment Manager, pursuant to which the MidCap General Partner appointed the Investment Manager to manage its assets and granted the Investment Manager the full and exclusive authority and discretion to effect investment transactions through the portfolio, subject to the Investment Guidelines set forth therein. The Investment Manager is paid a quarterly fixed fee computed at an annual rate of 2.0% (i.e., 0.5% per quarter) of the balance of the capital account of each feeder fund (the “Fixed Fee”).
The MidCap Limited Partnership IMA has a one-year term ending on December 31 of each calendar year, is subject to automatic renewal for additional successive one-year periods and may be terminated by any party thereto upon sixty (60) days’ prior written notice to the end of any automatic renewal date.
Pursuant to the MidCap Limited Partnership IMA, the MidCap Limited Partnership will exculpate, indemnify, and hold harmless the Investment Manager and certain of its affiliates, except to the extent arising from losses caused by such indemnified party’s gross negligence or willful malfeasance.
Fixed income investment management agreements
Ategrity Ltd IMAs
Ategrity Ltd entered into an Amended & Restated Investment Management Agreement, dated October 1, 2024 and an Investment Management Agreement, dated December 1, 2024 (as amended, the “Ategrity Ltd IMAs”) with the Investment Manager, pursuant to which Ategrity Ltd appointed the Investment Manager to manage portfolios of assets and granted the Investment Manager the full and exclusive authority and discretion to effect investment transactions through the portfolios, subject to the Investment Guidelines set forth in each Ategrity Ltd IMA. The Ategrity Ltd IMAs will remain in effect until December 31, 2027, subject in each case to automatic renewal for additional successive three year periods, and may be terminated by any party thereto upon 60 days’ written notice prior to the end of the applicable term. Ategrity Ltd may change the Investment Guidelines at any time or withdraw any or all of the assets in the portfolio upon five business days’ prior written notice for certain specified uses.
Each Ategrity Ltd IMA provides that the Investment Manager will be paid, on a quarterly basis, a fee equal to 5 basis points (0.05%) per quarter of the adjusted net asset value. For the initial term of the Ategrity Ltd IMA, this fee is reduced to 1.25 basis points (0.0125%) per quarter. Ategrity Ltd is responsible for payment of certain of the Investment Manager’s expenses, costs, and external fees as outlined in Ategrity Ltd IMAs. The fee incurred pursuant to the Ategrity Ltd IMA was $46,800 for the three months ended March 31, 2025 and $0.1 million for the year ended December 31, 2024, and Ategrity Ltd reimbursed expenses of the Investment Manager of $0 for the three months ended March 31, 2025 and $0, for the year ended December 31, 2024.

Pursuant to each Ategrity Ltd IMA, Ategrity Ltd will exculpate, indemnify, and hold harmless the Investment Manager and certain of its affiliates, except to the extent arising from losses caused by such indemnified party’s gross negligence or willful malfeasance. The Investment Manager agrees to indemnify and hold harmless Ategrity Ltd and certain of its affiliates as a direct result of the Investment Manager’s gross negligence, willful malfeasance, or reckless disregard of its obligations and duties.
HoldCo IMA
We have entered into an Amended & Restated Investment Management Agreement, dated October 1, 2024 (as amended, the “HoldCo IMA”) with the Investment Manager, pursuant to which we appointed the Investment Manager to manage a portfolio of assets and granted the Investment Manager the full and exclusive authority and discretion to effect investment transactions through the portfolio, subject to the Investment Guidelines set forth therein. The HoldCo IMA will remain in effect until December 31, 2027, subject to automatic renewal for additional successive three year periods, and may be terminated by any party thereto upon 60 days’ written notice prior to the end of the applicable term. We may change the Investment Guidelines at any time or withdraw any or all of the assets in the portfolio upon five (5) business days’ prior written notice for certain specified uses.
The HoldCo IMA provides that the Investment Manager will be paid, on a quarterly basis, a fee equal to 5 basis points (0.05%) per quarter of the adjusted net asset value. For the initial term of the Ategrity Ltd IMA, this fee is reduced to 1.25 basis points (0.0125%) per quarter. We are responsible for payment of certain of the Investment Manager’s expenses, costs, and external fees as outlined in the HoldCo IMA. The fee incurred pursuant to the HoldCo IMA was $4,300 for the three months ended March 31, 2025 and $26,000, $0, and $0 for the years ended December 31, 2024, 2023, and 2022, respectively, and we reimbursed expenses of the Investment Manager of $0 for the three months ended March 31, 2025 and $0, $0, and $0 for the years ended December 31, 2024, 2023, and 2022, respectively.
Pursuant to the HoldCo IMA, we will exculpate, indemnify, and hold harmless the Investment Manager and certain of its affiliates, except to the extent arising from losses caused by such indemnified party’s gross negligence or willful malfeasance.
Related Party Loan
On March 31, 2025, Ategrity Specialty Holdings LLC and Ategrity Ltd redeemed $94 million in the aggregate from our investments in the Utility Limited Partnership (which had previously invested such funds in the Absolute Return Utility & Infrastructure Fund managed by the Investment Manager) and on March 31, 2025, Ategrity Specialty Holdings LLC and Ategrity Ltd, as lenders, executed the ZIS Loan with ZIS, an employee medical benefits company that is wholly owned by ZFSG, as the borrower, with an effective date of April 1, 2025 and the Guaranty. The ZIS Loan is secured by the shares ZFSG holds in ZIS. ZIS used the proceeds from the loan to purchase $94 million of Feeder Fund interests (calculated based on the March 31, 2025 net asset value of the Absolute Return Utility & Infrastructure Fund). The ZIS Loan is also secured by 1,500,588 our shares of common stock that are held by ZFSG. The ZIS Loan accrues interest at a rate of 5.5%, payable annually in cash. The ZIS Loan matures on April 30, 2032. ZIS has the option to prepay the ZIS Loan at any time, in whole or in part, without penalty or premium. The ZIS Loan is guaranteed by ZFSG and is secured by the shares of ZIS held by ZFSG. The ZIS Loan is subject to customary negative and affirmative covenants, including without limitation, a negative pledge on the collateral for the ZIS Loan. ZFSG’s guarantee of the ZIS Loan is expressly subordinated to any and all debts, liabilities and other obligations owing to the lenders to the Investment Manager’s credit facility by its terms. The ZIS Loan agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.
Advisory Fee
On March 31, 2025, ZFSG paid us an advisory fee equal to $940,000 pursuant to an advisory fee letter between ZFSG and Ategrity Specialty Holdings LLC relating to certain advisory services provided to ZFSG by Ategrity Specialty Holdings LLC.

Technology Transactions
We entered into certain technology transactions (the “Technology Transactions”) effective January 1, 2023, with ZFSG and ZTG.
Technology Transactions agreement
As part of the Technology Transactions, we obtained a license to continue using certain software and technologies as part of our operations for one year at a cost of $750,000 per annum, with a right to renew the license for additional one-year periods. We agreed to provide services relating to the assets to ZTG for an initial one-year term with the actual internal and external costs incurred by us in performing the services to be paid by ZTG.
We entered into a Technology Transactions Agreement effective January 1, 2023, and the related schedules, whereby (i) we agreed to sell, assign, grant, convey, and transfer certain software to ZTG for a fee of $13,501,290, (ii) ZTG granted to us a worldwide right and license under all applicable intellectual property rights to use such software for a fee of $750,000 payable in equal quarterly installments of $187,500, with a right to renew the license for additional one-year periods, and (iii) we agreed to work with third-party vendors to develop proposals to provide supporting infrastructure, support services, ongoing maintenance, and continued development of such software for the benefit of ZTG. In the event that ZTG chooses to approve any proposals developed at our request, ZTG agreed to bear all third-party costs for such development. Where ZTG has not paid such costs directly to the applicable third-party vendor(s), ZTG shall pay such costs as fees to us. We made payments to ZTG pursuant to the foregoing arrangements of $0.2 million for the three months ended March 31, 2025 and $0.8 million and $0.6 million in the years ended December 31, 2024 and 2023, respectively, and ZTG made payments to us pursuant to the foregoing arrangements of $1.0 million for the three months ended March 31, 2025 and $4.0 million and $2.3 million in the years ended December 31, 2024 and 2023, respectively.
AtegrityOne Transaction
We entered into a transaction with ZTG, effective April 1, 2025, to acquire certain technology assets developed by or on behalf of ZTG for Ategrity Specialty after the date of the Technology Transactions, including the rights to the AtegrityOne software, for the purchase price of $3.2 million, which was paid following a redemption on March 31, 2025, of our interests in the Absolute Return Utility & Infrastructure Fund in such amount (the “AtegrityOne Transaction”). The AtegrityOne Transaction confirms our ownership of, and enables us to further develop, the AtegrityOne software, which is a core technology linked to our underwriting plan and strategy.
Promissory note
As part of Technology Transactions, in consideration for the assets acquired by ZTG, ZFSG issued a promissory note to Ategrity Specialty bearing interest at 7.42% per annum with a maturity date of December 31, 2029 (the “ZFSG Promissory Note”).
As of March 31, 2025, the balance of the ZFSG Promissory Note was $13.5 million. ZFSG paid interest on the promissory note of $0.3 million for the three months ended March 31, 2025 and $1.0 million and $0.75 million in the years ended December 31, 2024 and 2023, respectively.
Carrick Re
We have entered into certain reinsurance transactions with Carrick Re Limited (“Carrick Re”), a subsidiary of Carrick Specialty Holdings LLC, which prior to its sale on December 27, 2023, was a majority owned subsidiary of ZFSG. For additional information with respect to these transactions, see Note 11 to our consolidated financial statements included elsewhere herein. The terms of such arrangements are described in more detail below.
Loss portfolio transfer agreement
On December 30, 2021, each of Ategrity Specialty and Ategrity Ltd entered into a Brokerage Property Loss Portfolio Transfer Contract (the “Ategrity Specialty LPT” and the “Ategrity Ltd LPT”, respectively, and together, the “LPTs”) with Carrick Re, pursuant to which Carrick Re accepts from Ategrity Specialty and Ategrity Ltd, respectively, certain net losses relating to certain policies properly classified as Brokerage Property business with claims or losses occurring on or prior to September 30, 2021.
In consideration of the acceptance by Carrick Re of Ategrity Specialty LPT and the Ategrity Ltd LPT, we paid to Carrick Re a total premium of $1.4 million after withholding a portion of the premium equal to $46.7 million. We made (received) combined net payments to Carrick Re of $(1.3) million for the three months ended March 31, 2025 and $33,000, $(2.5) million and $9.4 million pursuant to Ategrity Specialty LPT and the Ategrity Ltd LPT in the years ended December 31, 2024, 2023, and 2022, respectively. As of March 31, 2025, December 31, 2023 and 2022, the reinsurance recoverable for ceded loss and loss adjustment expense reserves under Ategrity Specialty LPT was $2.0 million, $0.9 million and $2.4 million, respectively.
Professional Services Agreement
On December 30, 2021, Ategrity Specialty and Ategrity Ltd entered into an agreement with Carrick Limited (the “Professional Services Agreement”), pursuant to which Carrick Limited provides certain ceded reinsurance administration services for certain facultative reinsurance certificates covering business also reinsured under the LPTs (the “Certificates”).
Carrick Limited may terminate the Professional Services Agreement on sixty (60) days prior written notice following termination or expiration of the LPTs. In addition, the Professional Services Agreement may be terminated at any time by the mutual agreement of the parties. In addition, any party may terminate the Professional Services Agreement upon written notice in the event of a material breach related to the Professional Services Agreement that has not been cured by the non-terminating party within thirty (30) days from receiving such notice. Additionally, the Services Agreement will automatically terminate upon the termination of the LPTs triggered by a specified reinsurer credit event.
In consideration of Carrick Limited’s performance of services pursuant to the Professional Services Agreement, Ategrity Specialty and Ategrity Ltd collectively pay Carrick Limited 50% of all collections from the Certificates collected during the term of the Services Agreement. Ategrity Specialty and Ategrity Ltd have collectively paid Carrick Limited $0.1 million for the three months ended March 31, 2025 and $0.1 million, $0.4 million, and $0.3 million pursuant to the Professional Services Agreement in the years ended December 31, 2024, 2023, and 2022, respectively.
Stockholders’ agreement
Following the pricing of the offering, we intend to enter into a stockholders’ agreement with ZFSG (the “Stockholders’ Agreement”). Pursuant to such Stockholders’ Agreement, ZFSG will have the right to designate a specified number of directors to be nominated for election to our Board of Directors, based on ZFSG and its affiliates’ ownership percentages below, calculated using the total shares of our common stock outstanding at such time:
Percentage	Director Nominees
40% or greater	4
<40% but ≥ 30%	3
<30% but ≥ 20%	2
<20% but ≥ 10%	1
Less than 10%	0
ZFSG will have the exclusive right to fill vacancies for its designees whether as a result of the resignation, death, or removal of such director. Upon any increase in the number of directors on the board, ZFSG will have the right to designate a proportional number of persons for nomination and election to our Board of Directors (rounded up to the nearest whole, even number) as prior to such increase. Pursuant to the terms of the Stockholders’ Agreement and the bylaws, ZFSG will also have the right, for so long as ZFSG and its affiliates own at least 25% of the shares outstanding, to nominate the Chair and Vice Chair of the Board of Directors from the directors elected. ZFSG will have the right to appoint one director from the directors elected on each committee of the Board of Directors to the extent not prohibited by applicable law or stock exchange regulations.
The Stockholders’ Agreement will also contain provisions that will require us to register, subsequent to the IPO, under the federal securities laws the offer and sale of shares of our common stock held by ZFSG and certain of its affiliates, including shares underlying warrants held by ZFSG, upon demand thereof. The agreement will also grant ZFSG and certain of its affiliates the opportunity to include its shares, including shares underlying warrants held by ZFSG, in any registration statement filed by us in connection with a subsequent public offering of our equity securities (customarily known as “piggyback rights”). These registration rights will be subject to certain conditions and limitations. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective. The Stockholders’ Agreement will also contain customary indemnification and contribution provisions with respect to the registration rights contained therein.
Indemnification agreements
In connection with the consummation of the offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement is expected to provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest, and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We believe that these indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help us to attract and retain qualified persons as directors and officers.
Directed Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 7% of the shares offered by this prospectus, excluding the additional shares that the underwriters have an option to purchase, for sale to certain of our employees, certain of our directors and certain other parties. J.P. Morgan Securities LLC will administer our directed share program as described in under “Underwriting—Directed Share Program”. We agreed to indemnify J.P. Morgan Securities LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of stock sold pursuant to the directed share program.
Policy concerning related party transactions
Prior to the consummation of this offering, our Board of Directors will adopt a written policy for the review of any transaction, arrangement, or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, or beneficial owners (including, and in the aggregate with, their immediate family members) of more than 5% of our common stock is implicated, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our

Chief Financial Officer (or his or her designee). The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. In approving or rejecting such proposed transactions, the audit committee is expected to take into consideration the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products, and, if applicable, the impact on director’s independence.
Whenever practicable, the reporting, review, and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related person transaction retroactively. All of the transactions described in this section occurred prior to the adoption of this policy.
Certain types of transactions are deemed pre-approved pursuant to our written policies concerning related party transactions. In particular, for operational and administrative ease, certain transactions with ZFSG and its affiliates that fit within the defined parameters below for transactions that are consistent with our investment strategies and investment management relationships will be pre-approved by the Audit Committee pursuant to such policies and will not require additional approval by the Audit Committee as a result. As described below, these exceptions include specific arrangements under which we may engage ZFSG or its affiliates in an investment management or advisory capacity without prior Audit Committee review or approval. The following transactions, among others, are expressly included as pre-approved transactions and do not require the consent or review of the Audit Committee:
•
Any investment or upsize of an existing investment by us in any investment fund or other investment vehicle whose investment activities are managed or advised, directly or indirectly, by an entity whose general partner or managing member is owned, directly or indirectly, by ZFSG or by one or more of ZFSG’s subsidiaries (each, as “Zimmer Vehicle”); provided, that such investment is an existing investment or is a new investment that provides us with a most favored nations clause or the same or better terms, taken as a whole with respect to such Zimmer Vehicle, as those applicable to other investors in the same Zimmer Vehicle who invested an amount in such fund equal to or less than that invested by us (without consideration of any terms (“Designated Terms”) that are offered to employees of ZFSG and their relatives (“Designated Investors”)); and provided further that such investment or investments by us represent no more than 80% of the outstanding or expected equity interests of such Zimmer Vehicle which percentage, with respect to any Zimmer Vehicle with a master-feeder structure, shall be calculated at the master fund level;

•
Any upsizing of an existing investment by us or Ategrity Ltd in the ZIS Loan, so long as the percent increase in size does not exceed the growth rate of our total invested assets in any period;

•
Entering into any investment management agreement (“IMA”) with ZFSG so long as (i) such agreement is on terms in the aggregate (including expense reimbursement and indemnities) materially consistent with IMAs existing on the date hereof or otherwise no less favorable to us than customary market terms (excluding the fees charged under the IMA); and (ii) either (a) for fixed income IMAs, the rates on assets under management (“AUM”) under such agreement do not exceed 75 basis points per annum; or (b) for all other products, (1) management fees earned by ZFSG shall not exceed 2% of assets or commitment, as applicable, and (2) carried interest or performance fees earned by ZFSG for any such investment shall not exceed 20% of the profits; provided that the carried interest or performance fee may step up to 30% if performance exceeds a specified performance hurdle;

•
Amending an IMA currently in effect or entering into a new IMA, in each case, for the purpose of adding new investment guidelines or terms as directed by our Chief Executive Officer on terms not more economically favorable in the aggregate to ZFSG than those in the IMA which is currently in effect, unless, such IMA or amendment imposes any new fee or increases the rate at which fees are charged (except as otherwise permitted under the bullet below);

•
Any increase in the fee rates on AUM charged to us with respect to any Zimmer Vehicle or IMA as long as such increase would not cause the fee rate on AUM charged to us with respect to such Zimmer Vehicle or IMA to increase over any one-year period by more than the greater of (x) 5% and (y) the then-current Consumer Price Index for All Urban Consumers;
•
Any transfer of our equity securities among ZFSG and its affiliates;

•
The performance in accordance with its terms of any agreement validly entered into with the ZFSG and in existence as of the date of this offering;

•
The performance by employees of ZFSG of any services for us that are designated as “dual hatted” services pursuant to any arrangements then in place for the purpose of governing such arrangements; and

•
Any autorenewal of the term of any investment in a Zimmer Vehicle or IMA.

Principal stockholders
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 3, 2025, and as adjusted to reflect the sale of the shares of common stock we will issue and sell in this offering for:
•
each of our named executive officers for the year ended December 31, 2024;

•
each of our directors and director nominees;

•
all of our directors and executive officers as a group; and

•
each person, or group of persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise noted below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
The information with respect to beneficial ownership after giving effect to the reclassification and the offering assumes that we complete the reclassification, and that:

•
the initial public offering price will be $15.00 per share, which is the midpoint of the range we show on the cover of this prospectus;

•
we will issue and sell in the offering 6,666,667 shares of our common stock; and

•
40,400,007 shares of our common stock will be outstanding immediately prior to the offering and 47,066,674 shares of our common stock will be outstanding following the offering.

Percentage of beneficial ownership in the following table is based on shares of our common stock outstanding immediately prior to the completion of this offering and shares of our common stock outstanding upon completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock from us to cover over-allotments, or shares of our common stock, assuming the underwriters exercise in full their option to purchase additional shares of our common stock from us to cover over-allotments. In addition, the following table does not reflect any shares of our common stock that may be purchased in this offering pursuant to our Directed Share Program as described under “Underwriting—Directed Share Program.”
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding all shares of common stock subject to options, warrants, or other convertible securities held by that person that are currently exercisable or exercisable within 60 days of June 3, 2025. We, however, did not deem these shares of common stock outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address of each beneficial owner listed in the table is c/o Ategrity Specialty Holdings LLC, 9 West 57th Street, 33rd Floor, New York NY 10019.
	Shares of common stock beneficially owned before this offering		Shares of common stock beneficially owned after this offering		Shares of common stock beneficially owned after this offering assuming full exercise of overallotment option
Name of beneficial owner	Number	%	Number	%	Number	%
Named Executive Officers, Directors, and Director Nominees:
Stuart J. Zimmer(1)	40,203,053	99.5%	40,203,053	85.4%	40,203,053	83.6%
Tom Hulst(2)	37,515	*	37,515	*	37,515	*
Justin Cohen(3)	1,524,845	3.6%	1,524,845	3.1%	1,524,845	3.0%
Neelam Patel	—		—		—
Chris Schenk(4)	198,711	*	198,711	*	198,711	*
William Mercer	—		—		—
Robert C. Merton	—		—		—
Mitchell Pressman(5)	93,787	*	93,787	*	93,787	*
John (Jack) L. Sennott, Jr.	—		—		—
All Executive Officers, Directors, and Director Nominees as a group (9 persons)	42,057,911	99.8%	42,057,911	86.2%	42,057,911	84.5%
* Less than 1%.
(1) Consists of (i) 38,428,032 shares of common stock held of record by ZFSG, for which Mr. Zimmer acts as sole managing member, (ii) 1,437,283 shares of common stock beneficially owned by an immediate family member of Mr. Zimmer that Mr. Zimmer may be deemed to beneficially own, (iii) 253,330 shares of common stock held of record by certain trusts and estate planning vehicles of Mr. Zimmer that Mr. Zimmer may be deemed to beneficially own, and (iv)  84,408 shares of common stock expected to be purchased by ZFSG from certain holders of our units prior to the consummation of this offering at the offering price to the public.
(2) Consists of 37,515 shares of common stock held of record by Mr. Hulst.
(3) Consists of 1,524,845  shares of common stock underlying options held by Mr. Cohen that are exercisable following the closing of offering; provided until the second anniversary of the completion of this offering, no portion of the options may be exercised unless the Board of Directors, in consultation with ZFSG, determines that such exercise would not cause ZFSG to cease to own at least 80% of the aggregate number of issued and outstanding shares of our company as of the proposed exercise date.
(4) Consists of 198,711 shares of common stock underlying options held by Mr. Schenk that are currently exercisable.
(5) Consists of 93,787 shares of common stock held of record by Mr. Pressman.

Description of capital stock
The following is a description of the material terms of our articles of incorporation and our bylaws that will be in effect upon the consummation of this offering. The following description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and our bylaws, the forms of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of Nevada Revised Statutes (the “NRS”).
General
Upon the consummation of this offering, our authorized capital stock will consist of:
•
500,000,000 shares of common stock, par value $0.001 per share; and

•
100,000,000 shares of preferred stock, par value $0.001 per share.

Immediately following the consummation of this offering, there will be:

•
47,066,674 shares of common stock issued and outstanding; and

•
no shares of preferred stock outstanding.

Common stock
We will have one class of common stock. All holders of our common stock will be entitled to the same rights and privileges, as described below:
Voting rights
Each holder of our common stock will be entitled to one vote for each share on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock will not have cumulative voting rights in the election of directors.
Directors standing for election at an annual meeting of stockholders will be elected by a plurality of the votes cast in the election of directors at the annual meeting, which voting power is present either in person or represented by properly authorized proxy.
Rights to dividends or other distributions
Subject to the prior rights of holders of any then outstanding shares of our preferred stock, holders of our common stock will be entitled to receive ratably any dividends or other distributions that may be declared from time to time by our Board of Directors out of funds legally available therefor.
Liquidation rights
Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of our preferred stock, in the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in all assets legally available for distribution to stockholders.
Preemptive rights
Holders of our common stock will not be entitled to preemptive or other similar subscription rights.
Preferred stock
Our Board of Directors will have the authority to issue from time to time, without action by our stockholders, preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including voting, dividend, conversion, exchange, redemption, and liquidation rights. The rights with respect to a series of preferred stock may be greater than the rights attached to our common stock.

It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:
•
restricting dividends or other distributions on our common stock;

•
diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a separate class;

•
impairing the liquidation rights of our common stock; or

•
delaying, discouraging, or preventing a change of control of us.

Warrants
Immediately following the consummation of this offering, there will be outstanding (i) warrants to purchase 1,079,605 shares of our common stock at an exercise price of approximately $31.99 per share (“Tranche 1 Warrants”), and (ii) warrants to purchase 375,147 shares of our common stock at an exercise price of approximately $21.32 per share (“Tranche 2 Warrants” and, together with the Tranche 1 Warrants, the “Warrants”). Warrants can be exercised for a term of ten years starting from October 2024 by paying the exercise price in cash or on a cashless basis.
Anti-takeover effects of certain provisions of Nevada law, our articles of incorporation, and bylaws
Our articles of incorporation and our bylaws will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest, or otherwise. These provisions may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor or may consider in their best interests. A summary of these provisions is set forth below. We also intend to enter into the Stockholders’ Agreement with ZFSG as the initial stockholder following the pricing of this offering, the material terms of which are described under “Certain relationships and related party transactions—Stockholders’ Agreement.” The Stockholders’ Agreement will provide ZFSG with certain board, committee and chair nomination rights.
Classified board of directors
Our articles of incorporation will provide that once ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms.
Quorum
Our bylaws will provide that a majority of the members of the Board of Directors shall constitute a quorum; provided that, for so long as ZFSG and its affiliates beneficially own more than 50% of the voting power of our capital stock, the Chair of the Board of Directors (or in the Chair’s absence, the Vice Chair) must be present to constitute a quorum (unless all such individuals have recused themselves from such board action).
Our bylaws will provide that stockholders representing a majority of the voting power of our capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on any matter), are necessary to constitute a quorum for the transaction of business at any meeting.

Number of directors fixed by board only
Our articles of incorporation and bylaws will provide that, for so long as ZFSG and its affiliates beneficially own more than 50% of the voting power of our capital stock, the number of directors on our board may be fixed by resolution adopted by our Board of Directors or by holders of at least a majority of our outstanding common stock; thereafter, the number of directors on our board will be fixed exclusively pursuant to resolution adopted by our Board of Directors; provided our bylaws will require the Chair of our Board of Directors (or in the Chair’s absence, the Vice Chair) to approve any change to the size of the Board of Directors for so long as ZFSG and its affiliates own at least 25% of the shares of our common stock then outstanding.
Vacancies filled by board
Our articles of incorporation and bylaws will provide that, any vacancy in our Board of Directors, whether from an increase in the size of the board or otherwise, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director; provided, for so long as ZFSG and its affiliates beneficially own more than 50% of the voting power of our capital stock, any vacancy in our Board of Directors whether from an increase in the size of the board or otherwise may be filled by holders of at least a majority of our outstanding common stock.
Chief Executive Officer
Our bylaws will provide that for so long as ZFSG and its affiliates own at least 25% of the shares of our common stock then outstanding, the approval of the Chair of our Board of Directors (or, in the Chair’s absence, the Vice Chair) will be required in connection with hiring or terminating our Chief Executive Officer.
No action by stockholders without a meeting
The NRS permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Our articles of incorporation and bylaws will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting once ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock.
Calling of special meetings of stockholders
Our articles of incorporation and bylaws will provide that special meetings of our stockholders for any purpose or purposes may be called at any time only (1) by the Chair of our Board of Directors, (2) pursuant to a resolution adopted by a majority of our Board of Directors, or (3) until the date that ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, at the request of holders of at least a majority of our outstanding common stock. Except as described above, stockholders will not have the authority to call a special meeting of stockholders.
Advance notice of stockholder nominations and proposals
Our bylaws will establish advance notice procedures for stockholder proposals (other than proposals brought by ZFSG) to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors, or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting (i.e., by precluding the conduct of certain business at the current annual meeting if the proper procedures are not followed) that are favored by the holders of a majority of our outstanding voting securities or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Exclusive forum
Our articles of incorporation and bylaws will provide that, unless we consent to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada, sitting in Clark County (or if such court does not have jurisdiction, another state or the federal courts (as appropriate) located within the State of Nevada) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative (i) brought in our name or right or on our behalf, (ii) asserting a claim for breach of any fiduciary duty owed by any of our current or former directors, officers, employees or agents to us or our stockholders, (iii) that is an internal action (as defined in Nevada Revised Statutes (“NRS”) 78.046), including any action or claim arising under or pursuant to NRS Chapters 78 or 92A or any provision of our articles of incorporation or our bylaws, or as to which the NRS confers jurisdiction on the District Court of the State of Nevada, (iv) to interpret, apply, enforce or determine the validity of our articles of incorporation and bylaws or any agreement entered into pursuant to NRS 78.365 to which we are a party or a stated beneficiary or (v) asserting a claim governed by the internal affairs doctrine. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in our articles of incorporation and bylaws will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our articles of incorporation and bylaws will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers or make such lawsuits more costly for stockholders; however, our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Furthermore, if a court were to find the choice of forum provisions in our articles of incorporation or bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, results of operations and financial condition. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
“Blank check” preferred stock
We believe that the availability of authorized shares of preferred stock under our articles of incorporation will provide us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock will be available for issuance without action by our stockholders unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed.
Our Board of Directors will have the power, subject to applicable law, to authorize the issuance of shares of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer, or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our Board of Directors will make any determination to issue shares of preferred stock based on its judgment as to our company’s and our stockholders’ interests. Our Board of Directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their interests or in which stockholders would have received a premium for their stock over the then prevailing market price of the stock.

Supermajority provisions
The NRS generally provides that the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote is required to amend a corporation’s articles of incorporation, unless the corporation’s articles of incorporation require a greater percentage. Our articles of incorporation will not require a greater percentage until such time as ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock. From and after such time as ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, a 66 2∕3% stockholder vote is required for the amendment, repeal, or modification of certain provisions of our articles of incorporation relating to the anti-takeover provisions described herein. Pursuant to the terms of our bylaws from and after such time as ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, a 66 2∕3% stockholder vote is also required for the amendment, repeal, or modification of any provisions of our bylaws (provided our bylaws may be amended at any time by action of our Board of Directors).
Constituency Considerations
NRS 78.139 provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).
Combinations with Interested Stockholders
Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”.
These statutes generally apply to Nevada corporations with 200 or more stockholders of record (a “resident domestic corporation”) and the statutes will not apply to any person that first became a holder of 10% or more of the voting power of the then-outstanding shares of the corporation at the time the corporation became a resident domestic corporation solely as a result of it becoming a resident domestic corporation. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment.
Our articles of incorporation will not opt out of NRS 78.411 through 78.444.
Acquisitions of Controlling Interests
Nevada law also protects the corporation and its stockholders from persons acquiring a “controlling interest” in a corporation. These provisions are found in NRS 78.378 through 78.3793. Pursuant to NRS 78.379, any person who acquires a controlling interest in a corporation may not exercise voting rights with respect to any “control shares” unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held at the request and at the expense of the acquiring person. NRS 78.3785 provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. In the event that the control shares are accorded full voting rights, and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to dissenter’s rights under NRS Chapter 92A.
NRS 78.3788 provides that these statutes apply as of a particular date only to a corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding that date, and which does business in Nevada directly or indirectly or through an affiliated corporation. NRS 78.378(2) provides that the corporation, by virtue of its articles of incorporation, bylaws or resolutions adopted by directors, may impose stricter requirements if it so desires. A corporation is entitled to opt out of these acquisition of controlling interest statutes by making an election in its articles of incorporation or bylaws, provided that the opt-out is in effect on the 10th day following the acquisition of a controlling interest by the acquiring person.
We intend to opt out of these statutes in our bylaws with respect to acquisitions of shares by ZFSG and its affiliates.
Corporate opportunities; conflicts of interest
Our articles of incorporation will provide that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity of ZFSG and its affiliates and certain related persons or any director who is not our employee. We do not renounce any interest in any corporate opportunity offered to any such director or officer if such opportunity is expressly offered to such person solely in his or her capacity as our director or officer.
Our articles of incorporation will provide that ZFSG and its affiliates and certain related persons will have no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage, or (ii) otherwise competing with us or our affiliates. In the event that ZFSG and its affiliates or such related person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity, such person will have no duty to communicate or offer such transaction or business opportunity to us or our affiliates and they may take any such opportunity for themselves or offer it to another person or entity unless such knowledge was acquired solely in such person’s capacity as our director or officer.
Limitations on liability and indemnification of directors and officers
To the fullest extent permitted by NRS Chapter 78, our directors and officers are not liable to us or any of our stockholders or creditors for monetary damages for breaches of fiduciary duties as a director or officer. Under Nevada law, unless otherwise provided in the articles of incorporation or pursuant to certain statutory exceptions, a director or officer is not individually liable for damages as a result of an act or failure to act in his or her capacity as a director or officer unless a statutory presumption established under NRS 78.138(3) (that such person, in deciding upon matters of business, acted in good faith, on an informed basis and with a view to the interests of the corporation) has been rebutted, and it is proven both that the act or failure to act constituted a breach of a fiduciary duty as a director or officer and that such breach involved intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation will include a provision that eliminates the individual liability of our directors and officers to the fullest extent permitted under Nevada law.
In addition, our articles of incorporation and bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by law. We will also be expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for certain liabilities, provided that such advancement is made upon receipt of an undertaking by the director or officer to repay the amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.
Prior to consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. See “Certain relationships and related party transactions—Indemnification agreements.”
We believe that these provisions of our articles of incorporation and Nevada law, indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.
Listing
We have applied to list our common stock on the NYSE under the symbol “ASIC.”
Transfer agent and registrar
The transfer agent and registrar for the common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 55 Challenger Road, Ridgefield Park, New Jersey 07660.

Shares eligible for future sale
Sales or the availability for sale of substantial amounts of our common stock in the public market may adversely affect the market price of our common stock. Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. Future sales of significant amounts of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.
Resale of restricted shares and lock-up agreements
Upon completion of this offering, we will have 47,066,674 shares of common stock outstanding. Of these shares, all of the shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except shares purchased by our affiliates (as that term is defined in Rule 144 under the Securities Act).
The remaining 40,400,007 shares of our common stock held by existing stockholders will be “restricted securities” within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. As a result of the contractual restrictions described below and subject to the provisions of Rule 144, the shares of our common stock that are “restricted securities” will be available for sale in the public market as follows:
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shares of common stock will be eligible for sale upon completion of the offering; and

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shares of common stock will be eligible for sale upon expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus.

S-8 registration statement
We intend to file a registration statement or statements on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our new omnibus incentive plan and pursuant to all outstanding option grants made prior to this offering. These registration statements are expected to be filed as soon as practicable after the closing date of this offering. Shares issued upon the exercise of stock options after the effective date of the applicable Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.
Lock-up agreements
We, our directors and executive officers, and holders of substantially all of our outstanding capital stock have signed lock-up agreements under which they have agreed not to offer, sell, contract to sell, pledge, or otherwise dispose of, or to enter into any hedging transactions with respect to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days commencing on the date of this prospectus, subject to certain exceptions. See “Underwriting.”
Rule 144
Sales by non-affiliates.   In general, under Rule 144, a holder of shares of restricted common stock who is not and has not been one of our affiliates at any time during the three months preceding the proposed sale can resell the shares as follows:
If we have been a reporting company under the Exchange Act for at least 90 days immediately before the sale, then:
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beginning six months after the shares were acquired from us or any of our affiliates, the holder can resell the shares, subject to the condition that current public information about us must be available (as described below), but without any other restrictions; and

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beginning one year after the shares were acquired from us or any of our affiliates, the holder can resell the shares without any restrictions.

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If we have not been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then the holder may not resell the shares until at least one year has elapsed since the shares were acquired from us or any of our affiliates, and may resell the shares without restrictions after that time.

Sales by affiliates.   In general, under Rule 144, a holder of shares of restricted common stock who is one of our affiliates at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.
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If we have been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since the shares were acquired from us or one of our affiliates; in all other cases, at least one year must have elapsed since the shares were acquired from us or one of our affiliates.

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The number of shares sold by such person within any three-month period cannot exceed the greater of:

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1% of the total number of shares of our common stock then outstanding (approximately shares immediately after this offering); or

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the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, the four calendar weeks preceding the date the selling broker receives the sell order).

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Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

Current public information.   For sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act.
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If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

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If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management, and our financial condition and results of operations) are publicly available.

No assurance can be given as to (1) the likelihood of an active market for our common stock developing, (2) the liquidity of any such market, (3) the ability of stockholders to sell the shares, or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk factors.”
Rule 701
Any of our employees, officers, or directors who acquired shares of our common stock under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares of common stock under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares of common stock in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares of our common stock are required to wait until 90 days after the date of this prospectus before selling such shares of common stock. However, the shares of our common stock issued under Rule 701 that are subject to lock-up agreements will only become eligible for sale when the 180-day lock-up agreements expire.

Registration rights
ZFSG and certain of its affiliates are entitled to certain rights with respect to the registration of the shares of our common stock they hold under the Securities Act. For a description of these registration rights, see “Certain relationships and related party transactions—Stockholders’ Agreement.” If these shares of our common stock are registered, they will be freely tradable without restriction under the Securities Act unless acquired or owned by us or one of our affiliates.

Material U.S. federal income tax considerations to non-U.S. holders
The following discussion is a summary of material U.S. federal income tax considerations to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the IRC (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies, and other financial institutions;

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brokers, dealers, or traders in securities;

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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons deemed to sell our common stock under the constructive sale provisions of the IRC;

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persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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tax-qualified retirement plans;

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the IRC and entities all of the interests of which are held by qualified foreign pension funds; and

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persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS

TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the IRC), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend policy,” we do not anticipate declaring or paying dividends or otherwise making distributions to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock (other than certain distributions of our stock), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or other taxable disposition
Subject to the discussions below under “—Information reporting and backup withholding” and “—Additional withholding tax on payments made to foreign accounts,” a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period; however, no assurance can be provided that our common stock will be “regularly traded” on an established securities market at all times relevant for purposes of this rule.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information reporting and backup withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional withholding tax on payments made to foreign accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the IRC (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the IRC), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the IRC) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the IRC), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Underwriting
We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:
Name	Number of shares
J.P. Morgan Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC
Total	6,666,667

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the initial public offering price. After the initial offering of the shares to the public, if all of the common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 1,000,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the initial public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	No exercise of option to purchase additional shares	Full exercise of option to purchase additional shares
Per Share	$	$
Total	$	$
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $6.8 million. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering upon closing of this offering. We have agreed to reimburse the underwriters for certain of their out-of-pocket expenses in an amount not to exceed $45,000.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to online brokerage account holders. Any such allocation for online distributions will be allocated by the representatives to underwriters and selling group members that may make online distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition, or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. for a period of 180 days after the date of this prospectus (such period, the “restricted period”).
The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the shares of our common stock to be issued and sold in this offering, (ii) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (“RSUs”) (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (iii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; (iv) the issuance of up to 5% of the outstanding shares of our common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, shares of our common stock, immediately following the completion of this offering, in connection with acquisitions, joint ventures, commercial or other strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters or (v) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or other strategic transaction; or (vi) the facilitation of the establishment of a trading plan on behalf of a stockholder, officer or director pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock; provided that (a) such plans do not provide for the transfer of shares of our common stock during the restricted period and (b) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan (other than any required disclosure on Form 10-Q or Form 10-K, as applicable, of the entrance into any trading plan during the relevant fiscal quarter, provided that such disclosure includes a statement to the effect that no transfers may be made pursuant to such trading plan during the restricted period).
Our directors and executive officers and holders of substantially all of our outstanding capital stock (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for restricted period, may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (ii) enter into any hedging, swap, or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of lock-up securities, in cash or otherwise, (iii) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (iv) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap, or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, including without limitation to charitable organizations or educational institutions, (ii) by will other testamentary document or intestacy, (iii) to any member of the lock-up party’s immediate family or to any trust or other legal entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a beneficiary of such trust, (iv) to a corporation, partnership, limited liability company or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing, managed by or under common control with (or managed or advised by the same management company or investment advisor (or an affiliate of such management company or investment advisor)) as the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution or transfer to members, shareholders, partners or other equity holders of the lock-up party (including, without limitation, to any entity or entities that directly or indirectly controls the lock-up party); (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above; (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, or pursuant to a final order of a court or regulatory agency; (viii) to us from an employee upon death, disability or termination of employment, in each case, of such employee; (ix) as part of a sale or transfer of the lock-up securities acquired in open market transactions after the completion of this offering; (x) to us in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of our common stock received upon such exercise, vesting or settlement shall remain subject to the restrictions in the immediately preceding paragraph, and provided further that any such restricted stock units, options, warrants or rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in this prospectus; or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our Board Of Directors and made to all holders of our capital stock involving a change of control, in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding our voting securities (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans or other equity compensation arrangements described in this prospectus, provided that any lock-up securities received upon such exercise, vesting, or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period. provided that such plan does not provide for the transfer of lock-up securities during the restricted period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the lock-up or us regarding the establishment of such plan during the restricted period, such announcement or filing shall include a statement to the effect that no transfer of lock-up securities may be made under such plan during the restricted period.
J.P. Morgan Securities LLC and Barclays Capital Inc. may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
We have applied to have our common stock approved for listing on the NYSE under the symbol “ASIC “.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing, and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M under the Securities Act, they may also engage in other activities that stabilize, maintain, or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the , in the over-the-counter market or otherwise.
Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:
•
the information set forth in this prospectus and otherwise available to the representatives;

•
our prospects and the history and prospects for the industry in which we compete;

•
an assessment of our management;

•
our prospects for future earnings;

•
the general condition of the securities markets at the time of this offering;

•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Directed Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 7% of the shares offered by this prospectus, excluding the additional shares that the underwriters have an option to purchase, for sale to certain of our employees, certain of our directors and certain other parties. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. J.P. Morgan Securities LLC will administer our directed share program. We agreed to indemnify J.P. Morgan Securities LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of stock sold pursuant to the directed share program.

Selling restrictions
Notice to prospective investors in the European Economic Area (“EEA”)
In relation to each Member State of the EEA (each a “Member State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation (as defined below), except that shares of common stock may be offered to the public in that Member State at any time:
(a)   to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares of common stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
Notice to prospective investors in the United Kingdom
No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been (i) approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that the shares of common stock may be offered to the public in the United Kingdom at any time:
(a)   to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation (as defined below);
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)   in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, as amended (the “FSMA”),

provided that no such offer of shares of common stock shall require us and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression “offer to the public” in relation to shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this prospectus is for distribution only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) who are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any shares of common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to prospective investors in Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to prospective investors in Australia
This prospectus:
•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or to buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement, or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign, or otherwise alienate those shares of common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with the Australian Securities and Investments Commission.
Notice to prospective investors in Korea
The shares of common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares of common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of common stock may be offered, sold, or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The shares of common stock have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchasers of the shares of common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of common stock. By the purchase of the shares of common stock, the relevant holders thereof will be deemed to represent and warrant that if they are in Korea or are a resident of Korea, they purchased the shares of common stock pursuant to the applicable laws and regulations of Korea.
Notice to prospective investors in Brazil
The offer and sale of the shares of common stock have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The shares of common stock will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the shares of common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these shares of common stock on regulated securities markets in Brazil is prohibited.
Notice to prospective investors in the United Arab Emirates
The shares of common stock have not been, and are not being, publicly offered, sold, promoted, or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority, or the Dubai Financial Services Authority.

Notice to prospective investors in Hong Kong
The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation, or document relating to the common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to prospective investors in Japan
The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations, and ministerial guidelines of Japan in effect at the relevant time.
Notice to prospective investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contract (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except:
•
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•
where no consideration is or will be given for the transfer;

•
where the transfer is by operation of law;

•
as specified in Section 276(7) of the SFA; or

•
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to prospective investors in Switzerland
This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any shares of common stock. No shares of common stock have been offered or will be offered to the public in Switzerland, except that offers of shares of common stock may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(a)   to any person which is a professional client as defined under the FinSA;
(b)   to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the joint book-running managers for any such offer; or
(c)   in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of shares of common stock shall require the Company or any bank to publish a prospectus pursuant to Article 35 FinSA.
The shares of common stock have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the shares of common stock constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Legal matters
Certain legal matters relating to this offering will be passed upon for us by Latham & Watkins LLP, New York, NY, and the validity of the shares of common stock offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, NV. Certain matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, NY.
Experts
The consolidated financial statements and schedules of Ategrity Specialty Holdings LLC and subsidiaries at December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information
We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. You can find further information about us in the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement, or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement, or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at the SEC’s website (http://www.sec.gov).
Upon the closing of this offering, we will become subject to the informational requirements of the Exchange Act, as amended, and will be required to file periodic current reports, proxy statements, and other information with the SEC. You will be able to inspect and copy these reports, proxy statements, and other information at the SEC’s public reference facilities at the address noted above. You also will be able to inspect this material without charge at the SEC’s website. We intend to furnish our stockholders with annual reports containing financial statements audited by an independent accounting firm.
In addition, following the closing of this offering, we will make the information filed with or furnished to the SEC available free of charge through our website (http://www.ategrity.com) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on our website is not a part of this prospectus.

Ategrity Specialty Holdings LLC and Subsidiaries
Index to Financial Statements
Page
Unaudited Condensed Consolidated Financial Statements as of March 31, 2025 and December 31, 2024 and for the three months ended March 31, 2025 and 2024
Condensed Consolidated Balance Sheets	F-2
Condensed Consolidated Statements of Operations and Comprehensive Income	F-3
Condensed Consolidated Statements of Changes in Members’ Equity and Non-Controlling Interest	F-4
Condensed Consolidated Statements of Cash Flows	F-5
Notes to Condensed Consolidated Financial Statements	F-6

Audited Financial Statements as of and for the years ended December 31, 2024 and 2023
Report of Independent Registered Public Accounting Firm	F-30
Consolidated Balance Sheet	F-31
Consolidated Statement of Operations and Comprehensive Income	F-32
Consolidated Statement of Changes in Members’ Equity and Non-Controlling Interest	F-33
Consolidated Statement of Cash Flows	F-34
Notes to Consolidated Financial Statements	F-35
Financial Statement Schedules
Schedule I—Summary of Investments—Other Than Investment in Related Parties (as Restated)	F-73
Schedule II—Condensed Financial Information of Registrant (as Restated)	F-74
Schedule V—Valuation and Qualifying Accounts	F-80
Schedule VI—Insurance Operations	F-81

Ategrity Specialty Holdings LLC and Subsidiaries
Condensed Consolidated Balance Sheets
	March 31, 2025 (Unaudited)	December 31, 2024
	(in thousands)
Assets:
Fixed maturity securities available-for-sale, at fair value (amortized cost: $453,758 in 2025 and $434,965 in 2024)	$457,416	$438,752
Utility & Infrastructure Investments, at fair value (cost of $172,753 in 2025 and $216,075 in 2024)	176,039	270,242
Short-term investments	53,154	52,612
Note receivable from affiliate	13,501	13,501
Other invested assets	280	280
Total invested assets	700,390	775,387
Cash and cash equivalents	38,924	26,573
Due from broker	151	—
Investment income due and accrued	6,352	5,642
Premiums receivable, net of allowance for credit losses of $4,389 in 2025 and $5,907 in 2024	54,991	53,500
Deferred policy acquisition costs, net of ceding commissions	24,684	21,552
Prepaid reinsurance premiums	6,786	3,905
Deferred income tax asset, net	9,584	9,670
Reinsurance recoverable, net of allowance for credit losses of $0 in 2025 and $0 in 2024	135,239	133,616
Receivable from affiliates, net	97,346	16,857
Ceded unearned premiums	60,628	68,205
Other assets	12,967	8,531
Total assets	$1,148,042	$1,123,438
Liabilities, members’ equity and non-controlling interest:
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	421,478	403,576
Unearned premiums	216,821	212,828
Securities sold, not yet purchased, at fair value (cost of $0 in 2025 and $932 in 2024)	—	930
Payable to reinsurers	19,553	27,160
Due to broker	—	9,189
Accounts payable and accrued expenses	36,520	38,061
Funds held under reinsurance treaties	2,057	2,092
Income tax payable	20,771	26,488
Other liabilities	3,536	4,307
Total liabilities	720,736	724,631
Members’ equity:
Members’ equity	380,904	360,741
Retained earnings	43,030	34,569
Accumulated other comprehensive income (loss)	2,883	2,997
Total members’ equity	426,817	398,307
Non-controlling interest – General Partner	489	500
Total members’ equity and non-controlling interest	427,306	398,807
Total liabilities, members’ equity and non-controlling interest	$1,148,042	$1,123,438

See accompanying Notes to Condensed Consolidated Financial Statements.

Ategrity Specialty Insurance Company Holdings
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
	Three Months Ended March 31,
	2025	2024
	(in thousands, except per unit amounts)
Revenues
Gross written premiums	$116,143	$81,605
Ceded written premiums	(26,272)	(19,349)
Net written premiums	89,871	62,256
Change in unearned premiums	(11,570)	6,022
Net premiums earned	78,301	68,278
Fee income	560	125
Net investment income	7,895	5,253
Net realized and unrealized gains (losses) on investments	(4,599)	2,388
Other income	965	24
Total revenues	83,122	76,068
Expenses
Losses and loss adjustment expenses	46,862	41,047
Underwriting, acquisition and insurance expenses	24,885	23,389
Interest expense	447	550
Other expenses	238	54
Total expenses	72,432	65,040
Income before income taxes	10,690	11,028
Income tax expense	2,240	2,070
Net income	8,450	8,958
Less: Net income (loss) attributable to non-controlling interest – General Partner	(11)	1,202
Net income attributable to members	8,461	7,756
Other comprehensive income (loss):
Unrealized gains (losses), net of taxes	(114)	2,509
Less: Unrealized gains, net of taxes attributable to non-controlling interest	—	—
Total comprehensive income attributable to members	$8,347	$10,265
Earnings per unit:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02
Weighted-average units outstanding:
Basic	429,573,467	386,397,466
Diluted	436,085,672	386,400,736
See accompanying Notes to Condensed Consolidated Financial Statements.

Ategrity Specialty Holdings LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Members’ Equity and Non-Controlling Interest (Unaudited)
	Members’ Equity	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity	Non- Controlling Interest	Total Members’ Equity and Non-Controlling Interest
	(in thousands)
Balance at January 1, 2024	$338,634	$(12,521)	$(4,416)	$321,697	$500	$322,197
Share-based compensation	82	—	—	82	—	82
Net income	—	7,756	—	7,756	1,202	8,958
Other comprehensive income, net of taxes	—	—	2,509	2,509	—	2,509
Balance as of March 31, 2024	$338,716	$(4,765)	$(1,907)	$332,044	$1,702	$333,746
Balance at January 1, 2025	$360,741	$34,569	$2,997	$398,307	$500	$398,807
Member units issued	20,000	—	—	20,000	—	20,000
Share-based compensation	163	—	—	163	—	163
Net income (loss)	—	8,461	—	8,461	(11)	8,450
Other comprehensive loss, net of taxes	—	—	(114)	(114)	—	(114)
Balance as of March 31, 2025	$380,904	$43,030	$2,883	$426,817	$489	$427,306

See accompanying Notes to Condensed Consolidated Financial Statements.

Ategrity Specialty Holdings LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended March 31,
	2025	2024
	(in thousands)
OPERATING ACTIVITIES
Net income	$8,450	$8,958
Adjustments to reconcile net income to net cash provided by operating activities	12,505	25,973
Net cash provided by operating activities	20,955	34,931
INVESTING ACTIVITIES
Purchase of fixed maturity securities, available-for-sale	(67,091)	(29,144)
Proceeds from sale of fixed maturity securities, available-for-sale	58,935	21,214
Proceeds from maturities and redemptions of fixed maturity securities, available-for-sale	285	5,157
Purchases of Utility & Infrastructure Investments	(10,000)	—
Proceeds from redemptions of Utility & Infrastructure Investments	8,996	414
Purchase of other assets	(25)	(38)
Change in Treasury bills, net	(12,871)	(17,722)
Change in short-term investments, net	24	(129,953)
Proceeds from sale of securities sold, not yet purchased	—	94
Purchases to cover securities sold, not yet purchased	—	(288)
Proceeds from sale of other invested assets	—	414
Net cash used in investing activities	(21,747)	(149,852)
FINANCING ACTIVITIES
Issuance of Members’ units	20,000	—
Capital distribution	(6,857)	(414)
Net cash provided by (used in) financing activities	13,143	(414)
Net change in cash and cash equivalents	12,351	(115,335)
Cash and cash equivalents, at beginning of period	26,573	264,646
Cash and cash equivalents, at end of period	$38,924	$149,311
Supplementary cash flow information:
Cash paid for interest	$449	$546
See accompanying Notes to Condensed Consolidated Financial Statements.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
1. Organization
Ategrity Specialty Holdings LLC (“ASHL”) is an insurance holding company formed in 2017 and commenced operations in 2018. ASHL is registered in Delaware and conducts its operations principally through its wholly owned subsidiaries providing excess and surplus lines insurance and reinsurance products. The Company is majority owned by Zimmer Financial Services Group LLC (“ZFSG”), a financial services holding company with operations in the insurance and asset management industries. The following are ASHL’s operating subsidiaries:

•
Ategrity Specialty Insurance Company (“ASIC”), which is registered in Delaware and organized for the purpose of writing excess and surplus lines insurance on a non-admitted basis in the United States.

•
Ategrity Specialty Insurance Limited (“ASIL”) was incorporated under the laws of Bermuda (owned through Ategrity Specialty Holdings Limited, an intermediate holding company domiciled in Bermuda) for the sole purpose of providing quota-share insurance to ASIC.

ASHL and its subsidiaries own approximately 99.7% of ZP Utility Insurance Fund, L.P. (the “Utility Limited Partnership”). The Utility Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the Utility Limited Partnership invests substantially all of its assets in ZP Master Utility Fund, Ltd. (the “Absolute Return Utility & Infrastructure Fund”), an exempted company incorporated in the Cayman Islands.
2. Summary of Significant Accounting Policies
Basis of Presentation
The unaudited condensed consolidated financial statements and notes have been prepared in accordance with U.S. generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information and do not contain all of the information and footnotes required by U.S. GAAP for complete financial statements. The condensed consolidated financial statements include the results of the Company and its subsidiaries from their respective dates of inception or acquisition, as applicable. As such, these unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements of Ategrity Specialty Holdings LLC. and its subsidiaries (“the Company”) for the year ended December 31, 2024. The condensed consolidated balance sheet as of December 31, 2024 was derived from the Company’s audited annual consolidated financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the condensed consolidated financial statements have been included. Such adjustments consist only of normal recurring items. All significant intercompany balances and transactions have been eliminated in consolidation. Interim results are not necessarily indicative of results of operations for the full year. Certain prior period amounts have been reclassified to conform to the current period’s presentation.
Estimates and Assumptions
The preparation of the unaudited consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Management makes estimates and assumptions that include, but are not limited to, reserves for unpaid losses and loss adjustment expenses, fair value of financial assets and liabilities, allowance for credit losses, and income taxes.
Those estimates are inherently subject to change, and actual results may ultimately differ from those estimates.
Recent Accounting Pronouncements
The Company currently qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, the Company is provided the option to adopt new or revised accounting

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
guidance either: (i) within the same periods as those otherwise applicable to non-emerging growth companies; or (ii) within the same time periods as private companies.
Accounting Standard Updates Recently Adopted
In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. The ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. Additionally, ASU 2023-07 requires all segment profit or loss and assets disclosures to be provided on an annual and interim basis. ASU 2023-07 became effective for the Company for the year ended December 31, 2024 and is effective for interim periods within 2025. Refer to Note 17 for the Company’s segment reporting disclosures.
Accounting Standard Updates Not Yet Adopted
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). ASU 2023-09 requires public companies, on an annual basis, to provide enhanced rate reconciliation disclosures, including disclosures of specific categories and additional information that meet a quantitative threshold. This update also requires public companies to, among other things, disaggregate income taxes paid by federal, state and foreign taxes. The guidance is effective for fiscal years beginning after December 15, 2024. The Company is evaluating the effect of the guidance on its consolidated financial statements and disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods thereafter, with early adoption permitted. The Company is evaluating the effect of the guidance on its consolidated financial statements and disclosures.
3. Consolidated Variable Interest Entity
The Company has entered into the Amended and Restated Limited Partnership Agreement of the ZP Utility Insurance Fund, L.P. The Utility Limited Partnership was formed on March 19, 2018 under the laws of the State of Delaware and commenced operations on April 1, 2018. The Utility Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the Utility Limited Partnership invests substantially all of its assets in the Absolute Return Utility & Infrastructure Fund, an exempted company incorporated in the Cayman Islands. ZP Utility Insurance GP, LLC (the “Utility General Partner”) is responsible for the investment decisions of the Utility Limited Partnership.
Zimmer Partners, LP (the “Investment Manager”), a Delaware limited partnership and a related party, is the investment manager of the Absolute Return Utility & Infrastructure Fund and the Utility Limited Partnership. The Investment Manager is registered with the United States Securities and Exchange Commission as a registered investment advisor under the Investment Advisors Act of 1940.
ZP Utility Insurance GP, LLC a Delaware limited liability company and a related party, is the general partner of the Utility Limited Partnership and is responsible for the investment decisions of the Utility Limited Partnership. The Utility General Partner owned less than 1% of the Utility Limited Partnership as of both March 31, 2025 and December 31, 2024.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The Company performed an assessment of all relevant facts and circumstances and determined that the Utility Limited Partnership is a Variable Interest Entity (“VIE”) as the equity holders as a group lack the characteristics of a controlling financial interest and that substantially all of the activities of the VIE are conducted on behalf of the Company. As a result, the Company concluded that it is the primary beneficiary of the Utility Limited Partnership.
The Company consolidates the Utility Limited Partnership as its primary beneficiary, meeting both the “power” and “benefits” criteria associated with VIE accounting guidance. Non-controlling interests in the unaudited condensed consolidated statement of operations and comprehensive income for the three months ended March 31, 2025 and 2024 represent the ownership interests in the consolidated VIE held by entities or persons other than the Company. The assets of the consolidated VIE may only be used to settle obligations of the same VIE. In addition, there is no recourse to the Company for the consolidated VIE’s liabilities.
On March 31, 2025, the Company redeemed $97.2 million from the Utility Limited Partnership which is included in the receivable from affiliates in the condensed consolidated financial statements.
The carrying amounts of the assets and liabilities of the Utility Limited Partnership consolidated VIE included in the Company’s condensed consolidated balance sheets are as follows:
	March 31, 2025	December 31, 2024
	(in thousands)
Assets
Cash	$5	$5
Investments in the Absolute Return Utility & Infrastructure Fund, at fair value	165,914	270,242
Investment in affiliated fund, at fair value (cost of $191 in 2025 and $191 in 2024)	280	280
Due from the Absolute Return Utility & Infrastructure Fund	97,200	16,857
Total assets	$263,399	$287,384
Liabilities and partners’ capital
Liabilities:
Withdrawals payable	97,200	16,858
Accrued expenses and other liabilities	51	88
Total liabilities	97,251	16,946
Partners’ capital:
Limited partners	165,659	269,938
General partner	489	500
Total partners’ capital:	166,148	270,438
Total liabilities and partners’ capital:	$263,399	$287,384

4. Investments
Fixed Maturity Securities, Available-for-Sale
The Company considers all fixed maturity securities to be available-for-sale and reports them at fair value with the net unrealized gains or losses reported (after-tax) as a component of other comprehensive income.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The Company’s fixed maturity securities, available-for-sale as of March 31, 2025 and December 31, 2024, are summarized as follows:
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(in thousands)
March 31, 2025
Fixed maturity securities, available-for-sale:
U.S. Treasury securities and obligations guaranteed by the U.S. government	$84,034	$279	$—	$84,313
Corporate	368,935	4,632	(1,207)	372,360
Commercial and residential mortgage and other asset-backed	789	—	(46)	743
Total fixed maturity securities, available-for-sale	$453,758	$4,911	$(1,253)	$457,416

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(in thousands)
December 31, 2024
Fixed maturity securities, available-for-sale:
U.S. Treasury securities and obligations guaranteed by the U.S. government	$84,456	$21	$(282)	$84,195
Corporate	349,693	6,257	(2,145)	353,805
Commercial and residential mortgage and other asset-backed	816	—	(64)	752
Total fixed maturity securities, available-for-sale	$434,965	$6,278	$(2,491)	$438,752

Contractual Maturities of Available-for-Sale Fixed-Maturity Securities
The amortized cost and fair value of fixed maturity securities, available-for-sale as of March 31, 2025, categorized by contractual maturity, are summarized as follows:
	Amortized Cost	Fair Value
	(in thousands)
March 31, 2025
Due in one year or less	$15,694	$15,857
Due after one year through five years	255,388	257,716
Due after five years through ten years	163,402	164,908
Due after ten years	18,485	18,192
Commercial and residential mortgage and other asset-backed	789	743
Total fixed maturity securities, available-for-sale	$453,758	$457,416

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Commercial and residential mortgage and other asset-backed commercial securities are shown separately in the table above as they do not have a single maturity date.
Fixed Maturity Securities, Available-for Sale, in a Loss Position
The following table shows the Company’s gross unrealized losses and fair value for available-for-sale securities aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or More		Total
	(in thousands)
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
March 31, 2025
Fixed maturity securities, available-for-sale:
Corporate	$93,087	$(1,207)	$—	$—	$93,087	$(1,207)
Commercial and residential mortgage and other asset-backed	110	(4)	633	(42)	743	(46)
Total fixed maturity securities, available-for-sale	$93,197	$(1,211)	$633	$(42)	$93,830	$(1,253)

	Less Than 12 Months		12 Months or More		Total
	(in thousands)
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
December 31, 2024
Fixed maturity securities, available-for-sale:
U.S. Treasury securities and obligations guaranteed by the U.S. government	$71,408	$(282)	$—	$—	$71,408	$(282)
Corporate	95,079	(2,145)	—	—	95,079	(2,145)
Commercial and residential mortgage and other asset-backed	—	—	752	(64)	752	(64)
Total fixed maturity securities, available-for-sale	$166,487	$(2,427)	$752	$(64)	$167,239	$(2,491)

As of March 31, 2025, the Company held securities of 21 issuers that were in an unrealized loss position with a total fair value of $93.8 million, and gross unrealized losses of $1.3 million. None of the fixed maturity securities with unrealized losses has ever missed, or been delinquent on, a scheduled principal or interest payment date.
The Company performs a periodic assessment of its available for sale portfolio to determine if there is a decline in the fair value below the amortized cost basis and if the decline is due to credit-related factors or noncredit-related factors (i.e., changes in market-based interest rates). The Company considers several factors in completing its review of potential credit losses, including the extent to which a security’s fair value has been below cost and

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
the financial condition of the issuer. In addition to specific issuer information, the Company also evaluates the current market and interest rate environment. Generally, a change in a security’s value caused by a change in the market or interest rate environment does not constitute a credit loss. There were no credit-related impairments of fixed maturity securities as of March 31, 2025.
The Company does not intend to sell available-for-sale securities in an unrealized loss position, and it is not “more likely than not” that the Company will be required to sell these securities before a recovery in their value to their amortized cost basis occurs.
The major categories of the Company’s net investment income for the three months ended March 31, 2025 and 2024, are summarized as follows:
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Investment income
Fixed maturity securities, available-for-sale:	$6,318	$951
Utility & Infrastructure Investments	1,858	1,990
Short-term investments	570	1,514
Note receivable from affiliate	250	250
Cash equivalents	436	1,992
Equity securities	—	22
Securities sold, not yet purchased	—	(132)
Gross investment income	9,432	6,587
Management fees(1)	(1,401)	(1,328)
Other income	—	—
Other expenses(1)	(136)	(6)
Net investment income	$7,895	$5,253

(1) Amounts related to investment activity.
The following table summarizes Company’s change in net unrealized gains (losses) on available-for-sale fixed maturity securities for the three months ended March 31, 2025 and 2024:
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Fixed maturity securities, available-for-sale
Change in net unrealized gains (losses)	$(124)	$3,178
Total	$(124)	$3,178

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The following table presents realized and unrealized (losses) on investments for the three months ended March 31, 2025 and 2024:
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Gross realized gains:
Fixed maturity securities, available-for-sale	$2,835	$80
Equity securities	—	62
Securities sold, not yet purchased	15	295
Utility & Infrastructure Investments	34,062	13,850
Total	36,912	14,287
Gross realized (losses):
Fixed maturity securities, available-for-sale	(2)	(3,217)
Utility & Infrastructure Investments	—	(2)
Total	(2)	(3,219)
Net unrealized gains (losses) on investments:
Securities sold, not yet purchased	—	(71)
Utility & Infrastructure Investments	(41,509)	(8,609)
Total	(41,509)	(8,680)
Net realized and unrealized gains (losses)	$(4,599)	$2,388

Utility & Infrastructure Investments
The assets recognized in the Company’s condensed consolidated balance sheets related to the Company’s variable interests in non-consolidated VIEs as of March 31, 2025 and December 31, 2024, are summarized as follows:
	March 31, 2025			December 31, 2024
	Cost	Net Unrealized Gains (Losses)	Fair Value	Cost	Net Unrealized Gains (Losses)	Fair Value
	(in thousands)
Absolute Return Utility & Infrastructure Fund	$162,753	$3,161	$165,914	$216,075	$54,167	$270,242
MidCap Limited Partnership	10,000	125	10,125	—	—	—
Total Utility &Infrastructure Investments	$172,753	$3,286	$176,039	$216,075	$54,167	$270,242

Absolute Return Utility & Infrastructure Fund
The Company accounts for its investment in the Absolute Return Utility & Infrastructure Fund under the variable interest model at the fund’s Net Asset Value (“NAV”) as a practical expedient for fair value. This amount represents the Company’s maximum exposure to loss related to the unconsolidated VIE. The Absolute Return Utility &

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Infrastructure Fund is the master within a “master-feeder” fund structure whereby its current shareholders, Utility Limited Partnership and three other feeder funds (collectively, the “Feeder Funds”), invest substantially all their capital in the Absolute Return Utility & Infrastructure Fund.
The Absolute Return Utility & Infrastructure Fund’s investment objective is to employ an energy and infrastructure-focused long/short strategy which seeks to deliver absolute returns in all market conditions with minimal correlation to energy sector indices and broader market indices. The Absolute Return Utility & Infrastructure Fund invests primarily in the equities of electric and gas utilities, integrated utilities, water utilities, telecommunication companies, independent power producers and pipelines, exploration and production companies, oilfield service companies and more broadly in energy and infrastructure-related industries (such as chemicals, materials, transportation infrastructure and real estate equities). The Absolute Return Utility & Infrastructure Fund’s portfolio is generally managed to be balanced.
The Company performed an assessment of all relevant facts and circumstances and determined that the Absolute Return Utility & Infrastructure Fund is a VIE. The Company concluded that it is not the primary beneficiary of the VIE because the investment manager controls the significant activities of the Absolute Return Utility & Infrastructure Fund.
The Absolute Return Utility & Infrastructure Fund measures its investments, which consist primarily of equities, and its derivative activities, which relate to swap contracts, foreign currency forward contracts and option contracts, at fair value, being the amount for which an asset could be exchanged between knowledgeable willing parties in an arms-length transaction. As the majority of the Absolute Return Utility & Infrastructure Fund’s investments are exchange-traded securities, such securities are reported at fair value.
The following table summarizes certain investments of the Absolute Return Utility & Infrastructure Fund where the Utility Limited Partnership’s proportionate share of the fair value of the classes of investment represents more than 10% of the Company’s members’ equity as of March 31, 2025 and December 31, 2024:
Investment in securities	Cost(1)	Fair Value(1)	Percentage of Members’ Equity
	(in thousands)
March 31, 2025
Assets:
Total common stock	$286,535	$300,778	70.47%
Liabilities:
Total common stock	$(146,461)	$(147,770)	-34.62%
(1) Values represent the Company’s proportionate share of the Absolute Return Utility & Infrastructure Fund’s total holdings.
Investment in securities	Cost(1)	Fair Value(1)	Percentage of Members’ Equity
	(in thousands)
December 31, 2024
Assets:
Total common stock	$452,622	$484,614	121.67%
Liabilities:
Total common stock	$(253,151)	$(259,941)	-65.26%
(1) Values represent the Company’s proportionate share of the Absolute Return Utility & Infrastructure Fund’s total holdings.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The following table summarizes certain investments of the Absolute Return Utility & Infrastructure Fund where the Utility Limited Partnership’s proportionate share of the fair value of certain investment represents more than 5% of the Company’s members’ equity as of March 31, 2025 and December 31, 2024:
Investment in securities	Quantity(1)	Fair Value(1)	Percentage of Members’ Equity
	(in thousands)
March 31, 2025
American Electric Power Co	2,351,351	$21,400	5.01%
(1) Values represent the Company’s proportionate share of the Absolute Return Utility & Infrastructure Fund’s total holdings.
Investment in securities	Quantity(1)	Fair Value(1)	Percentage of Members’ Equity
	(in thousands)
December 31, 2024
Targa Resources Corp	1,331,300	$23,024	5.78%
Arthur J. Gallagher & Co	750,000	$20,626	5.18%
Ryan Specialty Group Holdings Inc	3,700,000	$23,000	5.77%
The Boeing Company	2,224,500	$38,148	9.58%
Real Estate – Welltower Inc.	2,775,294	$33,888	8.51%
The Boeing Company	(2,257,000)	$(38,706)	-9.72%
(1) Values represent the Company’s proportionate share of the Absolute Return Utility & Infrastructure Fund’s total holdings.
Effective April 1, 2018, under the Investment Management Agreement, the Investment Manager is paid a quarterly fixed fee computed at an annual rate of 2.0% (i.e., 0.5% per quarter) of the balance of each Limited Partner’s Capital Account (the “Fixed Fee”). The Fixed Fee for the Utility Limited Partnership was $1.3 million for both the three months ended March, 31, 2025 and 2024.
Under the terms of the revised Utility Limited Partnership Agreement of ZP Utility Insurance Fund, L.P., the Utility General Partner is entitled to an incentive allocation equal to 20% of the Utility Limited Partnership’s net profits, subject to high watermark provisions, and adjusted for withdrawals. The Incentive Allocation is credited as of the end of the fiscal year to the Capital Account of the Utility General Partner. The incentive allocation was $0.0 million and $1.2 million for the three months ended March 31, 2025 and 2024, respectively.
The Utility Limited Partnership has a quarterly liquidity option, subject to specific conditions, which are as follows:

•
to the extent it is required to pay insurance claims

•
to the extent it is required to pay for reasonable operating expenses

•
in the event the Company receives a notification from A.M. Best, or

•
to the extent the Company is required to diversify its assets pursuant to a lay, order or regulation.

The Utility General Partner may withdraw all or a portion of its capital account at any time.
MidCap Limited Partnership
On January 1, 2025, the Company entered into the Amended and Restated Limited Partnership Agreement with the ZP MidCap Fund, L.P. (“MidCap Limited Partnership”) with an initial investment of $10 million. The MidCap

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the MidCap Limited Partnership invests substantially all of its assets in the Absolute Return ZP Master MidCap Fund, Ltd. (“MidCap Fund”).
MidCap General Partner, an affiliate of ZFSG, is the general partner of the MidCap Limited Partnership and is responsible for the investment decisions of the MidCap Limited Partnership, including the appointment of the investment manager of the MidCap Limited Partnership. The Investment Manager is also the investment manager of the MidCap Fund and the MidCap Limited Partnership.
The Company performed an assessment of all relevant facts and circumstances and determined that the MidCap Limited Partnership is a VIE. The Company concluded that it is not the primary beneficiary of the VIE because the investment manager controls the significant activities of the MidCap Fund and MidCap Limited Partnership.
The Company accounts for its investment in the MidCap Limited Partnership under the fair value option at NAV as a practical expedient for fair value. This amount represents the Company’s maximum exposure to loss related to the unconsolidated VIE.
Note Receivable from Affiliate
As part of the Technology Transactions described in Note 21, the Company received a promissory note (“the Promissory Note”) issued by ZFSG bearing interest at 7.42% per annum with a maturity date of December 31, 2029. The Company carries the Promissory Note at its unpaid principal balance. As of both March 31, 2025 and December 31, 2024, the balance of the Promissory Note was $13.5 million. Accrued interest on the Promissory Note was $0.3 million as of both March 31, 2025 and December 31, 2024, included in investment income due and accrued in the condensed consolidated balance sheets.
Insurance — Statutory Deposits
The Company had invested assets with a carrying value of $0.1 million on deposit with state regulatory authorities as of both March 31, 2025 and December 31, 2024, which are included in cash and cash equivalents in the condensed consolidated balance sheets.
5. Fair Value Measurements
Three levels of inputs are used to measure fair value of financial instruments: (1) Level 1: quoted price (unadjusted) in active markets for identical assets, (2) Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument and (3) Level 3: inputs to the valuation methodology are unobservable for the asset or liability.
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.
To measure fair value, the Company obtains quoted market prices for its investment securities from its outside investment managers. If a quoted market price is not available, the Company uses prices of similar securities. The values for all fixed maturity securities (including state and municipal securities and obligations of U.S. government corporations and agencies) generally incorporate significant Level 2 inputs, and in some cases, Level 3 inputs, using the market approach and income approach valuation techniques. There have been no changes in the Company’s use of valuation techniques since commencement of operations.
The Company reviews fair value prices provided by its outside investment managers for reasonableness by comparing the fair values provided by the managers to those provided by the Company’s investment custodian.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The Company also reviews and monitors changes in unrealized gains and losses. The Company has not historically adjusted security prices. The Company obtains an understanding of the methods, models and inputs used by the investment managers and independent pricing services, and controls are in place to validate that prices provided represent fair values. The Company’s control process includes, but is not limited to, initial and ongoing evaluation of the methodologies used, a review of specific securities and an assessment for proper classification within the fair value hierarchy and obtaining and reviewing internal control reports for the Company’s investment manager that obtains fair values from independent pricing services.
Financial instruments measured at fair value on a recurring basis as of March 31, 2025 and December 31, 2024, are summarized below by level within the fair value hierarchy:
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
March 31, 2025
Assets
Fixed maturity securities, available-for-sale:
U.S. Treasury securities and obligations guaranteed by the U.S. Government	$—	$84,313	$—	$84,313
Corporate	—	372,360	—	372,360
Commercial and residential mortgage and other asset-backed	—	743	—	743
Total fixed maturity securities, available-for-sale	—	$457,416	—	457,416
Total assets	$—	$457,416	$—	$457,416
Liabilities
Securities sold, not yet purchased:
U.S. Treasury securities	$—	$—	$—	$—
Total liabilities	$—	$—	$—	$—

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2024
Assets
Fixed maturity securities, available-for-sale:
U.S. Treasury securities and obligations guaranteed by the U.S. Government	$—	$84,195	$—	$84,195
Corporate	—	353,805	—	353,805
Commercial and residential mortgage and other asset-backed	—	752	—	752
Total fixed maturity securities, available-for-sale	—	438,752	—	438,752
Total assets	$—	$438,752	$—	$438,752
Liabilities
Securities sold, not yet purchased:
U.S. Treasury securities	$—	$(930)	$—	$(930)
Total liabilities	$—	$(930)	$—	$(930)

There were no transfers between Level 1 and Level 2 for the three months ended March 31, 2025 and 2024. The Company recognizes transfers between levels at the beginning of the reporting period.
The fair values of fixed maturity securities owned, and securities sold, not yet purchased have been determined using quoted market prices for securities traded in the public market or prices using bid or closing prices for securities not traded in the public marketplace. The fair values of cash and cash equivalents and short-term investments approximate their carrying values due to their short-term maturity. See Note 4 regarding the fair value of the Utility & Infrastructure Investments.
The Company held one equity security as of March 31, 2024 that it had purchased during the year ended December 31, 2023 for which the fair value was determined using significant unobservable inputs (Level 3). The fair value of $1.0 million as of March 31, 2024 for the equity security was obtained from the asset manager and was derived from an internal model.
Transfers out of Level 3 occur when the Company is able to obtain reliable prices from pricing vendors for which the Company was previously unable to obtain reliable prices. Transfers into Level 3 occur when the Company is unable to obtain reliable prices for securities from pricing vendors and instead must use broker price quotes. There were no transfers into or out of Level 3 during the three months ended March 31, 2025 and 2024.
There were no realized gains or losses included in earnings during the three months ended March 31, 2025 and 2024 attributable to the change in unrealized gains or losses relating to Level 3 assets valued at fair value on a recurring basis.
Investments for which external sources are not available or are determined by the Investment Manager not to be representative of fair value are recorded at fair value as determined by the Company, with input from its investment managers and valuation specialists as considered necessary. In determining the fair value of such investments, the Company considers one or more of the following factors: type of security held, convertibility or exchangeability of the security, redeemability of the security (including the timing of redemptions), application of industry accepted valuation models, recent trading activity, liquidity, estimates of liquidation value, purchase cost and prices received for securities with similar terms of the same issuer or similar issuers.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
6. Premiums Receivable, Net
Premiums receivable are carried at face value, net of any allowance for credit losses. The allowance for credit losses represents an estimate of amounts considered uncollectible based on the Company’s assessment of the collectability of receivables. The estimate considers historical collection data, current economic conditions and expectations of future conditions that could affect ultimate collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
The following table presents the rollforward of the allowance for credit losses for premiums receivable for the three months ended March 31, 2025 and 2024.
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Beginning balance	$5,907	$2,953
Current period change for estimated uncollectible premiums	—	508
Write-offs of uncollectible premiums receivable	(1,518)	—
Ending balance	$4,389	$3,461

7. Deferred Policy Acquisition Costs
The following table presents the amounts of policy acquisition costs deferred and amortized for the three months ended March 31, 2025 and 2024:
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Balance, beginning of period	$21,552	$23,245
Policy acquisition costs deferred:
Direct commissions	21,046	17,332
Ceded commissions	(6,935)	(4,787)
Underwriting and other insurance expenses	1,665	107
Sub-total	15,776	12,652
Amortization of policy acquisition costs	(12,644)	(12,397)
Net change	3,132	255
Balance, end of period	$24,684	$23,500

8. Underwriting, Acquisition and Insurance Expenses
Underwriting, acquisition and insurance expenses for the three months ended March 31, 2025 and 2024, include the following:

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Policy acquisition costs	$14,598	$14,961
Other operating and general expenses	10,287	8,428
Total underwriting, acquisition and insurance expenses	$24,885	$23,389

9. Leases
The Company’s leases consist of one operating lease on its office space in Scottsdale Arizona, that expires in 2028 and is subject to a renewal option at market rates prevailing at the time of renewal. The Company became a sublessor of the same office space when it entered into a sublease agreement effective July 1, 2022 with ZFSG. The base rent under the sublease is equal to that which the Company pays under the headlease and the sublease and the headlease are coterminous. The Company applies the portion of the straight-line sublease income that is equal to its headlease expense as a contra expense to headlease expense in underwriting, acquisition and insurance expenses and records the remainder in other income.
The following tables summarize details and balances associated with the Company’s operating lease and sublease:
	March 31, 2025	December 31, 2024
	(in thousands)
Lease Balances:
Operating lease right-of-use assets	$2,149	$2,278
Operating lease liabilities	$(2,586)	$(2,738)
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Lease Cost:
Operating lease cost	$164	$164
Sublease income	(188)	(188)
Net lease (income)	$(24)	$(24)

	As of
	March 31, 2025	December 31, 2024
Weighted-average remaining lease term – operating leases	3.67 years	3.92 years
Weighted-average discount rate – operating leases	5.25%	5.25%
Operating cash flows from the net lease was $0 for both the three months ended March 31, 2025 and 2024. The remaining lease term of the operating lease was 3.67 years and 3.92 years as of March 31, 2025 and December 31, 2024, respectively. Future minimum lease payments under the operating lease as of March 31, 2025 are expected to be as follows:

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
March 31, 2025
(in thousands)
Future Minimum Lease Payments
2025	$561
2026	765
2027	783
2028	731
Thereafter	—
Total lease payments	2,840
Less: imputed interest	(254)
Present value of lease liabilities	$2,586

10. Reserves for Unpaid Losses and Loss Adjustment Expenses
The following table reconciles the beginning and ending reserve balances for unpaid losses and loss adjustment expenses, net of reinsurance, to the gross amounts reported in the condensed consolidated balance sheets:
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Balance, beginning of period
Reserves for unpaid losses and loss adjustment expenses	$403,576	$320,936
Reinsurance recoverable	(119,596)	(102,723)
Reserves for unpaid losses and loss adjustment expenses, net of reinsurance	283,980	218,213
Current Activity
Incurred losses and loss adjustment expenses, net of reinsurance:
Current year	46,862	38,702
Prior year	—	2,345
Total net losses and loss and adjustment expenses incurred	46,862	41,047
Payments:
Current year	(3,043)	(6,233)
Prior year	(29,067)	(17,632)
Total payments	(32,110)	(23,865)
Balance, end of period
Reserves for unpaid losses and loss adjustment expenses, net of reinsurance	298,732	235,395
Reinsurance recoverable	122,746	103,720
Reserves for unpaid losses and loss adjustment expenses, gross of reinsurance	$421,478	$339,115

For the three months ended March 31, 2025, the Company had no incurred net losses from prior accident years.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the three months ended March 31, 2024, the Company incurred net losses of prior accident years of $2.3 million. This amount was primarily due to enhancements to the Company’s claims reserving approach with respect to loss adjustment expenses in its casualty lines.
The Company has not provided insurance coverage that could reasonably be expected to produce material levels of asbestos claims activity. In addition, management does not believe that the Company is exposed to environmental liability claims other than those which it has specifically underwritten and priced as an environmental exposure. This exposure is de minimis and the Company did not record specific reserves for it.
11. Reinsurance
Written premiums, earned premiums and losses and loss adjustment expenses incurred for the three months ended March 31, 2025 and 2024, are summarized as follows:
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Written premiums:
Direct	$116,143	$81,605
Ceded	(26,272)	(19,349)
Net written	$89,871	$62,256
Earned premiums:
Direct	$112,150	$89,763
Ceded	(33,849)	(21,485)
Net earned	$78,301	$68,278
Losses and loss adjustment expenses:
Direct	$56,835	$53,947
Ceded	(9,973)	(12,900)
Net losses and loss adjustment expenses	$46,862	$41,047

As of March 31, 2025 and December 31, 2024, the Company had reinsurance recoverables on unpaid losses of $122.7 million and $119.6 million, respectively, and reinsurance recoverables on paid losses of $12.5 million and $14.0 million, respectively. As of March 31, 2025 and December 31, 2024, prepaid reinsurance premiums totaled $6.8 million and $3.9 million, respectively.
12. Commitments and Contingent Liabilities
Contingencies arise in the normal conduct of the Company’s operations and are not expected to have a material effect on the Company’s financial condition or results of operations. However, adverse outcomes are possible and could negatively affect the Company’s financial condition and results of operations. As of March 31, 2025, the Company was not subject to any known litigation.
13. Letters of Credit
On December 21, 2020, JPMorgan Chase Bank issued a letter of credit agreement in the amount of $35.0 million for the benefit of ASIC on behalf of ASIL. On December 25, 2020, and as subsequently amended, Barclays Bank

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
issued a letter of credit agreement in the amount of $35.0 million for the benefit of ASIC on behalf of ASIL. As of March 31, 2025 and December 31, 2024, there were no amounts drawn on these agreements. Fees paid on the agreements were $0.4 million and $0.5 million for the three months ended March 31, 2025 and 2024, respectively, and included in interest expense in the condensed consolidated statement of operations and comprehensive income.
14. Employee Benefits
The Company is party to multi-employer savings plans (the “Savings Plans”) which qualify under Section 401(k) of the U.S. Internal Revenue Code. Participants may contribute certain percentages of their pre-tax salary to the Savings Plans subject to statutory limitations. On January 1, 2020, the Company increased its matching of employees’ contributions to the Saving Plan to one hundred percent, up to a maximum contribution of 5% of the participant’s earnings, subject to certain statutory limitations. For the three months ended March 31, 2025 and 2024, the expense associated with the Savings Plans totaled $0.2 million and $0.2 million, respectively.
15. Members’ Equity
Members’ Units
In January 2025, the Company issued 21,436,227 additional units of Members’ equity to ZFSG, in exchange for U.S. Treasury bills of $20.0 million.
As of March 31, 2025 and December 31, 2024, Members’ equity consisted of 430,764,369 and 409,294,721 Members’ units, respectively.
Warrants
On October 21, 2024 (the “Issue Date”), the Company issued to ZFSG: (i) 11,511,275 warrants to purchase Members’ units with an exercise price of $3.00 per unit (Tranche 1); and (ii) 4,000,000 warrants to purchase Members’ units with an exercise price of $2.00 per unit (Tranche 2). Such underlying units and exercise prices of the Tranche 1 and Tranche 2 warrants (collectively, the “Warrants”) are subject to customary anti-dilution adjustments set forth in each warrant certificate. ZFSG is entitled to exercise the Warrants for a term of ten years starting from the Issue Date by paying the exercise price in cash or on a cashless basis.
As of March 31, 2025, all of the Warrants issued are outstanding and remain unexercised.
16. Share-Based Compensation
On January 1, 2019, the Company established the Ategrity Specialty Holdings LLC, and Subsidiaries Equity Incentive Plan (the “Equity Plan”), which provides for restricted units, non-qualified incentive options and other unit-based awards (collectively, the “award units”) for directors, officers and other employees. The maximum number of the Company’s units that may be issued under the Equity Plan was 6,250,000. On December 8, 2024, the Company amended the Equity Plan to increase the number of Members’ units that may be issued under the Equity Plan to 50,000,000.
The Company recognized total share-based compensation expense of $163 thousand and $82 thousand for the three months ended March 31, 2025 and 2024, respectively. The tax benefit recognized was $34 thousand and $17 thousand for the three months ended March 31, 2025 and 2024, respectively.
Estimated fair values of award units were derived by independent third-party valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation. The third-party valuations

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
used the guideline public company method (“GPC method”) to estimate the Company’s total equity value and allocated the total equity value between the award units. The GPC method estimates enterprise value based on a comparison of the Company to comparable public companies in a similar line of business and generally applies representative valuation ratios, which relate market prices to selected financial statistics derived from the comparable companies to the subject company after consideration of adjustments for financial position, growth, markets, profitability, reinvestment needs, risk and other factors.
Non-Qualified Incentive Options (“NQIOs”)
Primarily all outstanding NQIOs were granted with a life of either five or ten years, with either a three or five-year graded vesting period for service conditions. Some NQIOs also have performance conditions in addition to service conditions. For NQIOs which are exercisable only upon the occurrence of a qualifying event, which is generally defined as a change in control event or a public listing, the Company has not recognized any compensation expense because no qualifying events have occurred. For NQIOs that are subject only to a service condition, the Company uses a straight-line attribution method, whereas for NQIOs that are subject to a service condition and a performance condition, the Company uses a graded vesting attribution method.
The following table summarizes NQIO activity:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Fair Value of Underlying Member Unit	Weighted Average Fair Value per Option at Grant Date	Weighted- Average Remaining Contractual Term (in years)
Outstanding as of January 1, 2025	46,273,132	$1.12			9.61
Granted	—	—
Exercised	—	—
Expired	—
Forfeited	—	—
Outstanding as of March 31, 2025	46,273,132	$1.12			9.36
Vested & Exercisable	2,387,500	$1.75			8.56

For the three months ended March 31, 2025 and 2024, the Company recorded $163 thousand and $76 thousand of compensation expense related to the NQIOs. As of March 31, 2025, the Company had $1.4 million of unrecognized compensation expense expected to be charged to earnings over a period of 3.8 years.
CEO Options
In 2022, as part of the compensation of the Company’s CEO and solely for the services provided by him as a CEO of the Company, ZFSG agreed to issue the CEO share-based awards in the form of 16,277,800 options to purchase Members’ units of the Company held by ZFSG subject to certain vesting conditions (“the CEO Options”). This agreement met the criteria to be deemed a grant. The CEO Options were granted in February 2022 with a contractual term of ten years and a four-year graded vesting period. To estimate the fair value of the CEO Options, the Company used the same valuation methodology and assumptions as for the Restricted Units and the Non-Qualified Incentive Options as described above. The exercise price and the grant-date fair value of the CEO Options were $0.84 and $0.06, respectively.
In December 2024, ZFSG cancelled the original CEO Options and contemporaneously, the Company replaced them with new CEO Options (“the new CEO Options”). The Company issued the new CEO Options in the form of

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
27,097,710 options to purchase Members’ units of the Company subject to certain vesting conditions. This agreement met the criteria to be deemed a Type 1 modification of the original grant pursuant to ASC Topic 718, Compensation — Stock Compensation. The new CEO Options were granted on December 8, 2024 (the “Modification Date”) with a contractual term of ten years and a three-year graded vesting period if the Company completes an IPO on or prior to December 31, 2025, or a four-year graded vesting period if the Company doesn’t complete an IPO on or prior to December 31, 2025. The exercise price and the grant-date fair value of the new CEO Options were $0.88 and $0.221, respectively.
As of March 31, 2025, the Company had $1.1 million of unrecognized compensation expense expected to be charged to earnings over a period of 2.7 years. As of March 31, 2025, 27,097,710 of the new CEO Options were outstanding. None of the new CEO Options were exercised during the three months ended March 31, 2025. As of March 31, 2025, 18,337,192 of the new CEO Options were vested and none were exercisable.
Restricted Units (“RUs”)
All outstanding RUs were granted with a five-year, graded vesting period. The Company recognized total compensation expense related to the RUs of $0 and $5 thousand during the three months ended March 31, 2025 and 2024, respectively, using a straight-line vesting attribution method. As of March 31, 2025, the Company had unrecognized compensation expense related to the RUs of $0. The total fair value of RUs vested during the three months ended March 31, 2025 and 2024 was $26 thousand and $17 thousand, respectively.
The following table summarizes RU activity for the three months ended March 31, 2025:
	Three Months Ended March 31, 2025
	Units	Weighted- Average Grant-Date Fair Value
Non-vested:
Beginning Balance	33,400	$0.99
Granted	—	—
Vested	(33,400)	$0.99
Forfeited	—
Closing Balance	—	$0.99

17. Segment Reporting
The Company operates as one operating segment with excess and surplus lines insurance business at its core. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer (“CEO”), who uses consolidated net income to make decisions about allocating resources and assessing performance for the entire Company. The measure of segment assets is reported in the condensed consolidated balance sheets as total assets.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The following table presents the Company’s operating results as evaluated by the CODM.
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Revenues
Net premiums earned	$78,301	$68,278
Fee income	560	125
Net investment income	7,895	5,253
Net realized and unrealized gains (losses) on investments	(4,599)	2,388
Other income	965	24
Total revenues	83,122	76,068
Expenses
Losses and loss adjustment expenses	46,862	41,047
Policy acquisition costs	14,598	14,961
Other operating and general expenses	10,287	8,428
Interest expense	447	550
Other expenses	238	54
Total expenses	72,432	65,040
Income before income taxes	10,690	11,028
Income tax expense	2,240	2,070
Net income	8,450	8,958
Less: Net income (loss) attributable to non-controlling interest – General Partner	(11)	1,202
Segment net income	$8,461	$7,756
Reconciliation of profit or loss:
Adjustments and reconciling items	—	—
Consolidated net income attributable to members	$8,461	$7,756

The table below presents gross premium written (“GPW”) by product group for the three months ended March 31, 2025 and 2024:
	Three Months Ended March 31,
	2025		2024
	(in thousands)
Product Group	Amount	% of GWP	Amount	% of GWP
Casualty	$82,140	71%	$50,506	62%
Property	34,003	29%	31,099	38%
Total Gross Written Premium	$116,143	100%	$81,605	100%

All long-term assets of the Company are based in the United States and similarly, all revenue is derived from customers based in the United States. For the three months ended March 31, 2025, the Company had two distribution partners that generated $20.9 million and $12.0 million of direct written premiums, representing

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
18.0% and 10.3% of total direct written premiums, respectively. For the three months ended March 31, 2024, the Company had one distribution partner that generated $9.7 million of direct written premiums, representing 11.9% of total direct written premiums. No other broker generated ten percent or more of the direct written premiums for the three months ended March 31, 2025 and 2024.
The measure of segment assets is reported in the condensed consolidated balance sheets as total assets.
18. Earnings Per Unit
The following table presents the calculation of basic and diluted earnings per unit for the three months ended March 31, 2025 and 2024:
	Three Months Ended March 31,
	2025	2024
	(in thousands, except for units and per unit data)
Numerator:
Net income available to Members	$8,461	$7,756
Income allocable to participating securities	295	—
Net income attributable to Members’ units	$8,166	$7,756
Denominator:
Weighted-average units outstanding – basic, including participating securities	445,084,742	386,397,466
Weighted-average participating securities	(15,511,275)	—
Weighted-average units outstanding – basic	429,573,467	386,397,466
Dilutive effect of share-based compensation	6,512,205	3,270
Weighted-average units outstanding – diluted	436,085,672	386,400,736
Earnings per unit – basic	$0.02	$0.02
Earnings per unit – diluted	$0.02	$0.02

Basic net income per unit is computed by dividing net income attributable to Members by the weighted-average number of Members’ units outstanding during the period. The Company applies the two-class method because the outstanding Warrants are considered participating securities, as they provide the Warrant holder with a nonforfeitable right to receive dividends on the same terms as the Members’ units, regardless of whether the Warrants are exercised.
As the Company has not declared any dividends during the three months ended March 31, 2025 and 2024, respectively, the Company allocated net income between the outstanding Members’ units and the Warrants based on their relative rights to undistributed earnings. As a result, a portion of net income was attributed to the outstanding Warrants, thereby reducing net income available to Members’ units.
For the computation of diluted earnings per unit, basic net income per unit attributable to Members is adjusted by the effect of dilutive securities, including awards under the Company’s Equity Plan as described in Note 16. Diluted net income per unit attributable to Members is computed by dividing the resulting net income attributable to Members by the weighted-average number of outstanding Members’ units and any potentially dilutive securities.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the three months ended March 31, 2025, 6.0 million of NQIOs and 15.5 million of warrants were not included in the computation of diluted earnings per unit because their effect would have been anti-dilutive. For the three months ended March 31, 2024, 26.7 million of NQIOs were not included in the computation of diluted earnings per unit because their effect would have been anti-dilutive.
19. Other Comprehensive Income
The following table summarizes the components of other comprehensive (loss) income for the three months ended March 31, 2025 and 2024:
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Unrealized (losses) gains arising during the period, pre-tax	$(124)	$3,178
Income tax benefit (expense)	10	(669)
Unrealized (losses) gains arising during the period, net of taxes	(114)	2,509
Other comprehensive (losses) income	$(114)	$2,509

20. Income Taxes
The Company uses the estimated annual effective tax rate method for calculating its tax provision in interim periods, which represents the Company’s best estimate of the effective tax rate expected for the full year. The estimated annual effective tax rate typically differs from the U.S. statutory tax rate, primarily as a result of non-deductible expenses and nontaxable pass-through income. The Company’s effective tax rates were 20.9% and 18.8.% for the three months ended March 31, 2025 and 2024, respectively, and were lower than the federal statutory rate of 21% due primarily to non-deductible expenses and non-taxable pass-through income.
21. Related Party Transactions
Technology Transactions
The Company entered into a series of related technology transactions, (the “Technology Transactions”) effective January 1,2023, with ZFSG and Zimmer Technology Group, LLC (“ZTG”), a wholly owned subsidiary of ZFSG, governing the sale, licensing and services related to certain technology assets developed and owned by the Company. As part of the Technology Transactions, ZTG acquired the assets for a purchase price of $13.5 million paid in the form of a promissory note (“the Promissory Note”), as further described in Note 4.
Also as part of the Technology Transactions, the Company obtained a license to continue using the assets as part of the Company’s operations at a cost of $0.8 million per annum, with the ability to non-renew the license at the end of each one-year period. The Company also agreed to provide services relating to the assets to ZTG with the actual internal and external costs incurred by the Company in performing the services to be paid by ZTG. The following amounts were recorded in the three months ended March 31, 2025 and 2024, respectively, related to the Technology Transactions: (a) $0.3 million and $0.3 million, respectively, of interest income on the Promissory Note (included in net investment income); (b) $0.2 million and $0.2 million, respectively, of licensing fee expense (included in underwriting, acquisition and insurance expenses); and (c) $1.2 million and $0.7 million, respectively, of service charges billed to ZTG (included in underwriting, acquisition and insurance expenses as an offset).

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of March 31, 2025 and December 31, 2024, the receivable from ZTG was $1.2 million and $1.0 million, respectively, and the payable to ZTG was $0.2 million as of both March 31, 2025 and December 31, 2024, included in other assets and accounts payable and accrued expenses, respectively, in the condensed consolidated balance sheets.
Management & Cost Sharing
The Company entered into a Management & Cost Sharing Agreement effective September 30, 2023 with Zimmer Insurance Services, LLC (“ZIS”), a wholly owned subsidiary of ZFSG, pursuant to which, amongst other things, ZIS may provide certain Services (as defined therein) to the Company and its affiliates. During 2024, certain corporate and shared service functions were provided by ZIS and Zimmer Partners, LP, an affiliate. These expenses were allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis based on measures considered to be a reasonable reflection of the historical utilization levels of these services. For the three months ended March 31, 2025 and 2024, the Company recorded $0 and $0.3 million, respectively, of such allocated expense, recognized in underwriting, acquisition and insurance expenses in the condensed consolidated statements of operations.
Commencing October 1, 2024, ZIS began providing employee benefit administration services to the Company that were previously provided to the Company by a third-party vendor. As of March 31, 2025, $0.8 million was due to ZIS under this agreement, included in accounts payable and accrued expenses in the condensed consolidated balance sheets. The Company’s expense related to such services provided by ZIS was $0.5 million for the three months ended March 31, 2025, included in underwriting, acquisition and insurance expenses in the condensed consolidated statements of operations.
As described in Note 9, the Company subleases office space to ZFSG under a sublease agreement effective July 1, 2022 with ZFSG. The base rent under the sublease is equal to that which the Company pays under the headlease, and the sublease and the headlease are coterminous.
Tax Allocation Agreement
The Company is included in ZFSG’s consolidated Federal income tax return and in various combined State income tax returns. The Company entered into a Tax Allocation Agreement with ZFSG (the “Tax Allocation Agreement”) which governs the allocation of consolidated tax liability among the parties to the agreement, the reimbursement of ZFSG for payments of such liabilities, the compensation of affiliated companies of ZFSG for the use of its tax attributes and the allocation of refunds or subsequent adjustments to tax liabilities. As of March 31, 2025, $20.8 million was due to ZFSG under this agreement and is included in income tax payable in the condensed consolidated balance sheets.
Advisory Fee
On March 31, 2025, ZFSG paid the Company an advisory fee equal to $940 thousand relating to certain advisory services provided to ZFSG by the Company that the Company recorded in other income in condensed consolidated statements of operations and comprehensive income with a corresponding amount recorded as a receivable from affiliates, in the condensed consolidated balance sheets.
Withdrawal from the Utility Limited Partnership
As described in Note 3, on March 31, 2025, the Company redeemed $97.2 million from the Utility Limited Partnership, which is included in the receivable from affiliates, in the condensed consolidated balance sheets.
MidCap Limited Partnership Agreement
On January 1, 2025, the Company entered into the Amended and Restated Limited Partnership Agreement with the MidCap Limited Partnership with an initial investment of $10 million, as further described in Note 4.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Capital Transactions
Capital transactions with ZFSG during the three months ended March 31, 2025 are described in Note 15.
22. Subsequent Events
In connection with the Company’s redemption on March 31, 2025 from its investment in the Utility Limited Partnership, effective April 1, 2025 the Company executed: (a) a Loan Agreement with ZIS (the “ZIS Loan”), as the borrower; and (b) a Guarantee and Pledge Agreement with ZFSG. The ZIS Loan provides for a fixed interest rate of 5.5%, payable annually in cash. The purpose of the Company’s entry into the ZIS Loan is to replace the variable income from its investment in the Utility Limited Partnership with fixed income in the form of the ZIS Loan.
The Company entered into a transaction with ZTG, effective April 1, 2025, to acquire certain technology assets developed by or on behalf of ZTG for the Company after the date of the Technology Transactions, including the rights to the AtegrityOne software, for the purchase price of $3.2 million.
On April 2, 2025 (the “Grant Date”), the Chief Financial Officer of ZFSG (the “ZFSG CFO”) who is also a director nominee of the Company, was granted a cash-settled unit appreciation right award by ZFSG relating to 500,000 of the Company’s Member Units, which represents the right to a cash payment equal to the increase in the value of a Member Unit over the base price of $1.00 per unit on the fifth anniversary of the Grant Date, subject to the ZFSG CFO’s continued employment at ZFSG or its affiliates through such date.
On May 16, 2025, ZFSG entered into a consulting agreement with the Company’s CEO, under which the CEO agreed to provide consulting services to a subsidiary of ZFSG for matters unrelated to the Company. Pursuant to the consulting agreement, ZFSG will pay the CEO a total of $1.0 million as compensation. The terms of the consulting agreement did not affect the CEO’s compensation as the Company’s CEO and any fees paid for consulting services were separate from his standard compensation.
During the second quarter of 2025, ZFSG made a cash contribution of $2.7 million and received 2,741,200 of Member Units in connection with the repurchase of 2,741,200 units from certain unitholders for an aggregate purchase price of $2.7 million.
The Company has evaluated subsequent events through June 2, 2025, the date the condensed consolidated financial statements were available to be issued. Other than the event described above, no subsequent events are known.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Ategrity Specialty Holdings LLC and subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Ategrity Specialty Holdings LLC and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, changes in members’ equity and non-controlling interest and cash flows for each of the two years in the period ended December 31, 2024, and the related notes and financial statement schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Restatement of Financial Statement Schedules
As discussed in Note 1 to the financial statement schedule I and Note 1 to the financial statement schedule II, the 2024 financial statement schedule I and the 2024 and 2023 financial statement schedule II have been restated to correct misstatements.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
Tysons, Virginia
March 04, 2025, except for the effects of the restatement of the financial statement schedules disclosed in Notes 1 to Schedule I and Schedule II, and the effects of the subsequent events described in Note 24 to the consolidated financial statements as to which the date is June 03, 2025.

Ategrity Specialty Holdings LLC and Subsidiaries
Consolidated Balance Sheets
	As of December 31,
	2024	2023
	(in thousands)
Assets:
Fixed maturity securities available-for-sale, at fair value (amortized cost of $434,965 in 2024 and $103,789 in 2023)	$438,752	$98,200
Equity securities, at fair value (cost of $0 in 2024 and $1,000 in 2023)	—	1,000
Utility & infrastructure investments, at fair value (cost of $216,075 in 2024 and $221,175 in 2023)	270,242	253,045
Short-term investments	52,612	—
Other invested assets	280	694
Total invested assets	761,886	352,939
Cash and cash equivalents	26,573	264,646
Investment income due and accrued	5,642	1,098
Premiums receivable, net of allowance for credit losses of $5,907 in 2024 and $2,953 in 2023	53,500	49,103
Deferred policy acquisition costs, net of ceding commissions	21,552	23,245
Note receivable from affiliate	13,501	13,501
Prepaid reinsurance premiums	3,905	396
Deferred income tax asset, net	9,670	7,221
Reinsurance recoverable, net of allowance for credit losses of $0 in 2024 and $0 in 2023	133,616	125,671
Ceded unearned premiums	68,205	37,852
Other assets	25,388	6,370
Total assets	$1,123,438	$882,042
Liabilities, members’ equity and non-controlling interest:
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	403,576	320,936
Unearned premiums	212,828	173,905
Securities sold, not yet purchased, at fair value (cost of $932 in 2024 and $12,379 in 2023)	930	12,130
Payable to reinsurers	27,160	15,669
Due to broker	9,189	—
Accounts payable and accrued expenses	38,061	17,899
Funds held under reinsurance treaties	2,092	4,589
Income tax payable	26,488	8,852
Other liabilities	4,307	5,865
Total liabilities	724,631	559,845
Members’ equity:
Members’ equity	360,741	338,634
Retained earnings (deficit)	34,569	(12,521)
Accumulated other comprehensive income (loss)	2,997	(4,416)
Total members’ equity	398,307	321,697
Non-controlling interest−General Partner	500	500
Total members’ equity and non-controlling interest	398,807	322,197
Total liabilities, members’ equity and non-controlling interest	$1,123,438	$882,042

See accompanying Notes to Consolidated Financial Statements.

Ategrity Specialty Holdings LLC and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Revenues
Gross written premiums	$437,036	$352,591
Ceded written premiums	(137,830)	(84,375)
Net written premiums	299,206	268,216
Change in unearned premiums	(8,571)	(36,752)
Net premiums earned	290,635	231,464
Fee income	918	660
Net investment income	24,046	11,366
Net realized and unrealized gains (losses) on investments	28,140	(2,269)
Other income	95	95
Total revenues	343,834	241,316
Expenses
Losses and loss adjustment expenses	175,234	154,107
Underwriting, acquisition and insurance expenses	98,567	72,155
Interest expense	2,042	2,237
Other expenses	1,727	196
Total expenses	277,570	228,695
Income before income taxes	66,264	12,621
Income tax expense	12,316	2,518
Net income	53,948	10,103
Less: Net income attributable to non-controlling interest−General Partner	6,858	55
Net income attributable to members	47,090	10,048
Other comprehensive income:
Unrealized gains, net of taxes	7,413	3,246
Less: Unrealized gains, net of taxes attributable to non-controlling interest	—	—
Total comprehensive income attributable to members	$54,503	$13,294
Earnings per member’s unit:
Basic	$0.12	$0.03
Diluted	$0.12	$0.03
Weighted-average units outstanding:
Basic	390,738,224	349,938,678
Diluted	390,756,416	349,948,799
See accompanying Notes to Consolidated Financial Statements.

Ategrity Specialty Holdings LLC and Subsidiaries
Consolidated Statements of Changes in Members’ Equity and
Non-Controlling Interest
	Members’ Equity	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity	Non- Controlling Interest	Total Members’ Equity and Non-Controlling Interest
	(in thousands)
Balance at January 1, 2023	$303,364	$(22,569)	$(7,662)	$273,133	$3,584	$276,717
Member units issued	35,243	—	—	35,243	—	35,243
Share-based compensation	27	—	—	27	—	27
Distributions	—	—	—	—	(3,139)	(3,139)
Net income	—	10,048	—	10,048	55	10,103
Other comprehensive income, net of taxes	—	—	3,246	3,246	—	3,246
Balance at December 31, 2023	$338,634	$(12,521)	$(4,416)	$321,697	$500	$322,197
Member units issued	20,100	—	—	20,100	—	20,100
Share-based compensation	2,007	—	—	2,007	—	2,007
Distributions	—	—	—	—	(6,858)	(6,858)
Net income	—	47,090	—	47,090	6,858	53,948
Other comprehensive income, net of taxes	—	—	7,413	7,413	—	7,413
Balance at December 31, 2024	$360,741	$34,569	$2,997	$398,307	$500	$398,807

See accompanying Notes to Consolidated Financial Statements.

Ategrity Specialty Holdings LLC and Subsidiaries
Consolidated Statements of Cash Flows
	For the Years Ended December 31,
	2024	2023
	(in thousands)
OPERATING ACTIVITIES
Net income	$53,948	$10,103
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premium/discount on fixed maturity securities, available-for-sale	(3,807)	326
Net realized and unrealized gains (losses) on investments	(27,921)	2,412
Net investment income	(3,102)	(2,979)
Depreciation and amortization	699	227
Share-based compensation	2,007	27
Expenses allocated from affiliate	—	244
Change in operating assets and liabilities:
Deferred income taxes	(4,412)	(6,970)
Investment income due and accrued	(4,544)	(575)
Premiums receivable, net	(4,398)	(6,166)
Deferred policy acquisition costs, net of ceding commissions	1,693	(3,597)
Note receivable from affiliate	—	—
Prepaid reinsurance premiums	(3,509)	(143)
Income tax receivable	—	4,344
Reinsurance recoverable	(7,945)	1,656
Ceded unearned premiums	(30,353)	(1,674)
Other assets	(19,488)	(857)
Reserves for unpaid losses and loss adjustment expenses	82,640	44,498
Unearned premiums	38,924	38,427
Payable to reinsurers	11,491	143
Accounts payable and accrued expenses	30,163	5,551
Funds held under reinsurance treaties	(2,497)	(6,817)
Income tax payable	17,636	8,852
Other liabilities	(1,614)	(1,325)
Net cash provided by operating activities	125,611	85,707
INVESTING ACTIVITIES
Purchase of fixed maturity securities, available-for-sale	(389,306)	(136,964)
Proceeds from sale of fixed maturity securities, available-for-sale	99,377	124,323
Maturities and redemptions of fixed maturity securities, available-for-sale	17,665	15,173
Purchase of equity securities	—	(1,000)
Redemptions of Utility & Infrastructure investments	414	2,725
Purchase of other assets	(164)	(66)
Change in Treasury bills, net	(39,199)	—
Change in short-term investments, net	(53,381)	—
Purchases to cover securities sold, not yet purchased	1,257	(56,974)
Proceeds from sale of securities sold, not yet purchased	(348)	67,703
Proceeds from sale of other invested assets	415	—
Purchase of other invested assets	—	(408)
Net cash (used in) provided by investing activities	(363,270)	14,512
FINANCING ACTIVITIES
Issuance of Members’ units	—	35,000
Capital distribution	(414)	(2,725)
Net cash (used in) provided by financing activities	(414)	32,275
Net change in cash and cash equivalents	(238,073)	132,494
Cash and cash equivalents, at beginning of period	264,646	132,152
Cash and cash equivalents, at end of period	$26,573	$264,646
Supplementary cash flow information:
Cash paid for interest	$2,124	$2,192
Cash paid for taxes	$—	$—
Supplementary non-cash investing and financing activities:
Members’ units issued in exchange for U.S. Treasury bills	$20,100	$—
Note receivable from affiliate received from the sale of property and equipment, net	$—	$13,501
See accompanying Notes to Consolidated Financial Statements.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
1. Organization
Ategrity Specialty Holdings LLC (“ASHL”) is an insurance holding company formed in 2017 and commenced operations in 2018. ASHL is registered in Delaware and conducts its operations principally through its wholly owned subsidiaries providing excess and surplus lines insurance and reinsurance products. The Company is majority owned by Zimmer Financial Services Group LLC (“ZFSG”), a financial services holding company with operations in the insurance and asset management industries. The following are ASHL’s operating subsidiaries:
•
Ategrity Specialty Insurance Company (“ASIC”), which is registered in Delaware and organized for the purpose of writing excess and surplus lines insurance on a non-admitted basis in the United States.

•
Ategrity Specialty Insurance Limited (“ASIL”) was incorporated under the laws of Bermuda (owned through Ategrity Specialty Holdings Limited, an intermediate holding company domiciled in Bermuda) for the sole purpose of providing quota-share insurance to ASIC.

ASHL and its subsidiaries own approximately 99.8% of ZP Utility Insurance Fund, L.P. (the “Utility Limited Partnership”). The Utility Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the Utility Limited Partnership invests substantially all of its assets in ZP Master Utility Fund, Ltd. (the “Absolute Return Utility & Infrastructure Fund”), an exempted company incorporated in the Cayman Islands.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of ASHL and its consolidated subsidiaries, as well as the Utility Limited Partnership, a variable interest entity (“VIE”) that meets the requirements for consolidation (see Note 3 for further details) (collectively referred to as the “Company”). All intercompany accounts and transactions have been eliminated in consolidation.
Estimates and Assumptions
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Management makes estimates and assumptions that include, but are not limited to, reserves for unpaid losses and loss adjustment expenses, fair value of financial assets and liabilities, allowance for credit losses, and income taxes.
Those estimates are inherently subject to change, and actual results may ultimately differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash includes $26.1 million and $10.0 million of cash, primarily held at two major financial institutions, as of December 31, 2024 and 2023, respectively. The cash amount on deposit may exceed the insured limit of the institution and exposes the Company to credit risk. As of December 31, 2024 and 2023, the Company held $0.5 million and $254.7 million, respectively, in cash equivalents which includes money market funds and highly liquid short-term deposits and securities with maturities of 90 days or less at the date of purchase.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
Short-term Investments
Short-term investments are carried at amortized cost, which approximates fair value. Short-term investments have maturities greater than three months but less than one year at the date of purchase.
Investments
Available-for-Sale
Fixed maturity securities classified as “available-for-sale” are carried at fair value with unrealized gains and losses on such securities, net of any deferred taxes, reported as a separate component of accumulated other comprehensive income.
The Company does not have any securities classified as “held-to-maturity.”
Interest on fixed-maturity securities is credited to earnings as it accrues. Premiums and discounts are amortized or accreted using the constant yield method over the lives of the related fixed maturities, or to the earliest call date for securities purchased at a premium. This method includes an adjustment for estimated principal prepayments, if any, on asset- and mortgage-backed securities. To the extent that the estimated lives of such securities change as a result of changes in estimated prepayment rates, the adjustments are included in net investment income using the retrospective method.
Realized investment gains or losses are determined on a specific identification basis. Interest income is recognized as earned and dividend income is recognized on the ex-dividend date.
Allowance for Credit Losses
The Company performs a periodic assessment of its available-for-sale portfolio to determine if there is a decline in the fair value below the amortized cost basis and if it is due to credit-related factors or noncredit-related factors (i.e., changes in market-based interest rates). An allowance for credit losses is recorded for any credit-related impairments, limited to the amount by which fair value is below amortized cost. Changes in the allowance for credit losses are recognized in earnings and included in net investment income. Unrealized losses that are not credit-related are recognized in other comprehensive income. See Note 4 for further discussion of credit losses. The Company also considers whether it intends to sell the security or if it is more likely than not that it will be required to sell the security before recovery of its amortized cost. When assessing whether it intends to sell a fixed-maturity security or if it is likely to be required to sell a fixed-maturity security before recovery of its amortized cost, the Company evaluates facts and circumstances including, but not limited to, decisions to reposition the investment portfolio, potential sales of investments to meet cash flow needs, and potential sales of investments to capitalize on favorable pricing.
The Company reports accrued interest receivable as a component of accrued investment income on its consolidated balance sheets which is presented separately from available-for-sale securities. The Company does not measure an allowance for credit losses on accrued interest receivable and instead would write off accrued interest receivable at the time an issuer defaults or is expected to default on payments.
Equity Securities
Equity securities are reported at fair value. Changes in unrealized gains and losses in fair value of these investments are recognized in net income.
Utility & Infrastructure Investments
Utility & Infrastructure Investments consisted of our investment in the Absolute Return Utility & Infrastructure Fund via the Utility Limited Partnership. In consolidating the Utility Limited Partnership, the Company retained the

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
specialized industry accounting (as described below) and presents its investment in the Absolute Return Utility & Infrastructure Fund as a single net asset, equal to the Company’s proportionate share of the underlying net asset value (“NAV”) of the Absolute Return Utility & Infrastructure Fund. The performance of the Company is directly affected by the performance of the Absolute Return Utility & Infrastructure Fund.
The Company accounts for its investment in the Absolute Return Utility & Infrastructure Fund under the variable interest model at NAV as a practical expedient for fair value. Increases or decreases in such fair values are recorded within net realized gains and unrealized gains (losses) on investments in the consolidated statement of operations. Realized gains or losses upon any withdrawals of investments in the Absolute Return Utility & Infrastructure Fund are calculated using the weighted average method. Net investment income from the Absolute Return Utility & Infrastructure Fund, net of related expenses, is recorded with net investment income in the consolidated statement of operations. Generally, all investment income received is reinvested into the Absolute Return Utility & Infrastructure Fund. The assets and liabilities of the Absolute Return Utility & Infrastructure Fund are recorded at fair value, or at amounts approximating fair value. The Company records contributions and withdrawals related to its investments in the Absolute Return Utility & Infrastructure Fund on the transaction date.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities that qualify as financial instruments under fair value accounting guidance approximates the carrying amounts presented in the consolidated financial statements.
Fair value estimates are made at a specific point in time based on market conditions and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates (see Note 5 for further details).
Non-controlling Interest
General Partner in the consolidated balance sheets represents ZP Utility Insurance GP, LLC’s (the “Utility General Partner”) interest in the Utility Limited Partnership. See Note 3 for further discussion and related disclosures regarding VIEs.
Written Premiums
Written premiums are earned on a pro rata basis over the terms of the policies, which are generally 12 months. The portion of premiums written applicable to the unexpired terms of the policies in force is recorded as unearned premiums. Advanced premiums, if received prior to the policy effective date, are included within other liabilities in the accompanying consolidated balance sheets. Policies are accounted for on an individual basis, with no aggregation by counterparty.
Premiums Receivable, Net
Premiums receivable are carried at face value, net of any allowance for credit losses. The allowance for credit losses represents an estimate of amounts considered uncollectible based on the Company’s assessment of the collectability of receivables. The estimate considers historical collection data, current economic conditions and expectations of future conditions that could affect ultimate collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The following table presents the rollforward of the allowance for credit losses for premiums receivable for the years ended December 31, 2024 and 2023.
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Beginning balance	$2,953	$—
Current period change for estimated uncollectible premiums	2,954	2,953
Write-offs of uncollectible premiums receivable	—	—
Ending balance	$5,907	$2,953

Deferred Policy Acquisition Costs
Costs which are incrementally or directly related to the successful acquisition of new or renewal insurance business are deferred. These deferred costs are primarily commissions to distribution partners and the portion of underwriting compensation and payroll-related fringe benefits directly related to an insurance contract that has been acquired, net of ceding commissions related to reinsurance ceded. Amortization of such policy acquisition costs is charged to expense in proportion to premium earned over the estimated policy life. To the extent that unearned premiums on existing policies are not adequate to cover projected related costs and expenses, deferred policy acquisition costs are charged to earnings. The Company considers anticipated investment income when determining whether premium deficiency exists. No premium deficiency reserves were recorded as of December 31, 2024 and 2023, respectively.
Reinsurance Recoverable and Prepaid Reinsurance Premiums
Certain premiums and losses are ceded to other insurance companies under various excess of loss and quota-share reinsurance contracts. The Company enters into ceded reinsurance contracts to limit its exposure to large losses, to limit exposure on new lines of insurance written by the Company and to provide additional capacity for growth.
Premiums, commissions and losses and loss adjustment expenses on reinsured business are accounted for on a basis consistent with that used in accounting for the original policies issued and the terms of the reinsurance contracts. Reinsurance recoverable and prepaid reinsurance premiums are reported as assets. The Company is exposed to credit losses from reinsurers being unable to meet their obligations. The Company uses a provision matrix to calculate the allowance for credit losses on reinsurance recoverables by applying impairment rates based on historical loss data to similarly rated reinsurance companies based on the expected duration of the receivables. The Company also considers the expected impact of current and future expected economic conditions and adjusts estimates if needed based on an evaluation of these factors. The Company also evaluates the financial condition of potential reinsurers and reinsures its business with highly rated reinsurers with a rating of “A-” (Excellent) or better from A.M. Best. The Company has not experienced any credit losses from reinsurance recoverables and did not record an allowance for uncollectible reinsurance recoverables as of December 31, 2024 or 2023.
The Company may purchase reinsurance on certain lines of business in the form of loss portfolio transfers (“LPT”). These contracts provide indemnification of losses related to past loss events where the reinsurer shares losses, either a proportion of or in its entirety, depending on certain dollar thresholds. Income generated from retroactive reinsurance contracts is deferred and amortized into net income over the settlement period and losses are charged to net income immediately. Subsequent changes in the measurement of the retroactive reinsurance contract are accounted for under a full retrospective method.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The Company receives ceding commissions in connection with certain ceded reinsurance. The ceding commissions do not exceed amounts paid on direct business and are recorded as a reduction of underwriting, acquisition and insurance expenses.
Payable to Reinsurers and Funds Held Under Reinsurance Treaties
Payable to reinsurers includes ceded premiums due to reinsurers. Funds held under reinsurance treaties includes ceded premiums retained by the Company under contracts to fund ceded losses as they become due.
Fee Income
Fee income includes policy fees charged to insureds and is recognized in earnings when the related premium is written.
Income Taxes
The Company is included in ZFSG’s consolidated Federal income tax return and in various combined State income tax returns. The income tax expense in the Company’s consolidated financial statements was determined on a stand-alone return basis which requires the recognition of income taxes using the liability method. Under this method, the Company calculates its tax provision on a stand-alone basis, separately from ZFSG, reporting taxable income or loss and paying applicable tax based on a separate taxable income and associated tax attributes in each tax jurisdiction.
The income tax expense, deferred income tax assets and deferred income tax liabilities reflect management’s best assessment of estimated future taxes to be paid. Significant judgments and estimates are required in determining our consolidated income tax expense.
Deferred income tax assets and deferred income tax liabilities are provided for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective U.S. tax bases. Deferred income tax assets and liabilities are measured using enacted U.S. corporate tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are reduced by a valuation allowance only when management believes it is more likely than not that some, or all, of the deferred tax assets will not be realized. The Company evaluates deferred tax assets for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical financial performance, projections of future taxable income, future reversals of existing taxable temporary differences, any available carryback capacity and tax planning strategies.
Leases
At the inception date, the Company assesses whether or not a contract is or contains a lease and any lease’s classification as a finance or operating lease. All of the Company’s leases existing as of December 31, 2024 qualify as operating leases. For operating leases with a term longer than 12 months, the Company recognizes a lease liability and right-of-use asset within other liabilities and other assets respectively, in the accompanying consolidated balance sheets, at the present value of the lease payments. Payments made under operating leases are recognized in the consolidated statements of operations and comprehensive income on a straight-line basis over the term of the lease. Lease terms include all contractual periods covered by options that are reasonably certain to be exercised. As lease contracts generally do not provide an implicit discount rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date to determine the present value of the lease payments. The weighted-average discount rate used in calculating the lease liabilities and right-of-use assets in 2024 was 5.25%.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
Reserves for Unpaid Losses and Loss Adjustment Expenses
The reserves for unpaid losses and loss adjustment expenses represent the estimated ultimate cost of all reported and unreported losses and loss adjustment expenses incurred and unpaid at the balance sheet date. The Company does not discount this reserve. The process of estimating the reserves for unpaid losses and loss adjustment expenses requires a high degree of judgment and is subject to a number of variables. The estimates are based on actuarial methods that use a combination of management’s initial expected loss ratios and reporting patterns for those losses based on industry data and the Company’s actual reported losses and loss adjustment expenses. If actual loss emergence is better than initial expected ratio assumptions, the Company will experience favorable development; if it is worse than initial expected ratio assumptions, the Company will experience adverse development.
Catastrophes of significant magnitude, including hurricanes and earthquakes, involve complex coverage issues. In estimating the reserves for unpaid losses and loss adjustment expenses for these catastrophes, management uses case reserve estimates based on information obtained from site inspections by the Company’s adjustors and the terms of coverage provided in the policies. Management estimates reserves for incurred but not reported claims (“IBNR”) for these catastrophes using judgment based on an assessment of the Company’s property insurance exposures where the catastrophes occur and the Company’s progress in settling claims.
Although management believes that the reserves for unpaid losses and loss adjustment expenses are reasonable, it is possible that the Company’s actual incurred losses and loss adjustment expenses will not develop in a manner consistent with the assumptions inherent in the determination of these reserves. Specifically, the Company’s actual ultimate loss ratio could differ from management’s initial expected loss ratio and/or the Company’s actual reporting patterns for losses could differ from the expected reporting patterns. Accordingly, the ultimate settlement of losses and the related loss adjustment expenses may vary significantly from the estimates included in the Company’s financial statements. These estimates are reviewed regularly by management and are adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.
Variable Interest Entities (“VIEs”)
Entities that do not have sufficient equity at risk to allow the entity to finance its activities without additional financial support or in which the equity investors, as a group, do not have the characteristic of a controlling financial interest are referred to as VIEs. A VIE is consolidated by the variable interest holder that is determined to have the controlling financial interest (primary beneficiary) as a result of having both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. The Company determines whether it is the primary beneficiary of an entity subject to consolidation based on a qualitative assessment of the VIE’s capital structure, contractual terms, nature of the VIE’s operations and purpose and the Company’s relative exposure to the related risks of the VIE on the date it becomes initially involved in the VIE. The Company reassesses its VIE determination with respect to an entity on an ongoing basis. See Note 3 for further discussion and related disclosures regarding VIEs.
Share-Based Compensation
Compensation cost for awards of equity instruments to employees is measured based on the grant-date fair value of those awards and compensation expense is recognized over the service period that the awards vest. Forfeitures of share-based compensation awards are recognized as they occur. See Note 16 for further discussion and related disclosures regarding share-based compensation.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
Allocation of Expenses
The Company accounts for costs incurred by ZFSG and affiliated entities for services provided to the Company by applying the direct usage method when identifiable, with the remainder using proportional cost allocation methodology based on a reasonable allocation basis, i.e., time spent for compensation.
Securities Sold, Not Yet Purchased
Securities sold, not yet purchased, represent obligations to deliver specified securities. The Company is obligated to acquire the securities sold, not yet purchased at prevailing market prices in the future to satisfy these obligations. Securities sold, not yet purchased, are stated at fair value in the consolidated balance sheets.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Members’ units, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment and are accounted for at fair value on the issuance date and are not required to be remeasured at each reporting date until the warrants are settled.
Recent Accounting Pronouncements
The Company currently qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, the Company is provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies.
Accounting Standard Updates Adopted in 2023
The Company adopted Accounting Standards Update (ASU), No. 2016-13, Financial instruments — Credit losses (Topic 326): Measurement of credit losses on financial instruments on January 1, 2023 using the modified retrospective method for all financial assets in scope. The new accounting standard introduced the current expected credit losses methodology (“CECL”) for estimating allowance for credit losses. In accordance with the new guidance, the Company is required to estimate expected credit losses on financial assets in scope based on historical experience, current conditions, and reasonable forecasts. The adoption of the guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.
Accounting Standard Updates Adopted in 2024
The Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. The ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. Additionally, ASU 2023-07 requires all segment profit or loss and assets disclosures to be provided on an

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
annual and interim basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods in fiscal years beginning after December 15, 2024. See Note 17 for the Company’s segment reporting disclosures.
Accounting Standard Updates Not Yet Adopted
In December 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). ASU 2023-09 requires public companies, on an annual basis, to provide enhanced rate reconciliation disclosures, including disclosures of specific categories and additional information that meet a quantitative threshold. This update also requires public companies to, among other things, disaggregate income taxes paid by federal, state and foreign taxes. The guidance is effective for fiscal years beginning after December 15, 2024. The Company is evaluating the effect of the amendments on its consolidated financial statements and disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods thereafter, with early adoption permitted. The Company is evaluating the effect of the amendments on its consolidated financial statements and disclosures.
3. Variable Interest Entities
The Company has entered into the Amended and Restated Limited Partnership Agreement of the ZP Utility Insurance Fund, L.P. The Utility Limited Partnership was formed on March 19, 2018 under the laws of the State of Delaware and commenced operations on April 1, 2018. The Utility Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the Utility Limited Partnership invests substantially all of its assets in the Absolute Return Utility & Infrastructure Fund, an exempted company incorporated in the Cayman Islands. The Utility General Partner is responsible for the investment decisions of the Utility Limited Partnership.
Zimmer Partners, LP (the “Investment Manager”), a Delaware limited partnership and a related party, is the investment manager of the Absolute Return Utility & Infrastructure Fund and the Utility Limited Partnership. The Investment Manager is registered with the United States Securities and Exchange Commission as a registered investment advisor under the Investment Advisors Act of 1940.
ZP Utility Insurance GP, LLC a Delaware limited liability company and a related party, is the general partner of the Utility Limited Partnership and is responsible for the investment decisions of the Utility Limited Partnership. The Utility General Partner owned less than 1% of the Utility Limited Partnership as of December 31, 2024 and 2023.
The Company performed an assessment of all relevant facts and circumstances and determined that the Utility Limited Partnership is a VIE as the equity holders as a group lack the characteristics of a controlling financials interest and that substantially all of the activities of the VIE are conducted on behalf of the Company. As a result, the Company concluded that it is the primary beneficiary of the Utility Limited Partnership.
The Company consolidates the Utility Limited Partnership as its primary beneficiary, meeting both the “power” and “benefits” criteria associated with VIE accounting guidance. Non-controlling interests in the consolidated statement of operations and comprehensive income for the years ended December 31, 2024 and 2023 represent the ownership interests in the consolidated VIE held by entities or persons other than the Company. The assets of the consolidated VIE may only be used to settle obligations of the same VIE. In addition, there is no recourse to the Company for the consolidated VIEs’ liabilities.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The carrying amounts of the assets and liabilities of the Utility Limited Partnership consolidated VIE included in the Company’s consolidated balance sheets are as follows:
	As of December 31,
	2024	2023
	(in thousands)
Assets
Cash	$5	$27
Investments in the Absolute Return Utility & Infrastructure Fund, at fair value	270,242	253,045
Investment in affiliated fund, at fair value (cost $191)	280	281
Due from the Absolute Return Utility & Infrastructure Fund	16,857	413
Total assets	$287,384	$253,766
Liabilities and partners’ capital
Liabilities:
Withdrawals payable	$16,858	$414
Accrued expenses and other liabilities	88	34
Total liabilities	16,946	448
Partners’ capital:
Limited partners	$269,938	$252,818
General partner	500	500
Total partners’ capital:	270,438	253,318
Total liabilities and partners’ capital:	$287,384	$253,766

4. Investments
Fixed Maturity Securities, Available-for-Sale
The Company considers all fixed maturity securities to be available-for-sale and reports them at fair value with the net unrealized gains or losses reported (after-tax) as a component of other comprehensive income. The proceeds from sales of securities were $99.4 million and $124.3 million for the years ended December 31, 2024 and 2023, respectively. Gross gains of $4.3 million and $0.2 million, and gross losses of $9.3 million and $19 thousand were realized on sales of available-for-sale securities during the years ended December 31, 2024 and 2023, respectively. Gains and losses on securities are determined on a specific-identification basis.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The Company’s fixed maturity securities, available-for-sale as of December 31, 2024 and 2023, are summarized as follows:
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(in thousands)
December 31, 2024
Fixed maturity securities, available-for sale:
U.S. Treasury securities and obligations guaranteed by the U.S. government	$84,456	$21	$(282)	$84,195
Corporate	349,693	6,257	(2,145)	353,805
Commercial and residential mortgage and other asset-backed	816	—	(64)	752
Total fixed maturity securities, available-for-sale	$434,965	$6,278	$(2,491)	$438,752

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(in thousands)
December 31, 2023
Fixed maturity securities, available-for sale:
Corporate	$68,583	$752	$(2,350)	$66,985
Municipal taxable	12,331	—	(1,037)	11,294
Commercial and residential mortgage and other asset-backed	22,875	—	(2,955)	19,921
Total fixed maturity securities, available-for-sale	$103,789	$752	$(6,342)	$98,200

Contractual Maturities of Available-for-Sale Fixed-Maturity Securities
The amortized cost and fair value of fixed maturity securities, available-for-sale as of December 31, 2024, categorized by contractual maturity, are summarized as follows:
	Amortized Cost	Fair Value
	(in thousands)
December 31, 2024
Due in one year or less	$—	$—
Due after one year through five years	256,299	258,631
Due after five years through ten years	158,930	160,262
Due after ten years	18,920	19,107
Commercial and residential mortgage and other asset-backed	816	752
Total fixed maturity securities, available-for-sale	$434,965	$438,752

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Commercial and residential mortgage and other asset-backed commercial securities are shown separately in the table above as they do not have a single maturity date.
Fixed Maturity Securities, Available-for Sale, in a Loss Position
The following table shows the Company’s gross unrealized losses and fair value for available-for-sale securities aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or More		Total
	(in thousands)
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value(1)	Gross Unrealized (Losses)
December 31, 2024
Fixed maturity securities, available-for-sale:
U.S. Treasury securities and obligations
guaranteed by the U.S. government	$71,408	$(282)	$—	$—	$71,408	$(282)
Corporate	95,079	(2,145)	—	—	95,079	(2,145)
Commercial and residential mortgage and other asset-backed	—	—	752	(64)	$752	(64)
Total fixed maturity securities, available-for-sale	$166,487	$(2,427)	$752	$(64)	$167,239	$(2,491)

	Less Than 12 Months		12 Months or More		Total
	(in thousands)
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
December 31, 2023
Fixed maturity securities, available-for-sale:
Municipal taxable	$345	$(10)	$10,799	$(1,027)	$11,144	$(1,037)
Corporate	—	—	44,798	(2,350)	44,798	(2,350)
Commercial and residential mortgage and other asset-backed	—	—	19,921	(2,955)	19,921	(2,955)
Total fixed maturity securities, available-for- sale	$345	$(10)	$75,518	$(6,332)	$75,863	$(6,342)

(1) The Company corrected an immaterial error related to the amounts previously reported as the “Total Fair Value” as of December 31, 2024. Previously, the amounts reported included the fair value of all securities. The amounts have been corrected to only include securities that contain an unrealized loss.
As of December 31, 2024 and 2023, the Company held securities of 28 issuers and 127 issuers, respectively, that were in an unrealized loss position with a total fair value of $167.2 million and $75.9 million, and gross unrealized losses of $2.5 million and $6.3 million, respectively. None of the fixed maturity securities with unrealized losses has ever missed, or been delinquent on, a scheduled principal or interest payment date.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The Company performs a periodic assessment of its available for sale portfolio to determine if there is a decline in the fair value below the amortized cost basis and if the decline is due to credit-related factors or noncredit-related factors (i.e., changes in market-based interest rates). The Company considers several factors in completing its review of potential credit losses, including the extent to which a security’s fair value has been below cost and the financial condition of the issuer. In addition to specific issuer information, the Company also evaluates the current market and interest rate environment. Generally, a change in a security’s value caused by a change in the market or interest rate environment does not constitute a credit loss. There were no credit-related impairments of fixed maturity securities as of December 31, 2024 or 2023.
Management does not intend to sell available-for-sale securities in an unrealized loss position, and it is not “more likely than not” that the Company will be required to sell these securities before a recovery in their value to their amortized cost basis occurs.
The major categories of the Company’s net investment income for the years ended December 31, 2024 and 2023, are summarized as follows:
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Investment income
Fixed-maturity securities	$14,736	$2,279
Utility & Infrastructure investments	6,830	7,933
Short-term investments	2,703	—
Cash equivalents	5,122	6,368
Note receivable from affiliate	1,002	1,002
Equity securities	44	—
Securities sold, not yet purchased	(569)	(795)
Gross investment income	29,868	16,787
Management fees(1)	(5,601)	(5,208)
Other expenses(1)	(221)	(213)
Net investment income	$24,046	$11,366

(1) Amounts related to investment activity.
The following table summarizes Company’s change in net unrealized gains on available-for-sale fixed maturity securities for the years ended December 31, 2024 and 2023:
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Fixed maturity securities, available-for-sale
Change in net unrealized gains	$9,377	$4,110
Total	$9,377	$4,110

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The following table presents realized and unrealized (losses) on investments:
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Gross realized gains:
Fixed maturity securities, available for sale	$4,295	$161
Short-term investments	18	—
Equity securities	38	—
Cash equivalents	4	—
Securities sold, not yet purchased	1,130	219
Utility & Infrastructure investments	43,831	30,503
Total	49,316	30,883
Gross realized (losses):
Fixed maturity securities, available for sale	(9,285)	(19)
Short-term investments	(16)	—
Cash equivalents	(2)	—
Securities sold, not yet purchased	(479)	—
Utility & Infrastructure investments	(22,017)	(4,273)
Total	(31,799)	(4,292)
Net unrealized gains (losses) on investments:
Securities sold, not yet purchased	15	(64)
Utility & Infrastructure investments	10,608	(28,796)
Total	10,623	(28,860)
Net realized and unrealized gains (losses)	$28,140	$(2,269)

Utility & Infrastructure investments
The assets recognized in the Company’s consolidated balance sheets related to the Company’s variable interests in this non-consolidated VIE as of December 31, 2024 and 2023, are summarized as follows:
	As of December 31,
	2024			2023
	Cost	Net Unrealized Gains (Losses)	Fair Value	Cost	Net Unrealized Gains (Losses)	Fair Value
	(in thousands)
Absolute Return Utility & Infrastructure Fund	$216,075	$54,167	$270,242	$221,175	$31,870	$253,045

The Company accounts for its investment in the Absolute Return Utility & Infrastructure Fund under the variable interest model at NAV as a practical expedient for fair value. This amount represents the Company’s maximum exposure to loss related to the unconsolidated VIE. The Absolute Return Utility & Infrastructure Fund is the

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
master within a “master-feeder” fund structure whereby its current shareholders, Utility Limited Partnership and three other feeder funds (collectively, the “Feeder Funds”), invest substantially all their capital in the Absolute Return Utility & Infrastructure Fund.
The Absolute Return Utility & Infrastructure Fund’s investment objective is to employ an energy and infrastructure-focused long/short strategy which seeks to deliver absolute returns in all market conditions with minimal correlation to energy sector indices and broader market indices. The Absolute Return Utility & Infrastructure Fund invests primarily in the equities of electric and gas utilities, integrated utilities, water utilities, telecommunication companies, independent power producers and pipelines, exploration and production companies, oilfield service companies and more broadly in energy and infrastructure-related industries (such as chemicals, materials, transportation infrastructure and real estate equities). The Absolute Return Utility & Infrastructure Fund’s portfolio is generally managed to be balanced.
The Absolute Return Utility & Infrastructure Fund measures its investments, which consist primarily of equities, and its derivative activities, which relate to swap contracts, foreign currency forward contracts and option contracts, at fair value, being the amount for which an asset could be exchanged between knowledgeable willing parties in an arms-length transaction. As the majority of the Absolute Return Utility & Infrastructure Fund’s investments are exchange-traded securities, such securities are reported at fair value.
The following table summarizes certain investments of the Absolute Return Utility & Infrastructure Fund where the Utility Limited Partnership’s proportionate share of the fair value of the classes of investment represents more than 10% of the Company’s members’ equity as of December 31, 2024 and 2023:
Investment in securities	Cost(1)	Fair Value(1)	Percentage of Members’ Equity
	(in thousands)
December 31, 2024
Assets:
Total common stock	$452,622	$484,614	121.67%
Liabilities:
Total common stock	$(253,151)	$(259,941)	-65.26%
(1) Values represent the Company’s proportionate share of the Absolute Return Utility & Infrastructure Fund’s total holdings.
Investment in securities	Cost(1)	Fair Value(1)	Percentage of Members’ Equity
		(in thousands)
December 31, 2023
Assets:
Total common stock	$207,556	$228,237	70.95%
Liabilities:
Total common stock	$(245,047)	$(252,246)	-78.41%
(1) Values represent the Company’s proportionate share of the Absolute Return Utility & Infrastructure Fund’s total holdings.
The following table summarizes certain investments of the Absolute Return Utility & Infrastructure Fund where the Utility Limited Partnership’s proportionate share of the fair value of certain investment represents more than 5% of the Company’s members’ equity as of December 31, 2024 and 2023:

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
Investment in securities	Quantity(1)	Fair Value(1)	Percentage of Members’ Equity
	(in thousands)
December 31, 2024
Targa Resources Corp	1,331,300	$23,024	5.78%
Arthur J. Gallagher & Co	750,000	$20,626	5.18%
Ryan Specialty Group Holdings Inc	3,700,000	$23,000	5.77%
The Boeing Company	2,224,500	$38,148	9.58%
Real Estate–Welltower Inc.	2,775,294	$33,888	8.51%
The Boeing Company	(2,257,000)	$(38,706)	-9.72%
(1) Values represent the Company’s proportionate share of the Absolute Return Utility & Infrastructure Fund’s total holdings.
Investment in securities	Quantity(1)	Fair Value(1)	Percentage of Members’ Equity
		(in thousands)
December 31, 2023
Targa Resources Corp	201,847	$17,534	5.45%
Ryan Specialty Group Holdings Inc	447,763	$19,263	5.99%
Agree Realty Corporation	278,160	$17,510	5.44%
Utilities Select Sector SPDR Fund	(443,061)	$(28,059)	-8.72%
U.S. Treasury Securities, 1.500% to 4.375%, due 01/31/2027 to 11/15/2052	(22,582,646)	$(20,907)	-6.50%
(1) Values represent the Company’s proportionate share of the Absolute Return Utility & Infrastructure Fund’s total holdings.
Effective April 1, 2018, under the Investment Management Agreement, the Investment Manager is paid a quarterly fixed fee computed at an annual rate of 2.0% (i.e., 0.5% per quarter) of the balance of each Limited Partner’s Capital Account (the “Fixed Fee”). The Fixed Fee for the Utility Limited Partnership for the years ended December 31, 2024 and 2023 was $5.2 million and $4.9 million, respectively.
Under the terms of the revised Utility Limited Partnership Agreement of ZP Utility Insurance Fund, L.P., the Utility General Partner is entitled to an incentive allocation equal to 20% of the Utility Limited Partnership’s net profits, subject to high watermark provisions, and adjusted for withdrawals. The Incentive Allocation is credited as of the end of the fiscal year to the Capital Account of the Utility General Partner. The incentive allocation for the years ended December 31, 2024 and 2023, was $6.8 million and $0.1 million, respectively.
The Utility Limited Partnership has a quarterly liquidity option, subject to specific conditions, which are as follows:
•
to the extent it is required to pay insurance claims

•
to the extent it is required to pay for reasonable operating expenses

•
in the event the Company receives a notification from A.M. Best, or

•
to the extent the Company is required to diversify its assets pursuant to a lay, order or regulation.

The Utility General Partner may withdraw all or a portion of its capital account at any time.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
Insurance — Statutory Deposits
The Company had invested assets with a carrying value of $0.1 million on deposit with state regulatory authorities as of both December 31, 2024 and 2023, which are included in cash and cash equivalents in the consolidated balance sheets.
5. Fair Value Measurements
Three levels of inputs are used to measure fair value of financial instruments: (1) Level 1: quoted price (unadjusted) in active markets for identical assets, (2) Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument and (3) Level 3: inputs to the valuation methodology are unobservable for the asset or liability.
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.
To measure fair value, the Company obtains quoted market prices for its investment securities from its outside investment managers. If a quoted market price is not available, the Company uses prices of similar securities. Values for U.S. Treasury and publicly traded equity securities are generally based on Level 1 inputs which use the market approach valuation technique. The values for all fixed maturity securities (including state and municipal securities and obligations of U.S. government corporations and agencies) generally incorporate significant Level 2 inputs, and in some cases, Level 3 inputs, using the market approach and income approach valuation techniques. There have been no changes in the Company’s use of valuation techniques since commencement of operations.
The Company reviews fair value prices provided by its outside investment managers for reasonableness by comparing the fair values provided by the managers to those provided by the Company’s investment custodian. The Company also reviews and monitors changes in unrealized gains and losses. The Company has not historically adjusted security prices. The Company obtains an understanding of the methods, models and inputs used by the investment managers and independent pricing services, and controls are in place to validate that prices provided represent fair values. The Company’s control process includes, but is not limited to, initial and ongoing evaluation of the methodologies used, a review of specific securities and an assessment for proper classification within the fair value hierarchy and obtaining and reviewing internal control reports for the Company’s investment manager that obtains fair values from independent pricing services.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
Financial instruments measured at fair value on a recurring basis as of December 31, 2024 and 2023, are summarized below:
	December 31, 2024 Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Fixed maturity securities, available for sale:
U.S. Treasury securities and obligations guaranteed by the U.S. Government	$—	$84,195	$—	$84,195
Corporate	—	353,805	—	353,805
Commercial and residential mortgage and other asset-backed	—	752	—	752
Total fixed maturity securities, available-for-sale	—	438,752	—	438,752
Total assets	$—	$438,752	$—	$438,752
Liabilities
Securities sold, not yet purchased:
U.S. Treasury securities	$—	$(930)	$—	$(930)
Total liabilities	$—	$(930)	$—	$(930)

	December 31, 2023 Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Fixed maturity securities, available for sale:
Municipal taxable	$—	$11,294	$—	$11,294
Commercial and residential mortgage and other asset-backed	—	19,921	—	19,921
Corporate	—	66,985	—	66,985
Total fixed maturity securities, available-for-sale	—	98,200	—	98,200
Equity securities	—	—	1,000	1,000
Total assets	$—	$98,200	$1,000	$99,200
Liabilities
Securities sold, not yet purchased:
U.S. Treasury securities	$—	$(12,130)	$—	$(12,130)
Total liabilities	$—	$(12,130)	$—	$(12,130)

There were no transfers between Level 1 and Level 2 during 2024 and 2023. The Company recognizes transfers between levels at the beginning of the reporting period.
The fair values of fixed maturity securities owned, and securities sold, not yet purchased have been determined using quoted market prices for securities traded in the public market or prices using bid or closing prices for

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
securities not traded in the public marketplace. The fair values of cash and cash equivalents and short-term investments approximate their carrying values due to their short-term maturity. See Note 4 regarding the fair value of the Absolute Return Utility & Infrastructure Fund.
A reconciliation of the beginning and ending balances of equity securities, measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is shown below:
	Years Ended December 31,
	2024	2023
	(in thousands)
Beginning balance	$1,000	$—
Transfers in to Level 3	—	—
Transfers out of Level 3	—	—
Purchases	—	1,000
Sales	(1,038)	—
Maturities, calls and paydowns	—	—
Amortization of discount	—	—
Total gains or losses (realized/unrealized):
Included in earnings	38	—
Included in other comprehensive income	—	—
Ending balance	$(0)	$1,000

The Company held one equity security as of December 31, 2023 for which the fair value was determined using significant unobservable inputs (Level 3). The fair value of $1.0 million as of December 31, 2023 for the equity security was obtained from the asset manager and was derived from an internal model.
Transfers out of Level 3 occur when the Company is able to obtain reliable prices from pricing vendors for which the Company was previously unable to obtain reliable prices. Transfers into Level 3 occur when the Company is unable to obtain reliable prices for securities from pricing vendors and instead must use broker price quotes. There were no transfers into or out of Level 3 during 2024 and 2023.
There were no realized gains or losses included in earnings for the years ended December 31, 2024 and 2023 attributable to the change in unrealized gains or losses relating to Level 3 assets valued at fair value on a recurring basis.
Investments for which external sources are not available or are determined by the Investment Manager not to be representative of fair value are recorded at fair value as determined by the Company, with input from its investment managers and valuation specialists as considered necessary. In determining the fair value of such investments, the Company considers one or more of the following factors: type of security held, convertibility or exchangeability of the security, redeemability of the security (including the timing of redemptions), application of industry accepted valuation models, recent trading activity, liquidity, estimates of liquidation value, purchase cost and prices received for securities with similar terms of the same issuer or similar issuers.
The carrying value approximates the estimated fair value for the note receivable from affiliate as the note accrues interest at a fixed rate. The Company determines fair value using the discounted cash flow approach utilizing inputs that are observable.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
6. Securities Sold, Not Yet Purchased
The Company invests in certain financial instruments with off-balance sheet risk. These financial instruments include securities sold, not yet purchased which represent obligations of the Company to make future delivery of specific securities and, to the extent that the Company does not already have the securities in its possession, correspondingly create an obligation to purchase the securities at prevailing market prices. These financial instruments contain varying degrees of off-balance sheet risk whereby changes in the market values of the securities underlying the financial instruments or index values may exceed the amounts recognized in the balance sheet.
As a hedge against certain risks within the Company’s investment strategy, the Company sells certain securities that it does not own in anticipation of a decline in the market price of the securities (a “short sale”), and the Company’s clearing broker executes a borrow transaction to deliver the securities resulting from the Company’s short sale. The Company is obligated to replace the securities borrowed in connection with a short sale. Cash related to short sales is restricted until the securities are purchased and is included within “other assets” in the consolidated balance sheets. The ultimate gain or loss depends upon the prices at which the securities are purchased to settle the Company’s obligations.
The Company’s securities sold, not yet purchased, as of December 31, 2024 and 2023, are summarized as follows:
	Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(in thousands)
December 31, 2024
U.S. Treasury securities	$(932)	$2	$—	$(930)
Total securities sold, not yet purchased	$(932)	$2	$—	$(930)

	Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(in thousands)
December 31, 2023
U.S. Treasury securities	$(12,379)	$315	$(66)	$(12,130)
Total securities sold, not yet purchased	$(12,379)	$315	$(66)	$(12,130)

Realized gains on purchases to cover securities sold, not yet purchased were $0.7 million and $0.2 million for the years ended December 31, 2024 and 2023, respectively. Unrealized appreciation (depreciation) on securities sold, not yet purchased, was $22 thousand and $(64) thousand for the years ended December 31, 2024 and 2023.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
7. Deferred Policy Acquisition Costs
An analysis of deferred policy acquisition costs as of December 31, 2024 and 2023, is as follows:
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Balance at beginning of year	$23,245	$19,648
Policy acquisition costs deferred:
Direct commissions	75,248	60,217
Ceded commissions	(29,273)	(13,385)
Underwriting and other insurance expenses	2,078	830
Sub-total	48,053	47,662
Amortization of policy acquisition costs	(49,746)	(44,065)
Net change	(1,693)	3,597
Balance at end of year	$21,552	$23,245

8. Underwriting, Acquisition and Insurance Expenses
Underwriting, acquisition and insurance expenses for the years ended December 31, 2024 and 2023, include the following:
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Policy acquisition costs	$60,692	$46,201
Other operating and general expenses	37,875	25,954
Total underwriting, acquisition and insurance expenses	$98,567	$72,155

9. Leases
The Company’s leases consist of one operating lease on its office space in Scottsdale Arizona, that expires in 2028 and is subject to a renewal option at market rates prevailing at the time of renewal. The Company became a sublessor of the same office space when it entered into a sublease agreement effective July 1, 2022 with ZFSG. The base rent under the sublease is equal to that which the Company pays under the headlease and the sublease and the headlease are coterminous. The Company applies the portion of the straight-line sublease income that is equal to its headlease expense as a contra expense to headlease expense in underwriting, acquisition and insurance expenses and records the remainder in other income.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The following tables summarize details and balances associated with the Company’s operating lease and sublease:
	As of December 31,
	2024	2023
	(in thousands)
Lease Balances:
Operating lease right-of-use assets	$2,278	$2,776
Operating lease liabilities	$(2,738)	$(3,311)
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Lease Cost:
Operating lease cost	$655	$655
Sublease income	(750)	(750)
Net lease (income)	$(95)	$(95)

	As of December 31,
	2024	2023
Weighted-average remaining lease term–operating leases	3.92 years	4.92 years
Weighted-average discount rate–operating leases	5.25%	5.25%
Operating cash flows from the operating lease was $0.7 million for both years ended December 31, 2024 and 2023, respectively. The remaining lease term of the operating lease was 3.92 years and 4.92 years as of December 31, 2024 and 2023, respectively. Future minimum lease payments under the operating lease as of December 31, 2024 and 2023, are expected to be as follows:
As of December 31, 2024
(in thousands)
Future Minimum Lease Payments
2025	$747
2026	765
2027	783
2028	731
Thereafter	—
Total lease payments	3,026
Less: imputed interest	(288)
Present value of lease liabilities	$2,738

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
10. Reserves for Unpaid Losses and Loss Adjustment Expenses
The following table reconciles the beginning and ending reserve balances for unpaid losses and loss adjustment expenses, net of reinsurance, to the gross amounts reported in the consolidated balance sheets for the years ended December 31, 2024 and 2023:
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Balance at Beginning of Period
Reserves for unpaid losses and loss adjustment expenses	$320,936	$276,438
Reinsurance recoverable	(102,723)	(107,559)
Reserves for unpaid losses and loss adjustment expenses, net of reinsurance	218,213	168,879
Current Activity
Incurred losses and loss adjustment expenses, net of reinsurance:
Current year	169,816	136,869
Prior year	5,418	17,238
Total net losses and loss and adjustment expenses incurred	175,234	154,107
Payments:
Current year	(46,258)	(36,753)
Prior year	(63,209)	(68,020)
Total payments	(109,467)	(104,773)
Balance at End of Period
Reserves for unpaid losses and loss adjustment expenses, net of reinsurance	283,980	218,213
Reinsurance recoverable	119,596	102,723
Reserves for unpaid losses and loss adjustment expenses, gross of reinsurance	$403,576	$320,936

During the year end December 31, 2024, the Company incurred net losses from prior accident years of $5.4 million. This amount was primarily due to enhancements to the Company’s claims reserving approach with respect to loss adjustment expenses in its casualty lines.
During the year ended December 31, 2023, the Company’s net incurred losses for prior accident years developed unfavorably by $17.2 million primarily due to higher-than-expected emergence in property lines driven by catastrophes in the 2022 accident year and due to a decrease to ceded reserves on prior year’s casualty lines.
The following table presents incurred and paid losses and allocated loss adjustment expenses, net of reinsurance, as of December 31, 2024 for the property and casualty lines of business. The loss information has been disaggregated so that losses that are expected to develop in a similar manner are grouped together. The information provided regarding incurred and paid accident year claims development for the period ended December 31, 2023, and prior is presented as unaudited supplementary information.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
	Incurred Losses and Allocated Loss Adjustment Expenses, Net of Reinsurance						As of December 31, 2024
	Year Ended December 31,						Total of IBNR Liabilities plus Expected Development on Reported Claims	Cumulative # of Reported Claims(1)
Accident Year	2019	2020	2021	2022	2023	2024
	(in thousands)
	Unaudited
Property
2019	$12,259	$12,285	12,569	$14,111	$13,928	$13,859	$—	449
2020		48,551	50,816	53,852	54,762	55,570	523	1,023
2021			69,484	57,259	57,225	58,175	579	951
2022				56,070	68,363	68,835	1,560	1,302
2023					51,049	50,209	3,124	1,040
2024						70,365	16,070	1,169
Total						$317,013

(1) Claim count information is reported per claim and includes claims that did not result with a liability.
	Cumulative Paid Losses and Allocated Loss Adjustment Expenses, Net of Reinsurance
	Year Ended December 31,
Accident Year	2019	2020	2021	2022	2023	2024
	(in thousands)
	Unaudited
Property
2019	$3,897	$11,368	13,152	$13,417	$13,855	$13,846
2020		21,385	40,799	48,611	52,374	54,363
2021			33,544	50,814	54,691	56,979
2022				28,062	58,294	64,533
2023					32,592	45,000
2024						40,025
Total						274,746
Liabilities for unpaid losses and allocated loss adjustment expenses.						$42,267

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
	Incurred Losses and Allocated Loss Adjustment Expenses, Net of Reinsurance						As of December 31, 2024
	Year Ended December 31,						Total of IBNR Liabilities plus Expected Development on Reported Claims	Cumulative # of Reported Claims(1)
Accident Year	2019	2020	2021	2022	2023	2024
	(in thousands)
	Unaudited
Casualty
2019	$7,951	$7,954	8,417	$9,522	$10,383	$11,872	$1,433	160
2020		28,600	30,186	30,920	29,779	31,693	3,373	609
2021			52,226	53,775	53,865	54,152	7,968	1,392
2022				64,915	69,921	71,333	17,235	1,835
2023					78,413	78,850	50,533	1,568
2024						90,145	76,328	1,278
Total						$338,045

(1) Claim count information is reported per claim and includes claims that did not result with a liability.
	Cumulative Paid Losses and Allocated Loss Adjustment Expenses, Net of Reinsurance
	Year Ended December 31,
Accident Year	2019	2020	2021	2022	2023	2024
	(in thousands)
	Unaudited
Casualty
2019	$10	$170	1,445	$3,518	$5,881	$8,203
2020		315	5,276	11,410	19,576	23,713
2021			1,199	9,007	20,687	31,178
2022				4,515	17,261	32,703
2023					2,039	11,717
2024						2,941
Total						110,455
Liabilities for unpaid losses and allocated loss adjustment expenses.						$227,590

The following is supplementary unaudited information about average historical claims duration as of December 31, 2024:
	Average Annual Percentage(1) Payout of Incurred Claims by Age
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Property	50.3%	35.2%	10.0%	4.9%	3.5%	-0.1%
Casualty	3.3%	14.3%	20.4%	21.2%	14.9%	19.6%
(1) Calculated using weighted average.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The following table is a reconciliation of the net incurred and paid claims development tables to the liability for claims and claim adjustment expenses in the consolidated balance sheets:
	As of December 31,
	2024	2023
	(in thousands)
Net outstanding liabilities for unpaid losses and loss adjustment expenses:
Property	$42,267	$33,522
Casualty	227,590	176,918
Liabilities for unpaid losses and loss adjustment expenses, net of reinsurance	269,857	210,440
Reinsurance recoverable on unpaid losses and loss adjustment expenses:
Property	30,635	40,379
Casualty	88,961	62,344
Total reinsurance recoverable on unpaid losses and loss adjustment expenses	119,596	102,723
Impact of Loss Portfolio Transfer	(2,051)	(4,499)
Net unallocated loss adjustment expenses	16,174	12,272
Gross liability for unpaid losses and loss adjustment expenses	$403,576	$320,936

The Company has not provided insurance coverage that could reasonably be expected to produce material levels of asbestos claims activity. In addition, management does not believe that the Company is exposed to environmental liability claims other than those which it has specifically underwritten and priced as an environmental exposure. This exposure is de minimis and the Company did not record specific reserves for it.
11. Reinsurance
The Company remains liable to policyholders if its reinsurers are unable to meet their contractual obligations under applicable reinsurance agreements. To minimize exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. The Company’s reinsurance contracts generally require reinsurers that are not authorized as reinsurers under U.S. state insurance regulations or that experience rating downgrades from rating agencies below specified levels to fund their share of the Company’s ceded outstanding losses and loss adjustment expense reserves, typically through the use of irrevocable and unconditional letters of credit or trust accounts.
On December 30, 2021, ASIC and ASIL entered into an LPT with Carrick Re Limited (“Carrick”), an affiliated company at the time, with an effective date of September 30, 2021. As part of the LPT Carrick assumed all reserves related to brokerage property claims with accident dates prior to and including September 30, 2021. No gain on the LPT was recorded upon inception. As of December 31, 2024 and 2023, the reinsurance recoverable for ceded loss and loss adjustment expense reserves under the agreements was $2.1 million and $4.5 million, respectively. Related to the LPT, on December 30, 2021, ASIC and ASIL entered into a service agreement with Carrick Limited, an affiliated company, pursuant to which Carrick Limited provided certain ceded reinsurance administration services. ASIC and ASIL have paid $0.4 million collectively for the year ended December 31, 2023, to Carrick Limited. Effective December 27, 2023, Carrick Re Limited and Carrick Limited were no longer affiliated companies.
As of December 31, 2024 and 2023, the Company had reinsurance recoverables on unpaid losses of $119.6 million and $102.8 million, respectively, and reinsurance recoverables on paid losses of $14.0 million and $22.9 million, respectively. All reinsurance recoverables are from companies with A.M. Best ratings of “A-” (Excellent) or better or are collateralized with letters of credit or funds held.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
As of December 31, 2024, reinsurance recoverables on unpaid losses from the Company’s three largest reinsurers were $20.5 million, $14.9 million and $13.2 million, representing 40.6% of the total balance. As of December 31, 2023, reinsurance recoverables on unpaid losses from the Company’s three largest reinsurers were $17.0 million, $17.0 million and $9.0 million, representing 41% of the total balance.
As of December 31, 2024 and 2023, prepaid reinsurance premiums totaled $3.9 million and $0.4 million, respectively. Premiums written, premiums earned and losses and loss adjustment expenses incurred for the years ended December 31, 2024 and 2023, are summarized as follows:
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Written premiums:
Direct	$437,036	$352,591
Ceded	(137,830)	(84,375)
Net written	299,206	268,216
Earned premiums:
Direct	$398,112	$314,164
Ceded	(107,477)	(82,700)
Net earned	290,635	231,464
Losses and loss adjustment expenses:
Direct	230,474	205,192
Ceded	(55,240)	(51,085)
Net losses and loss adjustment expenses	$175,234	$154,107

12. Commitments and Contingent Liabilities
Contingencies arise in the normal conduct of the Company’s operations and are not expected to have a material effect on the Company’s financial condition or results of operations. However, adverse outcomes are possible and could negatively affect the Company’s financial condition and results of operations. As of December 31, 2024 and 2023, the Company was not subject to any known litigation.
13. Letters of Credit
On December 21, 2020, JPMorgan Chase Bank issued a letter of credit agreement in the amount of $35.0 million for the benefit of ASIC on behalf of ASIL. On December 25, 2020, and as subsequently amended, Barclays Bank issued a letter of credit agreement in the amount of $35.0 million for the benefit of ASIC on behalf of ASIL. As of December 31, 2024 and 2023, there were no amounts drawn on these agreements. Fees paid on the agreements were $2.1 million for both of the years ended December 31, 2024 and 2023 and included in interest expense in the consolidated statement of operations and comprehensive income.
14. Employee Benefits
The Company is party to multi-employer savings plans (the “Savings Plans”) which qualify under Section 401(k) of the U.S. Internal Revenue Code. Participants may contribute certain percentages of their pre -tax salary to the Savings Plans subject to statutory limitations. On January 1, 2020, the Company increased its matching of

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
employees’ contributions to the Saving Plan to one hundred percent, up to a maximum contribution of 5% of the participant’s earnings, subject to certain statutory limitations. For the years ended December 31, 2024 and 2023, the expense associated with the Savings Plans totaled $0.6 million and $0.4 million, respectively.
15. Members’ Equity
As of December 31, 2024 and 2023, Members’ equity consisted of 409,294,742 and 386,238,892 Members’ units, respectively.
On October 21, 2024 (the “Issue Date”), ZFSG made an in-kind contribution of $22.2 million in principal amount of U.S. Treasury Notes with a fair value of $20.1 million to the Company and received (i) 23,022,550 of Members’ units, (ii) 11,511,275 warrants to purchase Members’ units with an exercise price of $3.00 per unit (Tranche 1), and (iii) 4,000,000 warrants to purchase Members’ units with an exercise price of $2.00 per unit (Tranche 2) for such contribution. Such underlying units and exercise prices of the Tranche 1 and Tranche 2 warrants (collectively, the “Warrants”) are subject to customary anti-dilution adjustments set forth in each warrant certificate. ZFSG is entitled to exercise the Warrants for a term of ten years starting from the Issue Date by paying the exercise price in cash or on a cashless basis.
The Company evaluated the Warrants for liability or equity classification in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and determined that equity treatment was appropriate because the Warrants do not meet the definition of liability instruments.
The Warrants are classified as a component of permanent equity because they are freestanding financial instruments that are legally detachable and separately exercisable from the Members’ units with which they were issued, are immediately exercisable, do not embody an obligation for the Company to repurchase its Members’ units, and permit the holders to receive a fixed number of Members’ units upon exercise. In addition, the Warrants do not provide any guarantee of value or return. The Company valued the issuance of the additional Members’ units and the Warrants at issuance using the Black-Scholes option pricing model and determined the fair values of the additional Members’ units and Tranche 1 and 2 warrants to be $19.1 million, $0.6 million and $0.4 million, respectively on the Issue Date. The key inputs to the valuation model for the Warrants included aggregate equity volatility of 35% and an expected term of 10 years.
The U.S. Treasury Notes received in exchange for the Members’ units and Warrants issued are included in fixed maturity securities, available for sale, at fair value, in the consolidated balance sheet.
As of December 31, 2024, all of the Warrants issued are outstanding and remain unexercised.
In October 2023, the Company issued 35,000,000, additional Members’ units to ZFSG, in exchange for cash of $35.0 million.
16. Share-Based Compensation
On January 1, 2019, the Company established the Ategrity Specialty Holdings LLC, and Subsidiaries Equity Incentive Plan (the “Equity Plan”), which provides for restricted units, non-qualified incentive options and other unit-based awards for directors, officers and other employees. The maximum number of the Company’s units that may be issued under the Equity Plan was 6,250,000. On December 8, 2024, the Company amended the Equity Plan to increase the number of Members’ units that may be issued under the Equity Plan to 50,000,000.
The Company recognized total share-based compensation expense of $2.0 million and $27 thousand for the years ended December 31, 2024 and 2023, respectively. The tax benefit recognized was $390 thousand and $6 thousand for the years ended December 31, 2024 and 2023, respectively.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
To estimate the fair value of the restricted units, non-qualified incentive options, it was first required to estimate the Company’s equity value. The Company elected to apply the practical expedient for determining the current stock price input and used GPCM as a reasonable valuation approach. The GPCM involves identifying and selecting publicly traded companies with financial and operating characteristics similar to the company being valued.
The option pricing method (OPM) was used to allocate the Company’s equity value to its Members’ equity, RUs and NQIOs. The OPM involves estimating the fair value of the call options using the Black-Scholes option pricing model at a series of exercise prices that coincide with the liquidation preferences and conversion features of units of Members’ equity.
Non-Qualified Incentive Options (“NQIOs”)
Primarily all outstanding NQIOs were granted with a life of either five or ten years, with either a three or five-year graded vesting period for service conditions. Some NQIOs also have performance conditions in addition to service conditions. For NQIOs which are exercisable only upon the occurrence of a qualifying event, which is generally defined as a change in control event or a public listing, the Company has not recognized any compensation expense because no qualifying events have occurred. For NQIOs that are subject only to a service condition, the Company uses a straight -line attribution method, whereas for NQIOs that are subject to a service condition and a performance condition, the Company uses a graded vesting attribution method.
The following assumptions were used in the model during 2024:
2024
Fair value of underlying Member units	$0.55–$0.77
Risk-free rate(1)	4.2%–4.3%
Dividend yield(2)	0%– 0%
Volatility(3)	35%–33%
Expected life(4)	2 years–0.6 years
(1) The risk-free rate is the U.S. Treasury yield curve rate with term equal to expected term as of the valuation date.
(2) A dividend yield of 0% was used as the Company does not anticipate paying dividends for the foreseeable future.
(3) Volatility was based on historical volatility of guideline companies over the expected period as of the valuation date.
(4) Expected life represents the period from the valuation date to the expected exit or liquidity event.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The following table summarizes NQIO activity:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Fair Value of Underlying Member Unit	Weighted Average Fair Value per Option at Grant Date	Weighted- Average Remaining Contractual Term (in years)
Outstanding as of January 1, 2023	578,750	$1.00
Granted	—	—
Exercised	—	—
Expired	(315,000)	1.00
Forfeited	—	—
Outstanding as of December 31, 2023	263,750	$1.00			6.0
Granted	46,009,382	1.13	$0.65	$0.10
Exercised	—	—
Expired	—	—
Forfeited	—	—
Outstanding as of December 31, 2024	46,273,132	$1.12			9.61
Vested & Exercisable	148,500	$1.00			5.84

The Company did not grant any awards during the year ended December 31, 2023.
For the years ended December 31, 2024 and 2023, the Company recorded $2.0 million and $0.3 million of compensation expense related to the NQIOs. As of December 31, 2024, the Company had $1.5 million of unrecognized compensation expense expected to be charged to earnings over a period of 4 years.
The intrinsic value of each incentive option is determined based on the difference between the fair value of the underlying share and the exercise price of the underlying incentive option. The aggregate intrinsic value of NQIOs outstanding and exercisable was $0 as of both December 31, 2024 and 2023.
CEO Options
In 2022, as part of the compensation of the Company’s CEO and solely for the services provided by him as a CEO of the Company, ZFSG agreed to issue the CEO share-based awards in the form of 16,277,800 options to purchase Members’ units of the Company held by ZFSG subject to certain vesting conditions (“the CEO Options”). This agreement met the criteria to be deemed a grant. The CEO Options were granted in February 2022 with a contractual term of ten years and a four-year graded vesting period.
To estimate the fair value of the CEO Options, the Company used the same valuation methodology and assumptions as for the Restricted Units and the Non-Qualified Incentive Options as described above. The exercise price and the grant-date fair value of the CEO Options were $0.84 and $0.06, respectively.
For the year ended December 31, 2023, the Company recorded $0.2 million of associated compensation expense, which is reflected in these consolidated financial statements within underwriting, acquisition and insurance expenses, with a corresponding amount recorded as contribution by the parent, ZFSG. As of December 31, 2023, the Company had $0.5 million of unrecognized compensation expense expected to be charged to earnings over a period of 2.1 years.
In December 2024, ZFSG cancelled the original CEO Options and contemporaneously, the Company replaced them with new CEO Options (“the new CEO Options”). The Company issued the new CEO Options in the form of

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
27,097,710 options to purchase Members’ units of the Company subject to certain vesting conditions. This agreement met the criteria to be deemed a Type 1 modification of the original grant pursuant to ASC Topic 718, Compensation — Stock Compensation. The new CEO Options were granted on December 8, 2024 (the “Modification Date”) with a contractual term of ten years and a three-year graded vesting period if the Company completes an IPO on or prior to December 31, 2025, or a four-year graded vesting period if the Company doesn’t complete an IPO on or prior to December 31, 2025. The exercise price and the grant-date fair value of the new CEO Options were $0.88 and $0.221, respectively. On the Modification Date, the Company recognized approximately $1.5 million of compensation expense, which is included in other expenses in the consolidated statements of operations, for the year ended December 31, 2024, with respect to this modification.
As of December 31, 2024, the Company had $1.2 million of unrecognized compensation expense expected to be charged to earnings over a period of 3 years. As of December 31, 2024, 27,097,710 of the new CEO Options were outstanding. None of the new CEO Options were exercised during the years ended December 31, 2024 and 2023. As of December 31, 2024, 18,337,192 of the new CEO Options were vested and none were exercisable.
As of December 31, 2024, the aggregate intrinsic value of the new CEO Options outstanding and the new CEO Options exercisable was $0. As of December 31, 2024, the remaining contractual term of the new CEO Options was ten years.
Restricted Units (“RUs”)
All outstanding RUs were granted with a five-year, graded vesting period. The Company recognized total compensation expense related to the RUs of $20 thousand during each of the years ended December 31, 2024 and 2023, respectively using a straight-line vesting attribution method. As of December 31, 2024 and 2023, the Company had unrecognized compensation expense related to the RUs of $0 and $20 thousand, respectively. The total fair value of RUs vested in 2024 and 2023 was $26 thousand and $17 thousand, respectively.
The following table summarizes RU activity for the year ended December 31, 2024 and 2023:
	For the Years Ended December 31,
	2024		2023
	Units	Weighted-Average Grant-Date Fair Value	Units	Weighted-Average Grant-Date Fair Value
Non-vested
Beginning Balance	66,700	$0.99	100,000	$0.99
Granted	—	—	—	—
Vested	(33,300)	$0.99	(33,300)	$0.99
Forfeited	—		—	—
Closing Balance	33,400	$0.99	66,700	$0.99

17. Segment Reporting
The Company operates as one operating segment with excess and surplus lines insurance business at its core. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer (“CEO”), who uses consolidated net income to make decisions about allocating resources and assessing performance for the entire Company. The measure of segment assets is reported in the consolidated balance sheets as total assets. The accounting policies used to prepare the segment reporting data are the same as those described in Note 2.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The following table presents the Company’s operating results as evaluated by the CODM.
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Revenues
Net premiums earned	$290,635	$231,464
Fee income	918	660
Net investment income	24,046	11,366
Net realized and unrealized gains (losses) on investments	28,140	(2,269)
Other income	95	95
Total revenues	343,834	241,316
Expenses
Losses and loss adjustment expenses	175,234	154,107
Policy acquisition costs	60,692	46,201
Other operating and general expenses	37,875	25,955
Interest expense	2,042	2,237
Other expenses	1,727	196
Total expenses	277,570	228,695
Income before income taxes	66,264	12,621
Income tax expense	12,317	2,518
Net income	53,947	10,103
Less: Net income attributable to non-controlling interest-General Partner	6,858	55
Segment net income	$47,089	$10,048
Reconciliation of profit or loss:
Adjustments and reconciling items	—	—
Consolidated net income attributable to members	$47,089	$10,048

The table below presents gross premium written (“GPW”) by product group for the years ended December 31, 2024 and 2023:
	For the Years Ended December 31,
	2024		2023
	(in thousands)
Product Group	Amount	% of GWP	Amount	% of GWP
Casualty	$263,328	60%	$203,916	58%
Property	173,708	40%	148,675	42%
Total Gross Written Premium	$437,036	100%	$352,591	100%

All long-term assets of the Company are based in the United States and similarly, all revenue is derived from customers based in the United States. For the year ended December 31, 2024, the Company had one distribution partner that generated $105.3 million of direct written premiums, representing 24.1% of total direct written premiums. For the year ended December 31, 2023, the Company had two distribution partners that generated

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
$100.7 million and $42.1 million of direct written premiums, representing 28.6% and 11.9% of total direct written premiums, respectively. No other broker generated ten percent or more of the direct written premiums for the years ended December 31, 2024 and 2023.
18. Earnings Per Unit
The following table presents the calculation of basic and diluted earnings per unit for the years ended December 31, 2024 and 2023:
	For the Years Ended December 31,
	2024	2023
	(in thousands, except for units and per unit data)
Numerator:
Net income to Members	$47,090	$10,048
Income allocable to participating securities	360	—
Net income attributable to Members’ units	$46,730	$10,048
Denominator:
Weighted-average units outstanding-basic	393,747,242	349,938,678
Weighted-average participating securities	(3,009,018)	—
Weighted-average units outstanding-basic	390,738,224	349,938,678
Dilutive effect of share-based compensation	18,192	10,121
Weighted-average units outstanding-Diluted	390,756,416	349,948,799
Earnings per unit-basic	$0.12	$0.03
Earnings per unit-diluted	$0.12	$0.03

Basic net income per unit is computed by dividing net income attributable to Members by the weighted-average number of Members’ units outstanding during the period. The Company applies the two-class method because the outstanding Warrants are considered participating securities, as they provide the Warrant holder with a nonforfeitable right to receive dividends on the same terms as the Members’ units, regardless of whether the Warrants are exercised. As a result, a portion of net income is allocated to the Warrants before determining net income attributable to Members for the purpose of calculating earnings per unit.
As the Company has not declared any dividends during the years ended December 31, 2024 and 2023, the Company allocated net income between the outstanding Members’ units and the Warrants based on their relative rights to undistributed earnings. As a result, a portion of net income was attributed to the outstanding Warrants, thereby reducing net income available to Members.
For the computation of diluted net income per unit, basic net income per unit attributable to Members is adjusted by the effect of dilutive securities, including awards under the Company’s Equity Plan as described in Note 16. Diluted net income per unit attributable to Members is computed by dividing the resulting net income attributable to Members by the weighted-average number of outstanding Members’ units and any potentially dilutive securities. For the years ended December 31, 2024 and 2023, all of the Company’s NQIOs were excluded from the calculation of the diluted earnings per unit because their effect would have been anti-dilutive.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
19. Dividend Restrictions
The insurance statutes of the U.S.-based insurance subsidiaries’ states of domicile limit the amount of dividends that they may pay annually without first obtaining regulatory approval. Generally, the limitations are based on the greater of statutory net income, excluding realized capital gains, for the preceding year or 10.0% of statutory surplus at the end of the preceding year but limited to earned surplus. However, U.S. insurance regulators have broad powers to prevent the reduction of statutory surplus to inadequate levels and could refuse to permit the payment of dividends. The maximum amount of dividends available to the Company from its U.S. insurance subsidiary during 2024 and 2023 without regulatory approval is zero.
20. Statutory Matters
U.S. state insurance laws and regulations prescribe accounting practices for determining statutory net income and capital and surplus for insurance companies. In addition, state regulators may permit statutory accounting practices (“SAP”) that differ from prescribed practices. SAP prescribed or permitted by regulatory authorities for the Company’s insurance subsidiaries differ from GAAP. The principal differences between SAP and GAAP as they relate to the financial statements of the Company’s insurance subsidiaries are (a) policy acquisition costs are expensed as incurred under SAP, whereas they are deferred and amortized under GAAP, (b) certain assets are not admitted for purposes of determining surplus under SAP, (c) the classification and carrying amounts of investments in certain securities are different under SAP and GAAP and (d) the criteria for providing asset valuation allowances and the methodologies used to determine the amount thereof are different under SAP and GAAP. Combined net income, statutory capital and surplus and minimum required statutory capital and surplus, as determined in accordance with statutory accounting practices, for the U.S. insurance subsidiary as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023, are summarized as follows:
	As of and for the years ended December 31,
	2024	2023
	(in thousands)
Statutory net income (loss)	$6,011	$10,033
Statutory capital and surplus	$76,537	$66,682
Minimum required statutory capital and surplus	$48,000	$48,000
Risk-Based Capital (“RBC”) requirements promulgated by the National Association of Insurance Commissioners require property/casualty insurers to maintain minimum capitalization levels determined based on formulas incorporating various business risks of the insurance subsidiaries. As of December 31, 2024 and 2023, ASIC’s adjusted capital and surplus exceeded its authorized control level RBC.
On January 11, 2019, the Delaware Insurance Department approved ASIC’s request to invest up to 15% of its admitted assets in the Utility Limited Partnership.
As a registered insurance company under the Insurance Act 1978, amendments thereto and Related Regulations of Bermuda (the “Act”), ASIL is required to prepare Statutory Financial Statements and to file a Statutory Financial Return annually (or as otherwise agreed, in certain circumstances). The Act also requires ASIL to meet certain defined measures of solvency and liquidity. The statutory capital and surplus amounted to $268.8 million and $156.4 million as of December 31, 2024 and 2023, respectively. ASIL met the minimum statutory capital and surplus requirements as of December 31, 2024 and 2023. The principal difference between ASIL’s statutory capital and surplus and shareholder’s equity as reported in conformity with GAAP relate to prepaid expenses which are non-admitted assets under the Act.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
ASIL is prohibited from declaring or paying a dividend if its Class 3A statutory capital and surplus is less than its Enhanced Capital Requirement, if it is in breach of its solvency margin or minimum liquidity ratio or if the declaration or payment of such dividend would cause such breach. Further, ASIL must obtain the prior approval of the Bermuda Monetary Authority for a reduction by 15% or more of the total statutory capital or 25% of the total statutory capital and surplus, as set forth in its previous year’s financial statements.
21. Other Comprehensive Income
The following table summarizes the components of other comprehensive income for the years ended December 31, 2024 and 2023:
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Unrealized gains arising during the period, pre-tax	$9,377	$4,110
Income tax (expense)	(1,964)	(864)
Unrealized gains arising during the period, net of taxes	7,413	3,246
Other comprehensive income	$7,413	$3,246

22. Income Taxes
The provision for federal income taxes is different from what would be obtained by applying the statutory federal income tax rate to income before income taxes. Total income tax consists of the following for the years ended December 31, 2024 and 2023:
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Federal income tax expense at applicable statutory rates (current)	$16,728	$9,489
Federal income tax (benefit) at applicable statutory rates (deferred)	(4,412)	(6,971)
Total income tax expense	$12,316	$2,518

The prevailing federal income tax rate was 21% for both the years ended December 31, 2024 and 2023, respectively. The Company’s effective tax rate on income before income taxes differs from the prevailing federal income tax rate and is summarized as follows:
	For the Years Ended, December 31,
	2024		2023
	Amount	Percentage	Amount	Percentage
	(in thousands)		(in thousands)
Income tax expense at federal income tax rate	$13,915	21.0%	$2,650	21.0%
Other	(1,599)	-2.4%	(132)	-1.0%
Income tax expense	$12,316	18.6%	$2,518	20.0%

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
The significant components of the net deferred tax assets at the corporate income tax rate of 21% are as follows:
	For the Years Ended December 31,
	2024	2023
	(in thousands)
Deferred tax assets:
Unearned premiums	$6,074	$5,817
Reserves for unpaid losses and loss adjustment expenses	4,709	3,732
Unrealized losses on fixed-maturity securities, available-for-sale	—	1,311
Accrued expenses	747	442
Contingent commissions	3,305	1,581
Allowance for credit losses	1,240	620
Other	822	521
Total deferred tax assets	16,897	14,024
Deferred tax liabilities:
Deferred policy acquisition costs, net of ceding commissions	(4,526)	(4,882)
Unrealized gains fixed maturity securities	(582)	—
Property and equipment	(137)	(170)
Deferred intercompany gain	(208)	—
Pass through entities	(1,553)	(1,544)
Accrued market discount	(221)	(207)
Total deferred tax liabilities	(7,227)	(6,803)
Net deferred tax assets	$9,670	$7,221

The Company is subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations.
The Company assessed the realizability of its deferred tax assets on a stand-alone basis. As of December 31, 2024, the Company had no federal and state net operating loss (“NOLs”) being carried forward. As of December 31, 2024, the Company’s stand-alone net deferred tax assets amounted to $9.7 million, The Company believes that it is more likely than not that the deferred tax assets will be realized given the reversal of existing temporary differences and future taxable income.
The Company had no reserve for future tax contingencies or liabilities (unrecognized tax benefits). The Company classifies all interest and penalties related to uncertain tax positions as income tax expense. The Company did not incur any interest or penalties related to uncertain tax positions for the years ended December 31, 2024 and 2023.
Tax years 2021 and subsequent are open and subject to examination by the IRS.
23. Related Party Transactions
Technology Transactions
The Company entered into a series of related technology transactions, (the “Technology Transactions”) effective January 1, 2023, with ZFSG and Zimmer Technology Group, LLC (“ZTG”), a wholly owned subsidiary of ZFSG,

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
governing the sale, licensing and services related to certain technology assets developed and owned by the Company. As part of the Technology Transactions, ZTG acquired the assets for a purchase price of $13.5 million paid in the form of a promissory note (“the Promissory Note”) issued by ZFSG bearing interest at 7.42% per annum with a maturity date of December 31, 2029.
Also as part of the Technology Transactions, the Company obtained a license to continue using the assets as part of the Company’s operations at a cost of $0.8 million per annum, with the ability to non-renew the license at the end of each one-year period. The Company also agreed to provide services relating to the assets to ZTG with the actual internal and external costs incurred by the Company in performing the services to be paid by ZTG. The following amounts were recorded in the year ended December 31, 2023 related to the Technology Transactions: (a) $0 gain on the sale of the assets; (b) $1.0 million interest income on the Promissory Note (included in net investment income); (c) $0.8 million licensing fee expense (included in underwriting, acquisition and insurance expenses); and (d) $3.6 million service charges billed to ZTG (included in underwriting, acquisition and insurance expenses as an offset).The following amounts were recorded in the year ended December 31, 2024 related to the Technology Transactions: (a) $1.0 million interest income on the Promissory Note (included in net investment income); (b) $0.8 million licensing fee expense (included in underwriting, acquisition and insurance expenses); and (c) $3.7 million service charges billed to ZTG (included in underwriting, acquisition and insurance expenses as an offset).
As of both December 31, 2024 and 2023, the balance of the Promissory Note was $13.5 million, included as a note receivable from affiliate in the consolidated balance sheets. Accrued interest on the Promissory Note was $0.3 million as of both December 31, 2024 and 2023, included in investment income due and accrued in the consolidated balance sheets.
As of December 31, 2024 and 2023, the receivable from ZTG was $1.0 million and $1.3 million, respectively, and the payable to ZTG was $0.2 million as of both December 31, 2024 and 2023, included in other assets and accounts payable and accrued expenses, respectively, in the consolidated balance sheets.
Management & Cost Sharing
The Company entered into a Management & Cost Sharing Agreement effective September 30, 2023 with ZIS, a wholly owned subsidiary of ZFSG, pursuant to which, amongst other things, ZIS may provide certain Services (as defined therein) to the Company and its affiliates. During 2024, certain corporate and shared service functions were provided by ZIS and Zimmer Partners, LP, an affiliate. These expenses were allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis based on measures considered to be a reasonable reflection of the historical utilization levels of these services. For the years ended December 31, 2024 and 2023, the Company recorded $0.8 million and $0.5 million, respectively, of such allocated expense recognized in underwriting, acquisition and insurance expenses in the consolidated statements of operations.
Commencing October 1, 2024, ZIS began providing employee benefit administration services to the Company that were previously provided to the Company by a third-party vendor. As of December 31, 2024, $0.8 million was due to ZIS under this agreement, included in accounts payable and accrued expenses in the consolidated balance sheets. The Company’s expense related to such services provided by ZIS was $0.4 million for the year ended December 31, 2024, included in underwriting, acquisition and insurance expenses in the consolidated statements of operations.
As described in Note 9, the Company subleases office space to ZFSG under a sublease agreement effective July 1, 2022 with ZFSG. The base rent under the sublease is equal to that which the Company pays under the headlease, and the sublease and the headlease are coterminous.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
Payable to ZFSG
As of December 31, 2024, $0.3 million was due to ZFSG for reimbursement of professional services paid by ZFSG and is included in accounts payable and accrued expenses in the consolidated balance sheets.
CEO Compensation
As described in Note 16, as part of the compensation of the Company’s CEO and solely for the services provided by him as a CEO of the Company, ZFSG granted him share-based awards in the form of options to purchase Members’ units of the Company held by ZFSG, subject to certain vesting conditions. For the year ended December 31, 2023, the Company recorded $0.2 million of compensation expense in underwriting, acquisition and insurance expenses in the consolidated statements of operations, with a corresponding amount recorded in the consolidated statements of changes in Members’ equity and non-controlling interest for the capital contribution by ZFSG. In December 2024, this share-based award issued by ZFSG was cancelled and replaced with new CEO Options issued by the Company as described in Note 16.
Investment Management Agreement
ASIL entered into an investment management agreement effective January 1, 2024 with Zimmer Partners, LP pursuant to which ASIL appointed the Investment Manager to manage a portfolio of assets and granted the Investment Manager the full and exclusive authority and discretion to effect investment transactions through the portfolio, subject to the investment guidelines set forth in the investment management agreement. As of December 31, 2024, $0.1 million was due to Zimmer Partners, LP under this agreement, included in accounts payable and accrued expenses in the consolidated balance sheets. The Company’s expense related to services provided by Zimmer Partners LP was $0.1 million for the year ended December 31, 2024, included in other expenses in the consolidated statements of operations.
Withdrawal from the Absolute Return Utility & Infrastructure Fund
On December 31, 2024, the Company submitted a withdrawal request of $16.9 million from the Absolute Return Utility & Infrastructure Fund. This receivable is included in other assets in the consolidated balance sheets. $6.9 million of the withdrawal was made by the Utility General Partner and the payable to the Utility General Partner for this amount as of December 31, 2024 is included in accounts payable and accrued expenses in the consolidated balance sheets.
Consulting Agreements
In January 2023, ZFSG entered into a consulting agreement with the Company’s Chief Underwriting Officer (“CUO”), under which the CUO agreed to provide consulting services to ZFSG for matters unrelated to the Company. The agreement commenced on January 1, 2023, and remained in effect through December 31, 2023. ZFSG paid the CUO $0.5 million as compensation. The terms of the consulting agreement did not affect the CUO’s compensation as the Company’s CUO and any fees paid for consulting services were separate from his standard compensation.
Capital Transactions
Capital transactions with ZFSG during the years ended December 31, 2024 and 2023 are described in Note 15.
During the years ended December 31, 2024 and 2023, the Utility General Partner withdrew $6.9 million and $3.1 million, respectively, from its capital account in the Utility Limited Partnership, which is presented as a distribution for the non-controlling interest in the consolidated statements of changes in members’ equity and non-controlling interest.

Ategrity Specialty Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements
24. Subsequent Events
In January 2025, the Company issued 21,436,227 additional units of Members’ equity to ZFSG, in exchange for U.S. Treasury bills of $20.0 million.
On January 1, 2025, the Company entered into a Limited Partnership Agreement with the ZP MidCap Fund, L.P. (“MidCap Limited Partnership”) with an initial investment of $10 million. The MidCap Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the MidCap Limited Partnership invests substantially all of its assets in the Absolute Return ZP Master MidCap Fund, Ltd.
On March 31, 2025, the Company redeemed $94 million from the Utility Limited Partnership and entered into: (a) a Loan Agreement effective April 1, 2025 (the “ZIS Loan”) with ZIS, as the borrower; and (b) a Guarantee and Pledge Agreement with ZFSG. The ZIS Loan provides for a fixed interest rate of 5.5%, payable annually in cash. The purpose of the Company’s entry into the ZIS Loan is to replace the variable income from the Utility Limited Partnership with fixed income in the form of the ZIS Loan.
On March 31, 2025, ZFSG paid us an advisory fee equal to $940,000 pursuant to an advisory fee letter between ZFSG and Ategrity Specialty Holdings LLC relating to certain advisory services provided to ZFSG by Ategrity Specialty Holdings LLC.
The Company entered into a transaction with ZTG, effective April 1, 2025, to acquire certain technology assets developed by or on behalf of ZTG for the Company after the date of the Technology Transactions, including the rights to the AtegrityOne software, for the purchase price of $3.2 million.
On April 2, 2025 (the “Grant Date”), the Chief Financial Officer of ZFSG (the “ZFSG CFO”) who is also a director nominee of the Company, was granted a cash-settled unit appreciation right award by ZFSG relating to 500,000 of the Company’s Member Units, which represents the right to a cash payment equal to the increase in the value of a Member Unit over the base price of $1.00 per unit on the fifth anniversary of the Grant Date, subject to the ZFSG CFO’s continued employment at ZFSG or its affiliates through such date.
On May 16, 2025, ZFSG entered into a consulting agreement with the Company’s CEO, under which the CEO agreed to provide consulting services to a subsidiary of ZFSG for matters unrelated to the Company. Pursuant to the consulting agreement, ZFSG will pay the CEO a total of $1.0 million as compensation. The terms of the consulting agreement did not affect the CEO’s compensation as the Company’s CEO and any fees paid for consulting services were separate from his standard compensation.
During the second quarter of 2025, ZFSG made a cash contribution of $2.7 million and received 2,741,200 of Member Units in connection with the repurchase of 2,741,200 units from certain unitholders for an aggregate purchase price of $2.7 million.
The Company has evaluated subsequent events through June 3, 2025, the date the consolidated financial statements were available to be issued. Other than the events described above, no subsequent events are known.

Ategrity Specialty Holdings LLC and Subsidiaries
Supplemental schedules
Schedule I—Summary of Investments—Other than Investment in
Related Parties as Restated (See Footnote 1)
(in thousands)	Cost	Fair Value (if applicable)	Amount on Balance Sheet
December 31, 2024
Fixed maturity securities, available-for-sale:
U.S. Treasury securities and obligations guaranteed by the U.S. Government	$84,456	$84,195	$84,195
Corporate	349,693	353,805	353,805
Commercial and residential mortgage-back and other asset-backed	816	752	752
Total fixed maturity securities, available-for-sale	434,965	438,752	438,752
Short-term investments	52,612	52,612	52,612
Total investments	$487,577	$491,364	$491,364

(in thousands)	Cost	Fair Value (if applicable)	Amount on Balance Sheet
December 31, 2023
Fixed maturity securities, available-for-sale:
Corporate	$68,583	$66,985	$66,985
Municipal taxable	12,331	11,294	11,294
Commercial mortgage and asset-backed	22,875	19,921	19,921
Total fixed maturity securities, available-for-sale	103,789	98,200	98,200
Equity securities:
Preferred stocks	1,000	1,000	1,000
Total equity securities	1,000	1,000	1,000
Total investments	$104,789	$99,200	$99,200

1. Restatement of Schedule I
Omission of short-term investments
The Company restated Supplemental Schedule I as of December 31, 2024 to include short-term investments which were previously omitted. The Company assessed the materiality of this error in accordance with ASC Topic 250, Accounting Changes and Error Corrections, and determined that the error is material.

Ategrity Specialty Holdings LLC and Subsidiaries
Supplemental schedules
Schedule II—Condensed Financial Information of Registrant
Balance Sheet (Parent Company) as Restated (See Footnote 1)
	As of December 31,
(in thousands)	2024	2023
Assets
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost: 2024–$24,350, 2023–$23,182)	$25,052	$23,835
Equity securities, at fair value (cost: 2024–$0, 2023–$1,000)	—	1,000
Investment in Utility Limited Partnership, at fair value (cost: 2024–$21,168, 2023–$48,045)	21,168	48,045
Investment in subsidiaries	351,723	228,516
Total investment	397,943	301,396
Cash and cash equivalents	1,041	32,213
Investment income due and accrued	372	19
Receivable from affiliates	2,087	1,740
Other assets	3,504	371
Total assets	$404,947	$335,739
Liabilities and members’ equity
Liabilities:
Securities sold, not yet purchased, at fair value (cost: 2024–$0, 2023–$12,379)	—	12,130
Due to broker	946	—
Accounts payable and accrued expenses	2,847	503
Income tax payable	2,441	1,137
Deferred income tax liability, net	406	272
Total liabilities	6,640	14,042
Members’ equity:
Members’ equity	360,741	338,634
Retained earnings (deficit)	34,569	(12,521)
Accumulated other comprehensive income (loss)	2,997	(4,416)
Total members’ equity	398,307	321,697
Total liabilities and members’ equity	$404,947	$335,739

Ategrity Specialty Holdings LLC and Subsidiaries
Supplemental schedules
Schedule II—Condensed Financial Information of Registrant
Statement of Operations and Comprehensive Income (Parent
Company) as Restated (See Footnote 1)
	For the Years Ended December 31,
(in thousands)	2024	2023
Revenues:
Net Investment Income	$3,213	$908
Net realized and unrealized gains (losses) on investments	6,403	(100)
Total Revenues	9,616	808
Expenses
Compensation and benefits	935	747
Interest expense	(40)	—
Other expenses	50	—
Total expenses	945	747
Income before income taxes	8,671	61
Income tax expense (benefit)	1,780	(29)
Net income before equity in net income of subsidiaries	6,891	90
Equity in undistributed earnings of subsidiaries	40,199	9,958
Net income	47,090	10,048
Other comprehensive income:
Net unrealized gains on securities available for sale	39	895
Equity in other comprehensive income of subsidiaries	7,374	2,351
Total comprehensive income	$54,503	$13,294

Ategrity Specialty Holdings LLC and Subsidiaries
Supplemental schedules
Schedule II—Condensed Financial Information of Registrant
Statement of Cash Flows (Parent Company) as Restated
(See Footnote 1)
	For the Years Ended December 31,
(in thousands)	2024	2023
OPERATING ACTIVITIES
Net income	$47,090	10,048
Adjustments to reconcile net income to net cash provided by operating activities:
Realized and unrealized gains (losses) on investments	(5,850)	—
Amortization of premium on fixed maturity securities, available-for-sale	(38)	—
Net investment income (loss)	(1,299)	469
Net realized gain and unrealized appreciation on securities sold, not yet purchased	(379)	(155)
Depreciation and amortization	(2)	—
Share-based compensation	—	244
Equity in undistributed earnings of subsidiaries	(40,199)	(9,958)
Change in operating assets and liabilities:
Deferred income taxes	123	(412)
Investment income due and accrued	(304)	121
Other assets	(3,503)	—
Receivables from affiliates	(347)	260
Accounts payable and accrued expenses	2,345	503
Income tax payable	1,304	123
Net cash (used in) provided by operating activities	(1,059)	1,243
INVESTING ACTIVITIES
Purchase of fixed maturity securities, available-for-sale	(230)	(136,964)
Proceeds from sale of fixed maturity securities, available-for-sale	12,071	122,769
Sale of equity securities	—	(1,000)
Change in Treasury bills, net	(39,199)	—
Change in short-term investments, net	(3,467)	—
Purchases to cover securities sold, not yet purchased	1,210	(56,974)
Proceeds from sale of securities sold, not yet purchased	(348)	67,703
Purchase of investment in subsidiaries	(31,928)	(15,000)
Redemptions of investment in the Utility Limited Partnership	31,778	15,000
Net cash used in investing activities	(30,113)	(4,466)
FINANCING ACTIVITIES
Issuance of member units	—	35,000
Net cash provided by financing activities	—	35,000
Net change in cash and cash equivalents	(31,172)	31,777
Cash and cash equivalents, at beginning of period	32,213	436
Cash and cash equivalents, at end of period	$1,041	$32,213
Supplementary cash flow information:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
Supplementary non-cash investing and financing activities:
Member units issued	$20,100	$—

Ategrity Specialty Holdings LLC and Subsidiaries
Supplemental schedules
1. Restatement of Schedule II
Inaccurate disclosures within Supplemental Schedule II—Condensed Financial Information of Registrant
The Company restated the Parent Company only financial statements as of and for the years ended December 31, 2024 and 2023 because of errors identified in the amounts previously reported. Specifically, the income statement did not include the Parent Company’s interest in the undistributed earnings of its subsidiaries and misstated the equity in the undistributed earnings in other comprehensive income of its subsidiary. These errors also impacted the consolidated balance sheet and the statements of cash flows. The effects of the adjustments discussed above are as shown in the tables below:
Balance Sheet (Parent Company)
	As of December 31, 2024
(in thousands)	As Previously Reported	Restatement Adjustment	As Restated
Assets
Investments:
Investment in subsidiaries	$351,613	$110	$351,723
Total investments	397,833	110	397,943
Total assets	$404,837	$110	$404,947
Liabilities and members’ equity
Total liabilities	6,640	—	6,640
Members’ equity:
Members’ equity	360,741	—	360,741
Retained earnings	12,971	21,598	34,569
Accumulated other comprehensive income	24,485	(21,488)	2,997
Total members’ equity	398,197	110	398,307
Total liabilities and members’ equity	$404,837	$110	$404,947

	As of December 31, 2023
(in thousands)	As Previously Reported	Restatement Adjustment	As Restated
Assets
Investments:
Investment in subsidiaries	$228,296	$220	$228,516
Total investments	301,176	220	301,396
Total assets	$335,519	$220	$335,739
Liabilities and members’ equity
Liabilities:
Total liabilities	14,042	—	14,042
Members’ equity:
Members’ equity	338,635	(1)	338,634
Retained earnings (deficit)	6,080	(18,601)	(12,521)
Accumulated other comprehensive loss	(23,238)	18,822	(4,416)
Total members’ equity	321,477	220	321,697
Total liabilities and members’ equity	$335,519	$220	$335,739

Ategrity Specialty Holdings LLC and Subsidiaries
Supplemental schedules
Statement of Operations and Comprehensive Income (Parent Company)
	For the Year Ended December 31, 2024
(in thousands)	As Previously Reported	Restatement Adjustment	As Restated
Income before income taxes	$8,671	$—	$8,671
Income tax expense	1,780	—	1,780
Net income before equity in net income of subsidiaries	6,891	—	6,891
Equity in undistributed earnings of subsidiaries	—	40,199	40,199
Net income	6,891	40,199	47,090
Other comprehensive income:
Net unrealized (losses) gains on fixed maturity securities available-for-sale	(1,019)	1,058	39
Equity in other comprehensive income (loss) of subsidiaries	8,869	(1,495)	7,374
Total comprehensive income	$14,741	$39,762	$54,503

	For the Year Ended December 31, 2023
(in thousands)	As Previously Reported	Restatement Adjustment	As Restated
Income before income taxes	$61	$—	$61
Income tax expense	(29)	—	(29)
Net income before equity in net income of subsidiaries	90	—	90
Equity in undistributed earnings of subsidiaries	—	9,958	9,958
Net income	90	9,958	10,048
Other comprehensive income:
Net unrealized gains on fixed maturity securities available-for-sale	895	—	895
Equity in other comprehensive income (loss) of subsidiaries	12,089	(9,738)	2,351
Total comprehensive income	$13,074	$220	$13,294

Ategrity Specialty Holdings LLC and Subsidiaries
Supplemental schedules
Statement of Cash Flows (Parent Company)
	For the Year Ended December 31, 2024
(in thousands)	As Previously Reported	Restatement Adjustment	As Restated
OPERATING ACTIVITIES
Net income	$6,891	$40,199	$47,090
Adjustments to reconcilie net income to net cash provided by operating activities:
Unrealized gains (losses) on investments in subsidiaries	(949)	949	—
Unrealized gains (losses) on investments	—	(5,850)	(5,850)
Net investment income	—	(1,299)	(1,299)
Net unrealized gains on investment in Utility Limited Partnership	(6,200)	6,200	—
Equity in undistributed earnings of subsidiaries	—	(40,199)	(40,199)
Net cash used in operating activities	(1,059)	—	(1,059)
Net change in cash and cash equivalents	(31,172)	—	(31,172)
Cash and cash equivalents, at beginning of period	32,213	—	32,213
Cash and cash equivalents, at end of period	$1,041	$—	$1,041

	For the Year Ended December 31, 2023
(in thousands)	As Previously Reported	Restatement Adjustment	As Restated
OPERATING ACTIVITIES
Net income	$90	$9,958	$10,048
Adjustments to reconcilie net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	—	(9,958)	(9,958)
Net cash provided by (used in) operating activities	1,243	—	1,243
Net change in cash and cash equivalents	31,777	—	31,777
Cash and cash equivalents, at beginning of period	436	—	436
Cash and cash equivalents, at end of period	$32,213	$—	$32,213

Ategrity Specialty Holdings LLC and Subsidiaries
Supplemental schedules
Schedule V—Valuation and Qualifying Accounts
(in thousands)	Valuation Allowance for Deferred Tax Assets	Allowance for Uncollectible Reinsurance Recoverable	Allowance for Uncollectible Premium Receivable
Balance at January 1, 2023	$—	$—	$—
Charged to costs and expenses	—	—	2,953
Balance at December 31, 2023	$—	$—	$2,953
Charged to costs and expenses	—	—	2,954
Balance at December 31, 2024	$—	$—	$5,907

Ategrity Specialty Holdings LLC and Subsidiaries
Supplemental schedules
Schedule VI—Insurance Operations
	As of and For the Years Ended December 31,
(in thousands)	2024	2023
Deferred policy acquisition costs, net of ceding commissions(1)	21,552	23,245
Reserves for unpaid losses and loss adjustment expenses	403,576	320,936
Unearned premiums	212,828	173,905
Net earned premium(1)	290,635	231,464
Net investment income	24,046	11,366
Loss and loss adjustment expenses(1)	175,234	154,107
Loss and loss adjustment expenses prior year(1)	5,418	17,238
Amortization of policy acquisition costs(1)	49,746	44,065
Paid claims and claim adjustment expenses(1)	113,356	111,972
Net premiums written(1)	299,206	268,216
Ceded unearned premium	68,205	37,852
Deferred ceding commission	15,258	6,030
(1) Amount is presented net of reinsurance

6,666,667 shares
Common stock
Preliminary prospectus
J.P. Morgan		Barclays
Citigroup	TD Securities	Wells Fargo Securities
Until            , 2025 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
Information not required in prospectus
Item 13.   Other expenses of issuance and distribution
The following table sets forth expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the stock exchange listing fee.
Securities and Exchange Commission registration fee	$18,780
Financial Industry Regulatory Authority, Inc. (FINRA) filing fee	18,900
Stock exchange listing fee	325,000
Printing and engraving expenses	310,000
Legal fees and expenses	2,850,000
Accounting fees and expenses	3,300,000
Miscellaneous expenses	4,000
Total	$6,826,680

Item 14.   Indemnification of directors and officers
Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption of Nevada’s “business judgment rule” (as codified in NRS 78.138(3)) has been rebutted and it is proven that: (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our articles of incorporation will provide for the exculpation of our directors and officer to the fullest extent under the NRS.
NRS 78.7502 permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise (including as a manager of a limited liability company), for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to NRS 78.7502 may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Any discretionary indemnification pursuant to the statutory mechanism provided under NRS 78.7502, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the NRS, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
NRS 78.751 further provides that indemnification pursuant to the statutory mechanism provided under NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under our articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud, or violation was material to the cause of action. Pursuant to NRS 78.751(5), a right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.
Our bylaws will provide that we must indemnify our directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request to the fullest extent permitted by law. We will also be expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and carry directors’ and officers’ insurance providing for indemnification of its directors and officers for some liabilities.
We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act, and the Exchange Act. We pay the entire premium of this policy.
We intend to enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by the NRS (including NRS 78.751(3)) and which allow for certain additional procedural protections.
These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 15.   Recent sales of unregistered securities
The following sets forth information regarding all unregistered securities sold by us since January 1, 2022 presented prior to giving effect to the Corporate Conversion:
Unit issuances
In September 2022, ZFSG made a non-cash contribution to us of $75.0 million in the form of an in-kind contribution of an interest in the Utility Limited Partnership and received 95,724,314 of our units for such contribution.
In October 2023, ZFSG made a cash contribution of $35.0 million to us and received 44,164,038 of our units for such contribution.
In October 2024, ZFSG made an in-kind contribution of $22.2 million in principal amount of U.S. Treasury Notes with a fair market value of $20.1 million to us and received (i) 23,022,550 of our units, (ii) 11,511,275 warrants to purchase our units with an exercise price of $3.00, and (iii) 4,000,000 warrants to purchase our units with an exercise price of $2.00 for such contribution.

In January 2025, ZFSG made an in-kind contribution of $20.0 million in principal amount of U.S. Treasury Notes with a fair market value of $20.0 million to us and received 21,436,227 of our units.
On April 9, 2025, ZFSG made a cash contribution of $0.7 million and received 699,900 of our units.
On May 29, 2025, ZFSG made a cash contribution of $2.0 million and received 2,041,300 of our units.
Equity plan-related issuances
From January 1, 2022 through the date of this registration statement, we granted to our employees, officers, directors, and consultants options to purchase an aggregate of 46,004,382 units at per unit exercise prices of $0.88, $1.00, $2.00, and $3.00. From January 1, 2022 through the date of this registration statement, we issued no units pursuant to the exercise of options by our employees, officers, directors, and consultants.
The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rule 506, Rule 701, or Regulation S promulgated thereunder. The securities were issued directly by us and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.
None of the transactions set forth in Item 15 involved any underwriters, underwriting discounts or commissions, or any public offering. All recipients had adequate access, through their relationships with us, to information about us.
Item 16.   Exhibits and financial statement schedules
Exhibits
See the Exhibits index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.
Financial statement schedules
See the financial statement schedules listed in the Index to the Consolidated Financial Statements, which are incorporated by reference as if fully set forth herein.
Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(1)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(2)   The undersigned registrant hereby undertakes that:

(A)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(B)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit index
Exhibit number	Description
1.1*	Form of Underwriting Agreement.
3.1*	Form of Articles of Incorporation of Ategrity Specialty Insurance Company Holdings, to be effective upon the consummation of this offering.
3.2*	Form of Bylaws of Ategrity Specialty Insurance Company Holdings, to be effective upon the consummation of this offering.
5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP
10.1*§	Form of Stockholders’ Agreement, to be effective following the pricing of this offering.
10.2*§	Form of Warrant Certificate.
10.3*#	2019 Equity Incentive Plan, effective as of February 5, 2019 and amended as of January 1, 2024 and as further amended on December 8, 2024.
10.4#	Ategrity Specialty Insurance Company Holdings 2025 Incentive Award Plan and forms of award agreements thereunder.
10.5*#	Non-Employee Director Compensation Policy of the Company, to be effective upon the consummation of this offering.
10.6*§	Form of Indemnification Agreement between Ategrity Specialty Insurance Company Holdings and each of its directors and executive officers
10.7+	Form of Shared Services Agreement, by and between Ategrity Specialty Holdings LLC and Zimmer Financial Services Group LLC, to be effective prior to this offering.
10.8*	Management & Cost Sharing Agreement, effective as of September 30, 2023 by and between Ategrity Specialty Insurance Company and Zimmer Insurance Services, LLC.
10.9*+	Sublease Agreement, dated as of September 30, 2022, by and between Ategrity Specialty Insurance Company and Zimmer Financial Services Group LLC.
10.10*	Tax Allocation Agreement, dated as of April 1, 2018, by and among Ategrity Specialty Holdings LLC, Ategrity Specialty Insurance Company, Ategrity Specialty Insurance Limited and Zimmer Financial Services Group LLC.
10.11*	Technology Transactions Agreement, effective as of January 1, 2023, by and between Ategrity Specialty Insurance Company and Zimmer Technology Group, LLC.
10.12*	Amended and Restated Limited Partnership Agreement, dated as of April 1, 2018, by and among ZP Utility Insurance Fund, L.P., ZP Utility Insurance GP, LLC, as general partner, and Ategrity Specialty Insurance Company and Ategrity Specialty Insurance Limited, as limited partners.
10.13*+	Amended and Restated Investment Management Agreement, dated as of October 1, 2024, by and between Ategrity Specialty Insurance Limited and Zimmer Partners, LP.
10.14*+	Amended and Restated Investment Management Agreement, dated as of October 1, 2024, by and between Ategrity Specialty Holdings LLC and Zimmer Partners, LP.
10.15*+	Investment Management Agreement, dated as of December 1, 2024, by and between Ategrity Specialty Insurance Limited and Zimmer Partners, LP.
10.16*§	Promissory Note, dated as of January 1, 2023, by and between Zimmer Financial Services Group, LLC and Ategrity Specialty Insurance Company.
10.17*§	Second Amended and Restated Employment Agreement, dated as of March 21, 2025, by and between Ategrity Specialty Holdings LLC and Chris Schenk.
10.18*§	Employment Agreement, dated as of August 13, 2024, by and between Ategrity Specialty Holdings LLC and Neelam Patel.
10.19*	Form of Employment Agreement, by and between Ategrity Specialty Holdings LLC and Justin Cohen, to be effective upon consummation of this offering.
10.20*+§	Amended and Restated Loan Agreement, dated April 5, 2025, among ZIS, Ategrity Specialty Holdings LLC, and Ategrity Ltd.

Exhibit number	Description
10.21*	Guaranty and Pledge Agreement, dated as of March 31, 2025, between ZFSG, and Ategrity Ltd.
21.1*	List of subsidiaries of Ategrity Specialty Insurance Company Holdings
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to initial filing of registration statement)
99.1*	Consent of Director Nominee (William Mercer)
99.2*	Consent of Director Nominee (Robert C. Merton)
99.3*	Consent of Director Nominee (Mitchell Pressman)
99.4*	Consent of Director Nominee (John (Jack) L. Sennott, Jr.)
107.1	Filing Fee Table

*
Filed previously

**
To be filed by amendment

# Compensatory plan or arrangement
+
Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the SEC upon request.

§
Certain portions of this exhibit (indicated by “[***]”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York, this 3rd day of June, 2025.
ATEGRITY SPECIALTY HOLDINGS LLC
By:
/s/ Justin Cohen

Name:
Justin Cohen

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Justin Cohen Justin Cohen	Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2025
/s/ Neelam Patel Neelam Patel	Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2025
* Stuart J. Zimmer	Director, Chair	June 3, 2025
* Tom Hulst	Director	June 3, 2025
*By: /s/ Justin Cohen Attorney-in-fact